Filed Pursuant to Rule 424(b)(3)
Registration No. 333-225845

PROPOSED MERGER AND SHARE ISSUANCE—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On April 30, 2018, Allegiance Bancshares, Inc., a Texas corporation (which we refer to as “Allegiance”), and Post Oak Bancshares, Inc., a Texas corporation (which we refer to as “Post Oak”), entered into an Agreement and Plan of Reorganization (which we refer to as the “merger agreement”) that provides for the acquisition of Post Oak by Allegiance. Subject to the terms and conditions of the merger agreement, Post Oak will merge with and into Allegiance, with Allegiance continuing as the surviving corporation (which we refer to as the “merger”).

At the effective time of the merger, each outstanding share of the common stock, par value $0.01 per share, of Post Oak (which we refer to as “Post Oak common stock”), other than shares of Post Oak common stock held by Post Oak and Allegiance and any dissenting shareholder (as defined in this joint proxy statement/prospectus), will be converted into the right to receive 0.7017 of a share (such number being referred to as the “exchange ratio”) of the common stock, par value $1.00 per share, of Allegiance (which we refer to as the “Allegiance common stock”), together with cash in lieu of a fractional share, subject to adjustment if Post Oak’s tangible common equity is less than the minimum equity required by the merger agreement prior to the closing of the merger. More specifically, the merger consideration that Post Oak shareholders would be entitled to receive in the merger will be reduced on a dollar-for-dollar basis (using the volume-weighted average price of Allegiance common stock on the NASDAQ Stock Market, Inc. Global Market System (which we refer to as “NASDAQ”), for the twenty trading-day period ending on and including the fifth trading day before the day of completion of the merger (which we refer to as the “average closing price”) to determine the number of shares to be subtracted from the aggregate merger consideration) to the extent by which Post Oak’s tangible common equity, as defined in the merger agreement, is less than the minimum equity required by the merger agreement. The minimum equity required by the merger agreement is set at approximately $154.3 million if closing were to occur on the last business day of October 2018, and increases by $1.8 million for each month after October (and decreases by $1.8 million for each month prior to October). As of the date of this joint proxy statement/prospectus, Post Oak estimates that, assuming closing occurs on the last business day of October 2018, the Post Oak tangible common equity as of the closing of the merger will be $154.3 million or greater, resulting in no downward adjustment to the aggregate merger consideration with respect to the Post Oak tangible common equity.

In addition, if the average closing price of Allegiance common stock is less than $32.52 per share and Allegiance common stock underperforms a selected index of public Texas community bank stocks by more than 20.0%, Post Oak has the right to terminate the merger agreement. Allegiance has the discretion, but not the obligation, to increase the merger consideration by increasing the number of shares of Allegiance common stock in the aggregate merger consideration such that the value of the aggregate merger consideration is equal to at least $278,564,572 (valuing the aggregate stock consideration based on the average closing price in accordance with the merger agreement).

Consequently, you will not know the exact per share merger consideration to be paid to Post Oak shareholders as a result of the merger when you vote at your company’s special meeting. Assuming no downward adjustment to the aggregate merger consideration, for each share of Post Oak common stock you own, you will be entitled to receive 0.7017 of a share of Allegiance common stock, plus cash in lieu of a fractional share. In this joint proxy statement/prospectus, we refer to the number of shares of Allegiance common stock that a Post Oak shareholder will receive in the merger, together with cash in lieu of a fractional share, as the “merger consideration.”

Allegiance common stock is listed on NASDAQ under the symbol “ABTX.” Based on the following closing prices of Allegiance common stock on NASDAQ: (i) $40.80 on April 27, 2018, the last trading day before public announcement of the merger agreement and (ii) $44.85 on August 1, 2018, the latest practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the per share merger consideration would be approximately $28.63 and $31.47, respectively, and the implied value of the total merger consideration would be approximately $349.9 million and $385.7 million, respectively. Each of the foregoing examples in the preceding sentence assumes there is no adjustment to the merger consideration.

Neither Allegiance nor Post Oak expects the magnitude of any downward adjustment of the aggregate merger consideration to cause Post Oak to re-solicit proxies from its shareholders.

We urge you to obtain current market quotations for Allegiance common stock. There are no current market quotations for Post Oak common stock because Post Oak is a privately-owned corporation and its common stock is not traded on any established public trading market.

Allegiance will hold a special meeting of its shareholders in connection with the merger. At the Allegiance special meeting, the holders of Allegiance common stock (which we refer to as the “Allegiance shareholders”) will be asked to vote (i) to adopt the merger agreement and approve the merger (which we refer to as the “Allegiance Merger Proposal”), (ii) to approve the issuance of the Allegiance common stock in connection with the merger (which we refer to as the “Allegiance Stock Issuance Proposal”), (iii) to approve an amendment to the Amended and Restated Certificate of Formation of Allegiance to increase the amount of authorized capital stock of Allegiance from 41,000,000 shares to 81,000,000 shares (which we refer to as the “Allegiance Charter Amendment Proposal”) and (iv) to approve the adjournment of the Allegiance special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Allegiance Merger Proposal and the Allegiance Stock Issuance Proposal (which we refer to as the “Allegiance Adjournment Proposal”). Adoption of each of the Allegiance Merger Proposal and the Allegiance Charter Amendment Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Allegiance common stock. Adoption of each of the Allegiance Stock Issuance Proposal and the Allegiance Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Allegiance shareholders at the Allegiance special meeting, in person or by proxy, and entitled to vote as of the Allegiance record date.

Post Oak will hold a special meeting of its shareholders in connection with the merger. Post Oak shareholders will be asked to vote (i) to adopt the merger agreement and approve the merger (which we refer to as the “Post Oak Merger Proposal”) and (ii) to approve the adjournment of the Post Oak special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Post Oak Merger Proposal (which we refer to as the “Post Oak Adjournment Proposal”). Adoption of the Post Oak Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Post Oak common stock. Adoption of the Post Oak Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Post Oak shareholders on such proposal at the Post Oak special meeting, in person or by proxy, and entitled to vote as of the Post Oak record date.

Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend your company’s special meeting, please take time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at your company’s special meeting.

The Allegiance special meeting will be held on September 14, 2018 at The Houstonian Hotel at 111 North Post Oak Lane, Houston, Texas 77024, at 1:00 p.m. local time. The Post Oak special meeting will be held on September 13, 2018 at the corporate office of Post Oak at 2000 West Loop South, Suite 100, Houston, Texas 77027, at 10:30 a.m. local time.

Allegiance’s board of directors unanimously recommends that the Allegiance shareholders vote “FOR” the adoption of the Allegiance Merger Proposal, the Allegiance Stock Issuance Proposal, the Allegiance Charter Amendment Proposal and the Allegiance Adjournment Proposal.

Post Oak’s board of directors unanimously recommends that Post Oak shareholders vote “FOR” the adoption of the Post Oak Merger Proposal and the Post Oak Adjournment Proposal.

This joint proxy statement/prospectus describes the Allegiance special meeting, the Post Oak special meeting, the merger, the issuance of the Allegiance common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 38, for a discussion of the risks relating to the merger. You also can obtain information about Allegiance from documents that it has filed with the Securities and Exchange Commission.

George Martinez Chairman and Chief Executive Officer Allegiance Bancshares, Inc. Telephone: (281) 894-3200	Roland L. Williams President, Chairman and Chief Executive Officer Post Oak Bancshares, Inc. Telephone: (713) 493-3900

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Allegiance or Post Oak, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is August 2, 2018, and it is first being mailed or otherwise delivered to the shareholders of Allegiance and Post Oak on or about August 6, 2018.

2000 West Loop South, Suite 100

Houston, Texas 77027

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Post Oak Bancshares, Inc.:

Notice is hereby given that Post Oak Bancshares, Inc. (“Post Oak”) will hold a special meeting of its shareholders on September 13, 2018 at 10:30 a.m., local time, at the corporate office of Post Oak at 2000 West Loop South, Suite 100, Houston, Texas 77027 to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Reorganization (the “merger agreement”), by and between Allegiance Bancshares, Inc. (“Allegiance”) and Post Oak, and approve the merger, each as more fully described in the accompanying joint proxy statement/prospectus (the “Post Oak Merger Proposal”); and

•	a proposal to adjourn the Post Oak special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Post Oak Merger Proposal (the “Post Oak Adjournment Proposal”).

The proposals are described in the accompanying joint proxy statement/prospectus. Post Oak has fixed the close of business on August 1, 2018 as the record date for the Post Oak special meeting (the “Post Oak record date”). Only Post Oak shareholders of record as of the Post Oak record date are entitled to notice of, and to vote at, the Post Oak special meeting, or any adjournment or postponement of the Post Oak special meeting. Approval of the Post Oak Merger Proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of Post Oak common stock. The Post Oak Adjournment Proposal will be approved if a majority of the votes cast on such proposal at the Post Oak special meeting, in person or by proxy, are voted in favor of such proposal.

Post Oak shareholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Post Oak common stock under applicable provisions of the Texas Business Organizations Code (the “TBOC”). In order for such Post Oak shareholder to perfect such Post Oak shareholder’s right to dissent, such Post Oak shareholder must carefully follow the procedure set forth in the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Annex F to the joint proxy statement/prospectus and a summary of the provisions can be found under the section of the joint proxy statement/prospectus entitled “The Merger-Dissenters’ Rights of Post Oak Shareholders.”

Post Oak’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Post Oak and its shareholders, and unanimously recommends that Post Oak shareholders vote “FOR” the Post Oak Merger Proposal and “FOR” the Post Oak Adjournment Proposal.

Your vote is very important. Allegiance and Post Oak cannot complete the merger unless Post Oak’s shareholders adopt the merger agreement and approve the merger. Regardless of whether you plan to attend the Post Oak special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Post Oak, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the bank or broker, as the record holder.

This joint proxy statement/prospectus provides a detailed description of the Post Oak special meeting, the Post Oak Merger Proposal, the documents related to the merger and other related matters. Post Oak urges you to read the joint proxy statement/prospectus, including any documents it refers you to, and its annexes carefully and in their entirety. We look forward to seeing and visiting with you at the Post Oak special meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Roland L. Williams

President, Chairman and Chief Executive Officer

ADDITIONAL INFORMATION

This joint proxy statement/prospectus references important business and financial information about Allegiance and Post Oak from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov, for documents regarding Allegiance, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Allegiance or Post Oak:

Allegiance Bancshares, Inc. 8847 West Sam Houston Parkway, N., Suite 200 Houston, Texas 77040 Attention: George Martinez Telephone: (281) 894-3200	Post Oak Bancshares, Inc. 2000 West Loop S, Suite 100 Houston, Texas 77027 Attention: Roland L. Williams Telephone: (713) 439-3900

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the meetings, you must make your request no later than five business days before the date of your meeting. This means that Allegiance shareholders requesting documents must do so by September 7, 2018, in order to receive them before the Allegiance special meeting, and Post Oak shareholders requesting documents must do so by September 6, 2018, in order to receive them before the Post Oak special meeting.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (which we refer to as the “SEC”) by Allegiance (File No. 333-225845), constitutes a prospectus of Allegiance under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of Allegiance common stock to be issued to Post Oak shareholders pursuant to the terms of the merger agreement. This document also constitutes a joint proxy statement for both Allegiance and Post Oak under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). It also constitutes a notice of special meeting with respect to each of the Allegiance special meeting and the Post Oak special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This joint proxy statement/prospectus is dated August 2, 2018, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Allegiance shareholders or Post Oak shareholders nor the issuance by Allegiance of shares of Allegiance common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Allegiance has been provided by Allegiance and information contained in this document regarding Post Oak has been provided by Post Oak.

For more details, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 152.

QUESTIONS AND ANSWERS

The following are some questions that you, as an Allegiance shareholder or a Post Oak shareholder, may have about the merger, the Allegiance special meeting and the Post Oak special meeting, as applicable, and brief answers to those questions. Allegiance and Post Oak urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Allegiance special meeting and the Post Oak special meeting or the proposals presented at those meetings, as applicable. Additional important information is also contained in the annexes to this joint proxy statement/prospectus. For details about where you can find additional important information, please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 152.

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Allegiance” refer to Allegiance Bancshares, Inc., a Texas corporation, and its affiliates, including Allegiance Bank, a Texas state bank and a wholly-owned subsidiary of Allegiance (which we refer to as “Allegiance Bank”). Additionally, unless the context otherwise requires, references in this joint proxy statement/prospectus to “Post Oak” refer to Post Oak Bancshares, Inc., a Texas corporation, and its affiliates, including Post Oak Bank, N.A., a national banking association and a wholly-owned subsidiary of Post Oak (which we refer to as “Post Oak Bank”).

Q:	What is the merger?

A:

Allegiance and Post Oak entered into the merger agreement on April 30, 2018. Under the merger agreement, Post Oak will merge with and into Allegiance, with Allegiance continuing as the surviving corporation (which we refer to as the “merger”). Immediately following the merger (or at such later time as Allegiance may determine), Allegiance will cause Post Oak Bank to merge with and into Allegiance Bank, with Allegiance Bank as the surviving bank (which we refer to as the “bank merger”).

A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things:

•	the holders of at least two-thirds of the outstanding shares of Allegiance common stock vote in favor of Allegiance Merger Proposal;

•	a majority of the votes cast by the Allegiance shareholders at the Allegiance special meeting, in person or by proxy, are voted in favor of the Allegiance Stock Issuance Proposal; and

•	the holders of at least two-thirds of the outstanding shares of Post Oak common stock vote in favor of the Post Oak Merger Proposal.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

Allegiance and Post Oak are delivering this document to you because it is a joint proxy statement being used by both Allegiance’s board of directors (which we refer to as the “Allegiance Board”) and Post Oak’s board of directors (which we refer to as the “Post Oak Board”) to solicit proxies of their respective shareholders entitled to vote on the matters in connection with approval of the merger and the issuance of shares of Allegiance common stock in the merger, as applicable, and related matters.

Allegiance has called a special meeting of its shareholders to consider and vote on the Allegiance Merger Proposal, the Allegiance Stock Issuance Proposal, the Allegiance Charter Amendment Proposal and other matters described herein. This document serves as the proxy statement for the Allegiance special meeting and describes the proposals to be presented at the Allegiance special meeting. This document also constitutes a notice of special meeting with respect to the Allegiance special meeting.

Post Oak has called a special meeting of its shareholders to consider the Post Oak Merger Proposal. This document serves as the proxy statement for the Post Oak special meeting and describes the proposals to be presented at the Post Oak special meeting. It also constitutes a notice of special meeting with respect to the Post Oak special meeting.

In addition, this document is a prospectus that is being delivered to Post Oak shareholders because Allegiance is offering shares of Allegiance common stock to Post Oak shareholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger, the proposals being voted on at the Allegiance and Post Oak special meetings and important information to consider in connection with an investment in Allegiance common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your company’s special meeting. Your vote is important, and Allegiance and Post Oak encourage you to submit your proxy as soon as possible.

Q:	What are the Allegiance shareholders being asked to vote on at the Allegiance special meeting?

A:	Allegiance is soliciting proxies from the Allegiance shareholders with respect to the following proposals:

•	the Allegiance Merger Proposal;

•	the Allegiance Stock Issuance Proposal;

•	the Allegiance Charter Amendment Proposal; and

•

a proposal to adjourn the Allegiance special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Allegiance Merger Proposal and the Allegiance Stock Issuance Proposal (which we refer to as the “Allegiance Adjournment Proposal”).

Completion of the merger is not conditioned upon approval of the Allegiance Charter Amendment Proposal or the Allegiance Adjournment Proposal.

Q:	What are Post Oak shareholders being asked to vote on at the Post Oak special meeting?

A:	Post Oak is soliciting proxies from its common shareholders with respect to the following proposals:

•	the Post Oak Merger Proposal; and

•

a proposal to adjourn the Post Oak special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Post Oak Merger Proposal (which we refer to as the “Post Oak Adjournment Proposal”). Completion of the merger is not conditioned upon approval of the Post Oak Adjournment Proposal.

Q:	What will Post Oak shareholders be entitled to receive in the merger?

A:

If the merger is completed, each outstanding share of Post Oak common stock (other than shares of Post Oak common stock held by Post Oak or Allegiance, and any Post Oak shareholder who has perfected such shareholder’s dissenter’s rights (which we refer to as a “dissenting shareholder”) under applicable law including the terms and provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code (which we refer to as the “TBOC”)) will be converted into the right to receive 0.7017 of a share (such number being referred to as the “exchange ratio”) of Allegiance common stock (and cash in lieu of a fractional share).

The aggregate merger consideration that Post Oak shareholders would be entitled to receive in the merger will be reduced on a dollar-for-dollar basis (using the volume-weighted average price of Allegiance common stock on the NASDAQ Stock Market, Inc. Global Market System (which we refer to as “NASDAQ”), for the twenty trading-day period ending on and including the fifth trading day before the day of completion of the merger (which we refer to as the “average closing price”) to determine the number of shares to be subtracted from the aggregate merger consideration) to the extent by which Post Oak’s tangible common equity, as defined in the merger agreement, is less than the minimum equity required by the merger agreement. The minimum equity required by the merger agreement is set at approximately $154.3 million if closing were to occur on the last business day of October 2018, and increases by $1.8 million for each month after October (and decreases by $1.8 million for each month prior to October). As of the date of this joint proxy statement/prospectus, Post Oak estimates that, assuming closing occurs on the last business day of October 2018, the Post Oak tangible common equity as of the closing of the merger will be $154.3 million or greater, resulting in no downward adjustment to the aggregate merger consideration with respect to the Post Oak tangible common equity.

For a discussion of the possible downward adjustment to the aggregate merger consideration including Post Oak’s estimates of its tangible common equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 113.

In addition, if the average closing price of Allegiance common stock is less than $32.52 per share and Allegiance common stock underperforms a selected index of public Texas community bank stocks by more than 20.0%, Post Oak has the right to terminate the merger agreement. Allegiance has the discretion, but not the obligation, to increase the merger consideration by increasing the number of shares of Allegiance common stock in the aggregate merger consideration such that the value of the aggregate merger consideration is equal to at least $278,564,572 (valuing the aggregate stock consideration based on the average closing price in accordance with the merger agreement). As a result, the number of shares of Allegiance common stock that Post Oak shareholders will receive in the merger may fluctuate with the market price of Allegiance common stock and will not be known at the time that Post Oak shareholders vote on the merger agreement.

Allegiance will not issue any fractional shares of Allegiance common stock in the merger. Post Oak shareholders who would otherwise be entitled to a fraction of a share of Allegiance common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash determined by multiplying the fractional share by the average closing price of Allegiance common stock.

As a result of the foregoing, based on the number of shares of Allegiance common stock and Post Oak common stock outstanding as of August 1, 2018, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, approximately 61.6% of outstanding Allegiance common stock following the merger will be held by shareholders who were holders of Allegiance common stock immediately prior to the effective time and approximately 38.4% of outstanding Allegiance common stock will be held by shareholders who were holders of Post Oak common stock immediately prior to the effective time.

Q:	What will Allegiance shareholders be entitled to receive in the merger?

A:

Allegiance shareholders will not be entitled to receive any merger consideration and will continue to hold the shares of Allegiance common stock that they held immediately prior to the completion of the merger. Following the merger, shares of Allegiance common stock will continue to be traded on NASDAQ under the symbol “ABTX.”

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes, the value of the aggregate merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Allegiance common stock. Any fluctuation in the market price of Allegiance common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Allegiance common stock that Post Oak shareholders will be entitled to receive. Consequently, you will not know the exact per share merger consideration to be paid to Post Oak shareholders as a result of the merger when you vote at your company’s special meeting.

The table below sets forth the implied value of the per share merger consideration based on the closing price of Allegiance common stock as quoted by NASDAQ on the specified dates:

Date	Closing Price of Allegiance Common Stock	Implied Value of Per Share Stock Consideration(1)	Aggregate Merger Consideration(1)
April 27, 2018(2)	$40.80	$28.63	$349,925,165	(3)
August 1, 2018(4)	44.85	31.47	385,653,718	(5)

(1)

Assumes there is no adjustment to the merger consideration. For a discussion of the possible adjustments to the merger consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 113.

(2)	The last trading day before public announcement of the merger agreement.
(3)

Calculated based on 11,828,154 shares of Post Oak common stock issued and outstanding as of April 27, 2018, and the issuance of 572,850 shares upon the exercise of outstanding Post Oak options with a weighted average exercise price of $8.93.

(4)	The latest practicable trading day before the date of this joint proxy statement/prospectus.
(5)

Calculated based on 11,882,629 shares of Post Oak common stock issued and outstanding as of August 1, 2018, and the issuance of 518,950 shares upon the exercise of outstanding Post Oak options with a weighted average exercise price of $8.94.

The aggregate merger consideration that Post Oak shareholders would be entitled to receive in the merger will be reduced on a dollar-for-dollar basis (using the average closing price of Allegiance common stock to determine the number of shares to be subtracted from the aggregate merger consideration) to the extent by which Post Oak’s tangible common equity, as defined in the merger agreement, is less than the minimum equity required by the merger agreement. The minimum equity required by the merger agreement is set at approximately $154.3 million if closing were to occur on the last business day of October 2018, and increases by $1.8 million for each month after October (and decreases by $1.8 million for each month prior to October). For a discussion of the possible downward adjustment to the aggregate merger consideration including Post Oak’s estimates of its tangible common equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 113.

In addition, if the average closing price of Allegiance common stock is less than $32.52 per share and Allegiance common stock underperforms the selected index by more than 20.0%, Post Oak has the right to terminate the merger agreement. Allegiance has the discretion, but not the obligation, to increase the merger consideration by increasing the number of shares of Allegiance common stock in the aggregate merger consideration such that the value of the aggregate merger consideration is equal to at least $278,564,572 (valuing the aggregate stock consideration based on the average closing price in accordance with the merger agreement). As a result, the number of shares of Allegiance common stock that Post Oak shareholders will receive in the merger may fluctuate with the market price of Allegiance common stock and will not be known at the time that Post Oak shareholders vote on the merger agreement.

Q:	How does the Allegiance Board recommend that I vote at the Allegiance special meeting?

A:

The Allegiance Board unanimously recommends that you vote “FOR” the Allegiance Merger Proposal, “FOR” the Allegiance Stock Issuance Proposal, “FOR” the Allegiance Charter Amendment Proposal and “FOR” the Allegiance Adjournment Proposal.

Q:	How does the Post Oak Board recommend that I vote at the Post Oak special meeting?

A:	The Post Oak Board unanimously recommends that you vote “FOR” the Post Oak Merger Proposal and “FOR” the Post Oak Adjournment Proposal.

Q:	When and where are the special meetings?

A:	The Allegiance special meeting will be held at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024 on September 14, 2018, at 1:00 p.m. local time.

The Post Oak special meeting will be held at the corporate office of Post Oak at 2000 West Loop South, Suite 100, Houston, Texas 77027 on September 13, 2018, at 10:30 a.m. local time.

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a shareholder of record, we request that you complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank or broker, we request that you direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:

If you are an Allegiance shareholder and if your shares of Allegiance common stock are registered directly in your name with Computershare Trust Company, N.A. (which we refer to as “Computershare”), Allegiance’s stock transfer agent, you are considered the shareholder of record with respect to those shares of Allegiance common stock. This joint proxy statement/prospectus and the Allegiance proxy card have been sent directly to you by Computershare at Allegiance’s request. On the close of business on August 1, 2018, the record date for the Allegiance special meeting, Allegiance had approximately 488 holders of record.

If you are a Post Oak shareholder and if your shares of Post Oak common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of Post Oak common stock. On the close of business on August 1, 2018, the record date for the Post Oak special meeting, Post Oak had approximately 907 holders of record.

If your shares of Allegiance common stock or Post Oak common stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This joint proxy statement/prospectus and the Allegiance proxy card or Post Oak proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions it included in the mailing or by following its instructions for voting.

Q:	If my shares of Allegiance common stock or Post Oak common stock, as applicable, are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:

No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	What is a broker non-vote?

A:

A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

If you are an Allegiance shareholder, your broker does not have discretionary authority to vote your shares with respect to the Allegiance Merger Proposal, the Allegiance Stock Issuance Proposal, the Allegiance Charter Amendment Proposal or the Allegiance Adjournment Proposal. If you wish for the vote of your shares to be counted, you must direct your broker how to vote your shares.

If you are a Post Oak shareholder, your broker does not have discretionary authority to vote your shares with respect to the Post Oak Merger Proposal or the Post Oak Adjournment Proposal. If you wish for the vote of your shares to be counted, you must direct your broker how to vote your shares.

Q:	How are broker non-votes and abstentions treated?

A:	Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Abstentions and broker non-votes by Allegiance shareholders will not have the effect of a vote against the Allegiance Stock Issuance Proposal.

Abstentions and broker non-votes will have the effect of a vote against the Allegiance Merger Proposal, the Allegiance Charter Amendment Proposal and the Post Oak Merger Proposal because Texas law requires these proposals to be approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote.

Abstentions and broker non-votes will not have the effect of a vote against the Allegiance Adjournment Proposal or the Post Oak Adjournment Proposal.

Q:	What constitutes a quorum for the Allegiance special meeting?

A:

The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Allegiance common stock entitled to be voted at the Allegiance special meeting constitutes a quorum for transacting business at the Allegiance special meeting. All shares of Allegiance common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Allegiance special meeting.

Q:	What constitutes a quorum for the Post Oak special meeting?

A:

The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Post Oak common stock entitled to be voted at the Post Oak special meeting constitutes a quorum for transacting business at the Post Oak special meeting. All shares of Post Oak common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Post Oak special meeting.

Q:	What is the vote required to approve each proposal at the Allegiance special meeting?

A:

Allegiance Merger Agreement Proposal: The affirmative vote of two-thirds of the outstanding shares of Allegiance common stock is required to approve the Allegiance Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Allegiance special meeting or fail to instruct your bank or broker how to vote with respect to the Allegiance Merger Proposal, it will have the effect of a vote AGAINST the proposal.

Allegiance Stock Issuance Proposal: The affirmative vote of a majority of the votes cast on the proposal at the Allegiance special meeting, in person or by proxy, is required to approve the Allegiance Stock Issuance Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Allegiance special meeting or fail to instruct your bank or broker how to vote with respect to the Allegiance Stock Issuance Proposal, it will have no effect on the proposal.

Allegiance Charter Amendment Proposal: The affirmative vote of two-thirds of the outstanding shares of Allegiance common stock is required to approve the Allegiance Charter Amendment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Allegiance special meeting or fail to instruct your bank or broker how to vote with respect to the Allegiance Charter Amendment Proposal, it will have the effect of a vote AGAINST the proposal.

Allegiance Adjournment Proposal: The affirmative vote of a majority of the votes cast on the proposal at the Allegiance special meeting, in person or by proxy, is required to approve the Allegiance Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Allegiance special meeting or fail to instruct your bank or broker how to vote with respect to the Allegiance Adjournment Proposal, it will have no effect on the proposal.

Q:	What is the vote required to approve each proposal at the Post Oak special meeting?

A:

Post Oak Merger Proposal: The affirmative vote of two-thirds of the outstanding shares of Post Oak common stock is required to approve the Post Oak Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Post Oak special meeting or fail to instruct your bank or broker how to vote with respect to the Post Oak Merger Proposal, it will have the effect of a vote AGAINST the proposal.

Post Oak Adjournment Proposal: The affirmative vote of a majority of the votes cast on the proposal at the Post Oak special meeting, in person or by proxy, is required to approve the Post Oak Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Post Oak special meeting or fail to instruct your bank or broker how to vote with respect to the Post Oak Adjournment Proposal, it will have no effect on the proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for Allegiance or Post Oak to obtain the necessary quorum to hold their respective special meetings and to obtain approval of the proposals to be voted upon at the special meetings. In addition, if you are a Post Oak shareholder, your failure to vote will have the effect of a vote AGAINST the Post Oak Merger Proposal, and, if you are an Allegiance shareholder, your failure to vote will have the effect of a vote AGAINST the Allegiance Merger Proposal and the Allegiance Charter Amendment Proposal. The Allegiance Board unanimously recommends that you, as an Allegiance shareholder, vote “FOR” the Allegiance Merger Proposal, “FOR” the Allegiance Stock Issuance Proposal and “FOR” the Allegiance Charter Amendment Proposal. The Post Oak Board unanimously recommends that you, as a Post Oak shareholder, vote “FOR” the Post Oak Merger Proposal.

Q:	Can I attend the special meeting?

A:

All shareholders of Allegiance and Post Oak as of the Allegiance record date and the Post Oak record date, respectively (including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record) are invited to attend their respective special meetings. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, all shareholders of Allegiance and Post Oak must bring a form of personal photo identification in order to be admitted.

Allegiance and Post Oak reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meetings is prohibited without Allegiance’s or Post Oak’s express written consent, respectively.

Q:	If I attend the special meeting, can I vote my shares in person?

Holders of record and beneficial owners of Allegiance common stock can vote in person at the Allegiance special meeting. If you are a beneficial owner of Allegiance common stock, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Allegiance special meeting.

Only Post Oak shareholders of record as of the Post Oak record date can vote in person at the Post Oak special meeting. If you are a beneficial owner of Post Oak common stock who holds shares in “street name” through a broker, bank, trustee or other nominee, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

Q:	Can I change my vote?

A:

Allegiance shareholders: Yes. If you are a holder of record of Allegiance common stock, you may change your vote or revoke any proxy at any time before the Allegiance special meeting is called to order by (i) delivering a written notice of revocation to Allegiance’s Corporate Secretary, (ii) completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that the proxy card for any such holder of common stock must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card, or (iv) attending the Allegiance special meeting in person, notifying the Corporate Secretary that you are revoking your proxy and voting by ballot at the Allegiance special meeting. Your attendance by itself at the Allegiance special meeting will not automatically revoke your proxy unless you give written notice of revocation to the Corporate Secretary of Allegiance before the Allegiance special meeting is called to order. A revocation or later-dated proxy received by Allegiance after the Allegiance special meeting is called to order will not be recognized and will not affect the vote. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040, Attention: Corporate Secretary.

If you hold your shares of Allegiance common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Post Oak shareholders: Yes. If you are a holder of record of Post Oak common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) attending and voting in person at the Post Oak special meeting; (ii) giving notice of revocation of the proxy at the Post Oak special meeting; or (iii) delivering to the Secretary of Post Oak (A) a written notice of revocation or (B) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed. Attendance at the Post Oak special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Post Oak after the vote will not be recognized and will not affect the vote. Post Oak’s Secretary’s mailing address is: 2000 West Loop South, Suite 100, Houston, Texas 77027.

If you hold your shares of Post Oak common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q:	What are the expected U.S. federal income tax consequences of the merger?

A:

The obligations of Allegiance and Post Oak to complete the merger are conditioned on, among other things, the receipt by Allegiance and Post Oak of tax opinions from Bracewell LLP (“Bracewell”) and Fenimore, Kay, Harrison & Ford, LLP (“Fenimore Kay”), respectively, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time of the merger and as set forth and referred to in such opinions, the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the merger qualifies as a reorganization under Section 368(a) of the Code, holders of Post Oak common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Post Oak common stock for shares of Allegiance common stock, except with respect to any cash received in lieu of a fractional share of Allegiance common stock. If any of the tax opinion representations and assumptions are incorrect, incomplete or false or are violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

For further information, please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 128. The U.S. federal income tax consequences described above may not apply to all holders of Post Oak common stock. Your tax consequences will depend on your individual situation. Accordingly, holders are urged to consult their own tax advisors for a full understanding of the particular tax consequences to them of the merger.

Q:	Are Post Oak shareholders entitled to dissenters’ rights?

A:

Yes, Post Oak shareholders may assert dissenters’ rights. For further information, see “The Merger—Dissenters’ Rights of Post Oak Shareholders” beginning on page 108, which discussion is qualified by the full text of the provisions of the TBOC relating to rights of dissent set forth in Annex F hereto.

Q:	If I am a Post Oak shareholder, should I send in my Post Oak stock certificates now?

A:

No. Please do not send in your Post Oak stock certificates with your proxy. After the merger, Allegiance’s exchange agent, Computershare, will send you instructions for exchanging Post Oak stock certificates for the per share merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page 115.

Q:	Whom may I contact if I cannot locate my Post Oak stock certificate(s)?

A:	If you are unable to locate your original Post Oak stock certificate(s), you should contact Renee Bourland, at (713) 439-3902 or renee.bourland@postoakbank.com.

Q:	What should I do if I receive more than one set of voting materials?

A:

Allegiance shareholders and Post Oak shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Allegiance common stock or Post Oak common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Allegiance common stock or Post Oak common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Allegiance common stock and Post Oak common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Allegiance common stock and/or Post Oak common stock that you own.

Q:	When do you expect to complete the merger?

A:

Allegiance and Post Oak currently expect to complete the merger in the fourth quarter of 2018. However, neither Allegiance nor Post Oak can assure you of when or if the merger will be completed. Before the merger is completed, Allegiance must obtain the approval of Allegiance shareholders for the Allegiance Merger Proposal and the Allegiance Stock Issuance Proposal, Post Oak must obtain the approval of Post Oak shareholders for the Post Oak Merger Proposal, necessary regulatory approvals must be obtained and certain other closing conditions must be satisfied.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Post Oak common stock will not receive any consideration for their shares in connection with the merger. Instead, Post Oak will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, Post Oak may be required to pay a termination fee to Allegiance or pay Allegiance’s merger-related expenses. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 125 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:

Allegiance shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Allegiance common stock, please contact Investor Relations at (281) 894-3200 or ir@allegiancebank.com or Shareholder Services at Computershare at (800) 962-4284.

Post Oak shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Post Oak common stock, please contact Renee Bourland, at (713) 439-3902 or renee.bourland@postoakbank.com.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. Allegiance and Post Oak urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the merger agreement is attached as Annex A. In addition, we incorporate by reference into this joint proxy statement/prospectus important business and financial information about Allegiance. See “Where You Can Find More Information” beginning on page 152. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies

Allegiance

Allegiance Bancshares, Inc. is a Texas corporation and registered bank holding company headquartered in Houston, Texas. Through its wholly-owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to Houston metropolitan area-based small to medium-sized businesses, professionals and individual customers. Allegiance believes the size, growth and increasing economic diversity of the Houston metropolitan area, when combined with its super-community banking strategy, provides it with excellent opportunities for long-term, sustainable growth. Allegiance’s super-community banking strategy is designed to foster strong customer relationships while benefitting from a platform and scale that is competitive with larger regional and national banks. Allegiance believes this strategy presents a significant market advantage when serving small to medium-sized business customers and further enables Allegiance to attract talented bankers.

Allegiance currently operates 16 full-service banking locations and one loan production office in the Houston metropolitan area. Allegiance has experienced significant growth since it began banking operations in 2007, resulting from both organic growth, including de novo branching, and two whole-bank acquisitions. As of March 31, 2018, Allegiance had total assets of $2.89 billion, total gross loans of $2.29 billion, total deposits of $2.28 billion and total shareholders’ equity of $312.0 million.

Allegiance’s stock is traded on NASDAQ under the symbol “ABTX”.

Allegiance’s principal office is located at 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040, and its telephone number at that location is (281) 894-3200. Additional information about Allegiance and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 152.

Post Oak

Formed in 2008, Post Oak is a Texas corporation that owns all of the outstanding shares of common stock of Post Oak Bank, N.A., a national banking association formed in 2004, with operational headquarters in Houston, Texas. Post Oak Bank is a traditional commercial bank offering a variety of banking services to commercial and consumer customers throughout the Houston metropolitan area and Beaumont, Texas. Post Oak Bank offers a range of lending services, including real estate, commercial and consumer loans to individuals and small- to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Post Oak Bank’s market areas.

Post Oak Bank operates 13 banking locations: 12 located throughout the greater Houston metropolitan area and one in Beaumont, outside of Houston. As of March 31, 2018, Post Oak, on a consolidated basis, reported total assets of $1.43 billion, total loans of $1.15 billion, total deposits of $1.24 billion and shareholders’ equity of $162.7 million. Post Oak does not file reports with the SEC because Post Oak is not a publicly-traded company.

Post Oak’s principal executive offices are located at 2000 West Loop South, Suite 100, Houston, Texas 77027, and its telephone number at that location is (713) 439-3900. Additional information about Post Oak and its subsidiaries is included in documents referred to in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 152.

In the Merger, Post Oak Shareholders Will Be Entitled To Receive Shares of Allegiance Common Stock

Merger Consideration

Allegiance and Post Oak are proposing a strategic merger. If the merger is completed, each share of Post Oak common stock (other than shares of Post Oak common stock held by Post Oak, Allegiance and any dissenting shareholder) will be converted into the right to receive 0.7017 of a share of Allegiance common stock. Allegiance will not issue any fractional shares of Allegiance common stock in the merger. Post Oak shareholders who would otherwise be entitled to a fraction of a share of Allegiance common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash determined by multiplying the fractional share by the average closing price of Allegiance common stock.

The Allegiance common stock is listed on NASDAQ under the symbol “ABTX.” See “Description of Capital Stock of Allegiance” for additional information about the Allegiance common stock. See “Comparison of Shareholders’ Rights” and “Comparative Market Prices and Dividends” for comparative information about the Allegiance common stock and the Post Oak common stock and the rights of holders thereof.

The market value of the shares of Allegiance common stock to be paid as consideration will fluctuate with the market price of Allegiance common stock and will not be known at the time the Post Oak shareholders vote on the Post Oak Merger Proposal and the Allegiance shareholders vote on the Allegiance Merger Proposal and the Allegiance Stock Issuance Proposal.

The table below sets forth the implied value of the per share merger consideration based on the closing price of Allegiance common stock as quoted by NASDAQ on the specified dates:

Date	Closing Price of Allegiance Common Stock	Implied Value of Per Share Stock Consideration(1)	Aggregate Merger Consideration(1)
April 27, 2018(2)	$40.80	$28.63	$349,925,165	(3)
August 1, 2018(4)	44.85	31.47	385,653,718	(5)

(1)

Assumes there is no adjustment to the merger consideration. For a discussion of the possible adjustments to the merger consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 113.

(2)	The last trading day before public announcement of the merger agreement.
(3)

Calculated based on 11,828,154 shares of Post Oak common stock issued and outstanding as of April 27, 2018, and the issuance of 572,850 shares upon the exercise of outstanding Post Oak options with a weighted average exercise price of $8.93.

(4)	The latest practicable trading day before the date of this joint proxy statement/prospectus.
(5)

Calculated based on 11,882,629 shares of Post Oak common stock issued and outstanding as of August 1, 2018, and the issuance of 518,950 shares upon the exercise of outstanding Post Oak options with a weighted average exercise price of $8.94.

The merger agreement governs the merger. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

Adjustments to Merger Consideration

The aggregate merger consideration that Post Oak shareholders would be entitled to receive in the merger will be reduced on a dollar-for-dollar basis (using the average closing price of Allegiance common stock to determine the number of shares to be subtracted from the aggregate merger consideration) to the extent by which Post Oak’s tangible common equity, as defined in the merger agreement, is less than the minimum equity required by the merger agreement. The minimum equity required by the merger agreement is set at approximately $154.3 million if closing were to occur on the last business day of October 2018, and increases by $1.8 million for each month after October (and decreases by $1.8 million for each month prior to October). As of the date of this joint proxy statement/prospectus, Post Oak estimates that, assuming closing occurs on the last business day of October 2018, the Post Oak tangible common equity as of the closing of the merger will be $154.3 million or greater, resulting in no downward adjustment to the aggregate merger consideration with respect to the Post Oak tangible common equity. For additional information regarding the composition and determination of Post Oak tangible common equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 113.

In addition, if (1) the average closing price of the Allegiance common stock is less than $32.52 and (2) the number obtained by dividing the average closing price by $40.65 is less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price and subtracting 0.20 from such quotient, then Post Oak may give notice of its intent to terminate the merger agreement, at which time Allegiance has the discretion, but not the obligation, to increase the merger consideration by increasing the number of shares of Allegiance common stock in the aggregate merger consideration such that the value of the aggregate merger consideration is equal to at least $278,564,572 (valuing the aggregate stock consideration based on the average closing price in accordance with the merger agreement). The Final Index Price, as such term is used herein, is the average of the daily closing value of the Index for the 20 consecutive trading days ending on and including the fifth trading day preceding the closing date. The Initial Index Price, as such term is used herein, is $42.75 (the closing value of the Index on the date immediately prior to the date of the merger agreement). The Index, as such term is used herein, means the financial institutions with the following trading symbols on an equal weighted basis: CBTX, FFIN, GNBC, GNTY, IBTX, IBOC, LTXB, PB, SBSI and VBTX. If Allegiance elects to increase the merger consideration, Post Oak will no longer have the right to terminate the merger agreement for these reasons. If Allegiance elects not to increase the merger consideration, Post Oak may terminate the merger agreement.

The Allegiance Board Unanimously Recommends that Allegiance Shareholders Vote “FOR” the Allegiance Merger Proposal, “FOR” the Allegiance Stock Issuance Proposal, “FOR” the Allegiance Charter Amendment Proposal and “FOR” the Allegiance Adjournment Proposal (page 52)

The Allegiance Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of the Allegiance common stock, are advisable and in the best interests of Allegiance and its shareholders and has unanimously approved the merger agreement. The Allegiance Board recommends that Allegiance shareholders vote “FOR” the Allegiance Merger Proposal, “FOR” the Allegiance Stock Issuance Proposal and “FOR” the Allegiance Adjournment Proposal. For the factors considered by the Allegiance Board in reaching its decision to approve the merger agreement, see “The Merger—Allegiance’s Reasons for the Merger; Recommendation of the Allegiance Board” beginning on page 96. The Allegiance Board has also determined that the amendment to the Amended and Restated Certificate of Formation of Allegiance to increase the number authorized shares of capital stock is advisable and in the best interests of Allegiance and its shareholders. The Allegiance Board recommends that Allegiance shareholders vote “FOR” the Allegiance Charter Amendment Proposal.

The Post Oak Board Unanimously Recommends that Post Oak Shareholders Vote “FOR” the Post Oak Merger Proposal and “FOR” the Post Oak Adjournment Proposal (page 51)

The Post Oak Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Post Oak and its shareholders and has unanimously approved the merger agreement. The Post Oak Board unanimously recommends that Post Oak shareholders vote “FOR” the Post Oak Merger Proposal and “FOR” the Post Oak Adjournment Proposal. For the factors considered by the Post Oak Board in reaching its decision to approve the merger agreement, see “The Merger-Post Oak’s Reasons for the Merger; Recommendation of the Post Oak Board” beginning on page 84.

Post Oak Director Support Agreements and Post Oak Voting Agreement (page 126); Ownership of Directors, Executive Officers and Affiliates (pages 149 and 151)

In connection with entering into the merger agreement, each of the directors of Post Oak and Post Oak Bank who is not a party to an employment agreement has entered into a Director Support Agreement with Allegiance pursuant to which each has agreed to refrain from harming the goodwill of Allegiance, Post Oak or any of their respective subsidiaries and their respective customer, client and vendor relationships.

The directors and certain officers of Post Oak and Post Oak Bank have entered into a voting agreement with Allegiance, solely in their capacity as shareholders of Post Oak, pursuant to which they have agreed to vote in favor of the Post Oak Merger Proposal and in favor of any other matter required to be approved by the shareholders of Post Oak to facilitate the transactions contemplated by the merger agreement. As of the Post Oak record date, the Post Oak shareholders who are party to the voting agreement beneficially own and are entitled to vote in the aggregate approximately 28.9% of the outstanding shares of Post Oak common stock. For more information regarding the voting agreement, see “The Merger Agreement—Post Oak Director Support Agreements and Post Oak Voting Agreement” beginning on page 126.

As of the Post Oak record date, the directors and executive officers of Post Oak and their affiliates beneficially owned and were entitled to vote, in the aggregate, 3,038,559 shares of Post Oak common stock, representing approximately 25.6% of the shares of Post Oak common stock outstanding on that date. Post Oak currently expects that each of its executive officers will vote their shares of Post Oak common stock in favor of the Post Oak Merger Proposal and the Post Oak Adjournment Proposal. As of the Post Oak record date, Allegiance beneficially owned no shares of Post Oak common stock, and the directors and executive officers of Allegiance and their affiliates beneficially owned no shares of Post Oak common stock.

As of the Allegiance record date, the directors and executive officers of Allegiance and their affiliates beneficially owned and were entitled to vote approximately 1,648,807 shares of Allegiance common stock representing approximately 12.3% of the shares of Allegiance common stock outstanding on that date. Allegiance currently expects that each of its executive officers will vote their shares of Allegiance common stock in favor of the Allegiance Merger Proposal, the Allegiance Stock Issuance Proposal, the Allegiance Charter Amendment Proposal and the Allegiance Adjournment Proposal, although none of them has entered into any agreement obligating him or her to do so. As of the Allegiance record date, Post Oak beneficially owned no shares of Allegiance common stock, and the directors and executive officers of Post Oak and their affiliates beneficially owned, in the aggregate, 2,056 shares of Allegiance common stock or less than 1.0% of the outstanding Allegiance common stock.

Opinion of Post Oak’s Financial Advisor (page 86 and Annex D)

On April 30, 2018, Performance Trust Capital Partners, LLC (“Performance Trust”) rendered to the Post Oak Board its written opinion with respect to the fairness, from a financial point of view, to the holders of Post Oak common stock, as of April 30, 2018, of the per share merger consideration plus the assumption and conversion of Post Oak stock options pursuant to the merger agreement (which is defined in the opinion as the “Aggregate Merger Consideration”). Performance Trust’s opinion was directed to the Post Oak Board and only addressed the fairness, from a financial point of view, to the holders of Post Oak common stock of the Aggregate Merger Consideration and did not address any other aspect or implication of the merger. The references to Performance Trust’s opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion, which is included as Annex D to this joint proxy statement/prospectus and Performance Trust’s opinion sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Performance Trust in preparing its opinion. However, neither Performance Trust’s opinion, nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Post Oak Board or any shareholder of Post Oak as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Performance Trust’s opinion was furnished for the use and benefit of the Post Oak Board (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Performance Trust will not be deemed to have, any fiduciary duty to the Post Oak Board, Post Oak, any security holder or creditor of Post Oak or any other person, regardless of any prior or ongoing advice or relationships. See “The Merger—Opinion of Post Oak’s Financial Advisor” beginning on page 86.

Fairness Opinion to Allegiance’s Board of Directors (page 97 and Annex E)

On April 30, 2018, at the request of the Allegiance Board, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered its written opinion, dated April 30, 2018, that as of such date and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to Allegiance.

The full text of the written opinion of Raymond James, dated April 30, 2018, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is included in this joint proxy statement/prospectus as Annex E. Raymond James provided its opinion for the information and assistance of the Allegiance Board (solely in each director’s capacity as such) in connection with, and for purposes of, the Allegiance Board’s consideration of the merger, and its opinion only addresses whether the exchange ratio was fair, from a financial point of view, to Allegiance as of the date of such opinion. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Allegiance Board or any holder of Allegiance common stock or Post Oak common stock as to how the Allegiance Board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. See “The Merger—Opinion of Allegiance’s Financial Advisor” beginning on page 97.

How Post Oak Equity-Based Awards Will Be Treated (page 114)

Restricted Stock Awards

At the effective time, each restricted stock award granted by Post Oak will become fully vested and each holder of such restricted stock awards will be entitled to receive the per share merger consideration for each share of Post Oak common stock held by such holder.

Stock Options

Upon completion of the merger, each option to purchase shares of Post Oak common stock granted under the Post Oak Bancshares, Inc. Stock Option Plan, as amended, that is outstanding immediately prior to the merger will automatically be converted into an option to purchase shares of Allegiance common stock. The number of shares of Allegiance common stock purchasable under the converted option, as well as the exercise price of these stock options, will be adjusted to reflect the exchange ratio, rounded to the nearest whole share. Each converted option will remain subject to the same terms and conditions as were applicable prior to the merger.

Post Oak Will Hold the Post Oak Special Meeting on September 13, 2018 (page 48)

The Post Oak special meeting will be held on September 13, 2018, at 10:30 a.m. local time, at the corporate office of Post Oak at 2000 West Loop South, Suite 100, Houston, Texas 77027. At the Post Oak special meeting, Post Oak shareholders will be asked to approve the Post Oak Merger Proposal and the Post Oak Adjournment Proposal.

Only holders of record of Post Oak common stock at the close of business on August 1, 2018, the Post Oak record date, will be entitled to notice of and to vote at the Post Oak special meeting. Each share of Post Oak common stock is entitled to one vote on each proposal to be considered at the Post Oak special meeting. As of the Post Oak record date, there were 11,882,629 shares of Post Oak common stock entitled to vote at the Post Oak special meeting. As of the Post Oak record date, the directors and executive officers of Post Oak and their affiliates beneficially owned and were entitled to vote, in the aggregate, 3,038,559 shares of Post Oak common stock representing approximately 25.6% of the shares of Post Oak common stock outstanding on that date.

The Post Oak Merger Proposal will be approved if at least two-thirds of the outstanding shares of Post Oak common stock are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Post Oak special meeting or fail to instruct your bank or broker how to vote with respect to the Post Oak Merger Proposal, it will have the effect of a vote AGAINST the Post Oak Merger Proposal.

The Post Oak Adjournment Proposal will be approved if a majority of the votes cast on the proposal at the Post Oak special meeting are voted in favor of the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Post Oak special meeting or fail to instruct your bank or broker how to vote with respect to the Post Oak Adjournment Proposal, it will have no effect on the proposal.

Allegiance Will Hold the Allegiance Special Meeting on September 14, 2018 (page 52)

The Allegiance special meeting will be held on September 14, 2018, at 1:00 p.m. local time, at The Houstonian Hotel at 111 North Post Oak Lane, Houston, Texas 77024. At the Allegiance special meeting, Allegiance shareholders will be asked to approve the Allegiance Merger Proposal, the Allegiance Stock Issuance Proposal, the Allegiance Charter Amendment Proposal and the Allegiance Adjournment Proposal.

Only holders of record of Allegiance common stock at the close of business on August 1, 2018, the Allegiance record date, will be entitled to notice of and to vote at the Allegiance special meeting. Each share of Allegiance common stock is entitled to one vote on each proposal to be considered at the Allegiance special meeting. As of the Allegiance record date, there were 13,367,590 shares of Allegiance common stock entitled to vote at the Allegiance special meeting. As of the Allegiance record date, the directors and executive officers of Allegiance and their affiliates beneficially owned and were entitled to vote approximately 1,648,807 shares of Allegiance common stock representing approximately 12.3% of the shares of Allegiance common stock outstanding on that date.

Each of the Allegiance Merger Proposal and the Allegiance Charter Amendment Proposal will be approved if at least two-thirds of the outstanding shares of Allegiance common stock are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Allegiance special meeting or fail to instruct your bank or broker how to vote with respect to the Allegiance Merger Proposal or the Allegiance Charter Amendment Proposal, it will have the effect of a vote AGAINST the Allegiance Merger Proposal and the Allegiance Charter Amendment Proposal.

Each of the Allegiance Stock Issuance Proposal and the Allegiance Adjournment Proposal will be approved if a majority of the votes cast at the Allegiance special meeting are voted in favor of each such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Allegiance special meeting or fail to instruct your bank or broker how to vote with respect to either of the Allegiance Stock Issuance Proposal or the Allegiance Adjournment Proposal, it will have no effect on such proposal.

Material U.S. Federal Income Tax Consequences of the Merger (page 128)

The obligations of Allegiance and Post Oak to complete the merger are conditioned on, among other things, the receipt by Allegiance and Post Oak of tax opinions from Bracewell and Fenimore Kay, respectively, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time and as set forth and referred to in such opinions, the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

If the merger qualifies as a reorganization under Section 368(a) of the Code, holders of Post Oak common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Post Oak common stock for shares of Allegiance common stock, except with respect to any cash received in lieu of fractional shares of Allegiance common stock. If any of the tax opinion representations and assumptions are incorrect, incomplete or false or are violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

For further information, please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 128. The U.S. federal income tax consequences described above may not apply to all holders of Post Oak common stock. Tax matters are complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, holders are urged to consult their own tax advisors for a full understanding of the particular tax consequences to them of the merger.

Interests of Post Oak’s Directors and Executive Officers in the Merger (page 105)

In considering the recommendation of the Post Oak Board with respect to the merger agreement, you should be aware that certain of Post Oak’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Post Oak shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Post Oak shareholders include:

•

Retention Payments. Renee Bourland, Charles Carmouche, Fernando Parra, Robert Phillips, Romi Sandel and Roland L. Williams will receive retention payments in an aggregate amount of approximately $5.2 million from Post Oak upon closing of the merger.

•

Employment Agreements. Allegiance’s obligation to consummate the merger is subject to certain of Post Oak’s executive officers having employment and non-competition agreements with Allegiance Bank prior to the completion of the merger. On April 30, 2018, Post Oak Bank and Allegiance Bank entered into employment agreements with each of Roland L. Williams, Renee Bourland, Fernando Parra, Robert Phillips and Romi Sandel.

The agreements with Mr. Williams and Ms. Bourland are for a term of three years after the effective date of the merger and entitle the named individual to receive a base annual salary, a minimum bonus paid quarterly during the three-year period and a restricted stock award of 8,591 and 5,164 shares, respectively, that will vest over two years, plus reimbursement of certain business expenses and participation in certain employee benefit programs. The agreements also contain non-competition and non-solicitation obligations for three years from the effective date of the merger. For the entire three-year term, the aggregate value of the employment agreements (excluding any stock awards and perquisites) for Mr. Williams and Ms. Bourland is $1.45 million and $750,000, respectively.

The agreements with Messrs. Parra and Phillips and Ms. Sandel are for a term of two years after the effective date of the merger and entitle the named individual to receive a base annual salary, a minimum bonus paid quarterly during the two-year period and a restricted stock award of 6,898, 5,738 and 5,057 shares, respectively, that will vest over four years, plus reimbursement of certain business expenses and participation in certain employee benefit programs. The agreements also contain non-competition and non-solicitation obligations for two years from the effective date of the merger. For the entire two-year term, the aggregate value of the employment agreements (excluding any stock awards and perquisites) for Messrs. Parra and Phillips and Ms. Sandel is $749,000, $657,500 and $582,750, respectively.

The employment agreements entitle each named individual, after termination of employment with Allegiance Bank for any reason other than for cause (as defined in the employment agreement) or as a result of death or disability, to receive payment of base salary and bonus for the remainder of the term of the agreement from Allegiance Bank.

•

Accelerated Vesting of Restricted Stock Awards. At the effective time of the merger, each restricted stock award granted by Post Oak, including an aggregate of 63,720 shares held by Messrs. Williams, Carmouche, Parra and Phillips and Messes. Bourland and Sandel, will become fully vested and each holder of such restricted stock awards will be entitled to receive the per share merger consideration for each share of Post Oak common stock held by such holder.

•

Insurance. Post Oak agreed that it will purchase for a period of not less than four years after the effective date of the merger, past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability insurance, (3) current financial institutions bond (or comparable coverage) and (4) bankers professional liability, mortgage errors and omissions and fiduciary liability insurance for each director and officer of Post Oak or one of its subsidiaries currently covered under the comparable policies maintained by Post Oak or one of its subsidiaries.

•

Director Arrangements. Allegiance agreed to expand the Allegiance Board by three, with one new vacancy created in each class of Allegiance’s staggered board, and fill such newly created vacancies with Mr. Roland L. Williams and two of the outside directors of the board of Post Oak selected by Post Oak and reasonably acceptable to Allegiance.

•

Indemnification. Allegiance agreed to indemnify and hold harmless the directors and officers of Post Oak or Post Oak Bank as of the effective time and for four years thereafter, subject to the limitations of any regulatory body, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Post Oak or Post Oak Bank to the fullest extent that the indemnified party would be entitled under the articles of incorporation of Post Oak or the articles of association of Post Oak Bank, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.

These interests are discussed in more detail in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Post Oak’s Directors and Executive Officers in the Merger” beginning on page 105. The Post Oak Board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Post Oak does not anticipate that any of the payments described above will impact the amount of the per share merger consideration payable to the Post Oak shareholders. However, the payments to be made with respect to the retention payments and for the “tail” insurance will be accounted for in determining the Post Oak tangible common equity, as more specifically described in the merger agreement, for purposes of determining whether there would be a downward adjustment to the aggregate merger consideration. For additional information on the potential downward adjustments to the aggregate merger consideration, please see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 113.

In addition, Charles Carmouche, a Post Oak director, is the beneficial owner of 2,056 shares, or less than 1.0%, of Allegiance common stock as of August 1, 2018. Mr. Carmouche disclosed such ownership at the meeting of the Post Oak Board at which the Post Oak Board approved the merger agreement and the transactions contemplated thereby.

Post Oak Shareholders Are Entitled to Assert Dissenters’ Rights (page 108 and Annex F)

Post Oak shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Post Oak common stock under the TBOC. In order for such Post Oak shareholder to perfect such Post Oak shareholder’s right to dissent, such Post Oak shareholder must carefully follow the procedure set forth in the applicable provisions of the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Annex F to this joint proxy statement/prospectus and a summary of the provisions can be found under the section of this joint proxy statement/prospectus entitled “The Merger—Dissenters’ Rights of Post Oak Shareholders” beginning on page 108.

Conditions that Must Be Satisfied or Waived for the Merger to Occur (page 121)

Currently, Post Oak and Allegiance expect to complete the merger in the fourth quarter of 2018. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Allegiance’s and Post Oak’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the Post Oak Merger Proposal by the Post Oak shareholders and the approval of the Allegiance Merger Proposal and the Allegiance Stock Issuance Proposal by the Allegiance shareholders;

•

receipt of all required regulatory approvals of transactions contemplated by the merger agreement, including the merger of Post Oak Bank with and into Allegiance Bank, in a manner that does not impose any restrictions on the operations of Allegiance which are reasonably unacceptable to Allegiance;

•

the registration statement of which this joint proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Allegiance common stock to be issued have been received;

•	the shares of Allegiance common stock to be issued to Post Oak shareholders being authorized for listing on the NASDAQ;

•

except as explicitly provided in the merger agreement, the other party’s representations and warranties contained in the merger agreement being true and correct as of the date of the merger agreement and being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an appropriate representative of the other party to that effect;

•

the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

•

the performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement to be performed or complied with before the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

In addition to the conditions listed above, Post Oak’s obligation to complete the merger is subject to certain consents identified in the merger agreement having been obtained by Allegiance, and Post Oak having received evidence thereof in form and substance satisfactory to it.

In addition to the conditions listed above, Allegiance’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•

each of the directors and certain officers of Post Oak and Post Oak Bank must have executed a release agreement, releasing Post Oak and Post Oak Bank and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions, and such releases must remain in full force and effect;

•

certain officers of Post Oak Bank each having entered into a two-year employment and non-competition agreement with Allegiance Bank, which have been executed, and such employment agreements must remain in full force and effect;

•

each of the non-employee directors of Post Oak and Post Oak Bank having entered into a support (non-competition) agreement with Allegiance, which have been executed, and such support agreements must remain in full force and effect;

•	each of the directors and certain officers of Post Oak and Post Oak Bank must have executed a voting agreement, which has been executed;

•	holders of no more than 5.0% of the outstanding Post Oak common stock have demanded or are entitled to demand payment of the appraised fair value of their shares as dissenting shareholders;

•	Post Oak’s allowance for loan losses as of the closing date must be at a level equal to at least 1.0% of its total loans;

•	Post Oak’s tangible equity capital must not be less than the minimum equity required by the merger agreement;

•	Post Oak will have accrued for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings;

•	Post Oak, at the request of Allegiance, will have amended or terminated any employee benefit plans; and

•

Post Oak having delivered to Allegiance all other instruments and documents which Allegiance or its counsel may reasonably request to effectuate the merger and transactions contemplated by the merger agreement.

Neither Post Oak nor Allegiance can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Termination of the Merger Agreement (page 124)

Allegiance and Post Oak can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Allegiance or Post Oak may decide, without the consent of the other, to terminate the merger agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•

any of the transactions contemplated by the merger agreement are not approved by the appropriate regulatory authorities or the applications or notices are suggested or recommended to be withdrawn by any regulatory authorities;

•

the merger has not been completed by October 27, 2018 (unless one or more of the regulatory approvals has not been received on or before October 27, 2018, in which case this deadline will be extended to November 26, 2018) or such later date approved in writing by the boards of directors of Allegiance and Post Oak, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that seeks to terminate the merger agreement;

•	Allegiance shareholders fail to approve either the Allegiance Merger Proposal or the Allegiance Stock Issuance Proposal;

•	Post Oak shareholders fail to approve the Post Oak Merger Proposal; or

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party.

Post Oak may terminate the merger agreement, without the consent of Allegiance, if the board of directors of Post Oak receives an unsolicited, bona fide alternative acquisition proposal (as defined in the merger agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but, Allegiance has the right to adjust the terms and conditions of the merger agreement so that the superior proposal no longer constitutes a superior proposal.

Post Oak may also terminate the merger agreement if (1) the average closing price of the Allegiance common stock is less than $32.52 and (2) the number obtained by dividing the average closing price by $40.65 is less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price and subtracting 0.20 from such quotient. Upon receipt of such notice, Allegiance has the discretion, but not the obligation, to increase the merger consideration by increasing the number of shares of Allegiance common stock in the aggregate merger consideration such that the value of the aggregate merger consideration is equal to at least

$278,564,572 (valuing the aggregate stock consideration based on the average closing price in accordance with the merger agreement). The Final Index Price, as such term is used herein, is the average of the daily closing value of the Index for the 20 consecutive trading days ending on and including the fifth trading day preceding the closing date. The Initial Index Price, as such term is used herein, is $42.75 (the closing value of the Index on the date immediately prior to the date of the merger agreement). The Index, as such term is used herein, means the financial institutions with the following trading symbols on an equal weighted basis: CBTX, FFIN, GNBC, GNTY, IBTX, IBOC, LTXB, PB, SBSI and VBTX. If Allegiance elects to increase the merger consideration, Post Oak will no longer have the right to terminate the merger agreement for these reasons.

In addition, Allegiance may terminate the merger agreement, without the consent of Post Oak, if:

•

any required regulatory approval is obtained subject to restrictions or conditions on the operations of Post Oak, Post Oak Bank, Allegiance or Allegiance Bank that are reasonably unacceptable to Allegiance;

•	Post Oak breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to Allegiance;

•	the Post Oak Board agrees to accept a superior proposal (as defined in the merger agreement); or

•

the Post Oak Board withdraws or modifies, in any manner adverse to Allegiance, its recommendation or approval of the merger agreement or the merger or recommends to Post Oak shareholders acceptance or approval of any alternative acquisition proposal.

Termination Fee (page 125)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Post Oak Board, Post Oak may be required to pay to Allegiance a termination fee equal to $14.272 million or up to $775,000 for its merger-related expenses. This termination fee could discourage other companies from seeking to acquire or merge with Post Oak. Termination fees are discussed in more detail in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 125.

Regulatory Approvals Required for the Merger (page 111)

The merger cannot be completed unless it is approved by the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”) or such approval is waived by the Federal Reserve. On June 14, 2018, Allegiance filed the required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval, which was granted on June 26, 2018.

In addition, the merger of Post Oak Bank with and into Allegiance Bank requires the approval of the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Texas Department of Banking (which we refer to as the “TDB”).

On May 25, 2018, Allegiance Bank filed applications with the FDIC and the TDB to obtain approval of the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While Post Oak and Allegiance do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Although neither Post Oak nor Allegiance knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Post Oak and Allegiance cannot be certain when or if they will be obtained.

The Rights of Post Oak Shareholders Will Change as a Result of the Merger (page 135)

The rights of Post Oak shareholders will change as a result of the merger due to differences in Allegiance’s and Post Oak’s governing documents. See “Comparison of Shareholders’ Rights” beginning on page 135 for a description of the material differences in shareholders’ rights under each of the Allegiance and Post Oak governing documents.

Market Prices of Securities; Dividends (page 146)

Shares of Allegiance common stock are traded on NASDAQ under the ticker symbol “ABTX.” The last reported sale price of Allegiance common stock on April 27, 2018, the last trading day before public announcement of the merger agreement, was $40.80 per share. The last reported sale price of Allegiance common stock on August 1, 2018 was $44.85 per share. There is no established public trading market for the shares of Post Oak common stock. Neither Allegiance nor Post Oak has historically paid dividends. See “Comparison of Market Prices and Dividends” for more information.

Risk Factors (page 38)

You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 38.

Recent Developments

On July 26, 2018, Allegiance announced its results of operations for the three and six months ended June 30, 2018. Allegiance reported net income of $7.6 million, or $0.55 per diluted share, for the three months ended June 30, 2018, and $15.3 million, or $1.12 per diluted share, for the six months ended June 30, 2018. Net interest income was $27.8 million and $54.7 million for three and six months ended June 30, 2018, respectively, and the net interest margin was 4.21% and 4.20% for the three and six months ended June 30, 2018, respectively. The yield on interest-earning assets was 5.12% and 5.07% for the three and six months ended June 30, 2018, respectively. Total noninterest expense was $19.9 million and $38.6 million for the three and six months ended June 30, 2018, respectively. Allegiance recorded a provision for loan losses of $631 thousand and $1.3 million for the three and six months ended June 30, 2018, respectively. At June 30, 2018, the allowance for loan losses totaled $23.8 million and total nonperforming assets were $14.6 million. Allegiance’s nonperforming assets to total assets ratio was 0.49% at June 30, 2018. At June 30, 2018, Allegiance reported total loans of $2.36 billion, total assets of $2.97 billion, total deposits of $2.31 billion, total interest-bearing deposits of $1.56 billion, total liabilities of $2.65 billion and shareholders’ equity of $319.9 million. At June 30, 2018, Allegiance’s estimated tier 1 common equity to risk-weighted assets ratio was 10.97% and its book value was $23.98 per share.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ALLEGIANCE

The following selected consolidated historical financial data of Allegiance as of and for the three months ended March 31, 2018 and 2017, have been derived from Allegiance’s unaudited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The following selected consolidated historical financial data of Allegiance as of December 31, 2017 and 2016 and for each of the years ended December 31, 2017, 2016 and 2015, have been derived from Allegiance’s audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus, and the selected consolidated historical financial data as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013, have been derived from Allegiance’s audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus. Allegiance’s unaudited consolidated financial statements have been prepared on a basis consistent with Allegiance’s audited consolidated financial statements. In the opinion of management of Allegiance, such unaudited consolidated financial data as of and for the three months ended March 31, 2018 and 2017 reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. Allegiance’s historical results are not necessarily indicative of the results that may be expected for any future period. See “Where You Can Find More Information” beginning on page 152.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2018	2017	2017	2016(1)	2015(2)	2014	2013(3)
	(unaudited)
	(Dollars in thousands, except share and per share data)
Selected Period End Balance Sheet Data:
Cash and cash equivalents	$190,088	$184,146	$182,103	$142,098	$148,431	$167,540	$213,076
Available for sale securities	307,411	317,219	309,615	316,455	165,097	84,962	87,007
Loans held for sale	—	—	—	—	27,887	—	—
Loans held for investment	2,290,494	1,986,438	2,270,876	1,891,635	1,653,165	1,002,054	836,694
Allowance for loan losses	24,628	18,687	23,649	17,911	13,098	8,246	6,655
Goodwill and intangible assets, net	42,468	43,249	42,663	43,444	44,619	12,891	13,044
Total assets	2,886,484	2,592,330	2,860,231	2,450,948	2,084,579	1,280,008	1,164,759
Noninterest-bearing deposits	694,880	615,225	683,110	593,751	620,320	373,795	325,410
Interest-bearing deposits	1,589,922	1,397,344	1,530,864	1,276,432	1,138,813	759,889	719,921
Total deposits	2,284,802	2,012,569	2,213,974	1,870,183	1,759,133	1,133,684	1,045,331
Total shareholders’ equity	311,988	289,130	306,865	279,817	258,490	131,778	109,736
Total common shareholders’ equity	311,988	289,130	306,865	279,817	258,490	131,778	109,736
Selected Income Statement Data:
Net interest income	$26,889	$24,128	$103,668	$89,864	$80,166	$46,834	$33,891
Provision for loan losses	653	1,343	13,188	5,469	5,792	2,150	240
Net interest income after provision for loan losses	26,236	22,785	90,480	84,395	74,374	44,684	33,651
Noninterest income	1,646	1,341	5,861	7,268	3,992	2,607	1,639
Noninterest expense	18,717	16,549	69,962	59,258	54,805	33,458	24,598
Net income before income taxes	9,165	7,577	26,379	32,405	23,561	13,833	10,692
Net income	7,711	6,047	17,632	22,851	15,786	9,005	6,839
Net income attributable to common shareholders(4)	7,711	6,047	17,632	22,851	15,227	9,005	6,839
Selected Per Share Data:
Earnings per common share, basic	$0.58	$0.46	$1.34	$1.78	$1.45	$1.29	$1.25
Earnings per common share, diluted	0.57	0.45	1.31	1.75	1.43	1.26	1.22
Book value per common share	23.46	22.10	23.20	21.59	20.17	17.62	15.78
Weighted average common shares outstanding, basic	13,261,755	13,020,569	13,124,900	12,873,326	10,470,465	6,978,025	5,449,700
Weighted average common shares outstanding, diluted	13,541,660	13,376,952	13,457,718	13,073,932	10,654,003	7,142,377	5,621,042
Shares outstanding at end of period	13,301,310	13,080,383	13,226,826	12,958,341	12,812,985	7,477,309	6,953,125

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2018	2017	2017	2016(1)	2015(2)	2014	2013(3)
	(unaudited)
Selected Performance Metrics:
Return on average assets(5)(10)	1.09%	0.96%	0.65%	0.98%	0.81%	0.75%	0.78%
Return on average common equity(5)(10)	10.10%	8.61%	5.92%	8.36%	7.43%	7.73%	9.02%
Tax equivalent net interest margin(5)(6)	4.20%	4.38%	4.34%	4.37%	4.68%	4.31%	4.19%
Efficiency ratio(7)	65.59%	64.98%	63.89%	62.34%	65.27%	67.79%	69.23%
Loans to deposits ratio	100.25%	98.70%	102.57%	101.15%	95.56%	88.39%	80.04%
Noninterest expense to average assets(5)(10)	2.64%	2.63%	2.59%	2.53%	2.83%	2.80%	2.82%
Selected Credit Quality Ratios:
Nonperforming assets to total assets(8)	0.49%	0.77%	0.49%	0.75%	0.25%	0.25%	0.25%
Nonperforming loans to total loans(9)	0.58%	0.97%	0.59%	0.88%	0.31%	0.32%	0.31%
Allowance for loan losses to nonperforming loans(9)	1.84%	96.75%	177.44%	107.26%	252.66%	258.98%	258.75%
Allowance for loan losses to total loans	1.08%	0.94%	1.04%	0.95%	0.78%	0.82%	0.80%
Provision for loan losses to average loans(5)(10)	0.12%	0.28%	0.63%	0.31%	0.38%	0.23%	0.04%
Net (recoveries) charge-offs to average loans(5) (10)	(0.06)%	0.12%	0.36%	0.04%	0.06%	0.06%	0.02%
Capital Ratios:
Common equity Tier 1 capital ratio	10.82%	11.10%	10.54%	11.30%	11.72%	N/A	N/A
Tier 1 risk-based capital	11.19%	11.51%	10.92%	11.73%	12.21%	11.96%	11.60%
Total risk-based capital	13.72%	12.35%	13.43%	12.57%	12.92%	12.80%	12.39%
Leverage capital ratio	9.98%	10.28%	9.84%	10.35%	11.02%	9.55%	9.61%

(1)	Allegiance completed the sale of two branches acquired from F&M Bancshares, Inc. during the first quarter of 2016.
(2)	Allegiance completed the acquisition of F&M Bancshares, Inc. on January 1, 2015.
(3)	Allegiance completed the acquisition of Independence Bank, National Association on November 16, 2013.
(4)

On January 1, 2015, Allegiance issued shares of Series A and Series B preferred stock, in connection with the acquisition of F&M Bancshares, Inc., which had preferred stock outstanding pursuant to the U.S. Treasury’s Troubled Asset Relief Program. Allegiance paid $559 thousand in preferred dividends during 2015. On July 15, 2015, Allegiance redeemed all of the outstanding shares of Series A and Series B preferred stock with cash on hand for an aggregate redemption price of $11.7 million (which is the sum of the liquidation amount plus accrued and unpaid dividends up to, but excluding, the redemption date).

(5)

Allegiance calculates average assets and average common equity for a period by dividing the sum of total assets or total common shareholders’ equity, as the case may be, as of the close of business on each day in the relevant period, by the number of days in the period. Allegiance calculates return on average assets by dividing net income for that period by average assets. Allegiance calculates return on average common equity for a period by dividing net income attributable to common shareholders for that period by average common equity and average tangible common equity, as the case may be, for that period.

(6)	Net interest margin represents net interest income divided by average interest-earning assets.
(7)

Efficiency ratio represents total noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of loans, securities and assets (including the sale of two Central Texas branches acquired from F&M Bancshares, Inc.). Additionally, taxes and provision for loan losses are not part of this calculation.

(8)	Nonperforming assets include nonaccrual loans, loans past due 90 days or more and still accruing interest, repossessed assets and other real estate.
(9)	Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(10) Interim periods annualized.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF POST OAK

The following selected consolidated historical financial data of Post Oak as of and for the three months ended March 31, 2018 and 2017, have been derived from Post Oak’s unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The following selected consolidated historical financial data of Post Oak as of and for each of the years ended December 31, 2017 and 2016, have been derived from Post Oak’s audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus, and the selected consolidated historical financial data as of and for each of the years ended December 31, 2015, 2014 and 2013, have been derived from Post Oak’s audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus. Post Oak’s historical results are not necessarily indicative of the results that may be expected for any future period. See “Where You Can Find More Information” beginning on page 152.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2018	2017	2017(1)	2016	2015(2)	2014	2013
	(unaudited)
	(Dollars in thousands, except per share data)
Selected Period End Balance Sheet Data:
Cash and cash equivalents	$199,179	$115,982	$199,380	136,944	$132,456	$156,279	$143,951
Available for sale securities	48,464	38,505	49,446	38,483	41,787	14,508	13,555
Loans held for investment	1,146,661	956,838	1,147,002	925,648	887,450	720,249	604,780
Allowance for possible credit losses	11,995	11,421	12,030	11,239	9,894	9,256	8,350
Goodwill and intangible assets, net	6,057	5,156	6,190	5,217	4,741	—	—
Total assets	1,432,607	1,142,597	1,429,372	1,129,643	1,092,565	901,653	772,461
Noninterest-bearing deposits	423,242	399,653	468,256	396,621	320,246	258,305	197,329
Interest-bearing deposits	817,909	606,671	783,590	602,013	646,967	540,739	481,987
Total deposits	1,241,151	1,006,324	1,251,846	998,634	967,213	799,044	679,315
Total shareholders’ equity	162,736	132,885	157,917	129,823	122,367	101,703	92,548
Selected Income Statement Data:
Net interest income	$13,606	$11,349	$52,027	$44,321	$37,429	$33,456	$28,782
Provision for possible credit losses	250	200	790	1,952	702	1,882	1,280
Net interest income after provision for loan losses	13,356	11,149	51,237	42,369	36,727	31,574	27,502
Noninterest income	722	674	4,572	2,481	1,192	940	894
Noninterest expense	8,322	7,689	31,912	28,224	23,256	21,143	18,652
Net income before income taxes	5,756	4,135	23,897	16,626	14,663	11,371	9,744
Net income	4,430	2,601	15,027	10,931	9,612	7,431	6,316
Selected Per Share Data:
Earnings per common share, basic	$0.38	$0.24	$1.33	$0.99	$0.90	$0.74	$0.64
Earnings per common share, diluted	0.37	0.23	1.29	0.96	0.87	0.71	0.61
Book value per common share	13.81	12.12	13.48	11.92	11.02	9.94	9.31
Weighted average common shares outstanding, basic	11,747,366	10,930,226	11,302,235	10,999,070	10,668,976	10,085,611	9,918,710
Weighted average common shares outstanding, diluted	12,111,531	11,341,619	11,669,026	11,428,920	11,023,519	10,520,574	10,423,985
Shares outstanding at end of period	11,782,349	10,968,363	11,712,382	10,892,088	11,106,052	10,231,899	9,939,322

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2018	2017	2017(1)	2016	2015(2)	2014	2013
	(unaudited)
Selected Performance Metrics:
Return on average assets(3)(8)	1.28%	0.93%	1.15%	0.98%	1.01%	0.90%	0.89%
Return on average equity(3)(8)	11.16%	7.97%	10.19%	8.69%	8.84%	7.67%	7.05%
Tax equivalent net interest margin(3)(4)	4.15%	4.31%	4.24%	4.24%	3.64%	4.24%	4.22%
Efficiency ratio(5)	58.08%	63.95%	57.62%	60.31%	60.22%	61.47%	62.85%
Loans to deposits ratio	92.39%	95.08%	91.62%	92.69%	91.75%	90.14%	89.03%
Noninterest expense to average assets(3)(8)	2.40%	2.75%	2.44%	2.53%	2.44%	2.57%	2.62%
Selected Credit Quality Ratios:
Nonperforming assets to total assets(6)	0.56%	0.51%	0.31%	0.56%	0.46%	0.15%	0.19%
Nonperforming loans to total loans(7)	0.43%	0.55%	0.38%	0.57%	0.45%	0.14%	0.23%
Allowance for possible credit losses to nonperforming loans(7)	241.88%	216.39%	274.09%	213.51%	246.79%	890.86%	593.46%
Allowance for possible credit losses to total loans	1.05%	1.19%	1.05%	1.21%	1.11%	1.29%	1.38%
Provision for possible credit losses to average loans(3)(8)	0.09%	0.09%	0.07%	0.22%	0.08%	0.28%	0.23%
Net charge-offs to average loans(3)(8)	0.10%	0.01%	0.00%	0.07%	0.01%	0.15%	0.03%
Capital Ratios:
Common equity Tier 1 capital ratio	13.61%	12.98%	13.10%	13.24%	13.10%	N/A	N/A
Tier 1 risk-based capital	13.61%	12.98%	13.10%	13.24%	13.10%	14.00%	15.10%
Total risk-based capital	14.65%	14.13%	14.10%	14.42%	14.20%	15.20%	16.30%
Leverage capital ratio	11.16%	11.32%	10.60%	10.92%	10.40%	11.10%	11.90%

(1)	Post Oak completed the acquisition of The State Bank of Texas (“TSBOT”) on April 1, 2017.
(2)	Post Oak completed the acquisition of SSB Bancshares, Inc. on December 1, 2015.
(3)

Post Oak calculates average assets and average equity for a period by dividing the sum of total assets or total shareholders’ equity, as the case may be, as of the close of business on each day in the relevant period, by the number of days in the period. Post Oak calculates return on average assets by dividing net income for that period by average assets. Post Oak calculates return on average equity for a period by dividing net income for that period by average equity for that period.

(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)

Efficiency ratio represents total noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of loans, securities and assets (including the bargain purchase gain on the TSBOT acquisition in 2017). Additionally, taxes and provision for possible credit losses are not part of this calculation.

(6)	Nonperforming assets include nonaccrual loans, loans past due 90 days or more and still accruing interest, repossessed assets and other real estate.
(7)	Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.
(8)	Interim periods annualized.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma combined consolidated financial information about the financial condition and results of operations of Allegiance giving effect to the merger. The selected unaudited pro forma combined consolidated financial information assumes that the merger is accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Post Oak, as of the effective date of the merger, will be recorded by Allegiance at their respective fair values and the excess of the merger consideration over the fair value of Post Oak’s net assets will be allocated to goodwill.

The table sets forth the information as if the merger had become effective on March 31, 2018, with respect to financial condition data, and on January 1, 2017, with respect to the results of operations data. The selected unaudited pro forma combined consolidated financial data has been derived from and should be read in connection with the unaudited pro forma combined consolidated financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under “Unaudited Pro Forma Combined Consolidated Financial Statements.”

The selected unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma combined consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies or asset dispositions, among other factors. Further, as explained in more detail in the notes accompanying the detailed unaudited pro forma combined consolidated financial information included under “Unaudited Pro Forma Combined Consolidated Financial Information,” the allocation of the purchase price reflected in the selected unaudited pro forma combined consolidated financial data is subject to adjustments and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the final adjustments may be different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus.

As of March 31, 2018
(Dollars in thousands)
Pro Forma Combined Consolidated Balance Sheet Data:
Cash and cash equivalents	$378,421
Loans, net	3,397,294
Total assets	4,483,917
Deposits	3,527,103
Borrowed funds	257,569
Subordinated debt	48,719
Other liabilities	14,252
Total shareholders’ equity	636,274

	For the Three Months Ended March 31, 2018	For the Year Ended December 31, 2017
	(Dollars in thousands, except per share amounts)
Pro Forma Combined Consolidated Statement of Income Data:
Net interest income	$41,728	$162,668
Provision for loan losses	903	13,978
Noninterest income	2,295	9,543
Noninterest expense	27,415	103,805
Income before income taxes	15,705	54,428
Net income	12,760	35,358
Pro Forma Combined Consolidated Per Share Data:
Earnings per common share:
Basic	$0.59	$1.65
Diluted	0.58	1.61
Weighted average common shares outstanding:
Basic	21,529,429	21,392,574
Diluted	22,064,869	21,982,769

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined consolidated balance sheet as of March 31, 2018, and the unaudited pro forma combined consolidated statements of income for the three months ended March 31, 2018, and the year ended December 31, 2017, have been prepared to show the impact on Allegiance’s historical financial position and results of operations of the consummation of the merger, including the expected issuance of 8,267,674 shares of Allegiance common stock to Post Oak’s shareholders based on 11,782,349 shares of Post Oak common stock outstanding at March 31, 2018.

The unaudited pro forma combined consolidated financial information and explanatory notes are based upon the following assumptions:

•

a closing price of Allegiance common stock of $39.15 per share, which was the closing price of Allegiance common stock on March 31, 2018, as to the expected issuance of 8,267,674 shares of Allegiance common stock to Post Oak’s shareholders;

•	options to purchase 617,350 shares of Post Oak common stock at a weighted average exercise price of $8.92 outstanding at March 31, 2018; and

•	that no adjustment is made to the merger consideration to be received by Post Oak shareholders.

The unaudited pro forma combined consolidated financial statements give effect to the acquisition of Post Oak as a business combination under GAAP. Accordingly, all assets and liabilities were recorded at estimated fair value. Pro forma adjustments are included only to the extent they are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Allegiance’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma financial statements do not include the effects of any potential cost savings which management believes will result from combining certain operating procedures.

Allegiance anticipates that the acquisition of Post Oak will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Post Oak. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Allegiance and Post Oak been combined during these periods.

The unaudited pro forma combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Allegiance and Post Oak.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2018

	As Reported				Pro Forma Combined
	Allegiance	Post Oak	Pro Forma Adjustments
Assets
Cash and cash equivalents	$190,088	$199,179	$(10,846)	(a)	$378,421
Investment securities	307,411	48,464	—		355,875
Loans held for investment	2,290,494	1,146,661	(15,233)	(b)	3,421,922
Allowance for loan losses	(24,628)	(11,995)	11,995	(c)	(24,628)

Loans, net	2,265,866	1,134,666	(3,238)		3,397,294
Premises and equipment, net	18,605	21,673	—		40,278
Other real estate owned	365	3,133	—		3,498
Goodwill	39,389	4,265	166,697	(d)	210,351
Core deposit intangibles, net	3,079	1,792	12,213	(e)	17,084
Other assets	61,681	19,435	—		81,116

Total assets	$2,886,484	$1,432,607	$164,826		$4,483,917

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$694,880	$423,242	$—		$1,118,122
Interest-bearing	1,589,922	817,909	1,150	(f)	2,408,981

Total deposits	2,284,802	1,241,151	1,150		3,527,103
Borrowed funds	232,569	25,000	—		257,569
Subordinated debt	48,719	—	—		48,719
Other liabilities	8,406	3,720	2,126	(g)	14,252

Total liabilities	2,574,496	1,269,871	3,276		3,847,643

Shareholders’ equity:
Preferred equity	—	—	—		—
Common stock	13,302	124	8,436	(h)	21,862
Capital surplus	219,760	104,803	221,769	(h)	546,332
Retained earnings	82,533	65,809	(76,655)	(i)	71,687
Accumulated other comprehensive loss	(3,607)	(545)	545	(j)	(3,607)
Treasury stock, at cost	—	(7,455)	7,455	(h)	—

Total shareholders’ equity	311,988	162,736	161,550		636,274

Total liabilities and shareholders’ equity	$2,886,484	$1,432,607	$164,826		$4,483,917

(a)	Adjustment reflects transaction related expenses expected to be incurred by Allegiance and Post Oak.
(b)	Adjustment to reflect the estimated fair value of Post Oak’s loan portfolio.
(c)

Adjustment reflects the elimination of Post Oak’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

(d)	Adjustment to eliminate Post Oak’s goodwill of $4.3 million and record estimated goodwill associated with the merger of $171.0 million.

Assets of Post Oak:
Cash and cash equivalents	$199,179
Investment securities	48,464
Loans	1,131,428
Core deposit intangible	14,005
Other assets	44,241

Total assets acquired	1,437,317
Liabilities of Post Oak assumed	1,273,147

Net assets acquired	$164,170

Merger consideration	$335,132
Net assets acquired	164,170

Total goodwill resulting from the acquisition	$170,962

(e)

Adjustment reflects the elimination of Post Oak’s core deposit intangibles in the amount of $1.8 million and records the new fair value estimate of Post Oak’s core deposit intangibles of $14.0 million. The fair value estimate represents a 1.15% premium on Post Oak’s core deposits. The actual amount of such core deposit intangible assets will be determined upon completion of the merger and the estimated pro forma adjustment could change.

(f)	Adjustment to Post Oak’s certificates of deposit to account for current market interest rates.
(g)	Adjustment to deferred tax liability for the fair value accounting adjustments related to the acquired assets and assumed liabilities, based on a 21% statutory tax rate.
(h)	Adjustment to remove Post Oak’s common stock, additional paid in capital and treasury stock and to record the issuance of shares of Allegiance common stock to Post Oak shareholders.
(i)	Adjustment to eliminate Post Oak’s retained earnings that include the impact of acquisition related expenses.
(j)	Adjustment to eliminate Post Oak’s accumulated other comprehensive income balance.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2018

	As Reported
	Allegiance	Post Oak	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands, except per share amounts)
Interest income
Interest and fees on loans	$30,117	14,799	$1,149	(k)	$46,065
Interest on investment securities	2,058	226	—		2,284
Interest on deposits at other financial institution	216	565	—		781

Total interest income	32,391	15,590	1,149		49,130

Interest expense on deposits	3,761	1,904	(84)	(l)	5,581
Interest expense on subordinated debt	705	—	—		705
Interest expense on borrowings	1,036	80	—		1,116

Total interest expense	5,502	1,984	(84)		7,402

Net interest income	26,889	13,606	1,233		41,728
Provision for loan losses	653	250	—		903

Net interest income after provision for loan losses	26,236	13,356	1,233		40,825
Noninterest income
Service charges on deposit accounts	399	504	—		903
Other income	1,247	218	(73)	(m)	1,392

Total noninterest income	1,646	722	(73)		2,295

Noninterest expenses
Salaries and employee benefits	12,794	5,428	—		18,222
Occupancy and equipment	1,679	968	—		2,647
Core deposit intangibles amortization	195	132	376	(n)	703
Other	4,049	1,794	—		5,843

Total noninterest expenses	18,717	8,322	376		27,415

Income before income tax	9,165	5,756	784		15,705
Income tax expense	1,454	1,326	165	(o)	2,945

Net income	$7,711	$4,430	$619		$12,760

Earnings per common share:
Basic	$0.58				$0.59
Diluted	$0.57				$0.58
Weighted average common shares outstanding:
Basic	13,261,755			(p)	21,529,429
Diluted	13,541,660			(q)	22,064,869

(k)

Adjustment reflects the fair value accretion on Post Oak’s loan portfolio for the three months ended March 31, 2018 assuming the merger was consummated on January 1, 2017, based on a preliminary evaluation of the acquired loan portfolio to estimate the necessary credit and interest rate fair value adjustments.

(l)	Adjustment reflects accretion of the premium on acquired Post Oak certificates of deposit for the three months ended March 31, 2018 assuming the merger was consummated on January 1, 2017.
(m)	Adjustment to reverse purchase accounting accretion related to the SSB acquisition recorded during the three months ended March 31, 2018.

(n)

Adjustment to eliminate Post Oak’s amortization expense on core deposit intangible assets and record estimated amortization of acquired core deposit intangible assets for the three months ended March 31, 2018.

(o)	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the statutory tax rate of 21%.
(p)	Adjustment includes the 8,267,674 shares of Allegiance common stock issued in connection with the merger calculated by using the 0.7017 exchange ratio.
(q)

Adjustment includes the 8,267,674 shares of Allegiance common stock issued in connection with the merger calculated by using the 0.7017 exchange ratio and 255,535 diluted shares of Allegiance common stock as a result of Post Oak stock options converted to Allegiance stock options.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

	As Reported
	Allegiance	Post Oak	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands, except per share amounts)
Interest income
Interest and fees on loans	$110,331	$55,250	$6,243	(r)	$171,824
Interest on investment securities	8,445	888	—		9,333
Interest on deposits at other financial institution	662	1,593	—		2,255

Total interest income	119,438	57,731	6,243		183,412

Interest expense on deposits	12,219	5,597	(730)	(s)	17,086
Interest expense on subordinated debt	629	—	—		629
Interest expense on borrowings	2,922	107	—		3,029

Total interest expense	15,770	5,704	(730)		20,744

Net interest income	103,668	52,027	6,973		162,668
Provision for loan losses	13,188	790	—		13,978

Net interest income after provision for loan losses	90,480	51,237	6,973		148,690

Noninterest income
Service charges on deposit accounts	1,468	863	—		2,331
Other income	4,393	3,709	(890)	(t)	7,212

Total noninterest income	5,861	4,572	(890)		9,543

Noninterest expenses
Salaries and employee benefits	44,745	20,192	—		64,937
Occupancy and equipment	4,400	3,807	—		8,207
Core deposit intangibles amortization	781	382	1,931	(u)	3,094
Other	20,036	7,531	—		27,567

Total noninterest expenses	69,962	31,912	1,931		103,805

Income before income tax	26,379	23,897	4,152		54,428
Income tax expense	8,747	8,870	1,453	(v)	19,070

Net income	$17,632	$15,027	$2,699		$35,358

Earnings per common share:
Basic	$1.34				$1.65
Diluted	$1.31				$1.61

Weighted average common shares outstanding:
Basic	13,124,900			(w)	21,392,574
Diluted	13,457,718			(x)	21,982,769

(r)

Adjustment reflects the fair value accretion on Post Oak’s loan portfolio assuming the merger was consummated on January 1, 2017, based on a preliminary evaluation of the acquired loan portfolio to estimate the necessary credit and interest rate fair value adjustments.

(s)	Adjustment reflects accretion of the premium on acquired Post Oak certificates of deposit assuming the merger was consummated on January 1, 2017.
(t)	Adjustment to reverse purchase accounting accretion related to the SSB acquisition recorded during the year 2017.

(u)

Adjustment for the year ended December 31, 2017 to eliminate Post Oak amortization expense on core deposit intangible assets and record estimated amortization of acquired core deposit intangible assets.

(v)	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the statutory tax rate of 21%.
(w)	Adjustment includes the 8,267,674 shares of Allegiance common stock issued in connection with the merger calculated by using the 0.7017 exchange ratio.
(x)

Adjustment includes the 8,267,674 shares of Allegiance common stock issued in connection with the merger calculated by using the 0.7017 exchange ratio and 257,377 diluted shares as a result of Post Oak stock options converted to Allegiance stock options.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table shows unaudited earnings and book value per share data for Allegiance and Post Oak on a historical and pro forma combined company basis after giving effect to the acquisition of Post Oak by Allegiance as of and for the three months ended March 31, 2018 and year ended December 31, 2017. The information should be read together with the historical consolidated financial statements of Allegiance and Post Oak and the pro forma combined consolidated financial statements, including the notes thereto, which are incorporated by reference or included elsewhere in this joint proxy statement/prospectus.

The selected unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under a set of assumptions including the effect of the merger, does not reflect the impact of other factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Post Oak will be reflected in the consolidated financial statements of Allegiance on a prospective basis.

The per equivalent Post Oak share data shows the effect of the merger and the 0.7017 exchange ratio.

	Allegiance Historical	Post Oak Historical	Pro Forma Combined	Per Equivalent Post Oak Share
	(Unaudited)
Book value per share
At March 31, 2018	$23.46	$13.81	$29.50	$20.70
Basic earnings per share:
Three months ended March 31, 2018	$0.58	$0.38	$0.59	$0.42
Year ended December 31, 2017	1.34	1.33	1.65	1.16
Diluted earnings per share:
Three months ended March 31, 2018	$0.57	$0.37	$0.58	$0.41
Year ended December 31, 2017	1.31	1.29	1.61	1.13

RISK FACTORS

An investment by Post Oak’s shareholders in Allegiance common stock as a result of the exchange of shares of Allegiance common stock for shares of Post Oak common stock in the merger involves certain risks. Similarly, a decision on the part of Allegiance shareholders to approve the merger and the issuance of shares of Allegiance common stock in connection with that merger also involves risks for the shareholders of Allegiance, who will continue to hold their shares of Allegiance common stock after the merger. Certain material risks and uncertainties connected with the merger and ownership of Allegiance common stock are discussed below. In addition, Allegiance discusses certain other material risks connected with the ownership of Allegiance common stock and with Allegiance’s business under the caption “Risk Factors” appearing in Allegiance’s Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that it files with the SEC after the date of this joint proxy statement/prospectus, each of which reports is or will be incorporated by reference in this joint proxy statement/prospectus.

Holders of Post Oak common stock and holders of Allegiance common stock should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/ prospectus, in deciding whether to vote for approval of the various proposals for which they may vote at the special meeting of the Post Oak shareholders or the special meeting of the Allegiance shareholders described herein. If any of the risks described in this joint proxy statement/prospectus or those documents incorporated by reference herein result in effects on Allegiance or Allegiance Bank, the value of Allegiance common stock that you, as an existing Allegiance shareholder, currently hold or that you, as an existing Post Oak shareholder, would hold upon consummation of the merger could decline significantly, and the current holders of Allegiance common stock and/or the holders of Post Oak common stock could lose all or part of their respective investments in the Allegiance common stock.

Risks Relating to the Merger

The merger may not be consummated unless important conditions are satisfied.

Allegiance and Post Oak expect the merger to close during the fourth quarter of 2018, but the acquisition is subject to a number of closing conditions. Satisfaction of many of these conditions is beyond Allegiance’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Allegiance and Post Oak may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	the continued accuracy of the representations and warranties made by the parties in the merger agreement;

•	the performance by each party of its respective obligations under the merger agreement;

•	the receipt of required regulatory approvals, including the approval of the FDIC and TDB;

•	the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger;

•	the absence of any material adverse change in the financial condition, business or results of operations of Post Oak or Post Oak Bank;

•	receipt by Allegiance and Post Oak from their respective tax counsel of a federal tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the effectiveness of the registration statement covering the shares of Allegiance common stock that are expected to be issued to Post Oak shareholders as consideration for the merger;

•	the approval of Allegiance’s shareholders with respect to the shares of its common stock that are expected to be issued to Post Oak’s shareholders as consideration for the merger; and

•	the approval by Post Oak’s shareholders of the merger agreement and the merger.

As a result, the merger may not close as scheduled or at all. In addition, either Allegiance or Post Oak may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement—Conditions to Complete the Merger.”

Because the market price of Allegiance common stock will fluctuate, Post Oak shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

Upon completion of the merger, each outstanding share of Post Oak common stock will be converted into the right to receive 0.7017 of a share of Allegiance common stock, together with cash in lieu of a fractional share, subject to adjustment if Post Oak’s tangible common equity is less than the minimum equity required by the merger agreement immediately prior to the closing of the merger, as more fully described below. In addition, if the Allegiance average closing price is less than $32.52 per share and Allegiance common stock underperforms the selected index by more than 20.0%, Allegiance has the right to increase the merger consideration to prevent a termination of the merger agreement by Post Oak. For a discussion of the possible upward adjustment to the aggregate merger consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.” There will be a lapse of time between each of the date of this joint proxy statement/prospectus, the date of the Allegiance special meeting, the date of the Post Oak special meeting and the date on which Post Oak shareholders entitled to receive the merger consideration actually receive the merger consideration. The market value of Allegiance common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Allegiance’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of Allegiance and Post Oak. Consequently, at the time Post Oak shareholders must decide whether to approve the merger agreement, they will not know the actual market value of the shares of Allegiance common stock they may receive when the merger is completed. The value of the merger consideration will depend on the market value of shares of Allegiance common stock on the date the merger consideration is received. This value will not be known at the time of the Post Oak special meeting and may be more or less than the current price of Allegiance common stock or the price of Allegiance common stock at the time of the Post Oak special meeting.

The merger consideration could be reduced if Post Oak’s tangible common equity is less than the minimum equity required by the merger agreement immediately prior to the closing of the merger.

The aggregate merger consideration that Post Oak shareholders would be entitled to receive in the merger will be reduced on a dollar-for-dollar basis (using the average closing price of Allegiance common stock to determine the number of shares to be subtracted from the aggregate merger consideration) to the extent by which Post Oak’s tangible common equity, as defined in the merger agreement, is less than the minimum equity required by the merger agreement. The minimum equity required by the merger agreement is set at approximately $154.3 million if closing were to occur on the last business day of October 2018, and increases by $1.8 million for each month after October (and decreases by $1.8 million for each month prior to October).

Post Oak’s tangible common equity as calculated prior to the closing of the merger will depend in part on the results of Post Oak’s business operations and the management of expenses by Post Oak prior to the closing of the merger. If Post Oak’s earnings are less than it expects or if its expenses are greater than Post Oak expects, Post Oak’s tangible common equity may be less than the minimum equity required by the merger agreement.

Shareholders will not know the exact value of the aggregate merger consideration they will be entitled to receive when they vote with respect to the merger. For a discussion of the possible downward adjustment to the aggregate merger consideration including Post Oak’s estimates of its tangible common equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”

Regulatory approvals may not be received, may take longer than expected or may impose conditions that Allegiance does not anticipate or that cannot be met.

Before the merger may be completed, various approvals must be obtained from bank regulatory authorities, including the FDIC and the TDB. These regulators may impose conditions on the completion of, or require changes to the terms of, the merger. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Allegiance following the completion of the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the merger that are burdensome, not anticipated or cannot be met. If the completion of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of Allegiance and Post Oak may also be materially adversely affected.

The market price of Allegiance common stock after the merger may be affected by factors different from those affecting Post Oak common stock or Allegiance common stock currently.

The businesses of Allegiance and Post Oak differ in some respects and, accordingly, the results of operations of the combined company and the market price of Allegiance’s shares of common stock after the merger may be affected by factors different from those currently affecting the results of operations of each of Allegiance and Post Oak. For a discussion of the business of Allegiance and of certain factors to consider in connection with that business, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Post Oak will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Post Oak and consequently, if the merger occurs, on Allegiance. These uncertainties may impair Post Oak’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Post Oak to seek to change existing business relationships with Post Oak, which could negatively affect Post Oak’s results of operations. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Allegiance. If key employees depart, Allegiance’s business following the merger could be harmed. In addition, the merger agreement restricts Post Oak from making certain acquisitions and loans and taking other specified actions until the merger occurs without the consent of Allegiance. These restrictions may prevent Post Oak from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to the Completion of the Merger” of this joint proxy statement/prospectus for a description of the restrictive covenants to which Post Oak is subject.

Combining the two companies may be more difficult, costly or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.

Allegiance and Post Oak have operated and, until the completion of the merger, will continue to operate, separately. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Allegiance’s ability to successfully combine and integrate the businesses of Allegiance and Post Oak in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Allegiance’s ability to successfully conduct its business, which could have an adverse effect on Allegiance’s financial results and the value of its common stock. If Allegiance experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Allegiance and/or Post Oak to lose customers or cause customers to remove their accounts from Allegiance and/or Post Oak and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Post Oak and Allegiance during this transition period and on the combined company for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

Allegiance’s and Post Oak’s historical and pro forma combined consolidated financial information may not be representative of Allegiance’s results as a combined company.

The unaudited pro forma combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Allegiance’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined financial statements reflect adjustments to illustrate the effect of the merger had they been completed on the dates indicated. Such unaudited pro forma combined financial statements are based upon preliminary estimates to record the Post Oak identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of Post Oak as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Combined Consolidated Financial Statements.”

Allegiance will incur significant transaction and integration costs in connection with the merger.

Allegiance expects to incur significant costs associated with completing the merger and integrating Post Oak’s operations into Allegiance’s operations and is continuing to assess the impact of these costs. Although Allegiance believes that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of Post Oak’s business with Allegiance’s business, will offset incremental transaction and integration costs over time, this net benefit may not be achieved in the near term, or at all.

Post Oak’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a Post Oak shareholder.

Some of Post Oak’s executive officers participated in negotiations of the merger agreement with Allegiance, and the Post Oak Board approved the merger agreement and is recommending that Post Oak shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this joint proxy statement/prospectus, you should be aware that certain of Post Oak’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a Post Oak shareholder. These interests include, as a result of the merger, the payment of certain benefits to Roland L. Williams, Chairman, Chief Executive Officer and President, and Renee C. Bourland, Executive Vice President and Chief Financial Officer, among other Post Oak officers, are entitled under existing agreements and arrangements with Post Oak. For further discussion of the interests of Post Oak’s directors and officers in the merger, see “The Merger—Interests of Directors and Officers of Post Oak in the Merger.”

Holders of Post Oak common stock and Allegiance common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Post Oak common stock and Allegiance common stock currently have the right to vote in the election of the board of directors and on other matters affecting Post Oak and Allegiance, respectively. Upon the completion of the merger, each Post Oak shareholder who receives shares of Allegiance common stock will become an Allegiance shareholder with a percentage ownership of Allegiance that is smaller than the shareholder’s percentage ownership of Post Oak. Based on the number of outstanding shares of common stock of Allegiance and Post Oak on August 1, 2018, it is currently expected that the former Post Oak shareholders as a group will receive shares in the merger constituting approximately 38.4% of the outstanding shares of Allegiance common stock immediately after the merger. As a result, current Allegiance shareholders as a group will own approximately 61.6% of the outstanding shares of Allegiance common stock immediately after the merger. Because of this reduced ownership percentage, Post Oak shareholders may have less influence on the management and policies of Allegiance than they now have on the management and policies of Post Oak, and current Allegiance shareholders may have less influence than they now have on the management and policies of Allegiance. Upon consummation of the merger, Allegiance has agreed to appoint Roland L. Williams and two other current members of the Post Oak Board to the Allegiance Board and the board of directors of Allegiance Bank.

The merger agreement limits Post Oak’s ability to pursue alternatives to the merger.

The merger agreement prohibits Post Oak from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, Post Oak has agreed to pay Allegiance a termination fee of $14.272 million if the transaction is terminated because Post Oak decides to enter into or close another acquisition transaction or up to $775,000 in Allegiance’s expenses if Post Oak fails to call or does not receive the required vote at the Post Oak special meeting and an acquisition proposal (as defined in the merger agreement) exists. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Post Oak from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Post Oak than it might otherwise have proposed to pay.

The fairness opinions rendered to the boards of directors of Allegiance and Post Oak by their respective financial advisors were based on the respective financial analyses performed by each of the financial advisors. The financial advisors considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to such firm, as of the date of their respective opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of these opinions. Allegiance and Post Oak have not obtained, and do not expect to obtain, updated fairness opinions from their respective financial advisors reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The opinions rendered on April 30, 2018 by Raymond James, financial advisor to Allegiance, and by Performance Trust, financial advisor to Post Oak, were based on the respective financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions, which may have changed, or may change, after the date of the opinions. Neither opinion has been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Allegiance or Post Oak, changes in general market and economic conditions or other changes. Any such changes may alter the relative value of Allegiance or Post Oak or the prices of shares of Allegiance common stock or Post Oak common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of such opinions. For a description of the opinion that Allegiance received from its financial advisor, please see “The Merger—Opinion of Allegiance’s Financial Advisor.” For a description of the opinion that Post Oak received from its financial advisor, please see “The Merger—Opinion of Post Oak’s Financial Advisor.”

The shares of Allegiance common stock to be received by Post Oak shareholders as a result of the merger will have different rights than the shares of Post Oak common stock and in some cases may be less favorable.

The rights associated with Post Oak common stock are different from the rights associated with Allegiance common stock. In some cases, the rights associated with the Allegiance common stock may be less favorable to shareholders than those associated with the Post Oak common stock. For example, holders of Post Oak common stock currently elect each member of their board of directors at each annual meeting of the Post Oak shareholders. Upon consummation of the merger, the holders of Post Oak common stock will hold Allegiance common stock that provides that the members of only one of three classes of directors are elected at each annual meeting of Allegiance shareholders, which could have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change in control of Allegiance. See “Comparison of Shareholders’ Rights” for a more detailed description of the shareholder rights of each of Allegiance and Post Oak.

The dissenters’ rights appraisal process relating to shares of the Post Oak common stock is uncertain.

Holders of Post Oak common stock may or may not be entitled to receive more than the amount provided for in the merger agreement for their shares of Post Oak common stock if they elect to exercise their right to dissent from the proposed merger, depending on the appraisal of the fair value of the Post Oak common stock pursuant to the dissenting shareholder procedures under the TBOC. See “The Merger—Dissenters’ Rights of Post Oak Shareholders” and Annex F. For this reason, the amount of cash that such shareholders might be entitled to receive should they elect to exercise their right to dissent to the merger may be more or less than the value of the merger consideration to be paid pursuant to the merger agreement. In addition, it is a condition in the merger agreement that the holders of not more than 5.0% of the outstanding shares of Post Oak common stock shall have exercised their statutory dissenters’ rights under the TBOC. The number of shares of Post Oak common stock for which holders will exercise dissenters’ rights under the TBOC is not known and therefore there is no assurance that this closing condition will be satisfied.

Allegiance and Post Oak have structured the merger to qualify as a reorganization for U.S. federal income tax purposes. However, no ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the merger.

The obligations of Allegiance and Post Oak to complete the merger are conditioned on, among other things, the receipt by Allegiance and Post Oak of tax opinions from Bracewell and Fenimore Kay, respectively, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time of the merger and as set forth and referred to in such opinions, the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. However, no ruling has been or will be sought from the U.S. Internal Revenue Service (referred to as the “IRS”) as to the U.S. federal income tax consequences of the merger. There can be no assurance that the IRS will not successfully challenge the intended tax treatment of the merger. In addition, these opinions will be based on certain tax opinion representations and assumptions (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”). If any of the tax opinion representations and assumptions are incorrect, incomplete or false, or are violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

Each shareholder is urged to read the discussion under “Material U.S. Federal Income Tax Consequences of the Merger,” and to consult its own tax advisor for a full understanding of the tax consequences to such shareholder of the merger.

Risk Related to the Allegiance Charter Amendment Proposal

If the proposed amendment to Allegiance’s Amended and Restated Certificate of Formation is approved, Allegiance will be able to issue additional shares of its common stock in the future, which may adversely affect the market price of Allegiance common stock and dilute the holdings of existing shareholders.

The proposed amendment to Allegiance’s Amended and Restated Certificate of Formation, if approved by Allegiance shareholders, will increase the number of authorized shares of Allegiance’s common stock by 40,000,000 shares. In the future, Allegiance may issue additional shares of Allegiance common stock in connection with another acquisition, to increase its capital resources or to raise additional capital if Allegiance’s or Allegiance Bank’s capital ratios fall below or near the regulatory required minimums. Significant issuances of common stock may dilute the holdings of Allegiance’s existing shareholders or reduce the market price of Allegiance common stock, or both. Holders of Allegiance common stock are not entitled to preemptive rights or other protections against dilution.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference or deemed incorporated by reference into this joint proxy statement/prospectus and any other written or oral statements made by Allegiance and Post Oak from time to time may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this joint proxy statement/prospectus and the documents incorporated by reference herein and therein, regarding strategy, future operations, financial position, estimated revenues and income or losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this joint proxy statement/prospectus and the documents incorporated by reference herein and therein, the words “plan,” “endeavor,” “will”, “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are (or were when made) based on current expectations and assumptions about future events and are (or were when made) based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in the “Risk Factors” section of this joint proxy statement/prospectus.

There are or will be important factors that could cause Allegiance’s or Post Oak’s actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the following:

•

risks related to the merger, including the failure of Post Oak’s shareholders to approve the Post Oak Merger Proposal or the failure of Allegiance’s shareholders to approve either the Allegiance Merger Proposal or the Allegiance Stock Issuance Proposal;

•	the ability of Allegiance and Post Oak to obtain the required regulatory approvals of the merger and the bank merger on the proposed terms and schedule;

•	the ability of Allegiance to successfully combine and integrate the businesses of Allegiance and Post Oak;

•

risks related to the concentration of Allegiance’s business in the Houston metropolitan area, including risks associated with volatility or decreases in oil and gas prices or prolonged periods of lower oil and gas prices;

•	general market conditions and economic trends nationally, regionally and particularly in the Houston metropolitan area;

•	Allegiance’s ability to retain executive officers and key employees and their customer and community relationships;

•	Allegiance’s ability to recruit and retain successful bankers that meet Allegiance’s expectations in terms of customer and community relationships and profitability;

•	risks related to Allegiance’s strategic focus on lending to small to medium-sized businesses;

•

Allegiance’s ability to implement Allegiance’s growth strategy, including through the identification of acquisition candidates that will be accretive to Allegiance’s financial condition and results of operations, as well as permitting decision-making authority at the branch level;

•

risks related to any businesses Allegiance acquires in the future, including exposure to potential asset and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions and possible failures in realizing the anticipated benefits from such acquisitions;

•

risks associated with Allegiance’s owner-occupied commercial real estate loan and other commercial real estate loan portfolios, including the risks inherent in the valuation of the collateral securing such loans;

•	risks associated with Allegiance’s commercial and industrial loan portfolio, including the risk for deterioration in value of the general business assets that generally secure such loans;

•	the accuracy and sufficiency of the assumptions and estimates Allegiance makes in establishing reserves for potential loan losses and other estimates;

•	risk of deteriorating asset quality and higher loan charge-offs, as well as the time and effort necessary to resolve nonperforming assets;

•	potential changes in the prices, values and sales volumes of commercial and residential real estate securing Allegiance’s real estate loans;

•	changes in market interest rates that affect the pricing of Allegiance’s loans and deposits and Allegiance’s net interest income;

•	potential fluctuations in the market value and liquidity of the securities Allegiance holds for sale;

•	risk of impairment of investment securities, goodwill, other intangible assets or deferred tax assets;

•

the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services, which may adversely affect Allegiance’s pricing and terms;

•	risks associated with negative public perception of Allegiance;

•	Allegiance’s ability to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting;

•	risks associated with fraudulent and negligent acts by Allegiance’s customers, employees or vendors;

•	Allegiance’s ability to keep pace with technological change or difficulties when implementing new technologies;

•	risks associated with system failures or failures to protect against cybersecurity threats, such as breaches of Allegiance’s network security;

•	Allegiance’s ability to comply with privacy laws and properly safeguard personal, confidential or proprietary information;

•	risks associated with data processing system failures and errors;

•	potential risk of environmental liability related to owning or foreclosing on real property;

•	the institution and outcome of litigation and other legal proceeding against Allegiance or to which it becomes subject;

•	Allegiance’s ability to maintain adequate liquidity and to raise necessary capital to fund Allegiance’s acquisition strategy and operations or to meet increased minimum regulatory capital levels;

•	Allegiance’s ability to comply with various governmental and regulatory requirements applicable to financial institutions;

•

the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by Allegiance’s regulators, such as the further implementation of the Dodd-Frank Act;

•	governmental monetary and fiscal policies, including the policies of the Federal Reserve;

•	Allegiance’s ability to comply with supervisory actions by federal and state banking agencies;

•	changes in the scope and cost of FDIC insurance and other coverage;

•	systemic risks associated with the soundness of other financial institutions;

•

the effects of war or other conflicts, acts of terrorism (including cyberattacks) or other catastrophic events, including storms, droughts, tornadoes and flooding, that may affect general economic conditions; and

•	other risks and uncertainties listed from time to time in Allegiance’s reports and documents filed with the SEC.

Other factors not identified above, including those described under the headings “Risk Factors” in this joint proxy statement/prospectus and Allegiance’s Annual Report on Form 10-K for the year ended December 31, 2017 and the other documents incorporated by reference into this joint proxy statement/prospectus, may also cause actual results to differ materially from those described in any forward-looking statements. Most of these factors are difficult to anticipate, are generally beyond the control of Allegiance and Post Oak and may prove to be inaccurate. You should consider these factors in connection with considering any forward-looking statements.

All forward-looking statements, expressed or implied, included in or incorporated by reference into this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary note. This cautionary note should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, Allegiance and Post Oak disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward-looking statement is made.

THE POST OAK SPECIAL MEETING

This section contains information for Post Oak shareholders about the Post Oak special meeting that Post Oak has called to allow its shareholders to consider and vote on the Post Oak Merger Proposal. Post Oak is mailing this joint proxy statement/prospectus to you, as a Post Oak shareholder, on or about August 6, 2018. This joint proxy statement/prospectus is accompanied by a notice of the Post Oak special meeting and a form of proxy card that the Post Oak Board is soliciting for use at the Post Oak special meeting and at any adjournments or postponements of the Post Oak special meeting.

Date, Time and Place of the Post Oak Special Meeting

The Post Oak special meeting will be held at the corporate office of Post Oak at 2000 West Loop South, Suite 100, Houston, Texas 77027, at 10:30 a.m. local time, on September 13, 2018. On or about August 6, 2018, Post Oak commenced mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the Post Oak special meeting.

Matters to Be Considered

At the Post Oak special meeting, you, as a Post Oak shareholder, will be asked to consider and vote upon the following matters:

•	the Post Oak Merger Proposal; and

•	the Post Oak Adjournment Proposal.

Completion of the merger is conditioned on, among other things, Post Oak shareholder approval of the merger agreement and the transactions contemplated thereby, including the merger. No other business may be conducted at the Post Oak special meeting.

Recommendation of the Post Oak Board

On April 25, 2018, the Post Oak Board unanimously approved the merger agreement and the transactions contemplated thereby. Based on Post Oak’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger—Post Oak’s Reasons for the Merger; Recommendation of the Post Oak Board,” the Post Oak Board believes that the merger is in the best interests of the Post Oak shareholders.

Accordingly, the Post Oak Board recommends that you vote “FOR” the Post Oak Merger Proposal and “FOR” the Post Oak Adjournment Proposal.

Post Oak Record Date and Quorum

The Post Oak Board has fixed the close of business on August 1, 2018 as the Post Oak record date for determining the holders of Post Oak common stock entitled to receive notice of and to vote at the Post Oak special meeting.

As of the Post Oak record date, there were 11,882,629 shares of Post Oak common stock outstanding and entitled to notice of, and to vote at, the Post Oak special meeting or any adjournment thereof, and such outstanding shares of Post Oak common stock were held by approximately 907 holders of record. Each share of Post Oak common stock entitles the holder to one vote at the Post Oak special meeting on each proposal to be considered at the Post Oak special meeting.

No business may be transacted at the Post Oak special meeting unless a quorum is present. The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Post Oak common stock entitled to be voted at the Post Oak special meeting constitutes a quorum for transacting business at the Post Oak special meeting. All shares of Post Oak common stock present in person or represented by proxy, including abstentions and broker-non votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Post Oak special meeting.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Post Oak Merger Proposal: The affirmative vote of the holders of two-thirds of the outstanding shares of Post Oak common stock is required to approve the Post Oak Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Post Oak special meeting or fail to instruct your bank or broker how to vote with respect to the Post Oak Merger Proposal, it will have the effect of a vote “AGAINST” the proposal.

Post Oak Adjournment Proposal: The affirmative vote of a majority of votes cast on the Post Oak Adjournment Proposal at the Post Oak special meeting, in person or by proxy, is required to approve the Post Oak Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Post Oak special meeting or fail to instruct your bank or broker how to vote with respect to the Post Oak Adjournment Proposal, it will have no effect on the proposal.

Shares Held by Officers and Directors

As of the Post Oak record date, the directors and executive officers of Post Oak and their affiliates beneficially owned and were entitled to vote, in the aggregate, 3,038,559 shares of Post Oak common stock, representing approximately 25.6% of the shares of Post Oak common stock outstanding on that date. The directors and certain officers of Post Oak and Post Oak Bank have entered into a voting agreement with Allegiance, solely in their capacity as shareholders of Post Oak, pursuant to which they have agreed to vote in favor of the merger agreement and the transactions contemplated thereby. The Post Oak shareholders who are party to the voting agreement beneficially own and are entitled to vote in the aggregate approximately 28.9% of the outstanding shares of Post Oak common stock as of the Post Oak record date. Post Oak currently expects that each of its executive officers will vote their shares of Post Oak common stock in favor of the Post Oak Merger Proposal and the Post Oak Adjournment Proposal. As of the Post Oak record date, Allegiance beneficially owned no shares of Post Oak common stock, and the directors and executive officers of Allegiance and their affiliates beneficially owned no shares of Post Oak common stock.

Voting by Proxy or in Person; Incomplete Proxies

A Post Oak shareholder of record as of the Post Oak record date may vote by proxy or in person at the Post Oak special meeting. If you hold your shares of Post Oak common stock in your name as a Post Oak shareholder of record as of the Post Oak record date, to submit a proxy we ask that you complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Post Oak requests that Post Oak shareholders vote by completing and signing the accompanying proxy card and returning it to Post Oak as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Post Oak common stock represented by it will be voted at the Post Oak special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Post Oak common stock represented by the proxy card will be voted as recommended by the Post Oak Board.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

Every Post Oak shareholder’s vote is important. Accordingly, each Post Oak shareholder should sign, date and return the enclosed proxy card whether or not the Post Oak shareholder plans to attend the Post Oak special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

Banks, brokers and other nominees who hold shares of Post Oak common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Post Oak special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. The Post Oak Merger Proposal and the Post Oak Adjournment Proposal are non-routine matters. If your broker, bank or other nominee holds your shares of Post Oak common stock in “street name,” your broker, bank or other nominee will vote your shares of Post Oak common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to a Post Oak Shareholder’s Vote

If you are a shareholder of record, you have the power to change your vote at any time before your shares of Post Oak common stock are voted at the Post Oak special meeting by:

•	attending and voting in person at the Post Oak special meeting;

•	giving notice of revocation of the proxy at the Post Oak special meeting; or

•

delivering to the Secretary of Post Oak at 2000 West Loop South, Suite 100, Houston, Texas 77027 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed. Attendance at the Post Oak special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Post Oak special meeting.

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

In addition to solicitation by mail, Post Oak’s directors, officers, and employees may solicit proxies by personal interview, telephone or electronic mail. Post Oak reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. Post Oak will bear the entire cost of soliciting proxies from you.

Attending the Post Oak Special Meeting

All Post Oak shareholders, including holders of record as of the Post Oak record date and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Post Oak special meeting. Only Post Oak shareholders of record as of the Post Oak record date can vote in person at the Post Oak special meeting. If you are a Post Oak shareholder of record as of the Post Oak record date and you wish to attend the Post Oak special meeting, please bring your proxy card and evidence of your stock ownership, such as your most recent account statement, to the Post Oak special meeting. You should also bring valid picture identification.

A Post Oak shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the Post Oak special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker. You should also bring valid picture identification.

Assistance

If you need assistance in completing your proxy card, have questions regarding Post Oak’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Renee Bourland at (713) 439-3902 or renee.bourland@postoakbank.com.

POST OAK PROPOSALS

Proposal No. 1—Post Oak Merger Proposal

Post Oak is asking its shareholders to adopt the merger agreement and approve the merger. Holders of Post Oak common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Post Oak Board, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Post Oak and the shareholders of Post Oak. See “The Merger—Post Oak’s Reasons for the Merger; Recommendation of the Post Oak Board” for a more detailed discussion of the Post Oak Board’s recommendation.

The Post Oak Board recommends a vote “FOR” the Post Oak Merger Proposal.

Proposal No. 2—Post Oak Adjournment Proposal

The Post Oak special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Post Oak special meeting to adopt the Post Oak Merger Proposal.

If, at the Post Oak special meeting, the number of shares of Post Oak common stock present or represented and voting in favor of the Post Oak Merger Proposal is insufficient to adopt the Post Oak Merger Proposal, Post Oak intends to move to adjourn the Post Oak special meeting in order to enable the Post Oak Board to solicit additional proxies for approval of the Post Oak Merger Proposal. In that event, Post Oak will ask its shareholders to vote upon the Post Oak Adjournment Proposal, but not the Post Oak Merger Proposal.

In this proposal, Post Oak is asking its shareholders to authorize the holder of any proxy solicited by the Post Oak Board on a discretionary basis to vote in favor of adjourning the Post Oak special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Post Oak shareholders who have previously voted.

The Post Oak Board recommends a vote “FOR” the Post Oak Adjournment Proposal.

THE ALLEGIANCE SPECIAL MEETING

This section contains information for Allegiance shareholders about the Allegiance special meeting that Allegiance has called to allow its shareholders to consider and vote on the Allegiance Merger Proposal, the Allegiance Stock Issuance Proposal, the Allegiance Charter Amendment Proposal and the Allegiance Adjournment Proposal. Allegiance is mailing this joint proxy statement/prospectus to you, as an Allegiance shareholder, on or about August 6, 2018. This joint proxy statement/prospectus is accompanied by a notice of the Allegiance special meeting of Allegiance shareholders and a form of proxy card that the Allegiance Board is soliciting for use at the Allegiance special meeting and at any adjournments or postponements of the Allegiance special meeting.

Date, Time and Place of Allegiance Special Meeting

The Allegiance special meeting will be held on September 14, 2018 at The Houstonian Hotel at 111 North Post Oak Lane, Houston, Texas 77024, at 1:00 p.m. local time.

Matters to Be Considered

At the Allegiance special meeting, you, as an Allegiance shareholder, will be asked to consider and vote upon the following matters:

•	the Allegiance Merger Proposal;

•	the Allegiance Stock Issuance Proposal;

•	the Allegiance Charter Amendment Proposal; and

•	the Allegiance Adjournment Proposal.

Recommendation of the Allegiance Board

After careful consideration, the Allegiance Board determined that the merger agreement and the transactions contemplated thereby, including the merger and the related Allegiance share issuance, are advisable and in the best interests of Allegiance and its shareholders. The Allegiance Board unanimously recommends that Allegiance shareholders vote “FOR” the Allegiance Merger Proposal, “FOR” the Allegiance Stock Issuance Proposal, “FOR” the Allegiance Charter Amendment Proposal and “FOR” the Allegiance Adjournment Proposal. See the section of this joint proxy statement/prospectus entitled “The Merger—Allegiance’s Reasons for the Merger; Recommendation of the Allegiance Board” for a more detailed discussion of the Allegiance Board’s recommendation.

Allegiance Record Date and Quorum

The Allegiance Board has fixed the close of business on August 1, 2018 as the Allegiance record date for determining the holders of Allegiance common stock entitled to receive notice of and to vote at the Allegiance special meeting.

As of the Allegiance record date, there were 13,367,590 shares of Allegiance common stock outstanding and entitled to vote at the Allegiance special meeting held by approximately 488 holders of record. Each share of Allegiance common stock entitles the holder to one vote at the Allegiance special meeting on each proposal to be considered at the Allegiance special meeting.

The presence in person or by proxy of a majority of the Allegiance common stock outstanding on the Allegiance record date will constitute a quorum. All shares of Allegiance common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Allegiance special meeting.

Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Allegiance Merger Proposal: The affirmative vote of the holders of two-thirds of the outstanding shares of Allegiance common stock is required to approve the Allegiance Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Allegiance special meeting or fail to instruct your bank or broker how to vote with respect to the Allegiance Merger Proposal, it will have the effect of a vote “AGAINST” the proposal.

Allegiance Stock Issuance Proposal: The affirmative vote of a majority of the votes cast on the proposal at the Allegiance special meeting, in person or by proxy, is required to approve the Allegiance Stock Issuance Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Allegiance special meeting or fail to instruct your bank or broker how to vote with respect to the Allegiance Stock Issuance Proposal, it will have no effect on the proposal.

Allegiance Charter Amendment Proposal: The affirmative vote of the holders of two-thirds of the outstanding shares of Allegiance common stock is required to approve the Allegiance Charter Amendment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Allegiance special meeting or fail to instruct your bank or broker how to vote with respect to the Allegiance Charter Amendment Proposal, it will have the effect of a vote “AGAINST” the proposal.

Allegiance Adjournment Proposal: The affirmative vote of a majority of the votes cast on the proposal at the Allegiance special meeting, in person or by proxy, is required to approve the Allegiance Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Allegiance special meeting or fail to instruct your bank or broker how to vote with respect to the Allegiance Adjournment Proposal, it will have no effect on the proposal.

Shares Held by Officers and Directors

As of the Allegiance record date, there were 13,367,590 shares of Allegiance common stock entitled to vote at the Allegiance special meeting. As of the Allegiance record date, the directors and executive officers of Allegiance and their affiliates beneficially owned and were entitled to vote approximately 1,648,807 shares of Allegiance common stock representing approximately 12.3% of the shares of Allegiance common stock outstanding on that date. Allegiance currently expects that each of its executive officers will vote their shares of Allegiance common stock in favor of the Allegiance Merger Proposal, the Allegiance Stock Issuance Proposal, the Allegiance Charter Amendment Proposal and the Allegiance Adjournment Proposal, although none of them has entered into any agreement obligating him or her to do so. As of the Allegiance record date, Post Oak beneficially owned no shares of Allegiance common stock, and the directors and executive officers of Post Oak and their affiliates beneficially owned, in the aggregate, 2,056 shares of Allegiance common stock or less than 1.0% of the outstanding Allegiance common stock.

Voting by Proxy or in Person; Incomplete Proxies

Each copy of this joint proxy statement/prospectus mailed to holders of Allegiance common stock is accompanied by a form of proxy card with instructions for voting. If you hold shares of Allegiance common stock in your name as an Allegiance shareholder of record as of the Allegiance record date, you should complete and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the Allegiance special meeting. You may also vote your shares through the Internet. Information and applicable deadlines for voting through the Internet are set forth in the enclosed proxy card instructions.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

All shares represented by valid proxies that Allegiance receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted as recommended by the Allegiance Board. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the Allegiance special meeting or at any adjournment or postponement of the Allegiance special meeting.

Shares Held in “Street Name”

Under stock exchange rules, banks, brokers and other nominees who hold shares of Allegiance common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Allegiance special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. The Allegiance Merger Proposal, the Allegiance Stock Issuance Proposal, the Allegiance Charter Amendment Proposal and the Allegiance Adjournment Proposal are all non-routine matters. If your broker, bank or other nominee holds your shares of Allegiance common stock in “street name,” your broker, bank or other nominee will vote your shares of Allegiance common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to an Allegiance Shareholder’s Vote

If you hold stock in your name as an Allegiance shareholder of record as of the Allegiance record date, you may revoke any proxy at any time before the Allegiance special meeting is called to order by (i) signing and returning a proxy card with a later date, (ii) voting by the Internet at a later time, (iii) delivering a written revocation letter to Allegiance’s Corporate Secretary or (iv) attending the Allegiance special meeting in person, notifying the Corporate Secretary and voting by ballot at the Allegiance special meeting.

Any Allegiance shareholder entitled to vote in person at the Allegiance special meeting may vote in person regardless of whether a proxy has been previously given, but your attendance by itself at the Allegiance special meeting will not automatically revoke your proxy unless you give written notice of revocation to the Corporate Secretary of Allegiance before the Allegiance special meeting is called to order.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway, N., Suite 200

Houston, Texas 77040

Attention: Corporate Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

Allegiance is soliciting your proxy in conjunction with the Allegiance share issuance. Allegiance will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Allegiance will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Allegiance common stock and secure their voting instructions. Allegiance will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Allegiance may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Allegiance shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Allegiance Special Meeting

All holders of Allegiance common stock, including holders of record as of the Allegiance record date and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Allegiance special meeting. Allegiance shareholders of record as of the Allegiance record date can vote in person at the Allegiance special meeting. If you are not an Allegiance shareholder of record as of the Allegiance record date, you must obtain a proxy executed in your favor from the record holder of your shares of Allegiance common stock, such as a broker, bank or other nominee, to be able to vote in person at the Allegiance special meeting. If you plan to attend the Allegiance special meeting, you must hold your shares of Allegiance common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Allegiance reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Allegiance special meeting is prohibited without Allegiance’s express written consent.

Assistance

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Allegiance common stock, please contact Investor Relations at (281) 894-3200 or ir@allegiancebank.com or Shareholder Services at Computershare at (800) 962-4284.

ALLEGIANCE PROPOSALS

Proposal No. 1—Allegiance Merger Proposal

Allegiance is asking its shareholders to adopt the merger agreement and approve the merger. Holders of Allegiance common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Allegiance Board unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Allegiance and the shareholders of Allegiance. See “The Merger—Allegiance’s Reasons for the Merger; Recommendation of the Allegiance Board” for a more detailed discussion of the Allegiance Board’s recommendation.

The Allegiance Board recommends that Allegiance shareholders vote

“FOR” the Allegiance Merger Proposal.

Proposal No. 2—Allegiance Stock Issuance Proposal

Under the NASDAQ Listing Rules, a company listed on NASDAQ is required to obtain shareholder approval prior to the issuance of common stock in connection with the acquisition of the stock of another company if the common stock will have upon issuance voting power equal to or in excess of 20.0% of the voting power outstanding before the issuance of stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20.0% of the number of shares of common stock outstanding before the issuance of the stock. If Allegiance and Post Oak complete the merger, the number of shares of Allegiance common stock issued in the merger will exceed 20.0% of the shares of Allegiance common stock outstanding before such issuance. Accordingly, Allegiance must obtain the approval of Allegiance shareholders for the issuance of shares of Allegiance common stock in connection with the merger.

Allegiance is asking its shareholders to approve the issuance of Allegiance common stock in accordance with the terms and conditions of the merger agreement. Holders of Allegiance common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the merger and the Allegiance share issuance. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Allegiance Board unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Allegiance common stock, to be advisable and in the best interests of Allegiance and the Allegiance shareholders. See the section of this joint proxy statement/prospectus entitled “The Merger—Allegiance’s Reasons for the Merger; Recommendation of the Allegiance Board” for a more detailed discussion of the Allegiance Board’s recommendation.

The Allegiance Board recommends that Allegiance shareholders vote

“FOR” the Allegiance Stock Issuance Proposal.

Proposal No. 3—Allegiance Charter Amendment Proposal

Allegiance is proposing to amend its Amended and Restated Certificate of Formation to authorize the issuance of 81,000,000 shares of capital stock, consisting of: (A) one class of 80,000,000 shares of common stock with a par value of $1.00 per share, and (B) one class of 1,000,000 shares of preferred stock with a par value of $1.00 per share.

Currently, Allegiance has the authority to issue 41,000,000 shares of capital stock, consisting of (A) one class of 40,000,000 shares of common stock with a par value of $1.00 per share, and (B) one class of 1,000,000 shares of preferred stock with a par value of $1.00 per share. As of August 1, 2018, 13,367,590 shares of common stock were issued and outstanding, 1,269,714 shares were reserved for issuance pursuant to Allegiance’s 2015 Amended and Restated Stock Awards and Incentive Plan and approximately 8,702,187 shares will be reserved for issuance as consideration in the merger and for existing Post Oak stock awards. As such, approval of the Allegiance Charter Amendment Proposal is not necessary to complete the merger. Allegiance is asking its shareholders to approve the Charter Amendment Proposal so that Allegiance will continue to have the flexibility to pursue future acquisitions, expand its equity compensation and for other general corporate purposes.

After careful consideration, the Allegiance Board unanimously determined that an increase in the number of authorized shares of capital stock is advisable and in the best interests of Allegiance and the shareholders of Allegiance.

The Allegiance Board recommends that Allegiance shareholders vote

“FOR” the Allegiance Charter Amendment Proposal.

Proposal No. 4—Allegiance Adjournment Proposal

The Allegiance special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Allegiance Merger Proposal or the Allegiance Stock Issuance Proposal.

If, at the Allegiance special meeting, the number of shares of Allegiance common stock present or represented and voting in favor of the Allegiance Merger Proposal or the Allegiance Stock Issuance Proposal is insufficient to approve either proposal, Allegiance intends to move to adjourn the Allegiance special meeting in order to solicit additional proxies for the approval of such proposal. In that event, Allegiance will ask its shareholders to vote upon the Allegiance Adjournment Proposal, but not the Allegiance Merger Proposal or the Allegiance Stock Issuance Proposal. In accordance with the Allegiance bylaws (which we refer to as Allegiance’s “bylaws”), a vote to approve the proposal to adjourn the Allegiance special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Allegiance special meeting to approve the Allegiance Merger Proposal or the Allegiance Stock Issuance Proposal may be taken in the absence of a quorum.

In this proposal, Allegiance is asking its shareholders to authorize the holder of any proxy solicited by the Allegiance Board on a discretionary basis to vote in favor of adjourning the Allegiance special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Allegiance shareholders who have previously voted.

The Allegiance Board recommends that Allegiance shareholders vote

“FOR” the Allegiance Adjournment Proposal.

INFORMATION ABOUT POST OAK

Post Oak is a Texas corporation that owns all of the outstanding shares of common stock of Post Oak Bank, N.A., a national bank, with operational headquarters in Houston, Texas. Post Oak Bank offers full commercial and consumer banking services to customers throughout its market areas in and around Houston, Texas. Post Oak Bank has 13 banking locations: 12 located throughout the greater Houston metropolitan area and one in Beaumont, outside of Houston.

Post Oak’s principal executive offices are located at 2000 West Loop South, Suite 100, Houston, Texas 77027, and its telephone number at that location is (713) 439-3900. Additional information about Post Oak and its subsidiary is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Information about Post Oak’s Business

General. Post Oak was incorporated as a Texas corporation in 2008 to serve as a bank holding company for Post Oak Bank. Post Oak does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Post Oak Bank. Its primary activities are to provide assistance in the management and coordination of Post Oak Bank’s financial resources. Post Oak’s principal asset is the outstanding common stock of Post Oak Bank. Post Oak derives its revenues primarily from the operations of Post Oak Bank in the form of dividends received from Post Oak Bank.

Post Oak Bank is a national banking association chartered in 2004, and has served since that time as a community-based financial institution with operations centered in the Houston metropolitan area.

As a bank holding company, Post Oak is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of March 31, 2018, Post Oak, on a consolidated basis, reported total assets of $1.43 billion, total loans of $1.15 billion, total deposits of $1.24 billion and shareholders’ equity of $162.7 million. Post Oak does not file reports with the SEC.

Products and Services. Post Oak Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers throughout the Houston metropolitan area and Beaumont, Texas. Post Oak Bank offers a range of lending services, including real estate, commercial and consumer loans to individuals and small- to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Post Oak Bank’s market areas. Real estate loans offered by Post Oak Bank are secured by first or second mortgages on the subject collateral, and often relate to owner-occupied office and retail buildings. Commercial loans offered include loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for educational needs.

Post Oak Bank offers depository services and various checking account services. Post Oak Bank also offers commercial treasury management services, safe deposit boxes, debit card services, merchant bank card services, wire transfer services, cashier’s checks, telephone banking, Internet banking, direct deposit and automatic transfers between accounts. Post Oak Bank has ATMs at most of its locations. Post Oak Bank’s business is not seasonal in any material respect.

Post Oak Bank funds its lending activities primarily from the core deposit base. Post Oak Bank obtains deposits from its local markets and is not heavily dependent on any single depositor.

Competition. The table below summarizes certain key demographic information relating to Post Oak’s target markets and Post Oak’s presence within those markets.

Metropolitan Statistical Area (“MSA”)	Market Rank(1)	Branch Count	Deposits in Market (in thousands)	Market Share (%)
Houston MSA	22	12	$1,113,742	0.46
Beaumont-Port Arthur MSA	11	1	64,167	1.25

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits as of June 30, 2017.

Each activity in which Post Oak is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Post Oak competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Post Oak competes may have capital resources and legal loan limits substantially higher than those maintained by Post Oak.

Employees. As of April 30, 2018, Post Oak had 189 full-time employees, three part-time employees and one temporary employee, none of whom are covered by a collective bargaining agreement.

Information about Post Oak’s Properties

Post Oak Bank leases its principal executive offices, which are located at 2000 West Loop South, Suite 100, Houston, Texas 77027. Post Oak Bank also leases its branches located at 1302A West Davis Street, Conroe, Texas 77304; 1600 Highway 6 South, Suite 150 Sugar Land, Texas 77478; 1800 Hughes Landing Blvd., Suite 100, The Woodlands, Texas 77380; and 790 W Sam Houston Parkway N, Suite 100, Houston, Texas 77024. Post Oak Bank owns its branches located at 1500 Miller St, Anahuac, Texas 77514; 3330 Antoine Dr., Houston, Texas 77092; 55 Interstate 10 N, Beaumont, Texas 77707; 501 N. Cleveland St, Dayton, Texas 77535; 14770 Northwest Freeway, Houston, Texas 77040; 1302 N. Main St, Liberty, Texas 77575; 4420 East Sam Houston Pkwy S, Pasadena, Texas 77505; and 13010 Murphy Rd., Stafford, Texas 77477.

Post Oak Legal Proceedings

From time to time, Post Oak or Post Oak Bank may become a party to various litigation matters incidental to the conduct of its business. Neither Post Oak nor Post Oak Bank is presently a party to any legal proceeding the resolution of which, in the opinion of Post Oak’s management, would be expected to have a material adverse effect on Post Oak’s business, operating results, financial condition or prospects.

POST OAK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of Post Oak for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Special Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Selected Consolidated Historical Financial Data of Post Oak” and Post Oak’s consolidated financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus. As used in this section, unless the context otherwise requires, references to “Post Oak” refer to Post Oak Bancshares, Inc. and Post Oak Bank, N.A. on a consolidated basis. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that Post Oak believes are reasonable but may prove to be inaccurate. Post Oak assumes no obligation to update any of these forward-looking statements.

Overview

Post Oak is a Texas corporation that owns all of the outstanding shares of common stock of Post Oak Bank, N.A., a national banking association, with operational headquarters in Houston, Texas. Post Oak Bank offers full consumer and commercial banking services to customers throughout its market areas in and around Houston, Texas. Post Oak Bank has 13 banking locations: 12 located throughout the greater Houston metropolitan area and one in Beaumont, outside of the Houston metropolitan area. As of March 31, 2018, Post Oak had total assets of $1.43 billion, total loans of $1.15 billion, total deposits of $1.24 billion and total shareholders’ equity of $162.7 million.

Post Oak generates most of its income from interest income on loans, service charges on customer accounts and interest income from deposits in other financial institutions. Post Oak incurs interest expense on deposits and other borrowed funds and noninterest expenses such as salaries and employee benefits and occupancy expenses. Net interest income is the largest source of Post Oak’s revenue. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in the market interest rates and interest rates Post Oak earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Post Oak’s loan portfolio are affected by, among other factors, economic and competitive conditions in Texas and specifically in the Houston metropolitan area, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within Post Oak’s target market.

On April 1, 2017, Post Oak completed the acquisition of The State Bank of Texas (“TSBOT”), an independent community bank headquartered in Houston, Texas. TSBOT operated two branches, one in Houston, Texas and one in Stafford, Texas. The financial results for the year ended 2017 reflect earnings for the combined entity for the last nine months of the year.

Results of Operations for the Three Months Ended March 31, 2018 and 2017

Net income was $4.4 million for the three months ended March 31, 2018 compared with $2.6 million for the three months ended March 31, 2017, an increase of $1.8 million, or 70.4%. The increase in net income was primarily the result of a $2.3 million increase in net interest income partially offset by a $633 thousand increase in noninterest expense. Annualized returns on average equity were 11.16% and 7.97% and annualized returns on average assets were 1.28% and 0.93%, for the three months ended March 31, 2018 and 2017, respectively.

Net Interest Income

Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. Tax equivalent net interest margin is the ratio of taxable-equivalent net interest income to average earning assets for the period. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and net interest margin.

Three months ended March 31, 2018 compared to March 31, 2017. Net interest income before the provision for possible credit losses for the three months ended March 31, 2018 was $13.6 million compared with $11.3 million for the three months ended March 31, 2017, an increase of $2.3 million, or 19.9%. The increase in net interest income was primarily due to the increase in average interest-earning assets of $261.1 million, or 24.4%, for the three months ended March 31, 2018 compared to the same period in 2017 primarily due to the acquisition of TSBOT and organic loan growth.

Interest income was $15.6 million for the three months ended March 31, 2018, an increase of $3.2 million, or 25.8%, compared with the three months ended March 31, 2017 primarily due to an increase of $2.8 million of interest income and fees on loans during the three months ended March 31, 2018 compared to the same period in 2017 as a result of the increase in average loans outstanding of $218.0 million for the same period.

Interest expense was $2.0 million for the three months ended March 31, 2018, an increase of $938 thousand, or 89.7%, compared with the three months ended March 31, 2017. This increase was primarily due to an increase in average interest-bearing liabilities and an increase in the funding costs on interest-bearing liabilities. Average interest-bearing liabilities increased $219.7 million, or 36.5%, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase in average-bearing liabilities was primarily due to the increase in average interest-bearing deposits of $200.0 million, or 33.2%, during the three months ended March 31, 2018 compared to the same period in 2017. The increase in interest-bearing deposits for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 was impacted by the increase in average money market and savings deposits of $111.7 million, or 36.7%. Additionally, interest expense increased due to the increase in the average cost of interest-bearing liabilities to 98 basis points for the three months ended March 31, 2018 compared to 70 basis points for the same period in 2017.

Tax equivalent net interest margin, defined as net interest income adjusted for tax-free income divided by average interest-earning assets, for the three months ended March 31, 2018 was 4.15%, a decrease of 16 basis points compared to 4.31% for the three months ended March 31, 2017. The average yield on interest earning assets and the average rate paid on interest-bearing liabilities increased over the prior year. The average yield on interest-earning assets of 4.75% and the average rate paid on interest-bearing liabilities, 0.98%, as of March 31, 2018, were primarily impacted by changes in market interest rates as well as changes in the volume and relative mix of the underlying assets and liabilities. Tax equivalent adjustments to net interest margin are the result of increasing income from tax-free securities by an amount equal to the taxes that would have been paid if the income were fully taxable based on a 21.0% and 35.0% federal tax rate for the three months ended March 31, 2018 and 2017, respectively, thus making tax-exempt yields comparable to taxable asset yields.

The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended March 31,
	2018			2017
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$1,149,346	$14,799	5.22%	$931,380	$11,971	5.21%
Securities	48,992	226	1.87%	38,328	168	1.78%
Deposits in other financial institutions	132,501	565	1.73%	100,050	256	1.04%

Total interest-earning assets	1,330,839	15,590	4.75%	1,069,758	12,395	4.70%

Allowance for loan losses	(12,060)			(11,309)
Noninterest-earning assets	88,509			75,526

Total assets	$1,407,288			$1,133,975

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$53,065	46	0.35%	$42,360	36	0.34%
Money market and savings deposits	415,686	928	0.91%	304,018	416	0.55%
Certificates and other time deposits	333,485	930	1.13%	255,887	594	0.94%
Borrowed funds	19,694	80	1.65%	—	—	0.00%

Total interest-bearing liabilities	821,930	1,984	0.98%	602,265	1,046	0.70%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	423,188			396,974
Other liabilities	1,071			2,490

Total liabilities	1,246,189			1,001,729
Shareholders’ equity	161,099			132,246

Total liabilities and shareholders’ equity	$1,407,288			$1,133,975

Net interest rate spread			3.77%			4.00%
Net interest income and margin (1)		$13,606	4.15%		$11,349	4.30%

Net interest income and margin (tax equivalent) (2)		$13,620	4.15%		$11,372	4.31%

(1)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets.
(2)

In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent adjustment has been computed using a federal income tax rate of 21.0% and 35.0% for the three months ended March 31, 2018 and 2017, respectively, and other applicable effective tax rates.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Three Months Ended
	2018 vs. 2017
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans	$2,802	$26	$2,828
Securities	47	11	58
Deposits in other financial institutions	83	226	309

Total increase in interest income	2,932	263	3,195

Interest-Bearing liabilities:
Interest-bearing demand deposits	9	1	10
Money market and savings deposits	153	359	512
Certificates and other time deposits	180	156	336
Borrowed funds	—	80	80

Total increase in interest expense	342	596	938

Increase (decrease) in net interest income	$2,590	$(333)	$2,257

Provision for Possible Credit Losses

Post Oak’s provision for possible credit losses is a charge to income in order to bring its allowance for possible credit losses to a level deemed appropriate by management. The provision for possible credit losses was $250 thousand for the three months ended March 31, 2018 compared to $200 thousand for the same period in 2017, an increase of $50 thousand, or 25.0%. The increase in provision expense was due to growth in the overall loan portfolio as well as an increase in the level of specific reserves needed to cover impaired loans.

Noninterest Income

Post Oak’s primary sources of noninterest income are debit card and ATM card income and service charges on deposit accounts. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the straight-line method.

Three months ended March 31, 2018 compared with the three months ended March 31, 2017. Noninterest income totaled $722 thousand for the three months ended March 31, 2018 compared to $674 thousand for the same period in 2017, an increase of $48 thousand, or 7.1%.

The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Three Months Ended March 31,		Increase (Decrease)
	2018	2017
	(Dollars in thousands)
Service charges on deposit accounts	$218	$221	$(3)
Debit card and ATM card income	195	170	25
Bank owned life insurance income	24	24	—
Wire transfer fees	31	29	2
Rebate from correspondent bank	62	32	30
Other	192	198	(6)

Total noninterest income	$722	$674	$48

Noninterest Expense

Three months ended March 31, 2018 compared with three months ended March 31, 2017. Noninterest expense was $8.3 million for the three months ended March 31, 2018 compared to $7.7 million for the three months ended March 31, 2017, an increase of $633 thousand, or 8.2%. This increase was primarily due to increased expenses related to supporting strategic growth initiatives and the TSBOT acquisition, partially offset by a decrease in professional fees.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Three Months Ended March 31,		Increase (Decrease)
	2018	2017
	(Dollars in thousands)
Salaries and employee benefits	$5,428	$4,722	$706
Occupancy and equipment expense	968	865	103
Data processing	543	534	9
Regulatory assessments and FDIC insurance	275	236	39
Professional fees	279	592	(313)
Office expense	79	101	(22)
Marketing and business development	183	168	15
Loans and other real estate	84	59	25
Core deposit intangible amortization	132	61	71
Other	351	351	—

Total noninterest expense	$8,322	$7,689	$633

Salaries and Employee Benefits. Salaries and benefits increased $706 thousand, or 15.0%, for the three months ended March 31, 2018 compared to the same period in 2017. This increase was primarily attributable to an increase in employees as a result of the TSBOT acquisition.

Professional Fees. Professional fees decreased $313 thousand, or 52.9%, for the three months ended March 31, 2018 compared to the same period in 2017 primarily due to expenses incurred during the first quarter of 2017 related to the TSBOT acquisition.

Efficiency Ratio

The efficiency ratio is a supplemental financial measure utilized in management’s internal evaluation of Post Oak’s performance and is not calculated based on generally accepted accounting principles. A GAAP-based efficiency ratio is calculated by dividing total noninterest expense, excluding credit loss provisions, by net interest income plus total noninterest income, as shown in the Consolidated Statements of Income. The efficiency ratio is calculated by excluding from noninterest income the net gains and losses on the sale of securities, which can vary widely from period to period. Additionally, taxes and provision for loan losses are not included in this calculation. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income and/or being invested to generate future income, while a decrease would indicate a more efficient allocation of resources. Post Oak’s efficiency ratio was 58.08% for the three months ended March 31, 2018 compared to 63.95% for the three months ended March 31, 2017.

Income Taxes

The amount of federal and state income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense decreased $208 thousand, or 13.6%, to $1.3 million for the three months ended March 31, 2018 compared with $1.5 million for the same period in 2017. Post Oak’s effective tax rates were 23.0% and 37.1% for the three months ended March 31, 2018 and 2017, respectively. Post Oak’s effective tax rate decreased for the three months ended March 31, 2018 compared to the same period in 2017 primarily due to the reduction in the U.S. federal statutory income tax rate to 21.0% for 2018 from 35.0% for periods prior to 2018 under the Tax Cuts and Jobs Act enacted on December 22, 2017.

Results of Operations for the Years Ended December 31, 2017 and 2016

Net income was $15.0 million for the year ended December 31, 2017 compared with $10.9 million for the year ended December 31, 2016, an increase of $4.1 million, or 37.5%. The increase in net income was primarily the result of a $7.7 million increase in net interest income partially offset by a $3.7 million increase in noninterest expense. Returns on average equity were 10.19% and 8.69% and returns on average assets were 1.15% and 0.98%, for the years ended December 31, 2017 and 2016, respectively.

Year ended December 31, 2017 compared with the year ended December 31, 2016. Net interest income before the provision for loan losses for the year ended December 31, 2017 was $52.0 million compared with $44.3 million for the year ended December 31, 2016, an increase of $7.7 million, or 17.4%. The increase in net interest income was primarily due to the increase in average interest-earning assets of $181.9 million, or 17.4%, for the year ended December 31, 2017 compared with the year ended December 31, 2016. The increase in average interest-earning assets during the year ended December 31, 2017 as compared to the year ended 2016 was primarily due to the TSBOT acquisition and organic loan growth.

Interest income was $57.7 million for the year ended December 31, 2017, an increase of $9.2 million, or 19.0%, compared with the year ended December 31, 2016 primarily due to an increase of $8.3 million of interest income and fees on loans during the year ended December 31, 2017 compared to the same period in 2016 as a result of the increase in average loans outstanding of $168.8 million for the same period.

Interest expense was $5.7 million for the year ended December 31, 2017, an increase of $1.5 million, or 36.4%, compared with the year ended December 31, 2016. This increase was primarily due to an increase in average interest-bearing liabilities and an increase in the funding costs on interest-bearing liabilities. Average interest-bearing liabilities increased $91.2 million, or 14.4%, for the year ended December 31, 2017 compared with the year ended December 31, 2016, driven partly by the TSBOT acquisition. The increase in average interest-bearing liabilities was primarily due to the increase in average interest-bearing deposits of $82.4 million, or 13.0%, and the use of borrowed funds in an average amount of $8.8 million during the year ended December 31, 2017. The increase in interest-bearing deposits for the year ended December 31, 2017 compared to the year ended December 31, 2016 was primarily due to the increase in average certificates and other time deposits of $50.3 million, or 18.4%.

Tax equivalent net interest margin was 4.24% for both of the years ended December 31, 2017 and 2016. The average yield on interest-earning assets and the average rate paid on interest-bearing liabilities are primarily impacted by changes in market interest rates as well as changes in the volume and relative mix of the underlying assets and liabilities. Tax equivalent adjustments to net interest margin are the result of increasing income from tax-free securities by an amount equal to the taxes that would have been paid if the income were fully taxable based on a 35.0% federal tax rate, thus making tax-exempt yields comparable to taxable asset yields. The tax equivalent yields and net interest margin during the comparable periods are presented based upon a tax rate of 35.0%. Beginning January 1, 2018, tax equivalent yields and the net interest margin will be based upon a tax rate of 21.0% as a result of the Tax Cuts and Jobs Act enacted on December 22, 2017.

The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	Years Ended December 31,
	2017			2016
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$1,061,420	$55,250	5.21%	$892,660	$46,956	5.26%
Securities	51,115	888	1.74%	42,114	708	1.68%
Deposits in other financial institutions	116,866	1,593	1.36%	112,692	840	0.75%

Total interest-earning assets	1,229,401	$57,731	4.70%	1,047,466	$48,504	4.63%

Allowance for loan losses	(11,718)			(10,858)
Noninterest-earning assets	88,888			78,274

Total assets	$1,306,571			$1,114,882

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$45,811	$159	0.35%	$47,090	$168	0.36%
Money market and savings deposits	344,579	2,386	0.69%	311,265	1,513	0.49%
Certificates and other time deposits	323,378	3,052	0.94%	273,039	2,502	0.92%
Borrowed funds	8,843	107	1.21%	1	—	0.00%

Total interest-bearing liabilities	722,611	$5,704	0.79%	631,395	$4,183	0.66%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	431,606			354,336
Other liabilities	4,946			3,291

Total liabilities	1,159,163			989,022
Shareholders’ equity	147,408			125,860

Total liabilities and shareholders’ equity	$1,306,571			$1,114,882

Net interest rate spread			3.91%			3.97%
Net interest income and margin (1)		$52,027	4.23%		$44,321	4.23%

Net interest income and margin (tax equivalent) (2)		$52,151	4.24%		$44,417	4.24%

(1)	The net interest margin is equal to net interest income divided by average interest-earning assets.
(2)

In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent adjustment has been computed using a federal income tax rate of 35.0% for the years ended December 31, 2017 and 2016 and other applicable effective tax rates.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Years Ended December 31,
	2017 vs. 2016
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans	$8,877	$(583)	$8,294
Securities	151	29	180
Deposits in other financial institutions	31	722	753

Total increase in interest income	9,059	168	9,227

Interest-Bearing liabilities:
Interest-bearing demand deposits	(5)	(4)	(9)
Money market and savings deposits	162	711	873
Certificates and other time deposits	461	89	550
Borrowed funds	—	107	107

Total increase in interest expense	618	903	1,521

Increase (decrease) in net interest income	$8,441	$(735)	$7,706

Provision for Possible Credit Losses

The provision for possible credit losses for the year ended December 31, 2017 was $790 thousand compared with $2.0 million for the year ended December 31, 2016. The decreased provision in 2017 was due to minimal charge-offs for that year.

Noninterest Income

Post Oak’s primary sources of noninterest income are debit card and ATM card income and service charges on deposit accounts. Noninterest income does not include loan origination fees which are recognized over the life of the related loan as an adjustment to yield using the interest method.

Year ended December 31, 2017 compared with the year ended December 31, 2016. Noninterest income totaled $4.6 million for the year ended December 31, 2017 compared to $2.5 million for the year ended December 31, 2016, an increase of $2.1 million, or 84.3%. This increase was primarily due to the $1.2 million bargain purchase gain recorded as a result of the TSBOT acquisition, which was primarily due to the excess in appraised value of the acquired premises in excess of TSBOT’s amortized cost, net of deferred tax adjustments.

The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Years Ended December 31,		Increase
	2017	2016	(Decrease)
	(Dollars in thousands)
Service charges on deposit accounts	$863	$879	$(16)
Debit card and ATM card income	732	622	110
Bargain purchase gain	1,220	—	1,220
Bank owned life insurance income	98	99	(1)
(Loss) gain on sale of other real estate	(111)	7	(118)
Wire transfer fees	121	83	38
Rebate from correspondent bank	295	—	295
Other	1,354	791	563

Total noninterest income	$4,572	$2,481	$2,091

Noninterest Expense

Year ended December 31, 2017 compared with the year ended December 31, 2016. Noninterest expense was $31.9 million for the year ended December 31, 2017 compared to $28.2 million for the year ended December 31, 2016, an increase of $3.7 million, or 13.1%. This increase was primarily due to additional expenses incurred related to the TSBOT acquisition.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Years Ended December 31,		Increase
	2017	2016	(Decrease)
	(Dollars in thousands)
Salaries and employee benefits	$20,192	$18,265	$1,927
Occupancy and equipment	3,871	3,514	357
Data processing	2,237	1,732	505
Regulatory assessments and bank insurance	1,258	1,181	77
Professional fees	1,516	1,071	445
Office expense	852	739	113
Marketing and business development	623	615	8
Loans and other real estate	386	304	82
Core deposit intangible amortization	382	243	139
Other	595	560	35

Total noninterest expense	$31,912	$28,224	$3,688

Salaries and Employee Benefits. Salaries and benefits were $20.2 million for the year ended December 31, 2017, an increase of $1.9 million, or 10.6%, compared to the year ended December 31, 2016. This increase was primarily attributable to the employees added as a result of the TSBOT acquisition. The number of Post Oak full-time employees increased to 186 at December 31, 2017 from 167 employees at December 31, 2016.

Occupancy and Equipment. Occupancy and equipment expenses increased $357 thousand, or 10.2%, for the year ended December 31, 2017 to $3.9 million compared to $3.5 million for the year ended December 31, 2016. This increase was primarily due to additional costs incurred as a result of the TSBOT acquisition.

Data Processing. Data processing increased $505 thousand, or 29.2%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. This increase was primarily due to additional expenses incurred related to the TSBOT acquisition.

Professional Fees. Professional fees increased $445 thousand, or 41.5%, for the year ended December 31, 2017 to $1.5 million from $1.1 million for the year ended December 31, 2016 due to additional expenses incurred related to the TSBOT acquisition.

Efficiency Ratio

Post Oak calculates the efficiency ratio by dividing total noninterest expense by the sum of net interest income and noninterest income, excluding net gains and losses on the sale of securities and the bargain purchase gain as a result of the TSBOT acquisition. Additionally, taxes and provision for loan losses are not part of this calculation. The efficiency ratio was 57.62% for the year ended December 31, 2017 compared with 60.31% for the year ended December 31, 2016.

Income Taxes

The amount of federal and state income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $3.2 million, or 55.8%, to $8.9 million for the year ended December 31, 2017 compared with $5.7 million for the same period in 2016 primarily due to an increase in pre-tax net income.

The effective tax rates were 37.1% and 34.3% for the years ended December 31, 2017 and 2016, respectively. The effective tax rate for 2017 was impacted by the adjustment of Post Oak’s deferred tax assets related to the reduction in the U.S. federal statutory income tax rate to 21.0% under the Tax Cuts and Jobs Act enacted on December 22, 2017, substantially offset by the tax free bargain purchase gain and the tax free income from the purchase of additional municipal securities.

Financial Condition

Loan Portfolio

At March 31, 2018, total loans decreased $341 thousand from December 31, 2017. Total loans at December 31, 2017 were $1.15 billion, an increase of $221.4 million, or 23.9%, compared to $925.6 million as of December 31, 2016 primarily due to the 2017 acquisition of TSBOT in addition to the organic growth within the loan portfolio.

Total loans as a percentage of deposits were 92.4%, 91.6% and 92.7% as of March 31, 2018, December 31, 2017 and December 31, 2016, respectively. Total loans as a percentage of assets were 80.0%, 80.2% and 81.9% as of March 31, 2018, December 31, 2017 and December 31, 2016, respectively.

The following table summarizes Post Oak’s loan portfolio by type of loan as of the dates indicated:

	March 31, 2018		December 31, 2017		December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate	$893,059	78.0%	$890,847	77.7%	$744,407	80.5%
Commercial and industrial	206,040	18.0%	205,574	17.9%	142,513	15.4%
Agriculture	7,345	0.6%	8,280	0.7%	9,324	1.0%
Consumer	31,390	2.7%	33,029	2.9%	11,519	1.2%
Other	8,827	0.7%	9,272	0.8%	17,885	1.9%

Total loans	1,146,661	100.0%	1,147,002	100.0%	925,648	100.0%

Allowance for possible credit losses	(11,995)		(12,030)		(11,239)

Loans, net	$1,134,666		$1,134,972		$914,409

Post Oak has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.

In order to manage the diversification of the portfolio, Post Oak segments loans into classes. The real estate loan segment is sub-segmented into classes that primarily include commercial real estate mortgage loans, construction and land development loans, farmland loans, 1-4 family residential loans and multi-family residential loans. Post Oak segments consumer loans into classes that primarily include automobiles and other consumer loans, which include revolving credit plans. Post Oak analyzes the overall ability of the borrower and guarantors to repay a loan. Information and risk management practices specific to Post Oak’s loan segments and classes follows.

Real estate. Post Oak makes commercial real estate mortgage loans which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing Post Oak’s commercial real estate loans can be owner occupied or nonowner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio. The real estate loan portfolio increased $2.2 million, or 0.2%, to $893.1 million as of March 31, 2018 compared to $890.8 million as of December 31, 2017. Total real estate loans as of December 31, 2017 increased $146.4 million, or 19.7%, compared to $744.4 million as of December 31, 2016.

The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. Post Oak seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition.

Construction and land development loans are generally nonowner occupied and are subject to certain risks attributable to the fact that loan funds are advanced over the construction phase and the project is of uncertain value prior to its completion. Construction loans are generally based upon estimates of costs and value associated with the completed project with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay the loan. Post Oak has underwriting and funding procedures designed to address what it believes to be the risks associated with such loans; however, no assurance can be given the procedures will prevent losses resulting from the risks described above.

Post Oak’s real estate lending activities also include the origination of 1-4 family residential and multi-family residential loans. The terms of these loans typically range from three to ten years and are secured by the properties financed. Post Oak requires the borrowers to maintain mortgage title insurance and hazard insurance. Post Oak retains all 1-4 family residential loans for its own portfolio rather than selling such loans into the secondary market.

Commercial and Industrial. Post Oak’s commercial and industrial loans represent credit extended to small to medium sized businesses primarily for the purpose of providing working capital and equipment purchase financing. Commercial and industrial loans often are dependent on the profitable operations of the borrower. These credits are primarily made based on the expected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may also incorporate a personal guarantee. Some shorter term loans may be extended on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans. The commercial and industrial loan portfolio increased $466 thousand, or 0.2%, to $206.0 million as of March 31, 2018 compared to $205.6 million as of December 31, 2017. Total commercial and industrial loans as of December 31, 2017 increased $63.1 million, or 44.2%, compared to $142.5 million as of December 31, 2016.

Agriculture. Post Oak provides crop production and farm equipment loans to local area farmers. Post Oak evaluates these borrowers primarily based on their historical profitability, level of experience in their particular agricultural industry, overall financial capacity and the secondary collateral, including crop insurance, to withstand economic and national fluctuations common to the industry. The agriculture loan portfolio decreased $935 thousand, or 11.3%, to $7.3 million as of March 31, 2018 compared to $8.3 million as of December 31, 2017. Total agriculture loans as of December 31, 2017 decreased $1.0 million, or 11.2%, compared to $9.3 million as of December 31, 2016.

Consumer. Post Oak’s consumer loans include automobile loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 1 to 7 years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by Post Oak’s management. The consumer loan portfolio decreased $1.6 million, or 5.0%, to $31.4 million as of March 31, 2018 compared to $33.0 million as of December 31, 2017. Total consumer loans as of December 31, 2017 increased $21.5 million, or 186.7%, compared to $11.5 million as of December 31, 2016. This increase was primarily due to a significant consumer loan acquired in the TSBOT acquisition.

Other loans. Other loans consist primarily of amounts funded to mortgage companies which are secured by the assignment of various notes receivables representing mortgages on single family residences. In addition, other loans consists of smaller loans to business entities and individuals for various personal and business purposes and overdraft lines of credit principally extended to individuals.

Concentrations of Credit

The vast majority of Post Oak’s lending activity occurs in the Houston metropolitan area. Post Oak’s loans are primarily secured by real estate, including commercial and residential construction, owner occupied and nonowner occupied and multi-family commercial real estate, raw land and other real estate based loans located in the Houston metropolitan area. As of March 31, 2018, December 31, 2017 and 2016, real estate loans represented 77.9%, 77.7% and 80.4%, respectively, of Post Oak’s total loans.

Asset Quality

Nonperforming Assets and Potential Problem Loans. Post Oak has procedures in place to assist in maintaining the overall quality of its loan portfolio. Post Oak has established underwriting guidelines to be followed by its officers to monitor Post Oak’s delinquency levels for any negative or adverse trends.

Post Oak had $5.0 million, $4.4 million and $5.3 million in nonaccrual loans as of March 31, 2018, December 31, 2017 and 2016, respectively.

The following table presents information regarding nonperforming assets as of the dates indicated:

	As of March 31, 2018	As of December 31, 2017	As of December 31, 2016
	(Dollars in thousands)
Nonaccrual loans:
Real estate	$4,174	$3,817	$4,780
Commercial and industrial	632	413	484
Agriculture	—	—	—
Consumer	153	159	—
Other	—	—	—

Total nonaccrual loans	4,959	4,389	5,264
Accruing loans 90 or more days past due	—	—	—

Total nonperforming loans	4,959	4,389	5,264
Other real estate	3,133	—	1,087
Other repossessed assets	—	—	—

Total nonperforming assets	$8,092	$4,389	$6,351

Restructured loans (1)	$1,148	$1,166	$2,289
Nonperforming assets to total assets	0.56%	0.31%	0.56%
Nonperforming loans to total loans	0.43%	0.38%	0.57%

(1)

Restructured loans represent the balance at the end of the respective period for those performing loans modified in a troubled debt restructuring that are not already presented as a nonperforming loan.

Allowance for Possible Credit Losses

The allowance for possible credit losses is a valuation allowance that is established through charges to earnings in the form of a provision for possible credit losses. The amount of the allowance for possible credit losses is affected by the following: (1) charge-offs of loans that decrease the allowance, (2) subsequent recoveries on loans previously charged off that increase the allowance and (3) provisions for loan losses charged to income that increase the allowance. For purposes of determining the allowance for possible credit losses, Post Oak considers the loans in its portfolio by segment, class and risk grade. Management uses judgment to determine the estimation method that fits the credit risk characteristics of each portfolio segment or loan class. To assist in the assessment of risk, management reviews reports related to loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. Post Oak utilizes an independent third party loan review service to review the credit risk assigned to loans on a periodic basis and the results are presented to management for review.

At March 31, 2018 and December 31, 2017, the allowance for possible credit losses amounted to $12.0 million, or 1.05%, of total loans, as of both dates compared with $11.2 million, or 1.21%, as of December 31, 2016. Post Oak believes that the allowance for possible credit losses at March 31, 2018, December 31, 2017 and December 31, 2016 was adequate to cover probable incurred losses in the loan portfolio as of such date.

The following table presents, as of and for the periods indicated, an analysis of the allowance for possible credit losses and other related data:

	For the Three Months Ended March 31, 2018	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
	(Dollars in thousands)
Average loans outstanding	$1,149,346	$1,061,420	$892,660
Gross loans outstanding at end of period	1,146,661	1,147,002	925,648
Allowance for possible credit losses at beginning of period	12,030	11,239	9,894
Provision for possible credit losses	250	790	1,952
Charge-offs:
Real estate	—	(15)	(58)
Commercial and industrial	(290)	(20)	(572)
Agriculture	—	(9)	—
Consumer	(1)	—	—
Other	—	—	—

Total charge-offs for all loan types	(291)	(44)	(630)

Recoveries:
Real estate	—	—	—
Commercial and industrial	6	45	23
Agriculture	—	—	—
Consumer	—	—	—
Other	—	—	—

Total recoveries for all loan types	6	45	23

Net charge-offs	(285)	1	(607)

Allowance for possible credit losses at end of period	$11,995	$12,030	$11,239

Allowance for possible credit losses to total loans	1.05%	1.05%	1.21%
Net charge-offs to average loans (1)	0.10%	0.00%	0.07%
Allowance for possible credit losses to nonperforming loans	241.88%	274.09%	213.51%

(1)	Interim period annualized.

The following table shows the allocation of the allowance for possible credit losses among Post Oak’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.

	As of March 31, 2018		As of December 31, 2017		As of December 31, 2016
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
			(Dollars in thousands)
Balance of allowance for possible credit losses applicable to:
Real estate	$9,337	78.0%	$9,338	77.7%	$9,034	80.5%
Commercial and industrial	2,155	18.0%	2,155	17.9%	1,730	15.4%
Agriculture	77	0.6%	87	0.7%	113	1.0%
Consumer	328	2.7%	346	2.9%	140	1.2%
Other	98	0.7%	104	0.8%	222	1.9%

Total allowance for possible credit losses	$11,995	100.0%	$12,030	100.0%	$11,239	100.0%

In addition to the allowance for possible credit losses at March 31, 2018, December 31, 2017 and 2016, Post Oak held $22 thousand for each of these years in reserve in other liabilities for unfunded loan commitments to provide for the risk of loss inherent in its unfunded lending related commitments.

Available for Sale Securities

As of March 31, 2018, the carrying amount of investment securities totaled $48.5 million, a decrease of $982 thousand, or 2.0%, compared with $49.4 million as of December 31, 2017. The carrying amount of investment securities at December 31, 2017 increased $11.0 million, or 28.5%, compared with $38.5 million as of December 31, 2016. Securities represented 3.4%, 3.5% and 3.4% of total assets as of March 31, 2018, December 31, 2017 and 2016, respectively.

All of the securities in the portfolio are classified as available for sale. Securities classified as available for sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on securities is included in interest income.

The following table summarizes the amortized cost and fair value of the securities in the securities portfolio as of the dates shown:

	March 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Bonds	$16,468	$9	$(73)	$16,404
Agency mortgage-backed securities	16,580	1	(464)	16,117
Municipal securities	16,107	3	(167)	15,943

Total	$49,155	$13	$(704)	$48,464

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Bonds	$16,461	$12	$(51)	$16,422
Agency mortgage-backed securities	17,217	3	(239)	16,981
Municipal securities	16,171	—	(128)	16,043

Total	$49,849	$15	$(418)	$49,446

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
U.S. Government and agency securities:
Bonds	$6,993	$4	$(23)	$6,974
Agency mortgage-backed securities	19,459	12	(384)	19,087
Municipal securities	12,569	1	(148)	12,422

Total	$39,021	$17	$(555)	$38,483

Post Oak does not have the intent to sell any of the securities classified as available for sale while in a loss position and believes that it is not likely that it will have to sell any of these securities before a recovery of cost. The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the securities were acquired. The fair value of these securities is expected to recover as the securities reach their maturity or re-pricing date, or if market rates for such investments decline.

Post Oak does not believe that any of the securities are impaired due to reasons of credit quality. Accordingly, as of March 31, 2018, December 31, 2017 and 2016, Post Oak believes the impairments were temporary, and no impairment loss has been realized in its consolidated statements of income for the periods then ended.

The average yield of Post Oak’s securities portfolio was 1.87% during the three months ended 2018 compared to 1.78% for the same period in 2017. The average yield for the year ended December 31, 2017 was 1.74% compared with 1.68% for the year ended December 31, 2016.

Goodwill and Core Deposit Intangibles

The balance of goodwill as of March 31, 2018, December 31, 2017 and 2016 was $4.3 million. Goodwill resulting from business combinations represents the excess of the consideration paid over the fair value of the net assets acquired. Goodwill is assessed annually for impairment or when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Post Oak’s core deposit intangibles, net as of March 31, 2018, December 31, 2017 and 2016 was $1.8 million, $1.9 million and $952 thousand, respectively. Core deposit intangibles are amortized using a straight-line amortization method over its estimated useful life of five years.

Deposits

Post Oak’s lending and investing activities are primarily funded by deposits. Post Oak offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts.

Total deposits at March 31, 2018, were $1.24 billion, a decrease of $10.7 million, or 0.9%, compared with $1.25 billion at December 31, 2017 due to a decrease of $45.0 million in noninterest-bearing deposits partially offset by a $34.3 million increase in interest-bearing deposits. Deposits at December 31, 2017 increased $253.2 million, or 25.4%, compared with $998.6 million at December 31, 2016. The deposit growth experienced in 2017 was largely the result of the acquisition of TSBOT and organic deposit growth during 2017.

Post Oak’s ratio of average noninterest-bearing deposits to average total deposits was 34.5% for the three months ended March 31, 2018 and 37.7% and 35.9% for the years ended December 31, 2017 and 2016, respectively.

Borrowings

Post Oak has an available line of credit with the Federal Home Loan Bank of Dallas (which we refer to as “FHLB”), which allows Post Oak to borrow on a collateralized basis. FHLB advances are used to manage liquidity as needed. At March, 31, 2018, December 31, 2017 and 2016, Post Oak had an available line of credit with the FHLB, which allows it to borrow up to $500.1 million, $483.8 million and $399.2 million, respectively, on a collateralized basis. Any borrowings would be collateralized by a blanket lien on eligible commercial loans and loans secured by real estate. As of March 31, 2018, outstanding balances with the FHLB were $25.0 million at a weighted average rate of 1.66%. At December 31, 2017, outstanding balances with the FHLB were $15.0 million at a fixed rate of 1.36%. At December 31, 2016, there were no funds borrowed from the FHLB.

Contractual Obligations

Post Oak leases office facilities and equipment under operating leases. Future minimum lease payments under the noncancelable operating leases are as follows:

	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Operating leases	$1,136	$2,254	$1,216	$—	$4,606

Off-Balance Sheet Items

Post Oak is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under commercial lines of credit, revolving credit lines, overdraft protection agreements and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of the instruments reflect the extent of the Post Oak’s involvement in particular classes of financial instruments. Post Oak’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. Post Oak uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

Post Oak evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by Post Oak upon extension of credit, is based on management’s credit evaluation of the customer.

The following is a summary of the various financial instruments entered into by Post Oak as of the dates indicated:

	March 31,	December 31,	December 31,
	2018	2017	2016
	(Dollars in thousands)
Commitments to extend credit—fixed rate	$48,184	$56,269	$28,775
Commitments to extend credit—variable rate	188,534	180,533	144,531
Standby letters of credit	4,674	6,332	4,612

Commitments to Extend Credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Some of the loans that have outstanding commitments may be subject to participation agreements in which Post Oak will sell off a percentage of the commitment when funded, pursuant to the participation agreement.

Standby Letters of Credit. Standby letters of credit are conditional commitments issued by Post Oak to guarantee the performance of a customer to a third party. Post Oak’s credit risk involved in issuing letters of credit is essentially the same as that involved in funding loans facilities.

Liquidity and Capital Resources

Liquidity

Liquidity is the measure of Post Oak’s ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting Post Oak’s operating, capital and strategic cash flow needs and to maintain reserve requirements to operate on an ongoing basis and manage unexpected events, all at a reasonable cost. For the three months ended March 31, 2018 and the years ended December 31, 2017 and 2016, Post Oak’s liquidity needs have been met by core deposits, borrowed funds, security and loan maturities and amortizing investment and loan portfolios. Post Oak has access to purchased funds from correspondent banks, and advances from the FHLB are available under a security and pledge agreement to take advantage of investment opportunities.

Capital Resources

Post Oak is subject to various regulatory capital requirements administered by bank regulators. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures and risk weighting of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Post Oak’s consolidated financial statements. Post Oak believes, as of March 31, 2018, December 31, 2017 and December 31, 2016, that it met all of the capital adequacy requirements to which it is subject.

As of September 30, 2017, the most recent notification from the Office of the Comptroller of the Currency, Post Oak Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Post Oak believes has changed Post Oak Bank’s prompt corrective action category.

The following table provides a comparison of Post Oak Bancshares, Inc. and Post Oak Bank’s leverage and risk-weighted capital ratios as of March 31, 2018 and December 31, 2017 to the minimum and well-capitalized regulatory standards:

	Actual		For Capital Adequacy Purposes		To Be Categorized As Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
POST OAK BANCSHARES, INC.
(Consolidated)
As of March 31, 2018
Total Capital (to risk weighted assets)	$169,241	14.65%	$92,390	8.00%	N/A	N/A
Common Equity Tier 1 Capital (to risk weighted assets)	157,224	13.61%	51,969	4.50%	N/A	N/A
Tier 1 Capital (to risk weighted assets)	157,224	13.61%	69,292	6.00%	N/A	N/A
Tier 1 Capital (to average tangible assets)	157,224	11.16%	56,335	4.00%	N/A	N/A
As of December 31, 2017
Total Capital (to risk weighted assets)	$162,300	14.10%	$91,967	8.00%	N/A	N/A
Common Equity Tier 1 Capital (to risk weighted assets)	150,248	13.10%	51,731	4.50%	N/A	N/A
Tier 1 Capital (to risk weighted assets)	150,248	13.10%	68,975	6.00%	N/A	N/A
Tier 1 Capital (to average tangible assets)	150,248	10.60%	56,531	4.00%	N/A	N/A

	Actual		For Capital Adequacy Purposes		To Be Categorized As Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
POST OAK BANK, N.A.
As of March 31, 2018
Total Capital (to risk weighted assets)	$166,108	14.40%	$92,242	8.00%	$115,303	10.00%
Common Equity Tier 1 Capital (to risk weighted assets)	154,091	13.36%	51,886	4.50%	74,947	6.50%
Tier 1 Capital (to risk weighted assets)	154,091	13.36%	69,182	6.00%	92,242	8.00%
Tier 1 Capital (to average tangible assets)	154,091	11.00%	56,019	4.00%	70,024	5.00%
As of December 31, 2017
Total Capital (to risk weighted assets)	$159,538	13.90%	$91,819	8.00%	$114,774	10.00%
Common Equity Tier 1 Capital (to risk weighted assets)	147,485	12.90%	51,648	4.50%	74,603	6.50%
Tier 1 Capital (to risk weighted assets)	147,485	12.90%	68,864	6.00%	91,819	8.00%
Tier 1 Capital (to average tangible assets)	147,485	10.50%	56,258	4.00%	70,323	5.00%

Total shareholder’s equity was $162.7 million at March 31, 2018 compared with $157.9 million at December 31, 2017, an increase of $4.8 million, or 3.1%, primarily due to net income of $4.4 million for the three months ended March 31, 2018. Total shareholder’s equity increased at December 31, 2017 compared to $129.8 million at December 31, 2016, an increase of $28.1 million, or 21.6%. This increase was primarily due to net income of $15.0 million for the year ended December 31, 2017.

Quantitative and Qualitative Disclosures about Market Risk

Post Oak manages market risk, which for Post Oak is primarily interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of Post Oak Bank. This committee is composed of certain members of the Post Oak Bank board of directors in accordance with asset liability and funds management policies approved by the full board of directors of Post Oak Bank. Post Oak Bank uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.

The following table summarizes the simulated change in net interest income and the economic value of equity over a 12-month horizon as of the dates indicated:

Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income		Percent Change in Economic Value of Equity
	As of March 31, 2018	As of December 31, 2017	As of March 31, 2018	As of December 31, 2017
+300	8.8%	9.4%	5.9%	6.5%
+200	6.1%	6.5%	4.0%	4.4%
+100	2.7%	2.9%	1.7%	2.0%
Base	0.0%	0.0%	0.0%	0.0%
-100	(5.1)%	(5.0)%	(2.4)%	(2.4)%

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

THE MERGER

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Annexes to this document, including the merger agreement. A copy of the merger agreement is included as Annex A and is incorporated herein by reference. You are urged to read the Annexes in their entirety.

Terms of the Merger

The merger agreement provides for, among other things, the merger of Post Oak with and into Allegiance. If the shareholders of Post Oak and Allegiance approve the merger agreement at their respective special meetings, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2018, although delays could occur. As a result of the merger, holders of Post Oak common stock will be entitled to receive whole shares of Allegiance common stock, with cash paid in lieu of fractional shares, and will no longer be owners of Post Oak stock. As a result of the merger, certificates for Post Oak common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, each outstanding share of Post Oak common stock will be converted into the right to receive 0.7017 of a share of Allegiance common stock (plus cash in lieu of a fractional share), subject to adjustment under certain circumstances, in the manner set forth in the merger agreement and discussed below. In addition, each outstanding option to purchase a share of Post Oak common stock will be converted into an option to purchase 0.7017 of a share of Allegiance common stock and the exercise price will be the exercise price for the Post Oak option divided by 0.7017.

If Post Oak’s tangible equity capital as of the fifth business day preceding the closing date (which we refer to as the calculation date) is less than the minimum equity required by the merger agreement, the aggregate merger consideration that Post Oak shareholders would be entitled to receive in the merger will be reduced on a dollar-for-dollar basis (using the average closing price of Allegiance common stock to determine the number of shares to be subtracted from the aggregate merger consideration). The minimum equity required by the merger agreement is set at approximately $154.3 million if closing were to occur on the last business day of October 2018, and increases by $1.8 million for each month after October (and decreases by $1.8 million for each month prior to October). Pursuant to the terms of the merger agreement, tangible equity capital is defined as the sum of the capital stock, capital surplus and retained earnings of Post Oak (as determined pursuant to GAAP), minus goodwill and core deposit intangibles, net of accumulated amortization, on a consolidated basis. For purposes of calculating the minimum equity required, Post Oak must include adjustments made for certain items related to the merger as more fully described in the merger agreement.

In addition, if (1) the average closing price of the Allegiance common stock is less than $32.52 and (2) the number obtained by dividing the average closing price by $40.65 is less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price and subtracting 0.20 from such quotient, then Post Oak may give notice of its intent to terminate the merger agreement, at which time Allegiance has the discretion, but not the obligation, to increase the merger consideration by increasing the number of shares of Allegiance common stock in the aggregate merger consideration such that the value of the aggregate merger consideration is equal to at least $278,564,572 (valuing the aggregate stock consideration based on the average closing price in accordance with the merger agreement). The Final Index Price, as such term is used herein, is the average of the daily closing value of the Index for the 20 consecutive trading days ending on and including the fifth trading day preceding the closing date. The Initial Index Price, as such term is used herein, is $42.75 (the closing value of the Index on the date immediately prior to the date of the merger agreement). The Index, as such term is used herein, means the financial institutions with the following trading symbols on an equal weighted basis: CBTX, FFIN,

GNBC, GNTY, IBTX, IBOC, LTXB, PB, SBSI and VBTX. If Allegiance elects to increase the merger consideration, Post Oak will no longer have the right to terminate the merger agreement for these reasons. If Allegiance elects not to increase the merger consideration, Post Oak may terminate the merger agreement.

As noted above, Allegiance will not issue any fractional shares of Allegiance common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average closing price of Allegiance common stock as determined pursuant to the merger agreement.

Background of the Merger

From time to time, the Post Oak Board has engaged in reviews and discussions of Post Oak’s long-term strategies and objectives, considering ways that it might enhance shareholder value and Post Oak’s performance and prospects in light of competitive and other relevant factors. Strategic options considered by the Post Oak Board have included expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with another financial institution.

The Allegiance Board and senior management of Allegiance regularly conduct reviews of Allegiance’s corporate strategies, business objectives and long-term prospects to assess whether there are opportunities to better maximize shareholder value and the overall success of their organization. The Allegiance Board and senior management consider, without limitation, the historical and projected future financial performance, including projected organic growth; the state of the banking industry, generally and in the greater Houston metropolitan area specifically, including consolidation trends and likely opportunities for acquisitive growth; the state of the national and local economies; the business cycle and stock market performance; and the current and prospective regulatory environment and related compliance costs. These reviews include periodic assessment of whether the organization’s corporate strategies, business objectives and long-term prospects could be advanced through business combinations or strategic acquisitions. Since Allegiance’s initial public offering in October 2015, George Martinez, Allegiance’s Chairman and Chief Executive Officer, and Steve Retzloff, Allegiance’s President, have been actively engaged in establishing and maintaining relationships with executives of Houston-based banks that could represent logical potential business combinations for Allegiance, including Post Oak.

On October 10, 2017, the Post Oak Board engaged Performance Trust Capital Partners, LLC to act as independent financial advisor with respect to Post Oak’s ongoing strategic planning and the Post Oak Board’s consideration of alternative strategies to continue to enhance long-term shareholder value. The Post Oak Board specifically requested that Performance Trust explore a value enhancement process for Post Oak. As part of its engagement, Performance Trust worked with the management of Post Oak to review Post Oak’s financial performance, reviewed strategic alternatives, and periodically presented to management and the Post Oak Board on matters of strategic interest. As part of the analysis of various strategic alternatives for Post Oak, Performance Trust and Post Oak’s management and the Post Oak Board considered an initial public offering for Post Oak. As a result of such analysis, the Post Oak Board determined to not pursue an initial public offering for Post Oak due to the cost and timing of such a transaction.

During the first two quarters of 2017, Performance Trust had discussions with many potential buyers for Post Oak that were known to Performance Trust to have an interest in the Houston metropolitan area. Post Oak received expressions of interest from six financial institutions regarding the possibility of a strategic transaction. Discussions with these institutions continued throughout the third quarter of 2017, with some institutions indicating a greater level of interest than others. Such discussions included initial offers and expressions of interest ranging from $295.6 million to $333.0 million in aggregate consideration. As a result of these initial offers, Post Oak entered into a non-binding letter of interest with a potential purchaser which provided for a 60-day exclusivity period in which the potential purchaser and Post Oak each would perform due diligence on the other. Following the performance of due diligence, the Post Oak Board determined that the potential purchaser was not a good cultural fit for Post Oak, and the letter of intent expired by its terms without the execution of a definitive agreement.

During December 2017 and January 2018, Performance Trust contacted four parties that had been previously identified during the strategic planning process to gauge their interest in a potential strategic transaction with Post Oak. These parties were selected in consultation with Post Oak based upon their size, capacity to pay, stock liquidity and strategic interest in Post Oak or banks in the Texas marketplace. Allegiance was one of the parties contacted by Performance Trust during this process. These discussions resulted in written offers ranging from $325.0 million to $340.0 million.

On February 13, 2018, Allegiance entered into a non-disclosure agreement and was given access to preliminary diligence materials regarding Post Oak. On February 27, 2018, Post Oak entered into a non-disclosure agreement and was given access to preliminary diligence materials regarding Allegiance.

On March 1, 2018, Mr. Retzloff and Paul Egge, Allegiance’s Chief Financial Officer, attended a meeting at Performance Trust’s office with Roland L. Williams to discuss the potential merits of the proposed transaction.

On March 5, 2018, Allegiance provided Post Oak a non-binding letter of interest that contemplated Allegiance acquiring all of the issued and outstanding Post Oak common stock in a transaction for shares of Allegiance common stock, subject to among other things completion of due diligence and entry into a definitive agreement.

On March 8, 2018, Mr. Williams and Mr. Retzloff met and discussed the terms of the letter of interest. Post Oak and Allegiance continued discussions following the meeting and continued negotiating terms of the non-binding letter of interest.

On March 12, 2018, Post Oak engaged Fenimore Kay, as legal counsel, to assist with matters related to a proposed transaction. On March 13, 2018, Allegiance engaged Bracewell, as legal counsel, to assist with matters related to a proposed transaction.

On March 14, 2018, Allegiance submitted a revised non-binding letter of interest to Post Oak. The non-binding letter of interest contemplated Allegiance acquiring all of the issued and outstanding Post Oak common stock in a transaction for 8,470,000 shares of Allegiance common stock.

On March 15, 2018, the Post Oak Board reviewed and considered the proposed transaction during its regular monthly meeting. At the meeting, representatives of Performance Trust and Fenimore Kay explained the terms of the non-binding letter of interest to Post Oak.

On March 16, 2018, Allegiance and Post Oak executed the non-binding letter of interest, and both parties commenced reciprocal due diligence on the other. Allegiance management informed the Allegiance Board of the non-binding letter of interest after it was executed.

Allegiance provided an initial draft of the merger agreement to Post Oak on March 28, 2018. During the next few weeks, Fenimore Kay and management of Post Oak discussed and negotiated with Bracewell and management of Allegiance the various legal and business terms of the merger agreement and the potential acquisition transaction. Primary subjects of these negotiations included the amount and scope of adjustments to the aggregate merger consideration calculation; treatment of stock options; tax, accounting and contract issues relating to executive compensation; representations, warranties and covenants of Post Oak; and the amount of any fees upon termination.

On April 12, 2018, Allegiance entered into a confidentiality agreement with Raymond James to discuss the proposed transaction and to allow Raymond James to start reviewing confidential information regarding the proposed transaction. On April 20, 2018, Allegiance officially engaged Raymond James to provide a fairness opinion for the proposed transaction.

On April 19, 2018, the Post Oak Board held a special meeting to review and consider the proposed transaction with Allegiance. At that meeting, representatives of Fenimore Kay explained the terms of the merger agreement and related transaction documents. Also at the meeting, representatives of Performance Trust reviewed the financial aspects of the proposed merger and summarized the strategic and financial rationale for the transaction for both parties and responded to questions by the Post Oak Board. At that time, the Post Oak Board determined that there continued to be open legal and business issues relating to the merger agreement and related transaction documents. The Post Oak Board requested that Fenimore Kay and Performance Trust continue negotiations with the legal and financial advisors for Allegiance.

On April 23, 2018, the Allegiance Board held a special meeting to review and consider that status and terms of the proposed transaction with Post Oak. Representatives of Raymond James reviewed with the Allegiance Board the financial aspects of the proposed merger. Raymond James then informed the Allegiance Board that it believed it was in a position to render its opinion as to the fairness of the exchange ratio from a financial point of view when requested by the Allegiance Board. On April 30, 2018, Raymond James delivered its opinion to the Allegiance Board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Raymond James as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Allegiance. After further discussion among the directors, including with respect to the factors described in “The Merger—Allegiance’s Reasons for the Merger; Recommendation of the Allegiance Board,” the Allegiance Board unanimously determined that the merger and the merger agreement were advisable, fair to, and in the best interests of, Allegiance and its shareholders, and unanimously approved the merger agreement and the transactions contemplated thereby and recommended the adoption and approval of the merger agreement and transactions to the Allegiance shareholders.

On April 25, 2018, the Post Oak Board held a second special meeting to review and consider the status and terms of the proposed transaction with Allegiance. Representatives of Fenimore Kay provided an update to the Post Oak Board on the negotiations with Allegiance and the status of the terms and conditions of the merger agreement and the related transaction documents. Representatives of Performance Trust updated the Post Oak Board on the financial aspects of the proposed merger. At the Post Oak Board’s request, Performance Trust then delivered its oral opinion, which was confirmed in writing and later updated as of April 30, 2018, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Performance Trust as set forth in its opinion, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Post Oak common stock. After further discussion among the directors and Post Oak’s advisors, including with respect to the factors described in “The Merger—Post Oak’s Reasons for the Merger; Recommendation of the Post Oak Board,” the Post Oak Board unanimously determined that the merger and the merger agreement were advisable, fair to, and in the best interests of, Post Oak and its shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the Post Oak shareholders. After this meeting, the parties continued work to finalize the merger agreement and entered into the merger agreement and announced the transaction in a joint press release following the close of trading on April 30, 2018.

Recommendation of Post Oak’s Board and Its Reasons for the Merger

After careful consideration, at its meeting on April 25, 2018, the Post Oak Board determined that the merger is in the best interests of Post Oak and its shareholders and that the consideration to be received in the merger is fair to the Post Oak shareholders. Accordingly, the Post Oak Board unanimously approved the merger agreement and the transactions contemplated thereby and recommended that the Post Oak shareholders vote “FOR” the Post Oak Merger Proposal.

The Post Oak Board believes that partnering with Allegiance and becoming the largest locally-focused community bank in the Houston metropolitan area will maximize the long-term value of its shareholders’

investment in Post Oak, and that the merger will provide the combined company with additional resources necessary to compete more effectively in the Houston metropolitan area and Beaumont, Texas.

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Post Oak Board evaluated the merger and the merger agreement, in consultation with Post Oak’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

•	the strong business, operations, financial and regulatory condition, earnings and prospects of Allegiance;

•

its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of Post Oak and Allegiance, development, productivity, profitability and strategic options;

•

the complementary aspects of Post Oak’s and Allegiance’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•

the Post Oak Board’s belief that a merger with Allegiance would allow Post Oak shareholders to participate in the future performance of a combined company that would have better future prospects than Post Oak was likely to achieve on a stand-alone basis or through other strategic alternatives;

•	the Post Oak Board’s belief that Post Oak and Allegiance share a similar strategic vision;

•	Allegiance’s commitment to enhancing its strategic position in its markets;

•

the fact that the merger consideration paid in the form of Allegiance common stock would allow former Post Oak shareholders to participate as Allegiance shareholders in the growth of Allegiance and in any synergies resulting from the merger;

•

the limited liquidity that Post Oak shareholders have with respect to their investment in Post Oak, for which there is no active public market, and the fact that as Allegiance shareholders, Post Oak’s shareholders would be expected to have increased liquidity in the form of a publicly-traded, NASDAQ-listed security;

•	the value of the merger consideration compared to the current and projected book value of Post Oak and compared to similar recent transactions in the industry;

•	the fact that the merger consideration paid in the form of Allegiance common stock is expected to be tax-free to Post Oak shareholders;

•	the terms of the merger agreement, and the presentation by Post Oak’s legal advisors regarding the merger and the merger agreement;

•

the financial presentation of Performance Trust, dated April 25, 2018, to the Post Oak Board and the opinion of Performance Trust, dated April 30, 2018, to the Post Oak Board to the effect that, as of April 30, 2018, and subject to the assumptions, limitations and qualifications set forth in the opinion, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Post Oak common stock, as more fully described below under the section of this joint proxy statement/prospectus entitled “—Opinion of Post Oak’s Financial Advisor”;

•	the likelihood that the regulatory and other approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions; and

•	the likelihood of Allegiance consummating the merger based upon Allegiance’s history of completing other merger transactions.

The Post Oak Board also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risks and costs to Post Oak if the merger is not completed;

•

the fact that the merger consideration, which consists of shares of Allegiance common stock, provides less certainty of value to Post Oak shareholders compared to a transaction in which they would receive only cash consideration due to the potential for a decline in the value of Allegiance common stock—whether before or after consummation of the merger—which would reduce the value of the consideration received by Post Oak’s shareholders;

•

the provisions of the merger agreement restricting Post Oak’s solicitation of third party acquisition proposals and the fact that Post Oak would be obligated to pay a termination fee or Allegiance’s expenses following the termination of the merger agreement in certain circumstances;

•	the potential for unintended delays in the regulatory approval process; and

•

the interests of certain of Post Oak’s directors and executive officers in the merger that are different from, or in addition to, their interests as Post Oak shareholders, which are further described in the section of this joint proxy statement/prospectus entitled “- Interests of Post Oak’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Post Oak Board is not intended to be exhaustive, but is believed to include the material factors considered by the Post Oak Board. The Post Oak Board collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Post Oak Board determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Post Oak Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Post Oak Board may have given different weight to different factors. The Post Oak Board conducted an overall analysis of the factors described above including thorough discussions with Post Oak management and Post Oak’s advisors, and considered the factors overall to be favorable to, and to support, its determination.

POST OAK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER.

Opinion of Post Oak’s Financial Advisor

On October 10, 2017, Performance Trust was engaged to advise the Post Oak Board with respect to ongoing strategic planning and the consideration of alternative strategies, including a possible merger. On April 30, 2018, Performance Trust rendered to the Post Oak Board its written opinion with respect to the fairness, from a financial point of view, to the holders of Post Oak common stock, of the Aggregate Merger Consideration.

Performance Trust’s opinion was directed to the Post Oak Board and only addressed the fairness, from a financial point of view, to the holders of Post Oak common stock of the Aggregate Merger Consideration and did not address any other aspect or implication of the merger. The references to Performance Trust’s opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion, which is included as Annex D to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Performance Trust in preparing its opinion. However, neither Performance Trust’s opinion, nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to the Post Oak Board or any shareholder of Post Oak as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Performance Trust’s opinion was furnished for the use and benefit of the Post Oak Board (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Performance Trust will not be deemed to have, any fiduciary duty to the Post Oak Board, Post Oak, any security holder or creditor of Post Oak or any other person, regardless of any prior or ongoing advice or relationships.

In issuing its opinion, among other things, Performance Trust:

•	reviewed a draft, dated April 30, 2018, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to Post Oak, Post Oak Bank, Allegiance and Allegiance Bank;

•

reviewed certain other business, financial and operating information relating to Post Oak, Post Oak Bank, Allegiance, and Allegiance Bank provided to Performance Trust by the management of Post Oak and the management of Allegiance, including financial forecasts for Post Oak for the 2018 to 2022 fiscal years ending December 31, and financial forecasts for Allegiance for the 2018 to 2022 fiscal years ending December 31;

•	met with, either by phone or in person, certain members of the management of Post Oak and Allegiance to discuss the business and prospects of Post Oak and Allegiance and the proposed merger;

•

reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced;

•	reviewed certain financial data of Post Oak and Allegiance, and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant;

•	reviewed the stock price performance of Allegiance since January 1, 2018 and since its IPO and compared that to the performance of selected companies and indexes;

•	reviewed and compared certain financial metrics of Post Oak with certain financial metrics of Allegiance that Performance Trust deemed relevant; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Performance Trust deemed relevant.

In connection with its review, Performance Trust has not independently verified any of the foregoing information and Performance Trust has assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Post Oak that Performance Trust used in its analyses, the management of Post Oak has advised Performance Trust, and it has assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Post Oak as to the future financial performance of Post Oak and Performance Trust expresses no opinion with respect to such estimates or the assumptions on which they are based. Performance Trust has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Post Oak and Allegiance since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Performance Trust that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Performance Trust incomplete or misleading. Performance Trust has also assumed, with Post Oak’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Post Oak, Allegiance or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to Performance Trust’s analyses or its opinion. Performance Trust has assumed, with Post Oak’s consent, that the merger agreement, when executed by the parties thereto, conformed to the draft reviewed by Performance Trust in all respects material to its analyses.

Performance Trust’s opinion only addresses the fairness, from a financial point of view, of the Aggregate Merger Consideration to the holders of Post Oak common stock in the manner set forth in the full text of its opinion, which is included as Annex D, and the opinion does not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise.

The issuance of Performance Trust’s opinion was approved by an authorized internal committee of Performance Trust.

Performance Trust’s opinion was necessarily based upon information made available to it as of the date the opinion was delivered of April 30, 2018, and financial, economic, market and other conditions as they existed and could be evaluated on the date the opinion was delivered. Performance Trust has no obligation to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date the opinion was delivered. Performance Trust’s opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Post Oak, nor does it address the underlying business decision of Post Oak or the Board to approve, recommend or proceed with the merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Performance Trust has relied on, with Post Oak’s consent, advice of the outside counsel and the independent accountants of Post Oak, and on the assumptions of the management of Post Oak, as to all legal, regulatory, accounting, insurance and tax matters with respect to Post Oak, Allegiance, and the merger.

In preparing its opinion to the Post Oak Board, Performance Trust performed a variety of analyses, including those described below. The summary of Performance Trust’s analyses is not a complete description of the analyses underlying Performance Trust’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Performance Trust’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Performance Trust arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Performance Trust believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Performance Trust considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Performance Trust did not make separate or quantifiable judgments regarding individual analyses. The implied value reference ranges indicated by Performance Trust’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Post Oak’s control, Allegiance’s control and Performance Trust’s control. Much of the information used in, and accordingly the results of, Performance Trust’s analyses are inherently subject to substantial uncertainty.

Performance Trust’s opinion and analyses were provided to the Post Oak Board in connection with its consideration of the proposed merger and were among many factors considered by the Post Oak Board in evaluating the proposed merger. Neither Performance Trust’s opinion nor its analyses were determinative of the merger consideration or of the views of Post Oak Board with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with Performance Trust’s opinion rendered to the Post Oak Board on April 30, 2018. No company or transaction used in the analyses described below is identical or directly comparable to Post Oak or the proposed transaction. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Performance Trust’s analyses.

Summary of Aggregate Merger Consideration and Implied Transaction Metrics

Performance Trust reviewed the financial terms of the proposed merger. Based on an assumption that each outstanding share of Post Oak common stock would be converted into the right to receive 0.7017 of a share of Allegiance common stock and that each outstanding option of Post Oak would be converted into an option of Allegiance, with the number of options and strike price adjusted for the exchange ratio, and based on Allegiance’s closing stock price of $41.65 as of April 24, 2018, Performance Trust calculated an aggregate implied transaction value of $356.9 million. Based upon historical financial information for Post Oak as of or for the last 12 months (“LTM”) ended December 31, 2017 and projected financial information for 2018 as provided by the senior management of Post Oak, Performance Trust calculated the implied transaction metrics listed in the table below. Note that Post Oak’s reported LTM earnings were adjusted to exclude the impact of the corporate tax rate change in the fourth quarter of 2017 and to exclude the bargain purchase gain and transaction expenses resulting from Post Oak’s acquisition of The State Bank of Texas.

Transaction Value / Tangible Book Value	235%
Transaction Value / LTM Earnings	22.9x
Transaction Value / 2018E Earnings	16.1x
Transaction Value / Assets	25.0%
Core Deposit Premium	21.6%

Selected Nationwide Transactions Analysis. Performance Trust analyzed publicly available financial information relating to selected nationwide business combinations and other transactions Performance Trust deemed relevant. Performance Trust considered transactions with publicly disclosed deal values announced between November 8, 2016 and April 24, 2018 involving targets with total assets between $1.0 billion and $3.0 billion, last 12 months’ return on average assets between 0.75% and 1.5%, tangible equity to tangible assets between 8.0% and 12.0% and nonperforming assets to assets less than 2.0%. These transactions were selected because the target companies were deemed to be similar to Post Oak in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed merger. The 20 selected transactions used in this analysis included (buyer / seller—announce date):

•	CenterState Bank Corporation / Charter Financial Corporation—April 24, 2018

•	WesBanco, Inc. / Farmers Capital Bank Corporation—April 19, 2018

•	Ameris Bancorp / Hamilton State Bancshares, Inc.—January 26, 2018

•	TriCo Bancshares / FNB Bancorp—December 11, 2017

•	Midland States Bancorp, Inc. / Alpine Bancorporation, Inc.—October 16, 2017

•	Arvest Bank Group, Inc. / Bear State Financial, Inc.—August 22, 2017

•	Pacific Premier Bancorp, Inc. / Plaza Bancorp—August 9, 2017

•	Old National Bancorp / Anchor Bancorp, Inc.—August 8, 2017

•	Southside Bancshares, Inc. / Diboll State Bancshares, Inc.—June 12, 2017

•	Carolina Financial Corporation / First South Bancorp, Inc.—June 12, 2017

•	Sandy Spring Bancorp, Inc. / WashingtonFirst Bankshares, Inc.—May 16, 2017

•	TowneBank / Paragon Commercial Corporation—April 27, 2017

•	Home BancShares, Inc. / Stonegate Bank—March 27, 2017

•	Heartland Financial USA, Inc. / Citywide Banks of Colorado, Inc.—February 13, 2017

•	First Busey Corporation / First Community Financial Partners—February 6, 2017

•	Simmons First National Corporation / First Texas BHC, Inc.—January 23, 2017

•	Columbia Banking System, Inc. / Pacific Continental Corp.—January 9, 2017

•	Veritex Holdings, Inc. / Sovereign Bancshares, Inc.—December 14, 2016

•	Pacific Premier Bancorp, Inc. / Heritage Oaks Bancorp—December 13, 2016

•	Independent Bank Group, Inc. / Carlile Bancshares, Inc.—November 21, 2016

Performance Trust reviewed financial data for the selected transactions, including transaction value to tangible book value, transaction value to LTM earnings, transaction value to total assets and premium to core deposits, which were defined as total deposits excluding CDs greater than $100,000. Furthermore, Performance Trust applied the median, 25th percentile and 75th percentile multiples of the selected transactions to Post Oak’s corresponding financial metrics as of December 31, 2017 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the implied merger consideration of $356.9 million in the proposed transaction, which was based on Allegiance’s April 24, 2018 closing stock price of $41.65. The results of the selected transactions analysis are summarized below.

	Proposed Transaction Multiples		Selected Transactions Median		Selected Transactions 25th Percentile		Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	235%		205%		191%		244%
Transaction Value / LTM Earnings	22.9	x	21.6	x	18.6	x	24.0	x
Transaction Value / Assets	25.0%		21.7%		16.4%		22.6%
Core Deposit Premium	21.6%		15.7%		13.0%		19.5%

	Proposed Merger Consideration	Implied Price Median	Implied Price 25th Percentile	Implied Price 75th Percentile
(in thousands)
Transaction Value / Tangible Book Value	$356,929	$311,011	$289,704	$370,105
Transaction Value / LTM Earnings	$356,929	$337,073	$290,333	$374,504
Transaction Value / Assets	$356,929	$309,745	$234,703	$323,181
Core Deposit Premium	$356,929	$301,472	$275,249	$337,046

Selected Regional Transactions Analysis. Performance Trust analyzed publicly available financial information relating to selected regional business combinations and other transactions Performance Trust deemed relevant. Performance Trust considered transactions with publicly disclosed deal values announced between January 1, 2016 and April 24, 2018 involving targets headquartered in TX, CO or OK with total assets between $750.0 million and $5.0 billion and LTM return on average assets above 0.50%. The selected transactions were selected because the target companies were deemed to be similar to Post Oak in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed merger. The 10 selected transactions used in this analysis included (buyer / seller—announce date):

•	BancorpSouth Bank / Icon Capital Corporation—April 18, 2018

•	Heartland Financial USA, Inc. / First Bank Lubbock Bancshares—December 12, 2017

•	Independent Bank Group, Inc. / Integrity Bancshares, Inc.—November 28, 2017

•	Southside Bancshares, Inc. / Diboll State Bancshares, Inc.—June 12, 2017

•	Heartland Financial USA, Inc. / Citywide Banks of Colorado, Inc.—February 13, 2017

•	Simmons First National Corp. / First Texas BHC, Inc.—January 23, 2017

•	Veritex Holdings, Inc. / Sovereign Bancshares, Inc.—December 14, 2016

•	Simmons First National Corp. / Southwest, Inc.—December 14, 2016

•	Independent Bank Group, Inc. / Carlile Bancshares, Inc.—November 21, 2016

•	Guaranty Bancorp / Home State Bancorp—March 16, 2016

Performance Trust reviewed financial data for the selected transactions, including transaction value to tangible book value, transaction value to LTM earnings, transaction value to total assets and premium to core deposits, which were defined as total deposits excluding CDs greater than $100,000. Furthermore, Performance Trust applied the median, 25th percentile and 75th percentile multiples of the selected transactions to Post Oak’s corresponding financial metrics as of December 31, 2017 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the implied merger consideration of $356.9 million in the proposed transaction. The results of the selected transactions analysis are summarized below.

	Proposed Transaction Multiples		Selected Transactions Median		Selected Transactions 25th Percentile		Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	235%		214%		187%		242%
Transaction Value / LTM Earnings	22.9	x	18.9	x	18.2	x	22.3	x
Transaction Value / Assets	25.0%		20.0%		15.9%		22.0%
Core Deposit Premium	21.6%		16.5%		12.6%		18.1%

	Proposed Merger Consideration	Implied Price Median	Implied Price 25th Percentile	Implied Price 75th Percentile
(in thousands)
Transaction Value / Tangible Book Value	$356,929	$324,894	$283,013	$367,336
Transaction Value / LTM Earnings	$356,929	$293,839	$283,712	$346,733
Transaction Value / Assets	$356,929	$286,089	$226,770	$314,355
Core Deposit Premium	$356,929	$308,288	$271,562	$323,631

Post Oak Selected Public Companies Analysis. Performance Trust considered certain financial information for Post Oak and compared it with selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include banks headquartered in TX, LA or UT with total assets between $1.0 billion and $3.5 billion. Allegiance was excluded from the group of selected companies as were targets of announced mergers. The selected companies were selected because they were deemed similar to Post Oak in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to Post Oak. The nine selected companies used in this analysis included:

•	Triumph Bancorp, Inc.—Dallas, TX

•	CBTX, Inc.—Beaumont, TX

•	Veritex Holdings, Inc.—Dallas, TX

•	Home Bancorp, Inc.—Lafayette, LA

•	People’s Utah Bancorp—American Fork, UT

•	Guaranty Bancshares, Inc.—Mount Pleasant, TX

•	First Guaranty Bancshares, Inc.—Hammond, LA

•	Investar Holding Corporation—Baton Rouge, LA

•	Business First Bancshares, Inc.—Baton Rouge, LA

Performance Trust reviewed financial data for the selected companies, including trading value to tangible book value, trading value to LTM earnings and trading value to estimated 2018 earnings. Furthermore, Performance Trust applied the median, 25th percentile and 75th percentile multiples of the selected companies to Post Oak’s corresponding financial metrics as of December 31, 2017 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the implied merger consideration of $356.9 million in the proposed transaction. The analysis was based on pricing data as of April 24, 2018. LTM earnings for the selected public companies were adjusted to exclude the impact of the corporate tax rate change in the fourth quarter of 2017. The 2018 estimated earnings for the selected companies were based on consensus analyst earnings estimates as reported by S&P Global Market Intelligence. The results of the Post Oak selected companies analysis are summarized below.

	Proposed Transaction Multiples		Selected Companies Median		Selected Companies 25th Percentile		Selected Companies 75th Percentile
Transaction Value / Tangible Book Value	235%		197%		170%		239%
Transaction Value / LTM Earnings	22.9	x	21.4	x	18.7	x	26.8	x
Transaction Value / 2018E Earnings	16.1	x	16.2	x	14.4	x	17.3	x

	Proposed Merger Consideration	Implied Price Median	Implied Price 25th Percentile	Implied Price 75th Percentile
(in thousands)
Transaction Value / Tangible Book Value	$356,929	$298,694	$258,368	$362,907
Transaction Value / LTM Earnings	$356,929	$333,195	$291,678	$417,582
Transaction Value / 2018E Earnings	$356,929	$358,722	$319,730	$383,298

Dividend Discount Analysis. Performance Trust analyzed the discounted present value of Post Oak’s projected free cash flows to equity for the years ending December 31, 2018 through December 31, 2022 on a standalone basis. Performance Trust calculated cash flows assuming Post Oak would maintain an 8.0% tangible common equity to tangible assets ratio, and that it would retain sufficient earnings to maintain that ratio and dividend out any excess cash flows. This analysis was based on the financial forecasts for Post Oak prepared by Post Oak management and approved for use in this analysis by Post Oak management.

Performance Trust applied price to tangible book value multiples, ranging from 160% to 240%, to Post Oak’s projected December 31, 2022 tangible book value and price to earnings multiples, ranging from 13.0x to

17.0x, to Post Oak’s projected calendar year 2022 net income in order to derive a range of projected terminal values for Post Oak at December 31, 2022. The projected cash flows and terminal values were discounted using rates ranging from 13.75% to 15.75%, which reflected the cost of equity capital for Post Oak using a discount rate build-up method based on the sum of the risk-free free rate, industry equity risk premium, size premium and specific company risk factor. Performance Trust reviewed the range of aggregate prices derived in the dividend discount analysis and compared them to the implied merger consideration of $356.9 million in the proposed transaction. The results of the dividend discount analysis are summarized below.

	Proposed Merger Consideration	Implied Value Midpoint	Implied Value Minimum	Implied Value Maximum
(in thousands)
Terminal Value Based on TBV Multiple	$356,929	$254,730	$217,679	$294,835
Terminal Value Based on P/E Multiple	$356,929	$315,952	$278,184	$356,744

Allegiance Selected Public Companies Analysis. Performance Trust considered certain financial information for Allegiance and compared it with selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include banks headquartered in TX, CO, LA, OK or UT with total assets between $2.0 billion and $8.0 billion. The selected companies were selected because they were deemed similar to Allegiance in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to Allegiance. The 12 selected companies used in this analysis included:

•	First Financial Bankshares, Inc.—Abilene, TX

•	BancFirst Corporation—Oklahoma City, OK

•	Southside Bancshares, Inc.—Tyler, TX

•	National Bank Holdings Corp.—Greenwood Village, CO

•	Green Bancorp, Inc.—Houston, TX

•	CoBiz Financial, Inc.—Denver, CO

•	Guaranty Bancorp—Denver, CO

•	Triumph Bancorp, Inc.—Dallas, TX

•	CBTX, Inc.—Beaumont, TX

•	Veritex Holdings, Inc.—Dallas, TX

•	Home Bancorp, Inc.—Lafayette, LA

•	People’s Utah Bancorp—American Fork, UT

Performance Trust reviewed financial data for the selected companies, including trading value to tangible book value, trading value to LTM earnings, trading value to estimated 2018 earnings and trading value to estimated 2019 earnings. The analysis was based on pricing data as of April 24, 2018. LTM earnings for Allegiance and for the selected public companies were adjusted to exclude the impact of the corporate tax rate change in the fourth quarter of 2017. The 2018 and 2019 estimated earnings for the selected companies were based on consensus analyst earnings estimates as reported by S&P Global Market Intelligence. The table below indicates the selected financial data for Allegiance and the median, 25th percentile and 75th percentile for the Allegiance selected companies peer group.

	Allegiance Multiples		Selected Companies Median		Selected Companies 25th Percentile		Selected Companies 75th Percentile
Trading Value / Tangible Book Value	209%		245%		209%		262%
Trading Value / LTM Earnings	27.7	x	21.5	x	20.3	x	26.9	x
Trading Value / 2018E Earnings	16.3	x	16.0	x	14.9	x	17.9	x
Trading Value / 2019E Earnings	13.7	x	14.2	x	12.6	x	16.5	x

Allegiance Stock Trading History. Performance Trust reviewed the historical stock price performance of Allegiance common stock for the year-to-date period ended April 24, 2018 and the period from Allegiance’s IPO on October 7, 2015 through April 24, 2018. Performance Trust then compared the relationship between the stock price performance of the Allegiance common stock to movements in the Allegiance Peer Group (as described in the Allegiance Selected Public Companies Analysis) as well as certain stock indices.

Allegiance Year-to-Date Stock Price Performance

	January 1, 2018	Year-to-Date (through April 24, 2018)
Allegiance	100%	111%
Allegiance Peer Group	100%	110%
NASDAQ Bank Index	100%	105%
S&P 500 Index	100%	98%

Allegiance Since-IPO Stock Price Performance

	October 7, 2015	Since-IPO (through April 24, 2018)
Allegiance	100%	198%
Allegiance Peer Group	100%	169%
NASDAQ Bank Index	100%	132%
S&P 500 Index	100%	148%

Relative Contribution Analysis. Performance Trust considered certain standalone operating and financial metrics of Post Oak and Allegiance and reviewed the relative standalone contribution of Post Oak and Allegiance to certain operating and financial metrics of the combined company. To perform this analysis, Performance Trust used balance sheet data as of December 31, 2017, net income results for the year ended December 31, 2017, projected net income for Post Oak for 2018 and 2019 based on the financial forecasts prepared by Post Oak management and projected net income for Allegiance for 2018 and 2019 based on consensus research analyst estimates as reported by S&P Global Market Intelligence. The relative contribution analysis did not give effect to the impact of any synergies resulting from the proposed merger.

The results of the relative contribution analysis are summarized below.

	Contribution
	Post Oak	Allegiance
Total Assets	33%	67%
Gross Loans Held for Investment	34%	66%
Total Deposits	36%	64%
Tangible Common Equity	36%	64%
2017 Net Income (Tax-Normalized)	44%	56%
2018E Net Income	40%	60%
2019E Net Income	37%	63%

Proposed Ownership at 0.7017 Exchange Ratio	39%	61%

Pro Forma Merger Analysis

Performance Trust analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the third quarter of 2018. In performing this analysis, Performance Trust utilized the following information: (i) closing balance sheet estimates as of September 30, 2018 for Allegiance and Post Oak, (ii) consensus “street estimates” for Allegiance for 2018 and 2019 and assumed long-term strategic plan and earnings growth rate provided by Allegiance management and discussed with Post Oak management, (iii) Post Oak management earnings projections for 2018 to 2020 and long-term earnings growth rate as provided by Post Oak management and (iv) pro forma assumptions (including the cost savings and related expenses expected to result from the merger and other adjustments assumed with respect thereto) as discussed with Post Oak management and Allegiance management. Performance Trust analyzed the potential financial impact of the proposed merger on certain projected financial results of Allegiance. This analysis indicated the proposed merger could be accretive to Allegiance’s 2019 estimated earnings per share (excluding the impact of restructuring charges which may be realized during 2018 and 2019) and accretive to Allegiance’s 2020 estimated earnings per share and dilutive to Allegiance’s estimated tangible book value per share as of September 30, 2018.

In connection with this analysis, Performance Trust considered and discussed with the Post Oak Board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Matters. Post Oak engaged Performance Trust as financial advisor in connection with the potential merger based on Performance Trust’s experience, reputation and familiarity with Post Oak’s business. Performance Trust has an investment banking division and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. Assuming the merger is completed, Performance Trust will receive a fee for its services equal to one percent of the aggregate merger consideration. Post Oak paid Performance Trust a $25,000 retainer and a fee of $250,000 upon delivery of its fairness opinion, which, if the merger is completed, will both be credited against Performance Trust’s investment banking fee. The balance of the one percent fee is payable upon consummation of the merger. In addition, Post Oak has agreed to indemnify Performance Trust and certain related parties for certain liabilities arising out of or related to the engagement and to reimburse Performance Trust for certain expenses incurred in connection with its engagement. Performance Trust has not previously been engaged by Post Oak. Performance Trust has provided fixed income services to Allegiance beginning in late 2017, for which it received customary fees.

Performance Trust is a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Performance Trust and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Post

Oak, Allegiance and certain of their affiliates as well as provide investment banking and other financial services to such companies and entities.

Allegiance’s Reasons for the Merger; Recommendation of Allegiance Board

After careful consideration, the Allegiance Board, by written consent signed after a meeting held on April 23, 2018, unanimously approved the merger agreement and the transactions contemplated thereby. Accordingly, the Allegiance Board unanimously recommends that Allegiance shareholders vote “FOR” the Allegiance Merger Proposal and “FOR” the Allegiance Stock Issuance Proposal.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the Allegiance Merger Proposal and Allegiance Stock Issuance Proposal, the Allegiance Board evaluated the merger agreement and the merger in consultation with members of Allegiance’s management, as well as Allegiance’s legal counsel and financial advisors, and considered a number of factors in favor of the merger, including the following material factors, which are not presented in order of priority:

•

the fact that the merger is consistent with Allegiance’s long-term strategic goal of creating shareholder value by being and remaining a preeminent community bank in the Houston area, including through growth by acquisitions;

•	the fact that the merger is expected to create the largest locally-headquartered community bank in the Houston area and bring together two well-known financial services brands in the local community;

•	the fact that Post Oak is among the few, and most attractive, acquisition targets of scale in the Houston area;

•	the complementary branch footprints of Allegiance and Post Oak;

•	the fact that the merger would respond immediately to Allegiance’s need for more scale in the attractive Houston market;

•	the complementary cultures of Allegiance and Post Oak and prospects for a smooth integration of key personnel and systems;

•	the employment agreements entered into with numerous of Post Oak’s employees to help maintain continuity of Post Oak’s key personnel, customers and loan and deposit portfolios;

•

each of Allegiance’s and Post Oak’s businesses, operations, financial condition, earnings and prospects, including the view of the Allegiance Board that Post Oak’s business and operations complement Allegiance’s existing operations and lines of business;

•	the nature and quality of Post Oak’s loan portfolio and deposit base;

•	the fact that the merger will enhance Allegiance’s operating scale at reasonable pricing;

•

the current and prospective environment in which Allegiance and Post Oak operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Allegiance both with and without the merger;

•

its review and discussions with Allegiance’s management and its legal counsel and financial advisors concerning the due diligence investigation of Post Oak and the potential financial impact of the merger on the combined company;

•	management’s expectation that Allegiance will retain its strong capital position upon completion of the merger;

•	the financial presentation, dated April 30, 2018, of Raymond James to the Allegiance Board and the opinion, dated April 30, 2018, of Raymond James to the Allegiance Board as to the fairness, from a financial point of view and as of the date of the opinion, to Allegiance of the exchange ratio, as more fully described below under the section of this joint proxy statement/prospectus entitled “—Opinion of Allegiance’s Financial Advisor;”

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Allegiance’s legal and financial advisors; and

•	the expectation that the regulatory and other approvals required in connection with the merger will be received in a timely manner and without the imposition of unacceptable conditions.

The Allegiance Board also considered potential risks associated with the merger in connection with its deliberations of the merger, including (a) the potential risk of diverting management attention and resources from the operation of Allegiance’s business and towards the completion of the merger; (b) the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Post Oak’s business, operations and workforce with those of Allegiance; and (c) the other risks identified in the sections of this joint proxy statement/prospectus entitled “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

The foregoing discussion of the factors considered by the Allegiance Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Allegiance Board in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Allegiance Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Allegiance Board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Allegiance Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this joint proxy statement/prospectus entitled “Cautionary Notice Regarding Forward-Looking Statements.”

For the reasons set forth above, the Allegiance Board approved the merger agreement and the transactions contemplated thereby. The Allegiance Board unanimously recommends that the Allegiance shareholders vote “FOR” the Allegiance Merger Proposal, “FOR” the Allegiance Stock Issuance Proposal and “FOR” the Allegiance Adjournment Proposal.

Opinion of Allegiance’s Financial Advisor

The Allegiance Board retained Raymond James as its advisor on April 20, 2018 solely to deliver an opinion as to the fairness of the exchange ratio, from a financial point of view, to Allegiance.

On April 30, 2018, at the request of the Allegiance Board, representatives of Raymond James rendered its written opinion, dated April 30, 2018, that as of such date and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to Allegiance.

The full text of the written opinion of Raymond James is attached as Annex E to this document and is incorporated by reference herein. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Allegiance common stock are urged to read such opinion carefully in its entirety. Raymond James’ opinion speaks only as of the date of such opinion. Raymond James’ opinion does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

Raymond James provided its opinion for the information of the Allegiance Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger agreement and its opinion only addresses whether the exchange ratio was fair, from a financial point of view, to Allegiance as of the date of such opinion. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Allegiance Board or to any holder of Allegiance common stock or Post Oak common stock as to how the Allegiance Board, such shareholder or any other person should vote or otherwise act with respect to the merger agreement or any other matter. Raymond James does not express any opinion as to the likely trading range of Allegiance common stock following the date of its opinion or the completion of the merger, which in either case may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Allegiance at that time. Raymond James also does not express any opinion as to Allegiance’s future financial condition or results of operation.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions stated in the draft of the merger agreement dated as of April 30, 2018;

•

reviewed certain information related to the historical, current and future operations, financial condition and prospects of Post Oak and Allegiance made available to Raymond James by Allegiance, including, but not limited to, financial projections prepared by the management of Allegiance relating to Post Oak and Allegiance for the periods ending December 31, 2018 through December 31, 2023, as approved by Allegiance for Raymond James’ use in connection with rendering its opinion (the “Projections”);

•

reviewed certain pro forma financial adjustments made available to Raymond James by Allegiance that are expected to occur as a result of the merger and that are reflected in the Projections, as approved by Allegiance for Raymond James’ use in connection with rendering its opinion (the “Pro Forma Financial Adjustments”);

•	reviewed Allegiance’s and Post Oak’s recent public filings and certain other publicly available information regarding Allegiance and Post Oak;

•	reviewed financial, operating and other information regarding Allegiance, Post Oak and the industry in which those companies operate;

•	reviewed the financial and operating performance of Allegiance, Post Oak and those of other selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for Allegiance’s common stock and the current market prices and trading volumes of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•

reviewed a certificate, dated April 30, 2018, addressed to Raymond James from an executive officer of Allegiance regarding, among other things, the accuracy of financial information and data provided to, or discussed with, Raymond James by or on behalf of Allegiance, including, but not limited to, the Projections and the Pro Forma Financial Adjustments; and

•	discussed with members of the senior management of Allegiance certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With Allegiance’s consent, Raymond James assumed and relied upon the accuracy and completeness of all written and oral information supplied by or on behalf of Allegiance, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James independently verify any of such information. Raymond James is not an expert in GAAP in general or specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, Raymond James assumed that such allowances and reserves were in the aggregate adequate to cover such losses. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Allegiance or Post Oak. With respect to projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Allegiance’s consent, assumed that projections and data were reasonably prepared in good faith on assumptions reflecting the best currently available estimates and judgments of management of Allegiance, and Raymond James relied upon Allegiance to promptly advise Raymond James if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James in all respects material to its analysis, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto and without adjustment to the Aggregate Stock Consideration (as defined in the merger agreement). Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that the conditions precedent in the merger agreement will not be waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or Allegiance that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness of the exchange ratio, from a financial point of view, to Allegiance. Raymond James expressed no opinion with respect to any other reasons (legal, business or otherwise) that may support the decision of Allegiance’s Board to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Allegiance, on the fact that Allegiance was assisted by legal, accounting and tax advisors, and, with the consent of Allegiance, relied upon and assumed the accuracy and completeness of the assessments by Allegiance and its advisors, as to all legal, accounting and tax matters with respect to Allegiance and the merger including, without limitation, that Post Oak’s and the Allegiance’s financial statements have been prepared in accordance with GAAP and that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating its opinion, Raymond James considered only the exchange ratio, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Post Oak, or such class of persons, in connection with the merger, whether relative to the exchange ratio or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Allegiance, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Allegiance’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Allegiance’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Allegiance or Post Oak or the ability of Allegiance or Post Oak to pay their respective obligations when they come due.

The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Raymond James believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete or potentially misleading view of the process underlying its analyses and opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before April 27, 2018 (the last trading day before the date of the Raymond James opinion), and is not necessarily indicative of current market conditions.

Material Financial Analyses

The following summarizes the material financial analyses Raymond James considered in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Allegiance, Post Oak or the merger.

Contribution Analysis. Raymond James analyzed the relative contribution of Allegiance and Post Oak to certain financial and operating metrics for the pro forma combined company resulting from the merger. Such financial and operating metrics included: (i) gross loans; (ii) deposits; (iii) tangible common equity; (iv) LTM net income; (v) LTM net income adjusted to exclude the impact of deferred tax asset adjustments that took place in the fourth quarter of 2017 due to revisions in the U.S. corporate tax rate pursuant to the Tax Cuts and Jobs Act (“adjusted net income”); (vi) 2018 estimated net income based on the Projections; and (vii) 2019 estimated net income based on the Projections. The relative contribution analysis did not give effect to any synergies or purchase accounting adjustments as a result of the merger. The results of this analysis are summarized in the table below:

	Relative Contribution		Implied Exchange Ratio
	Allegiance	Post Oak
Gross Loans	66.6%	33.4%	0.5651x
Deposits	64.8%	35.2%	0.6132x
Tangible Common Equity	63.2%	36.8%	0.6561x
LTM Net Income	54.5%	45.5%	0.9421x
LTM Adjusted Net Income	55.7%	44.3%	0.8966x
2018E Net Income	60.7%	39.3%	0.7310x
2019E Net Income	63.2%	36.8%	0.6585x

Exchange Ratio in the Merger			0.7017x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of Allegiance and Post Oak based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2023 as the final year for the analysis and applied multiples, ranging from 14.0x to 16.0x, to calendar year 2023 earnings in order to derive a range of terminal values for Allegiance and Post Oak in 2023.

For Allegiance, Raymond James used discount rates ranging from 11.0% to 13.0%. For Post Oak, Raymond James used discount rates ranging from 11.9% to 13.9%. Raymond James arrived at its discount rate ranges by using the Modified CAPM methodology as presented in the 2017 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Allegiance and Post Oak and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Post Oak common stock by the minimum implied per share value of Allegiance common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Post Oak common stock by the maximum implied per share value of Allegiance common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below (dollars in thousands):

	Implied Aggregate Equity Value				Implied
	Allegiance		Post Oak		Exchange Ratio
	Low	High	Low	High	Low/High		High/Low
Net Income Terminal Multiple	$524,293	$637,052	$330,903	$393,111	0.5863x	-	0.8463x
Exchange Ratio in the Merger					0.7017x

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for its analysis. The selected group represents companies Raymond James believed relevant to Allegiance and Post Oak. Raymond James selected certain companies that (i) are headquartered in Texas; (ii) have total assets between $750.0 million and $10.0 billion; and (iii) are traded on the NASDAQ, NYSE or NYSEAM exchanges. The selected group excludes mutual holding companies, targets of announced mergers and Triumph Bancorp, Inc., which is not comparable due to its unique business model. No company used in the analysis described below is identical or directly comparable to Allegiance or Post Oak. The selected companies Raymond James deemed relevant include the following:

Selected Companies

• LegacyTexas Financial Group, Inc.	• Green Bancorp, Inc.
• Independent Bank Group, Inc.	• CBTX, Inc.
• First Financial Bankshares, Inc.	• Veritex Holdings, Inc.
• Southside Bancshares, Inc.	• Guaranty Bancshares, Inc.

Raymond James calculated various financial multiples for each selected public company, including: closing price per share on April 27, 2018 compared to (i) tangible book value (“TBV”) per share at March 31, 2018; (ii) LTM earnings per share (“EPS”) for the most recent LTM period reported; (iii) LTM adjusted earnings per share (“LTM Adjusted EPS”), which adjusts LTM earnings to remove the impact of deferred tax asset write downs in the fourth quarter of 2017 due to the change in the corporate tax rate; and (iv) consensus forward operating EPS for the 2018 and 2019 fiscal years based on FactSet Research Systems Inc. data and as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. All financial multiples—TBV per share, LTM EPS, LTM Adjusted EPS, 2018 forward EPS and 2019 forward EPS—greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected public companies. The results of the selected companies analysis are summarized below:

Selected Companies
	25th	75th
Tangible Book Value	210%	243%
LTM EPS	22.1x	24.2x
LTM Adjusted EPS	19.3x	21.3x
2018E EPS	13.9x	16.0x
2019E EPS	12.8x	13.8x

Taking into account the results of the selected companies analysis, Raymond James applied the 75th and 25th percentiles of the price to tangible book value ratio and earnings per share multiples to corresponding financial data for each of Allegiance and Post Oak. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Post Oak common stock by the lower implied per share value of Allegiance common stock to calculate the implied exchange ratio, and by dividing the lower implied per share value of Post Oak common stock by the higher implied per share value of Allegiance common stock to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below (dollars in thousands):

	Implied Aggregate Equity Value				Implied
	Allegiance		Post Oak		Exchange Ratio
	25th	75th	25th	75th	Low/High		High/Low
Tangible Book Value	$564,960	$654,941	$328,424	$380,732	0.5660x	-	0.7607x
LTM EPS	$426,983	$467,301	$356,372	$390,023	0.8608x	-	1.0310x
LTM Adjusted EPS	$422,099	$465,933	$335,284	$370,103	0.8122x	-	0.9897x
2018E EPS	$463,294	$531,105	$300,058	$343,976	0.6377x	-	0.8380x
2019E EPS	$518,658	$561,676	$302,605	$327,703	0.6081x	-	0.7132x
Exchange Ratio in the Merger					0.7017x

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected transactions announced since November 1, 2016 involving targets headquartered in Texas with target assets between $750.0 million and $3.0 billion. Financial data for the selected targets was based on the most recent 12 month period reported prior to announcement of the respective transaction. The selected transactions (with respective transaction announcement dates shown) used in the analysis included:

Selected Transactions

•	Acquisition of Icon Capital Corporation by BancorpSouth Bank (Announced 4/18/18)

•	Acquisition of First Bank Lubbock Bancshares, Inc. by Heartland Financial USA, Inc. (Announced 12/12/17)

•	Acquisition of Integrity Bancshares, Inc. by Independent Bank Group, Inc. (Announced 11/28/17)

•	Acquisition of Diboll State Bancshares, Inc. by Southside Bancshares, Inc. (Announced 6/12/17)

•	Acquisition of First Texas BHC, Inc. by Simmons First National Corporation (Announced 1/23/17)

•	Acquisition of Sovereign Bancshares, Inc. by Veritex Holdings, Inc. (Announced 12/14/16)

•	Acquisition of Carlile Bancshares, Inc. by Independent Bank Group, Inc. (Announced 11/21/16)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter TBV per share; (ii) most recent LTM net income, (iii) LTM adjusted net income, which adjusts LTM earnings to remove the impact of deferred tax asset write downs in the fourth quarter of 2017 due to the change in the corporate tax rate; (iv) next 12 months net income; and (v) premium to tangible book value divided by core deposits (total deposits less time deposits greater than $100,000). Where available, forward operating EPS multiples for the next 12 months (NTM EPS) were based on mean analyst estimates per FactSet Research Systems Inc. and public filings including merger prospectuses; where NTM earnings were not available earnings for the next fiscal year were used. The estimates published by Wall Street research analysts and the companies involved in the selected transaction analysis were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. All financial multiples—TBV, LTM Net Income, LTM Adjusted Net Income, NTM Net Income and core deposit premiums—greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James applied the 25th percentile and 75th percentile tangible book value multiple, LTM net income multiple, LTM adjusted net income multiple, NTM net income multiple, and core deposit premium to the corresponding Post Oak metrics to create the range of exchange ratios used for its analysis based on Allegiance’s 20-day average closing stock price as of April 27, 2018. The results of the selected transactions analysis are summarized below (dollars in thousands):

				Post Oak
				Implied Aggregate		Implied
	Post Oak	Percentiles		Equity Value		Exchange Ratio
	Statistic	25th	75th	25th	75th	25th Pctl.		75th Pctl.
Tangible Book Value	$156,678	207%	218%	$324,972	$376,624	0.6785x	-	0.7863x
LTM Net Income	$16,105	18.3x	21.6x	$294,220	$381,821	0.6143x		0.7972x
LTM Adjusted Net Income	$17,409	18.3x	21.6x	$318,047	$412,743	0.6640x	-	0.8617x
NTM Net Income	$21,540	16.4x	21.6x	$353,070	$414,434	0.7371x		0.8653x
Premium to Core Deposits	$938,673	15.8%	16.7%	$148,645	$160,765	0.6375x	-	0.6628x
Exchange Ratio in the Merger								0.7017x

Pro Forma Impact Analysis. Raymond James performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Allegiance and Post Oak. Using (i) closing balance sheet estimates as of September 30, 2018 for Allegiance and Post Oak based on Allegiance management estimates; (ii) financial forecasts and projections of Allegiance and Post Oak for the years ending 2018, 2019 and 2020 as provided by Allegiance management and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments and restructuring charges assumed with respect thereto) provided by Allegiance management. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be dilutive to Allegiance’s estimated tangible book value per share at September 30, 2018, dilutive to Allegiance’s estimated full year 2018 earnings per share (excluding the impact of one-time deal charges) and accretive to Allegiance’s estimated 2019 and 2020 earnings per share. For all of the above analyses, the actual results achieved by Allegiance following the merger may vary from the projected results, and the variations may be material.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be construed to be the view of Raymond James as to the actual value of Allegiance.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Allegiance. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Allegiance Board (solely in each director’s capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness of the exchange ratio, from a financial point of view, to Allegiance. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Allegiance Board in making its determination to approve the merger. Neither Raymond James’ opinion, nor the analyses described above, should be viewed as determinative of the Allegiance Board’s nor Allegiance management’s views with respect to Allegiance, Post Oak or the merger. Raymond James did not determine the amount of consideration, recommend any specific amount of consideration or recommend that any specific consideration constituted appropriate consideration for the merger. Allegiance placed no limits on the scope of the analyses performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of April 30, 2018, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm its opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Allegiance or Post Oak since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

For services rendered in connection with the delivery of its opinion, Allegiance paid Raymond James a customary investment banking fee of $300,000 upon delivery of its opinion. Allegiance has agreed to reimburse Raymond James for its reasonable expenses incurred in connection with its services, including the fees and expenses of its counsel and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James and its affiliates have not in the past provided investment banking or financial services to Allegiance or Post Oak. In the ordinary course of business, Raymond James may trade in the securities of Allegiance for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Allegiance and/or Post Oak or other participants in the merger in the future, for which Raymond James may receive compensation, although as of the date of Raymond James’ opinion, there was no agreement to do so. One of the members of the Allegiance Board, James J. Kearney, is employed by Raymond James. Mr. Kearney’s employment was considered and discussed by the Allegiance Board and disclosed in the engagement letter between Allegiance and Raymond James. Mr. Kearney did not receive any consideration from Raymond James or Allegiance in connection with the proposed merger or as a result of the engagement by Allegiance of Raymond James.

Certain Unaudited Prospective Financial Info

Allegiance and Post Oak do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. However, in connection with the proposed merger, Post Oak provided to the Allegiance Board, the Post Oak Board and the parties’ respective financial advisors, for purposes of performing the financial analyses described above under “The Merger—Opinion of Post Oak’s Financial Advisor,” and “The Merger—Opinion of Allegiance’s Financial Advisor,” certain unaudited prospective financial information with respect to Post Oak. Allegiance also utilized these projections to derive other projections with respect to Post Oak utilized in the pro forma merger analyses prepared by Performance Trust and Raymond James. Post Oak and Allegiance have included in this joint proxy statement/prospectus certain limited unaudited financial information for Post Oak to give Allegiance and Post Oak shareholders access to certain nonpublic information provided to the Post Oak Board and the Allegiance Board, respectively, and their respective financial advisors, for purposes of considering and evaluating the merger.

The projections were not prepared with a view toward public disclosure, and the inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that Post Oak, Allegiance or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Post Oak’s business, all of which are difficult to predict and many of which are beyond the control of Allegiance and Post Oak.

The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Post Oak’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules. For other factors that could cause the actual results to differ, please see the “Risk Factors” section and “Cautionary Notice Regarding Forward-Looking Statements” in this joint proxy statement/prospectus.

None of Allegiance, Post Oak or their respective affiliates assumes any responsibility for the accuracy, completeness or validity of the projections. The projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. None of Allegiance’s current independent registered public accounting firm, Crowe LLP, Post Oak’s former independent auditors, Harper & Pearson Company, P.C. or any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.

For purposes of performing its valuation and pro forma merger analyses of Post Oak, Performance Trust used projections of Post Oak net income as prepared by Post Oak management of $22.2 million for the year ended December 31, 2018, $24.7 million for the year ended December 31, 2019, and $26.8 million for the year ended December 31, 2020. Based on the guidance provided by Post Oak management, Performance Trust assumed an annual growth rate with respect to Post Oak’s net income of 6.0% for the years thereafter.

For purposes of performing its valuation and pro forma merger analyses of Post Oak, Raymond James used projections of Post Oak’s net income as derived by Allegiance management of $21.5 million for the year ended December 31, 2018, and $23.7 million for the year ended December 31, 2019. Based on the guidance of Allegiance management, Raymond James assumed an annual growth rate with respect to Post Oak’s net income of 10.0% for the years thereafter.

Allegiance is covered by equity research analysts. Consensus estimates based on the earnings per share estimates published by such analysts are compiled by a nationally recognized earnings estimate consolidator. The publicly available earnings per share consensus “street estimates” or “median analyst earnings per share estimates” for Allegiance were utilized by the parties’ financial advisors in connection with the performance of their respective analyses as more specifically discussed under the captions “The Merger—Opinion of Post Oak’s Financial Advisor” and “The Merger—Opinion of Allegiance’s Financial Advisor.” For purposes of those analyses, Raymond James and Performance Trust used consensus median earnings per share estimates for Allegiance common stock of $2.48 for the year ended December 31, 2018 and $3.01 for the year ended December 31, 2019. In addition, based on the guidance of Allegiance’s management, each of the financial advisors used an assumed annual growth rate with respect to Allegiance’s earnings per share of 10.0% for the years thereafter.

Financial Interests of Directors and Officers of Post Oak in the Merger

In considering the recommendation of the Post Oak Board to vote for the Post Oak Merger Proposal, you should be aware that certain directors and officers of Post Oak have interests in the merger that are in addition to, or different from, their interests as shareholders of Post Oak. The Post Oak Board was aware of these interests and considered them in approving the merger agreement. These interests include the following:

Retention Payments. Renee Bourland, Charles Carmouche, Fernando Parra, Robert Phillips, Romi Sandel and Roland L. Williams will receive retention payments from Post Oak upon closing of the merger in the following amounts:

Renee Bourland	$665,160
Charles Carmouche	638,940
Fernando Parra	757,780
Robert Phillips	665,160
Romi Sandel	610,710
Roland L. Williams	1,845,678

$5,183,428

Employment Agreements. Allegiance’s obligation to consummate the merger is subject to certain of Post Oak’s executive officers having employment and non-competition agreements with Allegiance Bank prior to the completion of the merger. On April 30, 2018, Post Oak Bank and Allegiance Bank entered into employment agreements with, among others, Roland L. Williams, Renee Bourland, Fernando Parra, Robert Phillips and Romi Sandel.

The agreements with Mr. Williams and Ms. Bourland are for a term of three years after the effective date of the merger and entitle the named individual to receive a base annual salary, a minimum bonus paid quarterly during the three-year period and a restricted stock award of 8,591 and 5,164 shares, respectively, that will vest over two years, plus reimbursement of certain business expenses and participation in certain employee benefit programs. The agreements also contain non-competition and non-solicitation obligations for three years from the effective date of the merger. For the entire three-year term, the aggregate value of the employment agreements (excluding any stock awards and perquisites) for Mr. Williams and Ms. Bourland is $1.45 million and $750,000, respectively.

The agreements with Messrs. Parra and Phillips and Ms. Sandel are for a term of two years after the effective date of the merger and entitle the named individual to receive a base annual salary, a minimum bonus paid quarterly during the two-year period and a restricted stock award of 6,898, 5,738 and 5,057 shares, respectively, that will vest over four years, plus reimbursement of certain business expenses and participation in certain employee benefit programs. The agreements also contain non-competition and non-solicitation obligations for two years from the effective date of the merger. For the entire two-year term, the aggregate value of the employment agreements (excluding any stock awards and perquisites) for Messrs. Parra and Phillips and Ms. Sandel is $749,000, $657,500 and $582,750, respectively.

The employment agreements entitle each named individual, after termination of employment by Allegiance Bank for any reason other than for cause (as defined in the employment agreement) or as a result of death or disability, to receive payment of base salary and bonus for the remainder of the term of the agreement from Allegiance Bank.

Accelerated Vesting of Restricted Stock Awards. At the effective time, each restricted stock award granted by Post Oak, including an aggregate of 63,720 shares held by Messrs. Williams, Carmouche, Parra and Phillips and Messes. Bourland and Sandel, will become fully vested and each holder of such restricted stock awards will be entitled to receive the per share merger consideration for each share of Post Oak common stock held by such holder.

Insurance. Post Oak agreed that it will purchase for a period of not less than four years after completion of the merger past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability insurance, (3) current financial institutions bond (or comparable coverage) and (4) bankers professional liability, mortgage errors and omissions and fiduciary liability insurance for each director and officer of Post Oak or one of its subsidiaries currently covered under the comparable policies maintained by Post Oak or one of its subsidiaries.

Director Arrangements. Allegiance agreed to expand the Allegiance Board by three, with one new vacancy created in each class of Allegiance’s staggered board, and fill such newly created vacancies with Mr. Roland L. Williams and two of the outside directors of the board of Post Oak selected by Post Oak and reasonably acceptable to Allegiance.

Indemnification. Allegiance agreed to indemnify and hold harmless the directors and officers of Post Oak or Post Oak Bank as of the effective time and for four years thereafter, subject to the limitations of any regulatory body, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Post Oak or Post Oak Bank to the fullest extent that the indemnified party would be entitled under the articles of incorporation of Post Oak or the articles of association of Post Oak Bank, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.

In addition, Charles Carmouche, a Post Oak director, is the beneficial owner of 2,056 shares, or less than 1.0%, of Allegiance common stock as of August 1, 2018. Mr. Carmouche disclosed such ownership at the meeting of the Post Oak Board at which the Post Oak Board approved the merger agreement and the transactions contemplated thereby.

Public Trading Markets

Allegiance common stock is listed for trading on NASDAQ under the symbol “ABTX”. Following the merger, shares of Allegiance common stock will continue to be traded on NASDAQ under the symbol “ABTX”. Under the merger agreement, Allegiance will cause the shares of Allegiance common stock to be issued in the merger to be approved for listing on NASDAQ, subject to notice of issuance, and the merger agreement provides that neither Allegiance nor Post Oak will be required to complete the merger if such shares are not authorized for listing on NASDAQ, subject to notice of issuance.

Allegiance’s Dividend Policy

Allegiance has not historically declared or paid cash dividends on its common stock and it does not expect to pay dividends on Allegiance common stock for the foreseeable future. Instead, Allegiance anticipates that all of its future earnings will be retained to support its operations and to finance the growth and development of Allegiance’s business. In addition, the payment of dividends by bank holding companies is generally subject to legal and regulatory limitations. For further information, see “Comparative Market Prices and Dividends.”

Restrictions on Resale of Allegiance Common Stock

The shares of Allegiance common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Allegiance for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Allegiance include individuals or entities that control, are controlled by, or are under common control with Allegiance and may include the executive officers, directors and significant shareholders of Allegiance.

Dissenters’ Rights in the Merger

General. If you hold one or more shares of Post Oak common stock, you have the right to dissent from the merger and have the appraised fair value of your shares of Post Oak common stock as of the date immediately prior to the effective date of the merger paid to you in cash under Chapter 10, Subchapter H of the TBOC. The appraised fair value may be more or less than the value of the shares of Allegiance common stock being paid in the merger in exchange for shares of Post Oak common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, a copy of which is attached to this joint proxy statement/prospectus as Annex F and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•

you must, prior to the Post Oak special meeting, provide Post Oak with a written objection to the merger that states that you intend to exercise your right to dissent if the merger agreement is approved and the merger is completed and that provides an address to which a notice of effectiveness of the merger should be delivered or mailed to you if the merger is completed;

•	you must vote your shares of Post Oak common stock against approval of the merger agreement at the Post Oak special meeting in person or by proxy;

•

you must, not later than the 20th day after Allegiance (which will be the successor to Post Oak) sends you notice that the merger was completed, deliver to Allegiance a written demand for payment of the fair value of the shares of Post Oak common stock you own that states the number and class of shares of Post Oak common stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after you make your demand for payment to Allegiance as described above, submit your certificates representing Post Oak common stock to Allegiance.

If you intend to exercise your right to dissent from the merger, prior to the special meeting you must send the notice of objection to Post Oak, addressed to:

Post Oak Bancshares, Inc.

2000 West Loop South, Suite 100

Houston, Texas 77027

Attention: Charles Carmouche

If you fail to send the written objection to the merger in the proper form and prior to the special meeting, to vote your shares of Post Oak common stock at the Post Oak special meeting against the approval of the merger agreement or to submit your demand for payment in the proper form and on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to Allegiance on a timely basis the certificates representing the shares of Post Oak common stock after you have submitted the demand for payment as described above, Allegiance will have the option to terminate your right of dissent as to your shares of Post Oak common stock. In any instance of a termination or loss of your right of dissent, you will instead receive the merger consideration as set forth in the merger agreement. If you comply with the first two items above and the merger is completed, Allegiance will send you a written notice advising you that the merger has been completed. Allegiance must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If the merger is completed, you have provided your written objection to the merger to Post Oak in a timely manner and in proper form and you have voted against the merger agreement at the Post Oak special meeting as described above and you desire to receive the fair value of your shares of Post Oak common stock in cash, you must, within 20 days of the date on which Allegiance sends to you the notice of the effectiveness of the merger, give Allegiance a written demand for payment of the fair value of your shares of Post Oak common stock. The fair value of your shares of Post Oak common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to Allegiance must be addressed to:

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway, N., Suite 200

Houston, Texas 77040

Attention: President and Secretary

Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of Post Oak common stock you own and your estimate of the fair value of your shares of Post Oak common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to Allegiance within 20 days of the date on which Allegiance sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by Allegiance within that 20-day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Post Oak common stock. Instead, you will receive shares of Allegiance common stock as the merger consideration set forth in the merger agreement.

Delivery of Stock Certificates. If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to Allegiance as described above, you must, not later than the 20th day after you make your written demand for payment to Allegiance, submit to Allegiance your certificate or certificates representing the shares of Post Oak common stock you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, Allegiance will note on each such certificate that you have demanded payment of the fair value of the shares of Post Oak common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, Allegiance will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of Post Oak common stock for which you have exercised the right of dissent in a timely fashion, Allegiance will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of Post Oak common stock unless a court, for good cause shown, directs Allegiance not to terminate those rights.

Allegiance’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Allegiance receives your written demand for payment and your estimate of the fair value of your shares of Post Oak common stock submitted as described above, Allegiance must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Allegiance accepts your estimate, Allegiance will notify you that it will pay the amount of your estimated fair value within 90 days after the effective date of the merger. Allegiance will make this payment to you only if you have surrendered the share certificates representing your shares of Post Oak common stock, duly endorsed for transfer, to Allegiance.

If Allegiance does not accept your estimate, Allegiance will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days after the effective date of the merger, which you may accept within 90 days after the effective date of the merger or decline.

Payment of the Fair Value of Your Shares of Post Oak Common Stock Upon Agreement of an Estimate. If you and Allegiance have reached an agreement on the fair value of your shares of Post Oak common stock within

90 days after the effective date of the merger, Allegiance must pay you the agreed amount within 120 days after the effective date of the merger, provided that you have surrendered the share certificates representing your shares of Post Oak common stock, duly endorsed for transfer, to Allegiance.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Allegiance have not reached an agreement as to the fair market value of your shares of Post Oak common stock within 90 days after the effective date of the merger, you or Allegiance may, within 60 days after the expiration of the 90 day period, commence proceedings in Harris County, Texas asking the court to determine the fair value of your shares of Post Oak common stock. The court will determine if you have complied with the provisions of the TBOC regarding your right of dissent and if you have become entitled to receive payment for your shares of Post Oak common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers’ report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or Allegiance objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of Post Oak common stock. Both you and Allegiance may address the court about the report. The court will determine the fair value of your shares and direct Allegiance to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.

Rights as a Shareholder. If you have made a written demand on Allegiance for payment of the fair value of your shares of Post Oak common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of Allegiance, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of Post Oak common stock or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Allegiance for payment of the fair value of your Post Oak common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and you will have the same rights to receive the merger consideration with respect to your shares of Post Oak common stock as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of Allegiance common stock that may have been paid to Allegiance shareholders after the effective date of the merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date your demand for payment.

Beneficial Owners. Persons who beneficially own shares of Post Oak common stock that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who desire to have the right of dissent exercised as to those shares must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenter’s rights with respect to those shares. Only the persons in whose names shares of Post Oak common stock are registered on the share transfer records of Post Oak may exercise the right of dissent and appraisal discussed above.

U.S. Federal Income Tax Consequences. See “Material U.S. Federal Income Tax Consequences of the Merger” for a discussion of the federal income tax consequences of your action if you elect to dissent from the merger.

You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Post Oak common stock are to be voted, you will be considered to have voted in favor of the merger agreement, and you will not be able to assert dissenters’ rights. You should also remember that if you otherwise vote at the Post Oak special meeting in favor of the merger agreement, you will not be able to assert dissenters’ rights.

The foregoing summary is not intended to be a complete statement of the procedures for exercising dissenter’s rights under the TBOC and is qualified in its entirety by reference to the full text of Chapter 10, Subchapter H of the TBOC, a copy of which is attached as Annex F to this joint proxy statement/prospectus. Post Oak urges any shareholder wishing to exercise dissenters’ rights, if any, to read this summary and the TBOC provisions carefully, and to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in of Chapter 10, Subchapter H of the TBOC may result in the loss of your statutory dissenters’ rights.

Regulatory Approvals Required for the Merger

The merger must be approved by the Federal Reserve, unless such approval is waived by the Federal Reserve. On June 14, 2018, Allegiance filed the required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval, which was granted on June 26, 2018.

The merger of Post Oak Bank with and into Allegiance Bank requires the approval of the FDIC and the TDB. On May 25, 2018, Allegiance Bank filed the required application with the FDIC and the TDB. Although neither Post Oak nor Allegiance knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Post Oak and Allegiance cannot be certain when or if they will be obtained.

The U.S. Department of Justice has between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While Allegiance and Post Oak do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.

Allegiance and Post Oak are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the Allegiance Board and the Post Oak Board has unanimously approved the merger agreement. Under the merger agreement, Post Oak will merge with and into Allegiance, with Allegiance being the surviving corporation. Immediately following the merger (or at such later time as Allegiance may determine in its sole discretion), Allegiance will cause Post Oak Bank to merge with and into Allegiance Bank, with Allegiance Bank surviving the bank merger.

Prior to the effective time, Allegiance and Post Oak may, by mutual agreement, change the method or structure of effecting the combination of Post Oak and Allegiance, except that no such change may (i) change in kind or reduce the amount of merger consideration to be paid to the holders of Post Oak common stock, (ii) adversely affect the tax treatment of Post Oak’s shareholders, or (iii) materially delay or jeopardize the receipt of any required regulatory approvals.

Merger Consideration

If the merger is completed, each share of Post Oak common stock (other than shares of Post Oak common stock held by Post Oak, Allegiance and any dissenting shareholder) will be converted into the right to receive 0.7017 of a share of Allegiance common stock. Allegiance will not issue any fractional shares of Allegiance common stock in the merger. Post Oak shareholders who would otherwise be entitled to a fraction of a share of Allegiance common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash determined by multiplying the fractional share by the average closing price of Allegiance common stock.

The Allegiance common stock is listed on NASDAQ under the symbol “ABTX.” The market value of the shares of Allegiance common stock to be paid as consideration will fluctuate with the market price of Allegiance common stock and will not be known at the time the Post Oak shareholders vote on the Post Oak Merger Proposal and the Allegiance shareholders vote on the Allegiance Merger Proposal and the Allegiance Stock Issuance Proposal.

The table below sets forth the implied value of the per share merger consideration based on the closing price of Allegiance common stock as quoted by NASDAQ on the specified dates:

Date	Closing Price of Allegiance Common Stock	Implied Value of Per Share Stock Consideration(1)	Aggregate Merger Consideration(1)
April 27, 2018(2)	$40.80	$28.63	$349,925,165(3)
August 1, 2018(4)	44.85	31.47	385,653,718(5)

(1)

Assumes there is no adjustment to the merger consideration. For a discussion of the possible adjustments to the merger consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”

(2)	The last trading day before public announcement of the merger agreement.
(3)

Calculated based on 11,828,154 shares of Post Oak common stock issued and outstanding as of April 27, 2018, and the issuance of 572,850 shares upon the exercise of outstanding Post Oak options with a weighted average exercise price of $8.93.

(4)	The latest practicable trading day before the date of this joint proxy statement/prospectus.
(5)

Calculated based on 11,882,629 shares of Post Oak common stock issued and outstanding as of August 1, 2018, and the issuance of 518,950 shares upon the exercise of outstanding Post Oak options with a weighted average exercise price of $8.94.

Based on the number of shares of Allegiance common stock and Post Oak common stock outstanding as of August 1, 2018, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, approximately 61.6% of outstanding Allegiance common stock following the merger will be held by shareholders who were holders of Allegiance common stock immediately prior to the effective time and approximately 38.4% of outstanding Allegiance common stock will be held by shareholders who were holders of Post Oak common stock immediately prior to the effective time.

The merger agreement governs the merger. The merger agreement is included in this joint proxy statement/ prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

Adjustments to Merger Consideration

The aggregate merger consideration that Post Oak shareholders would be entitled to receive in the merger will be reduced on a dollar-for-dollar basis (using the average closing price of Allegiance common stock to determine the number of shares to be subtracted from the aggregate merger consideration) to the extent by which Post Oak’s tangible common equity, as defined in the merger agreement, is less than the minimum equity required by the merger agreement. The minimum equity required by the merger agreement is set at approximately $154.3 million if closing were to occur on the last business day of October 2018, and increases by $1.8 million for each month after October (and decreases by $1.8 million for each month prior to October). As of the date of this joint proxy statement/prospectus, Post Oak estimates that, assuming closing occurs on the last business day of October 2018, the Post Oak tangible common equity as of the closing of the merger will be $154.3 million or greater, resulting in no downward adjustment to the aggregate merger consideration with respect to the Post Oak tangible common equity.

In addition, if (1) the average closing price of the Allegiance common stock is less than $32.52 and (2) the number obtained by dividing the average closing price by $40.65 is less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price and subtracting 0.20 from such quotient, then Post Oak may give notice of its intent to terminate the merger agreement, at which time Allegiance has the discretion, but not the obligation, to increase the merger consideration by increasing the number of shares of Allegiance common stock in the aggregate merger consideration such that the value of the aggregate merger consideration is equal to at least $278,564,572 (valuing the aggregate stock consideration based on the average closing price). The Final Index Price, as such term is used herein, is the average of the daily closing value of the Index for the 20 consecutive trading days ending on and including the fifth trading day preceding the closing date. The Initial Index Price, as such term is used herein, is $42.75 (the closing value of the Index on the date immediately prior to the date of the merger agreement). The Index, as such term is used herein, means the financial institutions with the following trading symbols on an equal weighted basis: CBTX, FFIN, GNBC, GNTY, IBTX, IBOC, LTXB, PB, SBSI and VBTX. If Allegiance elects to increase the merger consideration, Post Oak will no longer have the right to terminate the merger agreement for these reasons. If Allegiance elects not to increase the merger consideration, Post Oak may terminate the merger agreement.

Fractional Shares

Allegiance will not issue any fractional shares of Allegiance common stock in the merger. Post Oak shareholders who would otherwise be entitled to a fraction of a share of Allegiance common stock upon the completion of the merger will instead be entitled to receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average price of Allegiance common stock on NASDAQ for the twenty trading-day period ending on and including the fifth trading day before the day of completion of the merger by (ii) the fraction of a share of Allegiance common stock which such shareholder would otherwise be entitled to receive.

Governing Documents; Directors and Officers; Governance Matters

At the effective time, the certificate of formation and bylaws of Allegiance in effect immediately prior to the effective time will be the certificate of formation and bylaws of the surviving corporation after completion of the merger, until thereafter amended in accordance with applicable law. The directors of Allegiance immediately prior to the effective time shall be the initial directors of the surviving corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of Allegiance immediately prior to the effective time shall be the initial officers of the surviving corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the surviving corporation’s certificate of formation and bylaws.

In accordance with the merger agreement, contemporaneously with the closing of the merger, the Allegiance Board will increase the size of the board by three, with one new vacancy created in each class of Allegiance’s staggered board, and fill such newly created vacancies with Roland L. Williams and two of the outside directors of the Post Oak Board selected by Post Oak and reasonably acceptable to Allegiance.

Roland L. Williams is the Chairman, President and Chief Executive Officer of both Post Oak and Post Oak Bank. Mr. Williams was a founding member of Post Oak Bank and has over 40 years of banking experience. Prior to founding Post Oak Bank, Mr. Williams served as Chairman, President and Chief Executive Officer of Langham Creek National Bank and Market Chief Executive Officer of SouthTrust Bank. In addition, Mr. Williams previously served as a member of the Federal Reserve Bank of Dallas Community Depository Institutions Advisory Council and a board member for the Texas Bankers Association. Mr. Williams has also served as an advisory board member and board member of Outreach Center of West Houston and on the Bauer College of Business Banking Certificate Board Committee at the University of Houston. Mr. Williams received a Bachelor of Science degree in business administration from McNeese State University in Lake Charles, Louisiana, and graduated from the Southwestern Graduate School of Banking at Southern Methodist University. Mr. William’s extensive business experience in the community banking industry qualifies him to serve on the Allegiance Board.

Treatment of Post Oak Equity Awards

Restricted Stock Awards

Immediately prior to the effective time, each restricted stock award granted in respect of a share of Post Oak common stock that is outstanding immediately prior to the effective time and which is subject to vesting criteria shall vest in full in accordance with its terms and be converted into and represent only the right to receive the per share merger consideration for each share of Post Oak common stock then subject to such restricted stock award. There are 128,305 restricted shares of Post Oak common stock expected to vest in connection with the merger.

Stock Options

Upon completion of the merger, each option to purchase shares of Post Oak common stock granted under the Post Oak Bancshares, Inc. Stock Option Plan, as amended, that is outstanding immediately prior to the merger will automatically be converted into an option to purchase shares of Allegiance common stock. The number of shares of Allegiance common stock purchasable under the converted option, as well as the exercise price of these stock options, will be adjusted to reflect the exchange ratio, rounded to the nearest whole share. Each converted option will remain subject to the same terms and conditions as were applicable prior to the merger.

Closing and Effective Time

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of Texas. If the shareholders of Post Oak approve the Post Oak Merger Proposal and the shareholders of Allegiance approve the Allegiance Merger Proposal and the Allegiance Stock Issuance Proposal at their respective special meetings, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2018, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Conversion of Shares; Exchange of Certificates

The conversion of Post Oak common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing shares of Post Oak common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

If you are a shareholder of Post Oak, as soon as practicable after the effective time of the merger, Allegiance’s transfer and exchange agent, Computershare, will mail a letter of transmittal and instructions to you for use in surrendering your Post Oak stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Computershare will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Allegiance common stock and cash, if any, to which you are entitled under the merger agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding Post Oak stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the merger agreement. If a Post Oak stock certificate has been lost, stolen or destroyed, Computershare will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Allegiance or Computershare, the posting of a bond in an amount as Computershare may direct as indemnity against any claim that may be made against it with respect to such certificate. After the effective time of the merger, Post Oak’s transfer books will be closed and no transfer of the shares of Post Oak stock outstanding immediately prior to the effective time will be made on Allegiance’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Allegiance’s shareholders the number of whole shares of Allegiance common stock into which your shares of Post Oak are converted, regardless of whether you have exchanged your Post Oak stock certificates for Allegiance stock certificates. If and when Allegiance declares a dividend or other distribution on the Allegiance common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Allegiance common stock issuable pursuant to the merger agreement. However, no dividend or other distribution payable to the holders of record of Allegiance common stock will be delivered to you until you surrender your Post Oak stock certificates for exchange as described above. Upon surrender of your Post Oak stock certificates, the certificate representing the Allegiance common stock into which your shares of Post Oak common stock have been converted, together with any cash in lieu of any fractional share of Allegiance common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made by Allegiance and Post Oak for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Allegiance and Post Oak rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Allegiance, Post Oak or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Allegiance or Post Oak. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Allegiance and Post Oak relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Post Oak relating to a number of matters, including the following:

•	corporate organization and existence;

•	capitalization;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the execution of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

•	pending or threatened litigation and other proceedings;

•	the accuracy of their financial statements and reports;

•	compliance with applicable laws and regulatory filings and its ability to receive required regulatory approval;

•	the absence of certain changes and events;

•	compliance with tax laws, payment of taxes and filing of tax returns;

•	its brokers’, finders’ and financial advisors’ fees; and

•	its receipt of a fairness opinion.

Post Oak also has made additional representations and warranties to Allegiance with respect to (among other things):

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of certain loan agreements and related matters;

•	Post Oak Bank’s performance of fiduciary responsibilities;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	the existence of certain contracts and commitments;

•	its fidelity bonds and insurance coverage;

•	actions taken by regulatory authorities;

•	certain employee matters;

•	its compensation and benefit plans;

•	the absence of post-retirement agreements;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its intellectual property rights;

•	its shareholders list;

•	its status concerning SEC filings and registration of shares;

•	dissenting shareholders; and

•	anti-takeover laws.

Allegiance has also made additional representations and warranties to Post Oak with respect to its compliance with its SEC reporting obligations and the accuracy of such reports.

Certain representations and warranties of Allegiance and Post Oak are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Post Oak, Allegiance or the surviving corporation, means a material adverse effect (i) that prevents or materially impairs any party from consummating the merger, or any of the transactions contemplated by the merger agreement, including the bank merger or (ii) on the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows other than any effect caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by the merger agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by the merger agreement; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such changes in the foregoing (A) through (F) disproportionately affect such entity and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such entity and its subsidiaries operate.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

From the date of the merger agreement to and including the closing date, Post Oak has agreed to, and has agreed to cause Post Oak Bank to:

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conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

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use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, directors, employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

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promptly give written notice to Allegiance of (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or threat of any proceeding or litigation against Post Oak or Post Oak Bank or (d) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause a breach of any covenant, condition or agreement contained in the merger agreement, any of the representations or warranties of Post Oak in the merger agreement to be materially untrue or a material adverse effect on Post Oak; and

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except as required by law or regulation or expressly permitted by the merger agreement, take no action which would adversely affect or delay the ability of Post Oak or Allegiance to obtain any regulatory or other approvals required for the completion of the merger or to perform its obligations and agreements under the merger agreement.

From the date of the merger agreement to and including the effective time of the merger, unless otherwise permitted by the merger agreement, required by law or a regulatory order or policy and unless Allegiance otherwise consents in writing, Post Oak has agreed not to, and has agreed not to permit Post Oak Bank to:

•	adjust, split, combine or reclassify any of the Post Oak common stock;

•

make, acquire, modify or renew or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit to any borrower that (1) would be a material violation of policies and procedures in effect as of the date of the merger agreement, (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles, (3) would be in excess of $10.0 million individually or in the aggregate to any new borrower with respect to any new loan to be made or acquired, or (4) would exceed $15.0 million individually or in the aggregate to any existing borrower with respect to any existing loan to be modified or renewed (except pursuant to commitments made before the date of the merger agreement and not covered by items (1) or (2), or loans fully secured by a certificate of deposit at Post Oak Bank);

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

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grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of incentive compensation, or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

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enter into, amend or terminate certain agreements specified in the merger agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•	hire any employee or independent contractor with an annual salary in excess of $85,000;

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grant any severance or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Post Oak or one of its subsidiaries, either individually or as part of a class of similarly situated persons

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increase in any manner the compensation or fringe benefits of any of its employees, directors, consultants or other service providers other than in the ordinary course of business consistent with past practice and pursuant to policies in effect as of the date of the merger agreement, or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•	amend any Post Oak employee plan, other than as required to maintain the tax qualified status of such plan or as contemplated under the merger agreement;

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(1) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Post Oak common stock or preferred stock, other than the payment of dividends from Post Oak Bank to Post Oak, or (2) directly or indirectly, purchase, redeem or otherwise acquire any shares of Post Oak common stock;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•

sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein, other than the other real estate owned properties under contract for sale as of the date of the merger agreement;

•	foreclose upon or otherwise acquire any commercial real property before receipt and approval by Allegiance of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Post Oak’s past practices and safe and sound banking practices;

•	unless requested by a governmental authority, charge-off any loan or other extension of credit greater than $250,000 before review and approval by Allegiance of the amount of such charge-off;

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(1) establish any new subsidiary or affiliate or enter into any new line of business, or (2) except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

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materially deviate from policies and procedures existing as of the date of the merger agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the merger agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of the certificate of formation, bylaws or the governing documents of Post Oak or Post Oak Bank;

•	make any capital expenditure which would exceed an aggregate of $100,000;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including FHLB advances;

•	prepay any indebtedness or other similar arrangements so as to cause Post Oak to incur any prepayment penalty thereunder;

•

settle any claim, action or proceeding involving payment by Post Oak or Post Oak Bank of money damages in excess of $50,000 in the aggregate or impose any restriction on the operations of Post Oak or any of its subsidiaries;

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make any changes to its investment securities portfolio from that as of December 31, 2017, or the manner in which the portfolio is classified or reported, except that Post Oak and Post Oak Bank may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than three years;

•

make or change any tax election or tax method of accounting, settle or compromise any tax liability, enter into any tax closing agreement, surrender any right to claim a return of taxes, file any amended tax return, or consent to any extension or waiver of any statute of limitations; or

•	agree to do any of the foregoing.

For a complete description of such restrictions on the conduct of the business of Post Oak, we refer you to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Regulatory Matters

Allegiance and Post Oak have agreed to take all reasonable actions to aid and assist in the completion of the merger and use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the merger agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the merger agreement.

Allegiance agreed, at its expense, to file all notices and applications for all regulatory approvals required to be obtained by Allegiance or Allegiance Bank in connection with the merger agreement and the transactions contemplated thereby and to provide Post Oak copies of such filings for which confidential treatment has not been requested. Post Oak agreed to cause Post Oak Bank to cooperate with Allegiance and Allegiance Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the combination of Post Oak Bank with Allegiance Bank, with Allegiance Bank surviving, through merger, purchase and assumption or otherwise after the effective time of the merger. In addition, Post Oak agreed, to the extent permitted by law, to provide Allegiance all information concerning Post Oak required for inclusion in this joint proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the merger agreement.

Employee Benefit Matters

Post Oak agreed to execute and deliver such instruments and take such actions as Allegiance reasonably requires to cause the amendment or termination of any of Post Oak’s employee benefit plans and Allegiance agreed that the employees of Post Oak and its subsidiaries who continue their employment after the closing of the merger will be entitled to participate as employees in the employee benefit plans and programs maintained for employees of Allegiance and Allegiance Bank, such employees will be entitled to credit for prior service with Post Oak, and Allegiance will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent allowed by Allegiance’s plans and applicable law and subject to the provisions set forth in the merger agreement.

Director and Officer Indemnification and Insurance

Allegiance agreed to indemnify and hold harmless the directors and officers of Post Oak or Post Oak Bank as of the effective time and for four years thereafter, subject to the limitations of any regulatory body, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Post Oak or Post Oak Bank to the fullest extent that the indemnified party would be entitled under the articles of incorporation of Post Oak or the articles of association of Post Oak Bank, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.

Post Oak agreed that it will purchase for a period of not less than four years after completion of the merger past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability insurance, (3) current financial institutions bond (or comparable coverage) and (4) bankers professional liability, mortgage errors and omissions and fiduciary liability insurance for each director and officer of Post Oak or one of its subsidiaries currently covered under the comparable policies maintained by Post Oak or one of its subsidiaries.

Agreement Not to Solicit Other Offers

Post Oak agreed that neither it, any of its subsidiaries, nor any of their respective directors, officers, agents or representatives will directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or negotiate with any other party, with respect to any acquisition proposal or which could reasonably be expected to lead to an acquisition proposal.

If Post Oak or any of its representatives receives an unsolicited bona fide acquisition proposal before the special meeting that the Post Oak Board has:

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determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal;

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determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause, or would be reasonably expected to cause, it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement,

then Post Oak or its representatives may furnish information to and enter into discussions and negotiations with such other party.

Post Oak agreed to notify Allegiance in writing within three business days after receipt of any unsolicited acquisition proposal and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal.

Conditions to Complete the Merger

The merger agreement contains a number of conditions to the obligations of Allegiance and Post Oak to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the merger agreement by the Post Oak shareholders and the approval of the Allegiance share issuance by the Allegiance shareholders;

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receipt of all required regulatory approvals of transactions contemplated by the merger agreement, including the merger of Post Oak Bank with and into Allegiance Bank, in a manner that does not impose any restrictions on the operations of Allegiance which are reasonably unacceptable to Allegiance;

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the registration statement of which this joint proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Allegiance common stock to be issued have been received;

•	the shares of Allegiance common stock to be issued to Post Oak shareholders being authorized for listing on the NASDAQ;

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except as explicitly provided in the merger agreement, the other party’s representations and warranties contained in the merger agreement being true and correct as of the date of the merger agreement and being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an appropriate representative of the other party to that effect;

•

the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

•

the performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement to be performed or complied with before the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

In addition to the conditions listed above, Post Oak’s obligation to complete the merger is subject to certain consents identified in the merger agreement having been obtained by Allegiance, and Post Oak having received evidence thereof in form and substance satisfactory to it.

In addition to the conditions listed above, Allegiance’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•

each of the directors and certain officers of Post Oak and Post Oak Bank must have executed a release agreement, releasing Post Oak and Post Oak Bank and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions, and such releases must remain in full force and effect;

•

certain officers of Post Oak Bank each having entered into a two-year employment and non-competition agreement with Allegiance Bank, which have been executed, and such employment agreements must remain in full force and effect;

•

each of the non-employee directors of Post Oak and Post Oak Bank having entered into a support (non-competition) agreement with Allegiance, which have been executed, and such support agreements must remain in full force and effect;

•	each of the directors and certain officers of Post Oak and Post Oak Bank must have executed a voting agreement, which has been executed;

•	holders of no more than 5.0% of the outstanding Post Oak common stock have demanded or are entitled to demand payment of the appraised fair value of their shares as dissenting shareholders;

•	Post Oak’s allowance for loan losses as of the closing date must be at a level equal to at least 1.0% of its total loans;

•	Post Oak’s tangible equity capital must not be less than the minimum equity required by the merger agreement;

•	Post Oak will have accrued for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings;

•	Post Oak, at the request of Allegiance, will have amended or terminated any employee benefit plans; and

•

Post Oak will deliver to Allegiance all other instruments and documents which Allegiance or its counsel may reasonably request to effectuate the merger and transactions contemplated by the merger agreement.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party has agreed in the merger agreement to take certain other actions, including but not limited to:

•

Post Oak has agreed to give Allegiance access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

•	each party has agreed to hold in confidence documents and information concerning the other in accordance with the terms of the letter of intent dated March 16, 2018, between Allegiance and Post Oak;

•

each party has agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the merger agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

•	Post Oak agreed to deliver or make available to Allegiance all unaudited monthly and quarterly financial statements and all call reports filed by Post Oak Bank;

•

Post Oak agreed that it will provide, for a period of at least four years after the effective time of the merger, past acts and extended reporting period insurance for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors’ and officers’ insurance policy (or comparable coverage), (2) employment practices liability insurance, (3) financial institutions bond (or comparable coverage) and (4) bankers professional liability, mortgage errors and omissions and fiduciary liability insurance for each director and officer of Post Oak or one its subsidiaries currently covered under comparable policies held by Post Oak or any of its subsidiaries;

•

Post Oak agreed to make such accounting entries consistent with GAAP as Allegiance may reasonably request in order to conform the accounting records of Post Oak to the accounting policies and practices of Allegiance, but such adjustments will not affect the calculation of Post Oak’s tangible equity capital;

•

Post Oak agreed to maintain its allowance for loan losses at a level consistent with Post Oak Bank’s historical methodology, past practices, existing policies and in compliance with GAAP, and, if the allowance for loan losses plus the purchase discount on purchased loans is less than 1.0% of total loans on the business day immediately before the closing date, Post Oak will take all action necessary to increase the allowance for loan losses to an amount equal to 1.0% of total loans on that date;

•

Post Oak agreed to use commercially reasonable efforts to ensure that, at Allegiance’s request, its current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the merger is completed;

•	Post Oak agreed to use its commercially reasonable efforts to obtain all consents, approvals, authorizations or waivers as described on a disclosure schedule;

•

Post Oak agreed to cause Post Oak Bank to cooperate with Allegiance and Allegiance Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the combination of Post Oak Bank with Allegiance Bank, with Allegiance Bank surviving, through merger, purchase and assumption or otherwise after the effective time of the merger;

•

Allegiance agreed, at its expense, to file all notices and applications for all regulatory approvals required to be obtained by Allegiance or Allegiance Bank in connection with the merger agreement and the transactions contemplated thereby and to provide Post Oak copies of such filings for which confidential treatment has not been requested;

•

Allegiance agreed to file all documents required to be filed to have the shares of the Allegiance common stock to be issued pursuant to the merger agreement included for listing on the NASDAQ and use its commercially reasonable efforts to effect said listing;

•

Allegiance agreed to prepare and file a registration statement with the SEC with respect to the shares of Allegiance common stock to be issued pursuant to the merger agreement, and use its commercially reasonable efforts to cause the registration statement to become effective;

•

Allegiance agreed to expand the Allegiance Board by three, with one new vacancy created in each class of Allegiance’s staggered board, and fill such newly created vacancies with Mr. Roland L. Williams and two of the outside directors of the board of Post Oak selected by Post Oak and reasonably acceptable to Allegiance; and

•

Allegiance agreed to indemnify and hold harmless the directors and officers of Post Oak or Post Oak Bank as of the effective time and for four years thereafter, subject to the limitations of any regulatory body, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Post Oak or Post Oak Bank to the fullest extent that the indemnified party would be entitled under the articles of incorporation of Post Oak or the articles of association of Post Oak Bank, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.

Termination of the Merger Agreement

Allegiance and Post Oak can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Allegiance or Post Oak may decide, without the consent of the other, to terminate the merger agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•

any of the transactions contemplated by the merger agreement are not approved by the appropriate regulatory authorities or the applications or notices are suggested or recommended to be withdrawn by any regulatory authorities;

•

the merger has not been completed by October 27, 2018 (unless one or more of the regulatory approvals has not been received on or before October 27, 2018, in which case this deadline will be extended to November 26, 2018) or such later date approved in writing by the boards of directors of Allegiance and Post Oak, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that seeks to terminate the merger agreement;

•	Allegiance shareholders fail to approve the Allegiance Merger Proposal or the Allegiance Stock Issuance Proposal;

•	Post Oak shareholders fail to approve the Post Oak Merger Proposal; or

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party.

Post Oak may terminate the merger agreement, without the consent of Allegiance, if the Post Oak Board receives an unsolicited, bona fide alternative acquisition proposal (as defined in the merger agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but, Allegiance has the right to adjust the terms and conditions of the merger agreement so that the superior proposal no longer constitutes a superior proposal.

Post Oak may also terminate the merger agreement if (1) the average closing price of the Allegiance common stock is less than $32.52 and (2) the number obtained by dividing the average closing price by $40.65 is less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price and subtracting 0.20 from such quotient. Upon receipt of such notice, Allegiance has the discretion, but not the obligation, to increase the merger consideration by increasing the number of shares of Allegiance common stock in the aggregate merger consideration such that the value of the aggregate merger consideration is equal to at least $278,564,572 (valuing the aggregate stock consideration based on the average closing price). The Final Index Price, as such term is used herein, is the average of the daily closing value of the Index for the 20 consecutive trading days ending on and including the fifth trading day preceding the closing date. The Initial Index Price, as such term is used herein, is $42.75 (the closing value of the Index on the date immediately prior to the date of the merger agreement). The Index, as such term is used herein, means the financial institutions with the following trading symbols on an equal weighted basis: CBTX, FFIN, GNBC, GNTY, IBTX, IBOC, LTXB, PB, SBSI and VBTX. If Allegiance elects to increase the merger consideration, Post Oak will no longer have the right to terminate the merger agreement for these reasons.

In addition, Allegiance may terminate the merger agreement, without the consent of Post Oak, if:

•

any required regulatory approval is obtained subject to restrictions or conditions on the operations of Post Oak, Post Oak Bank, Allegiance or Allegiance Bank that are reasonably unacceptable to Allegiance;

•	Post Oak breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to Allegiance;

•	the Post Oak Board agrees to accept a superior proposal (as defined in the merger agreement); or

•

the Post Oak Board withdraws or modifies, in any manner adverse to Allegiance, its recommendation or approval of the merger agreement or the merger or recommends to Post Oak shareholders acceptance or approval of any alternative acquisition proposal.

Termination Fee

If the merger agreement is terminated by:

•	Allegiance because the Post Oak Board agrees to accept another acquisition proposal;

•

Allegiance because the Post Oak Board withdraws or modifies, in any manner adverse to Allegiance, its recommendation or approval of the merger agreement or the merger or recommends to Post Oak’s shareholders acceptance or approval of any alternative acquisition proposal;

•	Allegiance because Post Oak breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to Allegiance;

•

Post Oak because the Post Oak Board receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement taking into account any adjustments made by Allegiance to the merger consideration; or

•

Allegiance or Post Oak because Post Oak’s shareholders fail to approve the merger agreement by October 27, 2018 (or November 26, 2018, if regulatory approval has not been obtained by October 27, 2018) and, within 12 months of termination of the merger agreement, Post Oak enters into an acquisition agreement with a third party, then Post Oak will be required to pay Allegiance a termination fee of $14.272 million.

If either Allegiance or Post Oak terminates the merger agreement (1) after October 27, 2018 (or November 26, 2018, if regulatory approval has not been obtained by October 27, 2018) and, at the time of termination, the registration statement has been declared effective at least 25 business days prior to such date and

Post Oak has failed to call, give notice of, convene and hold the shareholder meeting in accordance with merger agreement, or (2) because Post Oak’s shareholders do not approve the merger agreement and an acquisition proposal exists at the time of termination, Post Oak will be required to pay Allegiance up to $775,000 for its merger-related expenses related to the proposed transaction.

Except with respect to termination fees and expenses, as discussed above, in the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) each of Allegiance and Post Oak will remain liable for any liabilities or damages arising out of its breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Expenses and Fees

Except with respect to the expenses related to termination discussed above, Post Oak and Allegiance will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the merger agreement, whether or not the transactions provided for in the merger agreement are completed, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of Post Oak and Allegiance agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

Amendment, Waiver and Extension of the Merger Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the merger agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after adoption of the merger agreement by the respective shareholders of Allegiance or Post Oak, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Post Oak Director Support Agreements and Post Oak Voting Agreement

Post Oak Support Agreements

In connection with entering into the merger agreement, each of the directors of Post Oak and Post Oak Bank that is not a party to an employment agreement has entered into a Director Support Agreement with Allegiance pursuant to which they agree to refrain from harming the goodwill of Allegiance, Post Oak or any of their respective subsidiaries and their respective customer, client and vendor relationships. By entering such Post Oak director support agreements, each director also agreed to certain additional restrictive covenants.

The foregoing description of the Post Oak director support agreements is subject to, and qualified in its entirety by reference to, the Post Oak director support agreements, the form of which is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference into this joint proxy statement/prospectus.

Post Oak Voting Agreement

In connection with entering into the merger agreement, Allegiance entered into a Voting Agreement with Post Oak and certain shareholders of Post Oak. The shareholders who are party to the Post Oak voting agreement beneficially own in the aggregate approximately 28.9% of the outstanding shares of Post Oak common stock. The Post Oak voting agreement requires, among other things, that the shareholders party thereto vote all of their shares of Post Oak common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and generally prohibits them from transferring their shares of Post Oak common stock prior to the termination of the Post Oak voting agreement. The Post Oak voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the effective time.

The foregoing description of the Post Oak voting agreement is subject to, and qualified in its entirety by reference to, the Post Oak voting agreement, the form of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus.

ACCOUNTING TREATMENT

The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Allegiance (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion constitutes the opinion of Bracewell and Fenimore Kay, subject to assumptions and qualifications set forth below and in their respective tax opinions, which have been filed as Exhibits 8.1 and 8.2 to the registration statement to which this joint proxy/prospectus is a part, as to material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of Post Oak common stock. This discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the effective date of this joint proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the merger to holders of Post Oak common stock could differ from those described below.

This discussion applies only to U.S. Holders that hold their Post Oak common stock, and will hold the Allegiance common stock received in exchange for their Post Oak common stock, as a capital asset within Section 1221 of the Code at all relevant times (generally, assets held for investment). In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, the “Medicare tax” on net investment income or any tax consequences of the merger under any U.S. federal tax laws other those pertaining to income tax. Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. Holder in light of such holder’s personal circumstances or to a U.S. Holder that is subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	financial institutions or mutual funds,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	partnerships and other pass-through entities and arrangements treated as partnerships for U.S. federal income tax purposes and investors in such entities,

•	controlled foreign corporations or passive foreign investment companies,

•	regulated investment companies and real estate investment trusts,

•	broker-dealers,

•	holders liable for the alternative minimum tax,

•	holders that have a functional currency other than the U.S. dollar,

•

holders who received, or have a right to receive, their Post Oak common stock through the exercise of employee stock options, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation,

•	holders who hold Post Oak common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment, and

•	U.S. expatriates or certain former citizens or long-term residents of the United States.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Post Oak common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, and has made a valid election to be treated as a United States person for U.S. federal income tax purposes. Holders of Post Oak common stock who are not U.S. Holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the merger under United States and non-United States tax laws.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Post Oak common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships are urged to consult their own tax advisors regarding the particular tax consequences of the merger to them.

Determining the actual U.S. federal income tax consequences of the merger to a U.S. Holder may be complex and will depend, in part, on the holder’s particular circumstances. Each U.S. Holder of Post Oak common stock should consult such holder’s own tax advisor with respect to the particular tax consequences of the merger to such holder.

U.S. Federal Income Tax Consequences of the Merger

The obligations of Allegiance and Post Oak to complete the merger are conditioned on, among things, the receipt by Allegiance and Post Oak of tax opinions from Bracewell, and Fenimore Kay, respectively, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time and as set forth and referred to in such opinions, the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representations and covenants, including those contained in certificates of officers of Allegiance and Post Oak and on customary factual assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement of which this joint proxy statement/prospectus forms a part. The opinions described herein represent Bracewell’s and Fenimore Kay’s best legal judgment, but do not bind the courts and do not preclude the IRS from adopting a position contrary to the ones expressed in the opinions. Additionally, the IRS has not issued (and is not expected to issue) any ruling as to the qualification of the merger as a reorganization under Section 368(a) of the Code. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences set forth below. If any of the assumptions, representations or covenants upon which these opinions are based is incorrect or inaccurate in any way, these opinions and the U.S. federal income tax consequences of the merger could be adversely affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and this joint proxy statement/prospectus.

Subject to the conditions and limitations of the preceding section, as well as the certificates of officers of Allegiance and Post Oak delivered in connection with the opinions set forth in Exhibits 8.1 and 8.2 to this registration statement, it is the opinion of Bracewell and Fenimore Kay that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Exchange for Allegiance Common Stock. A U.S. Holder who receives Allegiance common stock in the exchange for such holder’s Post Oak common stock generally will not recognize gain or loss as a result of the merger (excluding cash received in lieu of a fractional share of Allegiance common stock and excluding dissenters, the U.S. federal income tax treatment of each of which is discussed below).

The aggregate tax basis of the shares of Allegiance common stock received (including any fractional share of Allegiance common stock deemed received and redeemed for cash as described below) by a U.S. Holder will be equal to such holder’s aggregate tax basis in the shares of Post Oak common stock surrendered in exchange for the shares of Allegiance common stock. The holding period for shares of Allegiance common stock received in the merger (including any fractional share of Allegiance common stock deemed received and redeemed for cash as described below) by a U.S. Holder will include such holder’s holding period for the Post Oak common stock surrendered in exchange for the Allegiance common stock. If Post Oak common stock was purchased or acquired by a U.S. Holder on different dates or at different prices, such holder should consult his, her or its tax advisor for purposes of determining the basis and holding period of the Allegiance common stock received in the merger.

Cash Received in Lieu of a Fractional Share. A U.S. Holder who receives cash in lieu of a fractional share of Allegiance common stock will be treated as having received the fractional share in the merger and then as having exchanged the fractional share for cash in redemption by Allegiance. As a result, the U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s tax basis allocable to the fractional share. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the fractional share exchanged (including the holding period for the Post Oak common stock exchanged therefor) for more than one year at the effective date of the merger. The deductibility of capital losses is subject to limitations.

Dissenters. Upon the proper exercise of dissenters’ rights, a U.S. Holder will exchange all of the shares of Post Oak common stock actually owned by such holder solely for cash and generally will recognize gain or loss equal to the difference between the amount of cash received and such holder’s tax basis in the shares of Post Oak common stock surrendered. The gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the Post Oak common stock surrendered is more than one year. The deductibility of capital losses is subject to limitations. In some cases, if the U.S. Holder actually or constructively owns shares of Allegiance common stock after the merger, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the entire amount of the cash received (and not only on the excess of cash received over such U.S. Holder’s tax basis in the shares of Post Oak common stock exchanged).

Information Reporting and Backup Withholding

Payments of cash (such as cash received in lieu of fractional shares) to a U.S. Holder pursuant to the merger may be subject to information reporting and backup withholding under certain circumstances, unless the U.S. Holder receiving such payments:

•

furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received and otherwise complies with applicable requirements of the backup withholding rules; or

•	otherwise establishes an exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided such holder furnishes the required information to the IRS.

Reporting Requirements

A U.S. Holder who receives shares of Allegiance common stock upon completion of the merger and who is considered a “significant holder” will be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a U.S. Holder is a significant holder if the person owns at least 1.0% by vote or value of Post Oak’s outstanding shares or has a tax basis of $1,000,000 or more in such holder’s Post Oak common stock and securities. Such statement must include the U.S. Holder’s tax basis in and fair market value of such holder’s Post Oak common stock and securities surrendered in the merger.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Allegiance and Post Oak urge holders of Post Oak common stock to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, the applicability or effect of the alternative minimum tax or Medicare tax on net investment income, any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction and of changes in those laws.

DESCRIPTION OF CAPITAL STOCK OF ALLEGIANCE

As a result of the merger, Post Oak shareholders who receive shares of Allegiance common stock in the merger will become shareholders of Allegiance. Your rights as a shareholder of Allegiance will be governed by Texas law and the Allegiance certificate of formation and the Allegiance bylaws. The following briefly summarizes the material terms of Allegiance capital stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Allegiance’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the TBOC and the Allegiance certificate of formation and Allegiance bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this joint proxy statement/prospectus is a part, and applicable law, which Allegiance and Post Oak urge you to read. Copies of Allegiance’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as the copies of Post Oak’s governing documents, see “Where You Can Find More Information.”

Overview

Allegiance’s certificate of formation authorizes it to issue up to 40,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. The authorized but unissued shares of Allegiance’s capital stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

Based on 13,367,590 shares outstanding as of August 1, 2018, and assuming the issuance of 8,338,040 shares to Post Oak shareholders in the merger, immediately following the completion of the merger, Allegiance expects to have 21,705,630 shares of Allegiance common stock outstanding, which does not include any shares of Allegiance common stock that may be issued pursuant to restricted stock grants or option exercises. Also, as of August 1, 2018, there were outstanding options to purchase 627,176 shares of Allegiance common stock held by Allegiance’s employees, officers and directors under Allegiance’s 2015 Amended and Restated Stock Awards and Incentive Plan, and 364,147 shares of Allegiance common stock are expected to be reserved for converted Post Oak options (based on the 518,950 Post Oak options outstanding as of August 1, 2018 times the 0.7017 exchange ratio).

Allegiance Common Stock

Voting Rights. Subject to any special voting rights that may be given to any series of preferred stock that Allegiance may issue in the future, holders of Allegiance common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of its shareholders. Shareholders are not entitled to cumulate their votes with respect to the election of directors. Directors are elected by a plurality of the votes cast.

Dividends. Holders of Allegiance common stock are entitled to dividends when, as and if declared by the Allegiance Board out of funds legally available therefor.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of Allegiance’s affairs, all shares of Allegiance common stock will be entitled to share equally in all remaining assets after the holders of shares of preferred stock or other senior securities have received the liquidation preference of their shares plus any declared but unpaid dividends, if any, and after all other indebtedness has been retired.

Preemptive Rights; Other. Allegiance common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Allegiance Preferred Stock

Allegiance is authorized to issue 1,000,000 shares of preferred stock, par value $1.00 per share.

Allegiance’s certificate of formation permits it to issue one or more series of preferred stock and authorizes the Allegiance Board to designate the designations, preferences, limitations and relative rights of any such series of preferred stock, in each case, without any further action by Allegiance shareholders. Each share of a series of preferred stock will have the same relative rights as, and be identical in all respects with, all the other shares of the same series. Preferred stock may have voting rights, subject to applicable law and the determination at issuance by the Allegiance Board. While the terms of preferred stock may vary from series to series, holders of Allegiance common stock should assume that all shares of preferred stock will be senior to Allegiance common stock in respect of distributions and on liquidation.

Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of Allegiance common stock, the issuance of one or more series of preferred stock may affect the holders of Allegiance common stock in a number of respects, including the following:

•	by subordinating Allegiance common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences, and privileges;

•	by diluting the voting power of Allegiance common stock;

•	by diluting the earnings per share of Allegiance common stock; and

•

by issuing Allegiance common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of the Allegiance common stock that is outstanding prior to such issuance.

Business Combinations under Texas Law

A number of provisions of Texas law and Allegiance’s certificate of formation and bylaws could have an anti-takeover effect and make any potential acquisition of Allegiance by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors more difficult. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Allegiance to negotiate first with the Allegiance Board.

Allegiance is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC (the “Texas Business Combination Law”), which provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is, or was, during the prior three years, the beneficial owner of 20.0% or more of the corporation’s voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if:

•

the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•

the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

As Allegiance currently has more than 100 shareholders, it is considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•

the business combination of an issuing public corporation: where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•

a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•

a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

•

a business combination of a corporation with its wholly owned subsidiary if the subsidiary is a Texas entity and not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither Allegiance’s certificate of formation nor its bylaws contains any provision expressly providing that Allegiance will not be subject to the Texas Business Combination Law. As a result, the Texas Business Combination Law may prevent a non-negotiated merger or other business combination involving Allegiance, even if such a merger or combination would be beneficial to Allegiance shareholders.

Action by Consent

Under Texas law, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the certificate of formation specifically allows action to be taken by a written consent of the shareholders holding the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though such consent is not signed by all of the corporation’s shareholders. Allegiance’s certificate of formation does not provide for shareholder action by less than unanimous written consent.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-takeover Effect

Allegiance’s certificate of formation and bylaws contain certain provisions which may have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Allegiance shareholders to change management or receive a premium for their shares. These provisions include:

•	staggered terms for directors, who may be removed from office only for cause;

•	a prohibition on cumulative voting in the election of directors;

•	authority for the board of directors to issue shares of preferred stock without shareholder approval and upon such terms as the board of directors may determine;

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals; and

•

a provision that any special meeting of shareholders may be called only by a majority of the board of directors, the President or a holder or group of holders of at least 50.0% of Allegiance’s shares entitled to vote at the meeting.

In addition to these provisions of Allegiance’s certificate of formation and bylaws, banking laws impose notice, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the BHC Act and the Change in Bank Control Act. These laws could delay or prevent an acquisition.

Exclusive Forum

Allegiance’s certificate of formation provides that, subject to certain exceptions, the state and federal courts located in Harris County, Texas, the county in which the City of Houston lies, shall be the sole and exclusive forum for certain shareholder litigation matters. Although Allegiance believes this provision benefits it by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Allegiance directors and officers and may limit shareholders’ ability to obtain a favorable judicial forum for disputes with Allegiance. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute.

Limitation of Liability and Indemnification of Officers and Directors

Allegiance’s certificate of formation provides that its directors and officers will be indemnified by Allegiance to the fullest extent permitted under the TBOC and applicable federal laws and regulations, against all reasonable expenses incurred in connection with their service for or on its behalf. Allegiance’s certificate of formation also makes mandatory the indemnification permitted under Section 8.101 of the TBOC and makes mandatory the payment or reimbursement of reasonable expenses under Section 8.10 of the TBOC, and extends this mandatory indemnification and mandatory payment or reimbursement of expenses to all former or present officers of Allegiance and all persons who were serving at the request of Allegiance as the director, officer, partner, agent or trustee of another foreign or domestic entity. In addition, Allegiance’s certificate of formation provides that its directors and officers will not be personally liable for monetary damages to Allegiance to the fullest extent permitted by the TBOC.

Allegiance has indemnification agreements with its officers and directors pursuant to which they are indemnified as described above and will be advanced costs and expenses subject to the condition that an indemnitee shall reimburse the indemnitor for all the amounts paid if a final judicial determination is made that the indemnittee is not entitled to be so indemnified under applicable law and regulation.

Transfer Agent and Registrar

The transfer agent and registrar for Allegiance common stock is Computershare Trust Company, N.A.

Listing

Allegiance common stock is listed on the NASDAQ Global Market under the symbol “ABTX.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of Post Oak common stock will be entitled to receive shares of Allegiance common stock in exchange for their shares of Post Oak common stock. Allegiance is organized under the laws of the state of Texas, and Post Oak is organized under the laws of the state of Texas. The following is a summary of the material differences between (1) the current rights of Post Oak shareholders under the TBOC, the Post Oak certificate of formation and the Post Oak bylaws and (2) the current rights of Allegiance shareholders under the TBOC, the Allegiance certificate of formation and the Allegiance bylaws.

Allegiance and Post Oak believe that this summary describes the material differences between the rights of the holders of Allegiance common stock as of the date of this joint proxy statement/prospectus and the rights of the holders of Post Oak common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Allegiance’s governing documents have been filed with the SEC. Copies of the Post Oak certificate of formation and the Post Oak bylaws are available upon written request from Post Oak. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Allegiance	Post Oak

Authorized Capital Stock

Allegiance’s certificate of formation authorizes the issuance of up to 41,000,000 shares divided into (A) one class of 40,000,000 shares of common stock with a par value of $1.00 per share, and (B) one class of 1,000,000 shares of preferred stock with a par value $1.00 per share, which may be divided into and issued in series as set forth in the certificate of formation. As of the Allegiance record date for the Allegiance special meeting, there were 13,367,590 shares of Allegiance common stock outstanding.

In connection with this joint proxy statement/prospectus, Allegiance is asking the holders of Allegiance common stock to approve an amendment to the Allegiance certificate of formation to increase the number of authorized shares of capital stock to 81,000,000 shares.

Post Oak’s certificate of formation authorizes it to issue up to 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the Post Oak record date for the Post Oak special meeting, there were 11,882,629 shares of Post Oak common stock outstanding.

Voting Limitations
The Allegiance certificate of formation and the Allegiance bylaws do not impose voting restrictions on shares of Allegiance common stock.	The Post Oak certificate of formation and the Post Oak bylaws do not impose voting restrictions on shares of Post Oak common stock.

Size Of Board Of Directors
The Allegiance bylaws provide that the Allegiance Board will consist of no less than three directors, which shall be determined from time to time by a resolution adopted by a majority of the Allegiance Board; provided that no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the Allegiance Board. The Allegiance Board currently has 16 directors and two advisory directors.	The Post Oak bylaws provide that the Post Oak Board will consist of no less than one director, as may be determined by the Post Oak Board from time to time, but no decrease in the number of directors will have the effect of shortening the term of any incumbent director. The Post Oak Board currently has 13 directors.

Allegiance	Post Oak
Preemptive Rights

Under Texas law, there are no preemptive rights unless expressly provided in the corporation’s certificate of formation.

Allegiance’s certificate of formation expressly denies preemptive rights to any shareholder of any class of stock, other than such rights as the Allegiance Board may determine from time to time.

Under Texas law, there are no preemptive rights unless expressly provided in the corporation’s certificate of formation.

Holders of Post Oak common stock are not entitled to preemptive rights with respect to any shares that may be issued.

Convertibility Of Stock
Allegiance common stock is not convertible into any other securities of Allegiance.	Post Oak common stock is not convertible into any other securities of Post Oak.

Election Of Directors

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

Directors of Allegiance are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. The persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. Each share of Allegiance stock has one vote for each nominee for director. Allegiance’s certificate of formation expressly prohibits cumulative voting for the election of directors. Directors need not be shareholders of Allegiance.

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

Directors of Post Oak are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Each share of Post Oak stock has one vote for each nominee for director. Post Oak’s certificate of formation prohibits cumulative voting for the election of directors.

Removal Of Directors, Board Vacancies And Classes Of Directors

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Allegiance’s bylaws provide that any director may be removed only for cause and only by the affirmative vote of a majority of the votes entitled to be cast by the shares of the then outstanding capital stock of Allegiance present in person or represented by proxy and entitled to vote generally in the election of

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Post Oak’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

Any vacancy on the Post Oak Board, including a vacancy created by reason of an increase in the

Allegiance	Post Oak

directors at a duly constituted meeting of shareholders. Whenever the holders of any class or series of shares are entitled to elect one or more directors by the provisions of the certificate of formation, only the holders of shares of that class of series shall be entitled to vote for or against the removal of any director elected by the holder of that class or series. The Allegiance Board may remove any advisory director, with or without cause, upon majority vote of the Allegiance Board.

Any vacancies occurring on the Allegiance Board may also be filled at an annual or special meeting of the shareholders called for that purpose, or by the affirmative vote of a majority of the directors then in office—even if the remaining directors constitute less than a quorum of the Allegiance Board. Any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected and qualified.

The Allegiance Board has three classes of directors. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the full Allegiance Board. Advisory directors shall serve in an advisory capacity to the Allegiance Board and may be appointed to a committee, but shall not have the right to vote.

number of directors, may be filled by the affirmative vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director; and any directors so chosen shall hold office until the next annual meeting held for the election of directors and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

The Post Oak Board is not divided into classes.

Quorum

A majority of the number of directors shall constitute a quorum for the transaction of business of the Allegiance Board.

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitutes a quorum at all meetings of Allegiance shareholders for the transaction of business, except as otherwise provided by statute or the Allegiance certificate of formation. The shareholders present at a duly organized meeting may continue to transact business until adjournment, even if the withdrawal of enough shareholders leaves less than a quorum. If a quorum fails to attend any meeting, the shareholders entitled to vote who are present in person or represented by proxy may adjourn the meeting.

A majority of the number of directors shall constitute a quorum for the transaction of business of the Post Oak Board.

The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business at any meeting of Post Oak shareholders, except as otherwise provided by law. If a quorum fails to attend any meeting, the holders of a majority of the shares of stock of Post Oak entitled to vote who are present, in person or by proxy, may adjourn the meeting.

Allegiance	Post Oak
Notice Of Shareholder Meeting

Written notice of any meeting of Allegiance shareholders shall be given not less than 10 nor more than 60 days before the day of the meeting. The notice shall include the place, date and time of the meeting, and in the case of special meetings, the purpose or purposes of the meeting.

A written waiver of any notice signed by an Allegiance shareholder, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to the notice required to be given to such shareholder. Attendance of a person, including a director, at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Written notice of the place, date, and hour of all Post Oak meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the President, the Secretary, or the officer of person(s) calling the meeting to each Post Oak shareholder entitled to vote thereat not less than 10 nor more than 60 days before the date of the meeting.

Vote Required For Certain Shareholder Actions

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the certificate of formation or the bylaws.

Under Texas law, the affirmative vote of the holders of at least two- thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation.

Under Texas law, a corporation’s certificate of formation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Each share of Allegiance common stock has one vote for each matter properly brought before the shareholders. The Allegiance Board may submit any act or contract for approval or ratification at any annual meeting of the shareholders. Any act or contract shall be approved or be ratified by the vote of the

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the certificate of formation or the bylaws.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation.

Under Texas law, a corporation’s certificate of formation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Each share of Post Oak common stock has one vote for each matter properly brought before the shareholders. Post Oak’s bylaws provide that, except as otherwise required by law, a majority of votes actually cast shall decide any matter properly before

Allegiance	Post Oak

shareholders holding a majority of the issued and outstanding shares of stock of Allegiance entitled to vote and present in person or by proxy at such meeting.

Allegiance’s bylaws and certificate of formation do not provide for a number of votes less than that required by the TBOC, except that directors shall be elected by plurality of the votes cast.

the Post Oak shareholders at a meeting at which a quorum is present, except that directors shall be elected by plurality of the votes actually cast.

Amendment Of Certificate Of Formation

Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.

Allegiance’s certificate of formation does not specifically address amendment of the certificate of formation.

Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.

Post Oak’s certificate of formation does not specifically address amendment of the certificate of formation.

Amendment Of Bylaws

Under Texas law, unless a corporation’s certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Allegiance’s certificate of formation provides that the Allegiance Board shall have the power to amend, modify or repeal the Allegiance bylaws. The shareholders of Allegiance shall not have the power to adopt, amend or repeal the Allegiance bylaws.

Allegiance’s bylaws provide that the Allegiance Board shall have the power to adopt, amend and repeal from time to time the Allegiance bylaws. The shareholders of Allegiance shall not have the power to adopt, amend or repeal the Allegiance bylaws.

Under Texas law, unless a corporation’s certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Post Oak’s bylaws provide that the bylaws may be altered, amended or repealed from time to time by the board of directors, subject to the right of the shareholders entitled to vote with respect thereto to amend or repeal such bylaws as adopted or amended by the board of directors.

Shareholder Actions Without A Meeting
Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allow less than	Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allow less than

Allegiance	Post Oak

unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

Allegiance’s certificate of formation does not provide for less that unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

Post Oak’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect as a unanimous vote of the shareholders.

Special Meetings Of Shareholders

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed 50.0% of the shares entitled to vote, or if no percentage is specified, at least 10.0% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Allegiance’s bylaws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the Allegiance Board, or by the holders of 50.0% of the outstanding shares of Allegiance entitled to vote at the proposed special meeting. Business transacted at the special meeting shall be confined to the purpose or purposes stated in the notice of such meeting.

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed 50.0% of the shares entitled to vote, or if no percentage is specified, at least 10.0% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Special meetings of the Post Oak shareholders may be called by the President, by a majority of the Post Oak Board or the holders of not less than 25.0% of all shares entitled to vote at the proposed special meeting.

Nomination Of Directors
Any shareholder entitled of vote in the election of Allegiance directors generally may recommend to the Allegiance Board or the Nominating Committee of the Allegiance Board, if applicable, one or more persons as a nominee for election as directors at a meeting. A shareholder, however, must provide timely notice in proper written form of his intent to make such nomination or nominations. To be timely, a shareholder’s notice given in the context of an annual meeting of shareholders shall be delivered to or mailed and received at the principal executive office of Allegiance not less than 120 days in advance of the first anniversary of the date of Allegiance notice to shareholders in connection with the previous year’s	The certificate of formation and bylaws of Post Oak do not provide for any specific requirements relating to nominations for election to the Post Oak Board of directors.

Allegiance	Post Oak

annual meeting of shareholders. To be in proper written form, a shareholder’s notice to the Secretary shall set forth:

(i) the name and address of the shareholder who intends to make the nominations and of the person or persons to be nominated;

(ii) a representation that the shareholder is a holder of record of stock of Allegiance entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

(iii) if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

A notice not made in compliance with the bylaws shall not be eligible to be voted upon by shareholders at the meeting.

Shareholder Proposal Of Business

Proposals for business to be brought before any shareholder meeting may be made by the Allegiance Board or by any shareholder entitled to vote in such meeting. However, any such shareholder may propose business to be brought before a meeting only if such shareholder has given timely notice in proper written form of his intent to propose such business. To be timely, a shareholder’s notice given in the context of an annual meeting of shareholder shall be delivered to or mailed and received at the principal executive office of Allegiance not less than 120 days in advance of the first anniversary of the date of Allegiance’s notice to shareholders in connection with the previous year’s annual meeting of shareholders. To be in proper written form, a shareholder’s notice to the Secretary shall set forth:

(i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and his reasons for conducting such business at the meeting;

(ii) any material interest of the shareholder in such business;

(iii) the name and record address of the shareholder;

The certificate of formation and bylaws of Post Oak do not provide for any specific requirements relating to proposals for business to be brought before any shareholder meeting.

Allegiance	Post Oak

(iv) the class and number of shares of Allegiance which are held of record or beneficially owned by the shareholder; and

(v) the dates upon which the shareholder acquired such shares of stock and documentary support for any claims of beneficial ownership.

The chairman of any meeting of shareholders shall determine whether business has been properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

Indemnification

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

Allegiance’s certificate of formation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all persons who are or were serving at the request of Allegiance as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan, to the same extent that Allegiance is obligated to indemnify and pay or reimburse expenses to directors.

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

Post Oak’s certificate of formation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Post Oak as a director, officer, partner or trustee of another entity.

Post Oak’s certificate of formation and bylaws provide that Post Oak shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status. Post Oak also has the power to purchase and maintain insurance on behalf of any person who is or was a

Allegiance	Post Oak
director, officer, employee, or agent of Post Oak or who is or was serving at the request of Post Oak as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not Post Oak would have the power to indemnify such person against that liability under the provisions of the certification of formation or the TBOC, except to the extent limited or prohibited by state of federal law or regulation.

Limitation Of Director Liability

Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

Allegiance’s certificate of formation provides that no director of Allegiance will be liable to Allegiance or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of Allegiance existing hereunder with respect to any act or omission prior to such amendment, modification, or repeal.

Allegiance’s certificate of formation and bylaws provide that Allegiance shall have the power to purchase and maintain insurance on behalf of any person who is or was a director against any liability asserted against or incurred by directors in such a capacity or arising out of such person’s status.

Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

No director of Post Oak shall be personally liable to Post Oak or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for any of the following:

(1) a breach of the director’s duty of loyalty to Post Oak or its shareholders;

(2) an act of omission not in good faith that constitutes a breach of the director’s duty to Post Oak;

(3) an act or omission that involves intentional misconduct or a knowing violation of the law;

(4) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

(5) an act or omission for which the director’s liability is provided expressly by an applicable statute.

Right Of First Refusal
Allegiance common stock is not subject to a right of first refusal in favor of Allegiance.	Post Oak common stock is not subject to a right of first refusal in favor of Post Oak.

Allegiance	Post Oak
Shareholder Rights Plan
Allegiance does not currently have a shareholder rights plan.	Post Oak does not currently have a shareholder rights plan.

Texas Anti-Takeover Statutes

Allegiance is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20.0% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of an at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the TBOC are not applicable to:

•   the business combination of a corporation: (a) where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; (b) that adopted an amendment to its certificate of formation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; or (c) that adopts an amendment to its certificate of formation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

Post Oak is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20.0% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of an at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the TBOC are not applicable to:

•   the business combination of a corporation: (a) where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; (b) that adopted an amendment to its certificate of formation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; or (c) that adopts an amendment to its certificate of formation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

Allegiance	Post Oak

•   a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder: (a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and (b) would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•   a business combination with an Affiliated Shareholder that was the beneficial owner of 20.0% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•   a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•   a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Allegiance’s certificate of formation nor Allegiance’s bylaws contains any provision expressly providing that Allegiance will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving Allegiance, even if such event(s) would be beneficial to its shareholders.

•   a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder: (a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and (b) would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•   a business combination with an Affiliated Shareholder that was the beneficial owner of 20.0% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•   a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•   a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Post Oak’s certificate of formation nor Post Oak’s bylaws contains any provision expressly providing that Post Oak will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving Post Oak, even if such event(s) would be beneficial to its shareholders.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Allegiance

Since October 8, 2015, Allegiance common stock has been traded on the NASDAQ Global Market. Quotations of the sales volume and the closing sales prices of the common stock of Allegiance are listed daily under the symbol “ABTX” in the NASDAQ Global Market’s listings. As of the Allegiance record date, there were approximately 488 holders of record of Allegiance common stock.

The following table sets forth, for the periods indicated, the high and low intraday sales prices for Allegiance common stock as reported by NASDAQ Global Market:

		High	Low
2016	First Quarter	$23.49	$14.38
	Second Quarter	25.49	17.99
	Third Quarter	28.98	23.10
	Fourth Quarter	37.00	25.16

2017	First Quarter	$39.41	$31.20
	Second Quarter	40.45	36.05
	Third Quarter	39.90	31.75
	Fourth Quarter	40.53	36.10

2018	First Quarter	$41.45	$36.50
	Second Quarter	44.70	38.15
	Third Quarter (through August 1, 2018)	46.85	42.60

Post Oak shareholders are advised to obtain the current stock quotation for Allegiance common stock. The market price of Allegiance common stock will fluctuate from the date of this joint proxy statement/prospectus through the closing of the merger.

Allegiance Dividend Policy

Allegiance has not historically declared or paid cash dividends on Allegiance common stock and does not expect to pay dividends on Allegiance common stock for the foreseeable future. Instead, Allegiance anticipates that all of Allegiance’s future earnings will be retained to support Allegiance’s operations and to finance the growth and development of Allegiance’s business. Any future determination to pay dividends on Allegiance common stock will be made by the Allegiance Board and will depend on a number of factors, including:

•	Allegiance’s historical and projected financial condition, liquidity and results of operations;

•	Allegiance’s capital levels and requirements;

•	statutory and regulatory prohibitions and other limitations;

•	any contractual restriction on Allegiance’s ability to pay cash dividends, including pursuant to the terms of any of Allegiance’s credit agreements or other borrowing arrangements;

•	Allegiance’s business strategy;

•	tax considerations;

•	any acquisitions or potential acquisitions that Allegiance may examine;

•	general economic conditions; and

•	other factors deemed relevant by the Allegiance Board.

Allegiance is not obligated to pay dividends on its common stock.

As a Texas corporation, Allegiance is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. In addition, if the capital of a Texas corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation cannot declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Allegiance is also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. For more information, see “Item 1. Business-Regulation and Supervision-Regulatory Limits on Dividends and Distributions” in Allegiance’s Annual Report on Form 10-K for the year ended December 31, 2017.

Since Allegiance is a bank holding company and does not engage directly in business activities of a material nature, Allegiance’s ability to pay dividends to its shareholders depends, in large part, upon Allegiance’s receipt of dividends from Allegiance Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. The present and future dividend policy of Allegiance Bank is subject to the discretion of its board of directors. Allegiance Bank is not obligated to pay dividends.

Post Oak

There is no established public trading market for the shares of Post Oak common stock, and no market for Post Oak common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Post Oak common stock, and Post Oak common stock is not listed for trading or quoted on any stock exchange or automated quotation system. Post Oak acts as the transfer agent and registrar for its own shares. As of the Post Oak record date, there were approximately 907 holders of record of Post Oak common stock.

Post Oak becomes aware of trades of shares in its capacity as transfer agent for the shares of its common stock and sometimes learns of the prices at which these trades are made. The following table sets forth the high and low sales prices known to management of Post Oak for trades of its common stock for the periods shown:

		High	Low	Number of Trades	Number of Shares Traded
2016	First Quarter	$13.50	$13.50	6	29,400
	Second Quarter	13.75	12.00	25	711,000
	Third Quarter	13.75	13.75	7	29,953
	Fourth Quarter	13.75	13.75	7	9,445

2017	First Quarter	$18.75	$18.75	2	850
	Second Quarter	18.75	18.75	26	29,710
	Third Quarter	18.75	18.75	9	17,816
	Fourth Quarter	18.75	18.75	12	12,851

2018	First Quarter	$21.75	$18.75	18	13,458
	Second Quarter	21.75	21.75	4	3,960
	Third Quarter (through August 1, 2018)	—	—	—	—

The most recent trade of Post Oak’s common stock occurred in the 2nd quarter of 2018, when 170 shares were traded at a price of $21.75 per share. There have been other limited transfers of Post Oak’s common stock that are not reflected in the table above which were excluded as they were transferred between related parties (as gifts or to trusts or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of Post Oak’s common stock.

Post Oak is not obligated to register its common stock or, upon any registration, to create a market for its common stock.

Post Oak’s general dividend policy is to retain earnings to augment capital and to fund growth. Accordingly, Post Oak has not historically paid dividends on its outstanding common stock.

Post Oak’s shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the Post Oak Board, in its sole discretion. As a Texas corporation, Post Oak is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Post Oak does not engage in separate business activities of a material nature. As a result, Post Oak’s ability to pay dividends depends upon the dividends received from Post Oak Bank. As a national banking association, Post Oak Bank’s ability to pay distributions is restricted by certain laws and regulations. Under the National Bank Act, Post Oak Bank generally may not declare a distribution without prior OCC approval if the total amount of all distributions declared by the bank in any calendar year exceeds the bank’s total net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits Post Oak Bank from paying distributions that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan and lease losses.

Under the Federal Deposit Insurance Corporation Improvement Act, Post Oak may not pay any distribution if the payment of the distribution would cause Post Oak to become undercapitalized or if Post Oak is “undercapitalized.” The FDIC may further restrict the payment of distributions by requiring that Post Oak maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. If, in the opinion of the FDIC, Post Oak is engaged in an unsound practice (which could include the payment of distributions), the FDIC may require, generally after notice and hearing, that Post Oak cease such practice. The FDIC has indicated that paying distributions that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. The FDIC also has issued policy statements providing that insured depository institutions generally should pay distributions only out of current operating earnings.

Under regulatory capital guidelines, Post Oak Bank must maintain a common equity Tier 1 capital to total risk-weighted assets ratio of at least 4.5%, a Tier 1 capital to total risk-weighted assets ratio of 6.0%, a total capital to total risk-weighted assets ratio of 8.0% and a Tier 1 capital to average total assets ratio of 4.0%. As of March 31, 2018, Post Oak Bank had a ratio of common equity Tier 1 capital to total risk-weighted assets of 13.4%, a ratio of Tier 1 capital to total risk-weighted assets of 13.4%, a ratio of total capital to total risk-weighted assets of 14.4%, and a ratio of Tier 1 capital to average total assets of 11.0%.

BENEFICIAL OWNERSHIP OF ALLEGIANCE COMMON STOCK

BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF ALLEGIANCE

The following table sets forth certain information regarding the beneficial ownership of Allegiance common stock as of August 1, 2018 by: (i) directors and named executive officers of Allegiance; (ii) each person who is known by Allegiance to beneficially own 5% or more of Allegiance common stock; and (iii) all directors and executive officers of Allegiance as a group. Unless otherwise indicated, based on information furnished by such shareholders, the management of Allegiance believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Directors and Executive Officers:
John B. Beckworth	132,837	(3)	*
Daryl D. Bohls	15,766	(4)	*
Paul P. Egge	9,934		*
Matthew H. Hartzell	11,913	(5)	*
Robert Ivany	889		*
Umesh (Mike) Jain	132,761		*
Frances H. Jeter	8,360		*
James J. Kearney	19,193	(6)	*
Shanna Kuzdzal	8,300		*
P. Michael Mann, M.D.	193,765	(7)	1.45%
George Martinez	286,567	(8)	2.14%
David B. Moulton	23,193	(9)	*
William S. Nichols III	74,160	(10)	*
Thomas A. Reiser	161,676	(11)	1.21%
Steven F. Retzloff	300,049	(12)	2.24%
Raimundo Riojas E.	205,434	(13)	1.54%
Fred S. Robertson	57,860	(14)	*
Ramon A. Vitulli III	33,839	(15)	*
Directors and Executive Officers as a group (18 persons)	1,676,496	(16)	12.52%
Principal shareholders:
FMR LLC	1,183,217	(17)	8.85%
*	Indicates ownership which does not exceed 1.0%.
(1)	The address of each Allegiance director and officer is c/o Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040.
(2)

Percentage is based on 13,367,590 shares of Allegiance common stock issued and outstanding as of August 1, 2018 and assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.

(3)

Consists of 9,027 shares held of record by Mr. Beckworth, 57,143 shares held of record by John Beckworth & Laura H. Beckworth Ten Com and 66,667 shares held of record by the Laura Hobby Beckworth 1999 WPH Trust, of which his spouse is trustee.

(4)

Consists of 5,000 shares held of record by an IRA rollover account for the benefit of Mr. Bohls, 10,427 shares held of record by Mr. Bohls and 339 shares that can be acquired pursuant to the exercise of outstanding stock options.

(5)	Consists of 6,660 shares held of record by Mr. Hartzell and 5,253 shares held by an IRA account for the benefit of Mr. Hartzell.
(6)	Consists of 2,360 shares held of record by Mr. Kearney and 16,833 shares held of record by Mr. Kearney and his wife. Mr. Kearney has pledged 16,833 shares as security for indebtedness.
(7)

Consists of 33,838 shares of record by Dr. Mann, 9,400 shares held of record by an IRA for the benefit of Dr. Mann, 37,500 shares held of record by White House Realty, LLC, of which Dr. Mann is President and

113,027 shares held of record by MCRP Interests Ltd., of which Dr. Mann is President. Dr. Mann has pledged 170,000 shares as security for indebtedness.
(8)

Consists of 285,567 shares held of record by Martinez 2007 Family Partnership Ltd., of which Mr. Martinez is a limited partner and 1,000 shares held of record by Mr. Martinez. Mr. Martinez has pledged 120,167 shares as security for indebtedness.

(9)	Consists of 9,860 shares held of record by Mr. Moulton and 13,333 shares held of record by an IRA for the benefit of Mr. Moulton.
(10)

Consists of 2,360 shares held of record by Mr. Nichols, 55,800 shares held of record by Nichols Realty Investments I, LTD., of which Mr. Nichols is the President of the managing partner, Nichols GP Investment, Inc., and 16,000 shares held of record by Nichols Rising Star Partners II, LTD., of which Mr. Nichols is the President of the managing partner, Nichols GP Investment, Inc.

(11)

Consists of 4,564 shares held of record by Mr. Reiser, 23,000 shares held of record by an IRA for the benefit of Mr. Reiser and 134,112 held of record by Fenchurch Investments, LLC, of which Mr. Reiser is the sole member.

(12)

Consists of 21,500 shares held of record by Mr. Retzloff and his wife, 266,667 shares held of record by Retzloff Holdings, LTD., of which Mr. Retzloff is a limited partner, 8,882 shares held of record by SF Retzloff Family Limited Partnership, LTD., of which Mr. Retzloff is a limited partner and 3,000 shares of record by Retzloff Industries, Inc. of which Mr. Retzloff is the President.

(13)	Consists of 2,360 shares held of record by Mr. Riojas and 203,074 shares held of record by Glencox Investments, Inc., of which Mr. Riojas is President.
(14)

Consists of 1,602 shares held of record by Mr. Robertson, 2,500 shares held of record by an IRA for the benefit of Mr. Robertson and 53,758 shares held of record by The Robertson Family Trust, of which Mr. Robertson is the trustee.

(15)	Consists of 6,489 shares held of record by an IRA account for the benefit of Mr. Vitulli and 27,350 shares that can be acquired pursuant to the exercise of outstanding stock options.
(16)	Includes 27,689 shares that can be acquired pursuant to outstanding stock options that are exercisable within 60 days.
(17)

The information concerning FMR LLC is based solely on information contained in its Schedule 13G/A filed with the SEC on February 13, 2018. FMR LLC’s principal business address is 245 Summer Street, Boston, Massachusetts 02210.

BENEFICIAL OWNERSHIP OF POST OAK COMMON STOCK

BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF POST OAK

The following table sets forth certain information regarding the beneficial ownership of Post Oak common stock as of August 1, 2018 by: (i) each person who is known by Post Oak to beneficially own 5.0% or more of Post Oak’s common stock; (ii) each director of Post Oak; (iii) the principal executive officer and the two other most highly compensated executive officers of Post Oak; and (iv) all directors and executive officers of Post Oak as a group. Unless otherwise indicated, based on information furnished by such shareholders, the management of Post Oak believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o Post Oak Bancshares, Inc., 2000 West Loop South, Suite 100, Houston, Texas 77027.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Directors and Executive Officers:
Renee C. Bourland	149,216	(2)	1.25%
Charles H. Carmouche	119,903	(3)	1.01%
Charles M. Giesen	42,455	(4)	*
E. Doug Hodo, Jr.	120,473		1.01%
Frank C. Liang	363,900	(5)	3.06%
D. Wayne McDonnell	157,300	(6)	1.32%
Robert E. McKee, III	201,386		1.69%
Randall S. Nelson	435,011		3.66%
Jim W. Nokes	226,210		1.90%
Fernando D. Parra	163,826	(7)	1.38%
Robert A. Phillips	180,878	(8)	1.51%
H. John Riley, Jr.	216,050		1.82%
Marcus C. Rowland	95,611	(9)	*
Romi L. Sandel	55,914	(10)	*
Louis A. Waters, Jr.	159,000	(11)	1.34%
Michael E. Wiley	351,550		2.96%
Roland L. Williams	432,676	(12)	3.60%
Directors and Executive Officers as a group (17 persons)	3,471,359	(13)	28.19%

*	Indicates ownership which does not exceed 1.0%.
(1)

The percentage beneficially owned was calculated on a fully-diluted basis based on 11,882,629 shares of Post Oak common stock issued and outstanding as of August 1, 2018 or subject to options. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Post Oak common stock held by such shareholder or group and exercisable within 60 days.

(2)

Includes 63,000 shares that may be acquired pursuant to the exercise of options under the Post Oak Bancshares, Inc. Stock Option Plan (“Plan”) and 4,589 shares allocated to the account of the shareholder pursuant to the Post Oak Bancshares, Inc. Employee Stock Ownership Plan (“ESOP”).

(3)	Includes 39,000 shares that may be acquired pursuant to the exercise of options under the Plan and 4,403 shares allocated to the account of the shareholder pursuant to the ESOP.
(4)	Includes 20,500 shares that may be acquired pursuant to the exercise of options under the Plan.
(5)	Includes 20,500 shares that may be acquired pursuant to the exercise of options under the Plan.
(6)	Includes 20,500 shares that may be acquired pursuant to the exercise of options under the Plan.
(7)	Includes 15,600 shares that may be acquired pursuant to the exercise of options under the Plan and 4,976 shares allocated to the account of the shareholder pursuant to the ESOP.

(8)	Includes 63,000 shares that may be acquired pursuant to the exercise of options under the Plan and 4,578 shares allocated to the account of the shareholder pursuant to the ESOP.
(9)	Includes 20,500 shares that may be acquired pursuant to the exercise of options under the Plan.
(10)	Includes 1,200 shares that may be acquired pursuant to the exercise of options under the Plan and 3,904 shares allocated to the account of the shareholder pursuant to the ESOP.
(11)	Includes 20,500 shares that may be acquired pursuant to the exercise of options under the Plan.
(12)	Includes 148,500 shares that may be acquired pursuant to the exercise of options under the Plan and 4,976 shares allocated to the account of the shareholder pursuant to the ESOP.
(13)	Includes 432,800 shares that may be acquired pursuant to the exercise of options under the Plan.

LEGAL MATTERS

The validity of the Allegiance common stock to be issued in the merger will be passed upon for Allegiance by Bracewell. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Allegiance by Bracewell and for Post Oak by Fenimore Kay.

EXPERTS

The audited consolidated financial statements of Allegiance Bancshares, Inc. incorporated by reference in this joint proxy statement/prospectus have been so incorporated by reference in reliance upon the report of Crowe LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Post Oak Bancshares, Inc. as of and for the years ended December 31, 2017 and 2016 have been included herein and have been audited by Harper & Pearson Company, P.C., independent auditors, in reliance upon the report of such firm appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Allegiance has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Allegiance common stock that Post Oak shareholders will be entitled to receive in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Allegiance and Allegiance common stock. The rules and regulations of the SEC allow Allegiance to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Allegiance also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of the materials Allegiance files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Allegiance, including Allegiance’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Allegiance’s website at www.allegiancebank.com as soon as reasonably practicable after Allegiance files them with, or furnishes them to, the SEC. Information on Allegiance’s website is not incorporated into this joint proxy statement/prospectus or Allegiance’s other securities filings and is not a part of these filings.

The SEC allows Allegiance to “incorporate by reference” into this joint proxy statement/prospectus certain information that Allegiance files with the SEC, which means that Allegiance can disclose important information to you without actually including the specific information in this joint proxy statement/prospectus by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus. You should not assume that the information in this joint proxy statement/prospectus is current as of any date other than the date of this joint proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Allegiance incorporates by reference into this joint proxy statement/prospectus the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this joint proxy statement/prospectus and prior to the termination of the offering covered by this joint proxy statement/prospectus, in each case, other than information furnished to the SEC (including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) and which is not deemed filed under the Exchange Act:

•	Allegiance’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 9, 2018;

•	Allegiance’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed with the SEC on May 8, 2018;

•

the information specifically incorporated by reference into Allegiance’s Annual Report on Form 10-K for the year ended December 31, 2017 from Allegiance’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 15, 2018;

•	Allegiance’s Current Reports on Form 8-K, two of which were filed with the SEC on May 1, 2018; and

•

the description of Allegiance common stock contained in its Form 8-A filed with the SEC on October 6, 2015, including any amendment to that form that Allegiance may file with the SEC in the future for the purpose of updating the description of its common stock.

Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Information about Allegiance can also be found in additional documents that Allegiance may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of Post Oak’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents referred to above through Allegiance or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from Allegiance without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Allegiance at the following address:

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway, N., Suite 200

Houston, Texas 77040

Attention: George Martinez

Telephone: (281) 894-3200

Post Oak is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Post Oak, please send a request in writing or by telephone to Post Oak at the following address:

Post Oak Bancshares, Inc.

2000 West Loop S, Suite 100

Houston, Texas 77027

Attention: Roland L. Williams

Telephone: (713) 439-3900

To receive timely delivery of these documents in advance of the meetings, you must make your request no later than five business days before the date of your meeting. This means that Allegiance shareholders requesting documents must do so by September 7, 2018, in order to receive them before the Allegiance special meeting, and Post Oak shareholders requesting documents must do so by September 6, 2018, in order to receive them before the Post Oak special meeting. If you request any incorporated documents from Allegiance, then Allegiance will mail them to you by first-class mail, or another equally prompt means, within one business day after Allegiance receives your request.

Allegiance has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Allegiance, and Post Oak has supplied all information contained in this joint proxy statement/prospectus relating to Post Oak.

Neither Allegiance nor Post Oak has authorized anyone to give any information or make any representation about the merger, the Allegiance share issuance or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

CONTENTS

Post Oak Unaudited Financial Statements

Post Oak Audited Financial Statements

POST OAK BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

MARCH 31, 2018 AND DECEMBER 31, 2017

	March 31, 2018	December 31, 2017
ASSETS
Cash and due from banks	$141,314,467	$143,735,430
Money market deposits at banks	43,994,553	42,793,097
Federal funds sold and reverse repurchase agreements	759,779	834,902

Total Cash and Cash Equivalents	186,068,799	187,363,429
Time deposits at banks	13,869,922	12,851,918
Securities available for sale	48,464,314	49,446,320
Other investments	5,229,411	4,996,354
Loans	1,146,660,976	1,147,001,691
Less allowance for possible credit losses	(11,994,845)	(12,029,724)

Loans, net	1,134,666,131	1,134,971,967
Premises and equipment, net	21,672,817	21,905,318
Goodwill	4,264,878	4,264,878
Core deposit intangible	1,792,358	1,924,634
Bank owned life insurance	3,429,896	3,405,736
Accrued interest receivable	3,849,324	4,124,346
Other real estate owned	3,132,865	—
Prepaid expenses, net	1,104,430	1,141,845
Deferred income tax, net	2,132,550	2,072,131
Other assets	2,929,368	902,929

Total Assets	$1,432,607,063	$1,429,371,805

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$423,242,087	$468,255,847
Interest bearing checking and savings	481,765,268	448,776,086
Interest bearing certificates of deposit	336,143,379	334,814,041

Total Deposits	1,241,150,734	1,251,845,974
Stock redemption liability	398,972	433,647
Federal Home Loan Bank borrowings	25,000,000	15,000,000
Accrued interest payable	703,765	685,418
Other liabilities	2,617,545	3,489,484

Total Liabilities	1,269,871,016	1,271,454,523

Shareholders’ Equity
Common stock	124,366	123,866
Treasury stock, at cost	(7,455,439)	(7,595,438)
Capital surplus	104,803,242	104,327,528
Retained earnings	65,810,043	61,380,202
Accumulated other comprehensive loss	(546,165)	(318,876)

Total Shareholders’ Equity	162,736,047	157,917,282

Total Liabilities and Shareholders’ Equity	$1,432,607,063	$1,429,371,805

See condensed notes to interim consolidated financial statements.

POST OAK BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	For the Three Months Ended March 31,
	2018	2017
INTEREST INCOME
Interest and fees on loans	$14,799,153	$11,970,106
Securities available for sale	226,229	168,181
Cash and cash equivalents	521,426	221,412
Other investments	43,708	35,211

Total Interest Income	15,590,516	12,394,910

INTEREST EXPENSE
Deposits	1,904,489	1,045,716
Other	79,782	—

Total Interest Expense	1,984,271	1,045,716

NET INTEREST INCOME	13,606,245	11,349,194
PROVISION FOR POSSIBLE CREDIT LOSSES	250,000	200,000

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE CREDIT LOSSES	13,356,245	11,149,194

NONINTEREST INCOME
Deposit account service charges	217,686	220,761
ATM, bank card, and credit card fees	195,025	170,498
Wire transfer fees	31,082	28,669
Net (loss) on sale of other real estate and other assets	—	(19,153)
Discounted loan income	72,985	115,992
Increase in cash surrender value of bank owned life insurance	24,160	24,474
Other	181,202	133,128

Total Noninterest Income	722,140	674,369

NONINTEREST EXPENSES
Salaries and employee benefits	5,428,328	4,722,133
Occupancy and equipment expense	968,114	865,027
Data processing	543,258	533,541
Regulatory and bank insurance	274,652	236,234
Professional fees	279,378	592,086
Office expense	78,851	100,647
Marketing and business development	182,956	167,878
Loans and other real estate	83,650	59,021
Core deposit intangible amortization	132,277	60,763
Other	350,985	351,703

Total Noninterest Expenses	8,322,449	7,689,033

NET INCOME BEFORE INCOME TAX EXPENSE	5,755,936	4,134,530
INCOME TAX EXPENSE	(1,326,095)	(1,533,945)

CONSOLIDATED NET INCOME	$4,429,841	$2,600,585

See accompanying notes to consolidated financial statements

POST OAK BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	For the Three Months Ended March 31,
	2018	2017
Consolidated net income	$4,429,841	$2,600,585
Other comprehensive (loss) gain:
Change in net unrealized loss on securities available for sale	(287,707)	186,719
Change in related deferred tax liability	60,418	(59,976)

Other comprehensive (loss) gain	(227,289)	126,743

Total comprehensive income	$4,202,552	$2,727,328

See condensed notes to interim consolidated financial statements.

POST OAK BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	Common Stock	Treasury Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2016	$115,349	$(7,006,332)	$90,715,955	$46,353,332	$(354,810)	$129,823,494
Exercise of stock options	312	—	237,776	—	—	238,088
Redemption of treasury stock (850 shares)	—	(15,938)	—	—	—	(15,938)
Restricted stock grants	459	—	(459)	—	—	—
Stock based compensation—restricted stock	—	—	98,614	—	—	98,614
Stock based compensation—options	—	—	13,123	—	—	13,123
Consolidated net income	—	—	—	2,600,585	—	2,600,585
Change in net unrealized loss on securities, net of tax	—	—	—	—	126,743	126,743

Balance, March 31, 2017	116,120	(7,022,270)	91,065,009	48,953,917	(228,067)	132,884,709

Balance, December 31, 2017	$123,866	$(7,595,438)	$104,327,528	$61,380,202	$(318,876)	$157,917,282
Exercise of stock options	45	—	38,755	—	—	38,800
Shares forfeited	(3)	—	3	—	—	—
Issuance of treasury stock to ESOP	—	139,999	295,000	—	—	434,999
Restricted stock grants	458	—	(458)	—	—	—
Stock based compensation—restricted stock	—	—	142,056	—	—	142,056
Stock based compensation—options	—	—	358	—	—	358
Consolidated net income	—	—	—	4,429,841	—	4,429,841
Change in net unrealized loss on securities, net of tax	—	—	—	—	(227,289)	(227,289)

Balance, March 31, 2018	124,366	(7,455,439)	104,803,242	65,810,043	(546,165)	162,736,047

See condensed notes to interim consolidated financial statements.

POST OAK BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	For the Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$4,429,841	$2,600,585
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Provision for possible credit losses	250,000	200,000
Depreciation and amortization	326,309	200,697
Amortization and accretion of premiums and discounts on investment securities, net	72,230	81,288
Increase in cash surrender value of bank owned life insurance	(24,160)	(24,474)
Net loss (gain) on sale of other real estate and other assets	—	(19,153)
Deferred income taxes	—	150,818
Stock based compensation expense	142,414	111,737
Change in operating assets and liabilities:
Accrued interest receivable	275,022	99,683
Prepaid expenses and other assets	(1,951,182)	(997,930)
Accrued interest payable	18,347	(30,855)
Other liabilities	(1,013,995)	2,248,986

Total adjustments	(1,905,015)	2,020,797

Net cash provided by operating activities	2,524,826	4,621,382

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available for sale	—	(1,151,009)
Maturities, calls, and paydowns of securities available for sale	622,068	1,189,475
Sales of securities available for sale	—	45,971
Purchases of other investments	(225,757)	37,059
(Increase) decrease in time deposits at banks	(1,018,004)	250,000
Net increase in loans	(3,004,544)	(31,091,878)
Purchases of premises and equipment	(71,859)	(37,975)
Proceeds from sale of other real estate owned, net	—	549,195
Purchase of Federal Home Loan Bank stock	(7,300)	—

Net cash used by investing activities	(3,705,396)	(30,209,162)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in noninterest-bearing deposits	(45,013,760)	3,031,064
Net increase in interest-bearing deposits	34,318,520	4,657,930
Proceeds from borrowed funds	10,000,000	—
Decrease in stock redemption liability	(34,675)	—
Proceeds from exercise of options	475,856	238,088
Issuance of treasury stock to ESOP	139,999	—
Redemption of treasury stock	—	(15,938)

Net cash (used by) provided by financing activities	(114,060)	7,911,144

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,294,630)	(17,676,636)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	187,363,429	124,163,476

CASH AND CASH EQUIVALENTS AT END OF YEAR	$186,068,799	$106,486,840

See condensed notes to interim consolidated financial statements.

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Nature of Operations—Post Oak Bancshares, Inc. (the Company), through its wholly owned subsidiary Post Oak Bank, N. A. (the Bank), provides a broad line of financial products and services to small and medium sized businesses and consumers through its nine banking offices in the greater Houston, Texas area and four offices in the southeast Texas region. The Bank’s primary sources of revenue are from investing funds received from depositors and from providing loans and other banking services to its customers.

Basis of Presentation—The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and accounts have been eliminated.

The accounting and reporting policies of the Company conform, in all material respects, to accounting principles generally accepted in the United States of America (U.S. GAAP) and to the prevailing practices within the financial services industry.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows of the Company on a consolidated basis, and all such adjustments are of a normal recurring nature. Transactions with the subsidiary have been eliminated. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto for the fiscal year ended December 31, 2017. Operating results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible credit losses and the estimated fair values of financial instruments.

Significant Accounting and Reporting Policies:

The Company’s significant accounting and reporting policies and recent accounting standards and disclosure requirements can be found in Note A of the Company’s annual financial statements included elsewhere in this Prospectus.

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

NOTE B	SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair values of securities available for sale at March 31, 2018 and December 31, 2017 are summarized in the following table.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
March 31, 2018
U.S. Government Agency:
Bonds	$16,468,355	$8,713	$(72,818)	$16,404,250
Mortgaged-backed securities	16,579,540	1,053	(464,380)	16,116,213
Municipal Bonds	16,107,767	3,279	(167,195)	15,943,851

	$49,155,662	$13,045	$(704,393)	$48,464,314

December 31, 2017
U.S. Government Agency:
Bonds	$16,461,483	$11,707	$(51,000)	$16,422,190
Mortgaged-backed securities	17,217,120	3,013	(238,742)	16,981,391
Municipal Bonds	16,171,358	455	(129,074)	16,042,739

	$49,849,961	$15,175	$(418,816)	$49,446,320

Maturities

The amortized cost and estimated fair value of securities at March 31, 2018, by contractual maturities, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Amounts Maturing In:
1 year or less	$16,784,151	$16,753,398
After 1 year through 5 years	9,273,969	9,171,264
After 5 years through 10 years	9,547,145	9,375,638
After 10 years	13,550,397	13,164,014

	$49,155,662	$48,464,314

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Unrealized Losses

For securities in an unrealized loss position, the following table shows gross unrealized losses and fair value by length of time that individual securities have been in a continuous unrealized loss position. At March 31, 2018 and December 31, 2017, there were 78 and 79 securities, respectively, in a continuous loss position as follows:

	Less Than Twelve Months		Twelve Months or More
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
March 31, 2018
U.S. Government Agency:
Bonds	$60,312	$8,414,405	$12,506	$2,991,920
Mortgage-backed securities	165,464	6,407,735	298,916	9,594,058
Municipal Bonds	125,989	10,029,524	41,206	3,916,428

	$351,765	$24,851,664	$352,628	$16,502,406

December 31, 2017
U.S. Government Agency:
Bonds	$37,751	$8,432,145	$13,249	$2,992,820
Mortgage-backed securities	62,446	7,253,199	176,296	8,984,295
Municipal Bonds	70,674	10,843,064	58,400	4,228,829

	$170,871	$26,528,408	$247,945	$16,205,944

Management does not have the intent to sell any of the securities classified as available for sale while in a loss position and believes that it is not likely that the Company will have to sell any of these securities before a recovery of cost. The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the securities were acquired. The fair value of these securities is expected to recover as the securities reach their maturity or re-pricing date, or if market rates for such investments decline.

Management does not believe that any of the securities are impaired due to reasons of credit quality. Accordingly, as of March 31, 2018 and December 31, 2017, management believes the impairments were temporary, and no impairment loss has been realized in the Company’s consolidated statements of income for the years then ended.

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

NOTE C	LOANS

Loans at March 31, 2018 and December 31, 2017 are summarized by portfolio segment as follows:

	March 31, 2018	December 31, 2017
Real estate	$893,059,357	$890,846,357
Commercial and industrial	206,039,783	205,574,905
Agriculture	7,345,511	8,280,303
Consumer	31,390,028	33,028,588
Other loans	9,375,503	9,880,897

	1,147,210,182	1,147,611,050
Less deferred loan fees, net	(549,206)	(609,359)
Less allowance for possible credit losses	(11,994,845)	(12,029,724)

	$1,134,666,131	$1,134,971,967

NOTE D LOAN	PERFORMANCE

The following is an analysis of past due and nonaccrual loans, segregated by loan class, as of March 31, 2018 and December 31, 2017.

	Current and accruing	30 - 89 days past due and still accruing	Nonaccrual loans	Total loans
March 31, 2018
Commercial real estate mortgage	$411,424,152	$—	$577,017	$412,001,169
Construction and land development	180,743,852	—	313,290	181,057,142
Farmland	21,338,813	—	—	21,338,813
1-4 family residential	263,054,900	598,774	3,189,938	266,843,612
Multi-family residential	11,724,633	—	93,988	11,818,621
Agriculture	7,345,511	—	—	7,345,511
Commercial and industrial	205,307,380	100,000	632,403	206,039,783
Consumer—automobile	2,514,526	—	—	2,514,526
Consumer—other	28,722,957	—	152,545	28,875,502
Other loans	9,375,503	—	—	9,375,503

	$1,141,552,227	$698,774	$4,959,181	$1,147,210,182

December 31, 2017
Commercial real estate mortgage	$402,505,115	$3,090,148	$620,124	$406,215,387
Construction and land development	177,069,562	151,474	3,857	177,224,893
Farmland	25,995,497	—	—	25,995,497
1-4 family residential	261,231,854	4,206,832	3,193,147	268,631,833
Multi-family residential	12,679,987	98,760	—	12,778,747
Agriculture	8,280,303	—	—	8,280,303
Commercial and industrial	205,013,104	149,250	412,551	205,574,905
Consumer—automobile	2,416,499	—	—	2,416,499
Consumer—other	30,452,944	—	159,145	30,612,089
Other loans	9,880,897	—	—	9,880,897

	$1,135,525,762	$7,696,464	$4,388,824	$1,147,611,050

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Troubled Debt Restructurings

At March 31, 2018 and December 31, 2017, the Company had troubled debt restructurings of $3,773,247 and $3,876,566 respectively.

NOTE E	ALLOWANCE FOR POSSIBLE CREDIT LOSSES

The following table presents a detail of the activity in the allowance for possible credit losses segregated by portfolio segment for the three months ended March 31, 2018 and 2017.

	Balance, beginning of year	Provisions	Charge-offs	Recoveries	Balance, end of year
March 31, 2018
Real estate	$9,338,212	$(1,634)	$—	$—	$9,336,578
Commercial and industrial	2,154,919	283,500	(290,090)	6,516	2,154,845
Agriculture	86,798	(9,794)	—	—	77,004
Consumer	346,219	(16,566)	(1,305)	—	328,348
Other loans	103,576	(5,506)	—	—	98,070

Total	$12,029,724	$250,000	$(291,395)	$6,516	$11,994,845

March 31, 2017
Real estate	$9,034,097	$(168,563)	$—	$—	$8,865,534
Commercial and industrial	1,729,527	310,375	—	5,940	2,045,842
Agriculture	113,151	(30,747)	—	—	82,404
Consumer	139,799	204,101	(15,206)	—	328,694
Other loans	222,469	(115,166)	(8,970)	—	98,333

Total	$11,239,043	$200,000	$(24,176)	$5,940	$11,420,807

In addition to the allowance for possible credit losses at March 31, 2018 and December 31, 2017, the Company held $22,000 in reserve in other liabilities for unfunded loan commitments to provide for the risk of loss inherent in its unfunded lending related commitments.

Risk Grading

As part of the on-going monitoring of the credit quality of the Company’s loan portfolio and methodology for calculating the allowance for possible credit losses, management assigns and tracks loan grades to be used as credit quality indicators. The following is a general description of the loan grades used as of March 31, 2018 and December 31, 2017.

Grades 1 through 4—This category of assets are considered “pass” which indicates prudent underwriting and a normal amount of risk. The range of risk within these credits can vary from little to no risk with cash securing a credit, to a level of risk that requires a strong secondary source of repayment on the debt. Pass credits with a higher level of risk may be to borrowers that are highly leveraged, under-capitalized or in an industry or economic area that is known to carry a higher level of risk, volatility, or susceptibility to weaknesses in the economy.

In addition to the above, an asset may be graded “Pass/Watch” which indicates acceptable credit risk but warrants more than the normal level of supervision due to circumstances and related events that raise doubts about performance prospects or that could have an adverse effect on the obligor’s financial position.

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Grade 5—Assets in this category contain more than the normal amount of risk and are referred to as “other assets especially mentioned”, or OAEM, in accordance with regulatory guidelines. These assets possess clearly identifiable temporary weaknesses or trends that, if not corrected or revised, will result in a condition that exposes the Company to a higher level of risk of loss.

Grade 6—Assets in this category are “substandard” in accordance with regulatory guidelines and of unsatisfactory credit quality with well-defined weaknesses or weaknesses that jeopardize the liquidation of the debt. Assets in this category are inadequately protected by the current sound worth and paying capacity of the obligor or the collateral pledged, if any. These credits are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Often, the assets in this category will have a valuation allowance representative of management’s estimated loss that is probable to be incurred.

Grade 7—Assets in this category are considered “doubtful” in accordance with regulatory guidelines, are placed on nonaccrual status and may be dependent upon collateral having a value that is difficult to determine or upon some near-term event which lacks certainty. Generally, these credits will have a valuation allowance based upon management’s best estimate of the losses probable to occur in the liquidation of the debt.

Grade 8—Assets in this category are considered “loss” in accordance with regulatory guidelines and are considered uncollectible and of such little value as to question their continued existence as assets on the Company’s consolidated financial statements. Such assets are to be charged off or charged down when payment is acknowledged to be uncertain or when the timing or value of payments cannot be determined. This category does not intend to imply that the debt, or some portion of it will never be paid, nor does it in any way imply that the debt will be forgiven.

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

The following table presents loans by risk grade and loan class at March 31, 2018 and December 31, 2017:

	Grades 1-4	Grade 5	Grade 6	Total loans
March 31, 2018
Commercial real estate mortgage	$399,800,251	$3,114,886	$9,086,032	$412,001,169
Construction and land development	180,316,140	120,788	620,214	181,057,142
Farmland	19,952,144	1,386,669	—	21,338,813
1-4 family residential	259,767,786	631,817	6,444,009	266,843,612
Multi-family residential	11,581,736	142,397	94,488	11,818,621
Agriculture	6,188,460	1,157,051	—	7,345,511
Commercial and industrial	194,628,799	4,921,355	6,489,629	206,039,783
Consumer—automobile	2,474,983	—	39,543	2,514,526
Consumer—other	28,381,018	330,371	164,113	28,875,502
Other loans	9,375,503	—	—	9,375,503

Total	$1,112,466,820	$11,805,334	$22,938,028	$1,147,210,182

December 31, 2017
Commercial real estate mortgage	$390,228,771	$3,141,068	$12,845,548	$406,215,387
Construction and land development	176,859,176	128,537	237,180	177,224,893
Farmland	24,767,613	1,227,884	—	25,995,497
1-4 family residential	258,504,391	635,351	9,492,091	268,631,833
Multi-family residential	12,636,561	142,186	—	12,778,747
Agriculture	7,537,712	742,591	—	8,280,303
Commercial and industrial	195,468,371	1,432,616	8,673,918	205,574,905
Consumer—automobile	2,374,987	—	41,512	2,416,499
Consumer—other	30,378,188	61,491	172,410	30,612,089
Other loans	9,880,897	—	—	9,880,897

Total	$1,108,636,667	$7,511,724	$31,462,659	$1,147,611,050

At March 31, 2018 and December 31, 2017, the Company had no loans graded 7 or 8 (doubtful or loss).

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Specific and General Allowance

Loans, by portfolio segment, evaluated for impairment at March 31, 2018 and December 31, 2017 are as follows:

	Individually evaluated for impairment	Purchased credit-impaired loans	Collectively evaluated for impairment	Total loans
March 31, 2018
Real estate	$4,905,919	$—	$888,153,438	$893,059,357
Commercial and industrial	582,451	1,898,746	203,558,586	206,039,783
Agriculture	—	—	7,345,511	7,345,511
Consumer	152,545	—	31,237,483	31,390,028
Other loans	—	—	9,375,503	9,375,503

Total loans	$5,640,915	$1,898,746	$1,139,670,521	$1,147,210,182

December 31, 2017
Real estate	$4,652,509	$—	$886,193,848	$890,846,357
Commercial and industrial	274,162	2,247,816	203,052,927	205,574,905
Agriculture	—	—	8,280,303	8,280,303
Consumer	159,145	—	32,869,443	33,028,588
Other loans	—	—	9,880,897	9,880,897

Total loans	$5,085,816	$2,247,816	$1,140,277,418	$1,147,611,050

Impaired Loans

The recorded investment in impaired loans includes the Company’s outstanding principal balance, accrued interest, and net deferred loan fees. The unpaid principal balance for impaired loans represents the outstanding principal balance under the original terms of the loan, including any amounts charged off by the Company.

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

At March 31, 2018 and December 31, 2017, the Company’s unpaid principal balance and recorded investment in impaired loans, by loan class, is as follows:

	Unpaid Principal Balance	Recorded Investment	Specific Allowance
March 31, 2018
Commercial real estate mortgage	$1,687,377	$1,554,730	$—
Construction and land development	478,675	472,466	—
Multifamily	94,488	94,488	—
1-4 family residential	3,358,038	3,190,939	—
Commercial and industrial	996,512	632,403	(12,421)
Consumer—other	175,549	164,113	—

Total loans	$6,790,639	$6,109,139	$(12,421)

December 31, 2017
Commercial real estate mortgage	$1,682,851	$1,613,456	$—
Construction and land development	169,756	163,709	—
Farmland	—	—	—
1-4 family residential	3,359,388	3,193,146	—
Commercial and industrial	857,897	412,551	(92,912)
Consumer—other	181,020	172,410	—

Total loans	$6,250,912	$5,555,272	$(92,912)

For the three months ended March 31, 2018 and the year ended December 31, 2017, interest income recorded on impaired loans was not considered material. At March 31, 2018 and December 31, 2017, the Company had no commitments to loan additional funds to borrowers whose loans were classified as impaired.

NOTE F	COMMITMENTS AND CONTINGENCIES

The following is a summary of the various financial instruments entered into by the Company as of March 31, 2018 and December 31, 2017:

	March 31, 2018	December 31, 2017
Commitments to extend credit—Fixed Rate	$48,184,041	$56,268,928

Commitments to extend credit—Variable Rate	$188,533,812	$180,532,702

Standby letters of credit	$4,673,370	$6,331,740

Commitment for additional investment in SBIC	$1,443,642	$1,669,399

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Some of the loans that have outstanding commitments may be subject to participation agreements in which the Company will sell off a percentage of the commitment when funded, pursuant to the participation agreement.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company’s credit risk involved in issuing letters of credit is essentially the same as that involved in funding loans facilities.

NOTE G	REGULATORY MATTERS

Regulatory Capital

The Company and the Bank are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures and risk weighting of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors.

Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Management believes, as of March 31, 2018, that the Company and the Bank meet all the capital adequacy requirements to which they are subject.

As of September 30, 2017, the most recent notification from the Office of the Comptroller of the Currency, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank must maintain certain minimum Total risk-based, Tier I risk-based, Common Equity Tier I and Tier I leverage capital ratios. There are no conditions or events since that notification that management believes have changed the Bank’s prompt corrective action category.

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

The following is a summary of capital ratios for the Company and Bank at March 31, 2018 and December 31, 2017.

	Actual		For Capital Adequacy Purposes		To Be Categorized As Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
POST OAK BANCSHARES, INC.
(Consolidated)
As of March 31, 2018
Total Capital (to risk weighted assets)	$169,241,000	14.65%	$92,390,000	8.00%	N/A	N/A
Common Equity Tier 1 Capital (to risk weighted assets)	157,224,000	13.61%	51,969,000	4.50%	N/A	N/A
Tier I Capital (to risk weighted assets)	157,224,000	13.61%	69,292,000	6.00%	N/A	N/A
Tier I Capital (to average tangible assets)	157,224,000	11.16%	56,335,000	4.00%	N/A	N/A
As of December 31, 2017
Total Capital (to risk weighted assets)	$162,300,000	14.10%	$91,967,000	8.00%	N/A	N/A
Common Equity Tier 1 Capital (to risk weighted assets)	150,248,000	13.10%	51,731,000	4.50%	N/A	N/A
Tier I Capital (to risk weighted assets)	150,248,000	13.10%	68,975,000	6.00%	N/A	N/A
Tier I Capital (to average tangible assets)	150,248,000	10.60%	56,531,000	4.00%	N/A	N/A
POST OAK BANK, N.A.
As of March 31, 2018
Total Capital (to risk weighted assets)	$166,108,000	14.40%	$92,242,000	8.00%	$115,303,000	10.00%
Common Equity Tier 1 Capital (to risk weighted assets)	154,091,000	13.36%	51,886,000	4.50%	74,947,000	6.50%
Tier I Capital (to risk weighted assets)	154,091,000	13.36%	69,182,000	6.00%	92,242,000	8.00%
Tier I Capital (to average tangible assets)	154,091,000	11.00%	56,019,000	4.00%	70,024,000	5.00%
As of December 31, 2017
Total Capital (to risk weighted assets)	$159,538,000	13.90%	$91,819,000	8.00%	$114,774,000	10.00%
Common Equity Tier 1 Capital (to risk weighted assets)	147,485,000	12.90%	51,648,000	4.50%	74,603,000	6.50%
Tier I Capital (to risk weighted assets)	147,485,000	12.90%	68,864,000	6.00%	91,819,000	8.00%
Tier I Capital (to average tangible assets)	147,485,000	10.50%	56,258,000	4.00%	70,323,000	5.00%

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

NOTE H	FAIR VALUE DISCLOSURES

Financial Instruments Recorded at Fair Value

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach, and or/the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability.

Fair Value Hierarchy

U.S. GAAP specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques are observable or unobservable. These inputs are summarized in the three broad levels listed below.

Level 1—Level 1 inputs are based upon quoted prices in active markets for identical assets or liabilities.

Level 2—Level 2 inputs are based upon other significant observable inputs (including quoted prices in active or inactive markets for similar assets or liabilities), or other inputs that are observable or can be corroborated by observable market data.

Level 3—Level 3 inputs are based upon unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets or liabilities include those whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as the use of significant management judgment or estimation.

During the years ended March 31, 2018 and December 31, 2017, there were no transfers between levels of the fair value hierarchy.

Fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use observable market-based parameters as inputs. Valuation adjustments may be made to ensure that assets or liabilities are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and creditworthiness, the underlying value of collateral pledged to loans, and other unobservable parameters. Any such valuation adjustments are applied consistently over time.

The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain assets or liabilities could result in a different estimate of fair value at the reporting date.

POST OAK BANCSHARES, INC.

CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

Financial Assets and Liabilities Recorded at Fair Value

Recurring—The following table summarizes financial assets measured at fair value on a recurring basis as of March 31, 2018 and December 31, 2017. There were no financial instruments measured at fair value on a recurring basis using Level 1 or Level 3 valuations as inputs at March 31, 2018 and December 31, 2017.

	March 31, 2018	December 31, 2017
Level 2:
Securities available for sale	$48,464,314	$49,446,320

Nonrecurring—Certain financial instruments are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment. The following table summarizes financial assets measured at fair value on a nonrecurring basis as of March 31, 2018 and December 31, 2017. There were no financial instruments measured at fair value on a nonrecurring basis using Level 1 or Level 2 valuations as inputs at March 31, 2018 and December 31, 2017.

	March 31, 2018	December 31, 2017
Level 3:
Impaired loans	$6,096,718	$5,555,272

Purchased credit-impaired loans	$1,898,746	$2,247,816

Nonfinancial Assets and Liabilities Recorded at Fair Value

Recurring—At March 31, 2018 and December 31, 2017, the Company has no nonfinancial assets or liabilities measured at fair value on a recurring basis.

Nonrecurring—The Company has certain nonfinancial assets that are recorded at fair value on a nonrecurring basis. At March 31, 2018 and December 31, 2017, the fair value of other real estate owned was measured on a nonrecurring basis using Level 2 inputs. At March 31, 2018 and December 31, 2017, the Company had no nonfinancial instruments measured at fair value on a nonrecurring basis with Level 1 valuation inputs. At March 31, 2018 and December 31, 2017, the Company’s goodwill and core deposit intangible were measured at fair value on a nonrecurring basis with Level 3 valuation inputs.

NOTE I	SUBSEQUENT EVENT

On April 30, 2018, the Company entered into a definitive agreement with Allegiance Bancshares, Inc. (“Allegiance”), the holding company of Allegiance Bank, whereby the Company will be merged with and into Allegiance. Under the terms of the agreement, Allegiance will issue 0.7017 shares of Allegiance common stock for each outstanding share of, and option to purchase a share of, Post Oak capital stock, subject to certain conditions and potential adjustments.

The merger has been approved by the boards of directors of both companies and is expected to close during the fourth quarter of 2018, although delays may occur. The transaction is subject to certain conditions, including the approval by Allegiance and Post Oak shareholders and customary regulatory approvals.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Post Oak Bancshares, Inc.

Houston, Texas

We have audited the accompanying consolidated financial statements of Post Oak Bancshares, Inc., which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements. We also have audited Post Oak Bancshares, Inc.‘s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR-Y9C), as of December 31, 2017 based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (2013).

Management’s Responsibility for the Consolidated Financial Statements and Internal Control over Financial Reporting

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, this includes the design, implementation and maintenance of effective internal control over financial reporting relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. Management is also responsible for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management’s Assessment of Internal Control over Financial Reporting.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements and an opinion on Post Oak Bancshares, Inc.‘s internal control over financial reporting based on our audits. We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.

An audit of the financial statements involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit of financial statements also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

One Riverway  ·  Suite 1900  ·  Houston, Texas 77056-1973  ·  713.622.2310  ·  713.622.5613 fax
harperpearson.com

An audit of internal control over financial reporting involves performing procedures to obtain evidence about whether a material weakness exits. The procedures selected depend on the auditor’s judgement, including the assessment of the risk that a material weakness exists.

An audit of internal control over financial reporting also involves obtaining an understanding of internal control over financial reporting and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances.

We believe that the audit evidence we obtained is sufficient and appropriate to provide a basis for our audit opinions.

Definition and Inherent Limitations of Internal Control

An entity’s internal control over financial reporting is a process affected by those charged with governance, management, and other personnel designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of Post Oak Bancshares, Inc.‘s internal control over financial reporting included controls over the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR-Y9C). An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinions

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Post Oak Bancshares, Inc. as of December 31, 2017 and 2016, and the results of its operations and cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America. Also, in our opinion, Post Oak Bancshares, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017 based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control— Integrated Framework (2013).

/s/ Harper & Pearson Company, P.C.

Houston, Texas

March 26, 2018

ROLAND WILLIAMS	(713) 439-3901
Chairman, President & CEO	roland.williams@postoakbank. com

March 26, 2018

Management’s Assessment of Internal Controls over Financial Reporting

Post Oak Bancshares, Inc.‘s (the “Company”) internal control over financial reporting is a process designed and effected by those charged with governance, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America and financial statements for regulatory reporting purposes, i.e. the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C). The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and financial statements for regulatory reporting purposes, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management is responsible for establishing and maintaining effective internal control over financial reporting including controls over the preparation of regulatory financial statements. Management assessed the effectiveness of the Company’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the Consolidated Financial Statement for Bank Holding Companies (FR Y-9C) as of December 31, 2017 based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (2013). Based on that assessment, management concluded that, as of December 31, 2017, the Company’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank

Holding Companies (FR Y-9C), is effective based on the criteria established in Internal Control—Integrated Framework (2013). Post Oak Bank, N.A., the subsidiary institution of the Company, is subject to Part 363 and is included in this assessment of the effectiveness of internal control over financial reporting.

MAIL: P.O. BOX 22009  •  HOUSTON, TEXAS 77227-2009

2000 WEST LOOP SOUTH, SUITE 100  •  HOUSTON, TX 77027  •  Phone (713) 439-3900  •  Fax: (713) 965-0447

www.postoakbank.com

The effectiveness of internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank Holding Companies (FR Y-9C), as of December 31, 2017, has been audited by Harper & Pearson Company, P. C., an independent public accounting firm, as stated in their report dated March 26, 2018.

Post Oak Bancshares, Inc.

/s/ Roland L. Williams	Roland L. Williams, Chief Executive Officer

/s/ Renee C. Bourland	Renee C. Bourland, Chief Financial Officer

POST OAK BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS
Cash and due from banks	$143,735,430	$70,849,912
Money market deposits at banks	42,793,097	49,172,182
Federal funds sold and reverse repurchase agreements	834,902	4,141,382

Total Cash and Cash Equivalents	187,363,429	124,163,476
Time deposits at banks	12,851,918	12,780,257
Securities available for sale	49,446,320	38,483,707
Other investments	4,996,354	3,174,264
Loans	1,147,001,691	925,648,169
Less allowance for possible credit losses	(12,029,724)	(11,239,043)

Loans, net	1,134,971,967	914,409,126
Premises and equipment, net	21,905,318	16,993,675
Goodwill	4,264,878	4,264,878
Core deposit intangible	1,924,634	951,949
Bank owned life insurance	3,405,736	3,307,307
Accrued interest receivable	4,124,346	3,168,566
Other real estate owned	—	1,087,032
Prepaid expenses, net	1,141,845	1,203,794
Deferred income tax, net	2,072,131	5,432,042
Other assets	902,929	223,356

Total Assets	$1,429,371,805	$1,129,643,429

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits:
Non-interesting bearing	$468,255,847	$396,621,351
Interest bearing checking and savings	448,776,086	344,484,130
Interest bearing certificates of deposit	334,814,041	257,529,166

Total Deposits	1,251,845,974	998,634,647
Stock redemption liability	433,647	345,964
Federal Home Loan Bank borrowings	15,000,000	—
Accrued interest payable	685,418	461,494
Other liabilities	3,489,484	377,830

Total Liabilities	1,271,454,523	999,819,935

Shareholders’ Equity
Common stock	123,866	115,349
Treasury stock, at cost	(7,595,438)	(7,006,332)
Capital surplus	104,327,528	90,715,955
Retained earnings	61,380,202	46,353,332
Accumulated other comprehensive loss	(318,876)	(354,810)

Total Shareholders’ Equity	157,917,282	129,823,494

Total Liabilities and Shareholders’ Equity	$1,429,371,805	$1,129,643,429

See accompanying notes to consolidated financial statements

POST OAK BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
INTEREST INCOME
Interest and fees on loans	$55,250,976	$46,956,237
Securities available for sale	887,755	707,901
Cash and cash equivalents	1,407,303	683,378
Other investments	185,282	156,921

Total Interest Income	57,731,316	48,504,437

INTEREST EXPENSE
Deposits	5,596,515	4,182,785
Other	107,115	11

Total Interest Expense	5,703,630	4,182,796

NET INTEREST INCOME	52,027,686	44,321,641
PROVISION FOR POSSIBLE CREDIT LOSSES	790,000	1,952,000

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE CREDIT LOSSES	51,237,686	42,369,641

NONINTEREST INCOME
Deposit account service charges	863,110	878,732
ATM, bank card, and credit card fees	742,416	621,929
Wire transfer fees	171,394	111,203
Net gain (loss) on sale of other real estate and other assets	(111,215)	7,475
Income on equity securities	6,240	206,684
Discounted loan income	889,865	235,147
Increase in cash surrender value of bank owned life insurance	98,429	99,430
Bargain purchase gain	1,220,000	—
Other	691,403	319,943

Total Noninterest Income	4,571,642	2,480,543

NONINTEREST EXPENSES
Salaries and employee benefits	20,192,172	18,265,258
Occupancy and equipment expense	3,870,956	3,513,988
Data processing	2,236,576	1,732,020
Regulatory and bank insurance	1,258,397	1,180,501
Professional fees	1,515,761	1,070,931
Office expense	852,189	739,095
Marketing and business development	622,787	615,278
Loans and other real estate	385,537	304,155
Core deposit intangible amortization	382,315	243,051
Other	595,314	559,344

Total Noninterest Expenses	31,912,004	28,223,621

NET INCOME BEFORE INCOME TAX EXPENSE	23,897,324	16,626,563
INCOME TAX EXPENSE	(8,870,454)	(5,695,410)

CONSOLIDATED NET INCOME	$15,026,870	$10,931,153

See accompanying notes to consolidated financial statements

POST OAK BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Consolidated net income	$15,026,870	$10,931,153
Other comprehensive gain (loss):
Change in net unrealized gain (loss) on securities available for sale	133,950	(344,090)
Change in related deferred tax liability	(98,016)	116,991

Other comprehensive gain (loss)	35,934	(227,099)

Total comprehensive income	$15,062,804	$10,704,054

See accompanying notes to consolidated financial statements

POST OAK BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Common Stock	Treasury Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2015	$113,594	$(2,307,109)	$89,266,093	$35,422,179	$(127,711)	$122,367,046
Exercise of stock options	1,296	—	972,628	—	—	973,924
Purchase of treasury stock (389,489 shares)	—	(4,699,223)	—	—	—	(4,699,223)
Restricted stock grants	459	—	(459)	—	—	—
Stock based compensation - restricted stock	—	—	378,790	—	—	378,790
Stock based compensation - options	—	—	98,903	—	—	98,903
Consolidated net income	—	—	—	10,931,153	—	10,931,153
Change in net unrealized loss on securities, net of tax	—	—	—	—	(227,099)	(227,099)

Balance, December 31, 2016	115,349	(7,006,332)	90,715,955	46,353,332	(354,810)	129,823,494
Stock issued in acquisition of The State Bank of Texas	6,308	—	11,818,370	—	—	11,824,678
Exercise of stock options	1,750	—	1,331,213	—	—	1,332,963
Purchase of treasury stock (31,419 shares)	—	(589,106)	—	—	—	(589,106)
Restricted stock grants	459	—	(459)	—		—
Stock based compensation - restricted stock	—	—	409,956	—		409,956
Stock based compensation - options	—	—	52,493	—	—	52,493
Consolidated net income	—	—	—	15,026,870	—	15,026,870
Change in net unrealized loss on securities, net of tax	—	—	—	—	35,934	35,934

Balance, December 31, 2017	$123,866	$(7,595,438)	$104,327,528	$61,380,202	$(318,876)	$157,917,282

See accompanying notes to consolidated financial statements

POST OAK BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$15,026,870	$10,931,153
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Provision for possible credit losses	790,000	1,952,000
Depreciation and amortization	1,494,871	1,269,689
Amortization and accretion of premiums and discounts on investment securities, net	363,435	358,548
Increase in cash surrender value of bank owned life insurance	(98,429)	(99,430)
Net loss (gain) on sale of other real estate and other assets	111,215	(7,475)
Deferred income taxes	3,418,113	(499,443)
Stock based compensation expense	462,449	477,693
Change in operating assets and liabilities:
Accrued interest receivable	(650,532)	(31,642)
Prepaid expenses and other assets	(548,542)	361,488
Accrued interest payable	198,449	(48,164)
Other liabilities	2,231,155	(1,751,921)

Total adjustments	7,772,184	1,981,343

Net cash provided by operating activities	22,799,054	12,912,496

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available for sale	(1,151,009)	(6,115,071)
Maturities, calls, and paydowns of securities available for sale	7,536,614	8,715,433
Sales of securities available for sale	9,951,985	—
Purchases of other investments	(137,629)	(97,854)
Return of capital from other investments	54,489	106,398
Increase in time deposits at banks	13,747,339	(4,266,057)
Net increase in loans	(135,357,139)	(41,688,595)
Purchases of premises and equipment	(400,859)	(418,873)
Proceeds from sale of premises and equipment	58,000	894,960
Net cash and cash equivalents acquired with TSBOT	39,477,868	—
Capitalized costs of other real estate owned, net	(9,736)	(141,138)
Proceeds from sale of other real estate owned, net	1,109,966	1,097,301
(Purchase)/Redemption of Federal Reserve Bank stock	(489,450)	521,750
Purchase of Federal Home Loan Bank stock	(1,249,500)	(78,300)
Redemption of Federal Home Loan Bank stock	—	1,086,100
Purchase of Independent Bankers Financial Corporation stock	—	(3,731)

Net cash used by investing activities	(66,859,061)	(40,387,677)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in noninterest-bearing deposits	21,783,574	76,375,688
Net increase (decrease) in interest-bearing deposits	69,732,529	(44,954,078)
Proceeds from borrowed funds	15,000,000	—
Proceeds from exercise of options	1,332,963	973,925
Purchase of treasury stock	(589,106)	(4,699,223)

Net cash provided by financing activities	107,259,960	27,696,312

NET INCREASE IN CASH AND CASH EQUIVALENTS	63,199,953	221,131
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	124,163,476	123,942,345

CASH AND CASH EQUIVALENTS AT END OF YEAR	$187,363,429	$124,163,476

See accompanying notes to consolidated financial statements

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Nature of Operations - Post Oak Bancshares, Inc. (the Company), through its wholly owned subsidiary Post Oak Bank, N.A. (the Bank), provides a broad line of financial products and services to small and medium sized businesses and consumers through its nine banking offices in the greater Houston, Texas area and four offices in the southeast Texas region. The Bank’s primary sources of revenue are from investing funds received from depositors and from providing loans and other banking services to its customers.

Regulatory Oversight - The Bank operates under a national charter and is subject to regulation by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation (FDIC). The Company is subject to regulation by the Federal Reserve Board.

Basis of Presentation - The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and accounts have been eliminated.

The accounting and reporting policies of the Company conform, in all material respects, to accounting principles generally accepted in the United States of America (U.S. GAAP) and to the prevailing practices within the financial services industry.

Subsequent Events - The Company has evaluated subsequent events for potential recognition and/or disclosure through March 26, 2018, the date the consolidated financial statements were issued and has determined that no material subsequent events have occurred that would affect the information presented in the accompanying consolidated financial statements or require additional disclosure.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible credit losses and the estimated fair values of financial instruments.

Cash Flow Reporting - Cash and cash equivalents include cash, interest-bearing and noninterest-bearing deposits with other financial institutions that have an initial maturity of 90 days or less, and federal funds sold. Cash flows are reported net for loans and deposits. Supplemental cash flow information follows:

	2017	2016
Cash paid during the year for interest	$5,479,706	$4,230,960

Cash paid during the year for income taxes	$3,605,000	$5,985,000

Securities Available for Sale - Securities are accounted for on a trade date basis. Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting, adjusted for prepayments as applicable. Interest earned on these assets is included in interest income. The specific identification method of accounting is used to compute gains or losses on the sales of these assets.

Securities available for sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported as a separate component of shareholders’ equity until realized. Securities

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

within the available for sale portfolio may be used as part of management’s asset/liability strategy and may be sold in response to changes in liquidity, interest risk, prepayment risk or other similar economic factors.

Securities classified as available for sale are generally evaluated for other-than-temporary impairment (OTTI). In determining OTTI, management considers many factors, including: (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and the ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether the Company intends to sell the security or will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss. If the Company intends to sell the security or it is more likely that the Company will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If the Company does not intend to sell the security and it is not likely that the Company will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors shall be recognized in other comprehensive income. The previous amortized cost basis less the OTTI recognized in earnings shall become the new amortized cost basis of the investment.

Other Investments - Investments in stock of the Federal Reserve Bank (FRB), Federal Home Loan Bank (FHLB), and Independent Bankers Financial Corporation (TIB) and other equity investments are considered to be restricted investments with limited marketability and are stated at cost as management believes the cost is ultimately recoverable. Dividends are recorded as interest income when received.

Loans - Loans are stated at unpaid principal balances, less the allowance for possible credit losses and net deferred loan fees. Interest on loans is recognized by using the simple interest method.

Nonrefundable Fees and Costs Associated with Lending Activities - Loan origination and commitment fees in excess of internal direct origination costs, as estimated by management, are deferred and amortized as a yield adjustment over the lives of the related loans using the straight-line method. Direct costs originating from third parties related to the loan booking process are deferred and amortized over the life of the loan. Management does not deem the effect of this method of deferring origination fees to be substantially different from deferring origination fees and internal direct origination costs and amortizing those fees and costs separately over the life of the loan. Amortization of net deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Nonperforming Loans - Included in the nonperforming category are loans which have been categorized by management as impaired because of delinquency status or because collection of interest is doubtful.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection or renewal and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan and the probability that the Company will collect all principal and interest amounts outstanding.

When a loan is placed on nonaccrual status, interest accrued and uncollected during the current year prior to the judgment of uncollectibility, is charged against income unless the loan is well secured with collateral values sufficient to ensure collection of both principal and interest. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged off loan amounts. Any excess is treated as recovery of lost interest. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is defined as impaired if, based on current information and events, it is probable that the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments.

The allowance for possible credit losses related to impaired loans is determined based on the difference of carrying value of loans and the present value of expected cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Interest income received on impaired loans is either applied against principal or realized as interest income, according to management’s judgment as to the collectibility of principal.

Troubled Debt Restructurings - The Company will classify a loan as a troubled debt restructuring if both (i) the borrower is experiencing financial difficulties and (ii) the borrower has been granted a concession. Concessions may include interest rate reductions or below market interest rates, principal forgiveness, restructuring amortization schedules and other actions intended to minimize potential losses. Interest is generally accrued on such loans in accordance with the new terms.

Allowance for Possible Credit Losses - The allowance for possible credit losses is a reserve established through a provision for possible credit losses charged to expense, which represents management’s best estimate of possible losses within the existing portfolio of loans and other commitments to extend credit. All losses are charged to the allowance for possible credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

The allowance, in the judgment of management, is necessary to reserve for the estimated loan losses and risks inherent in the loan portfolio and is calculated in accordance with U.S. GAAP and regulatory guidance. The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions, and unidentified losses inherent in the current loan portfolio, as well as trends in the foregoing. Portions of the allowance may be allocated for specific credits; however, generally, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is often dependent upon a variety of factors beyond the Company’s control, including the performance of the Company’s loan portfolio, the economy, changes in interest rates, and the view of the regulatory authorities toward loan classifications.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Concentrations of Risk - The Company’s investments are subject to various levels of risk associated with economic and political events beyond management’s control. Consequently, management’s judgment as to the level of losses that currently exist or may develop in the future involves the consideration of current and anticipated conditions and their potential effects on the Company’s investments. In determining fair value of these investments, management obtains information, which is considered reliable, from third parties in order to value its investments. Due to the level of uncertainty related to changes in the value of investment securities, it is possible that changes in risks could materially impact the amounts reflected herein.

Generally, the Company’s loans, loan commitments, and letters of credit have been granted to customers in the Company’s market area, which includes the greater Houston, Texas area and the southeast Texas region. The Company’s loans are typically secured by specific items of collateral including real property, consumer assets, and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions. Concentrations of credit by loan segment are set forth in Note F. It is the Company’s policy to not extend credit to any single borrower or group of related borrowers in excess of the Bank’s legal lending limit as defined by state and federal banking regulations.

Interest Rate Risk - The Company is principally engaged in providing short-term commercial loans with interest rates that fluctuate with various market indices and intermediate-term, fixed rate real estate loans. These loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with fixed rates. The Company may borrow against available lines of credit to fund additional loan growth, or other investment strategies, should the need arise. Deposits that are not utilized to fund loans are invested in securities that meet the Company’s investment quality guidelines. Unrealized investment gains and losses on available for sale securities resulting from changing market interest rates are reflected in other comprehensive income.

A portion of the Company’s securities available for sale have contractual maturity dates through the year 2047, bear fixed rates of interest and are collateralized by residential mortgages. Repayment of principal on these mortgage-backed securities is primarily dependent on the cash flows received from the payments on the underlying collateral to the bond issuer and therefore the likelihood of prepayment is impacted by the current national economic environment. Market rate increases can result in reduced prepayments, extending the Company’s original anticipated holding period and thus increasing interest rate risk over time.

Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method of accounting over the estimated useful lives of the assets. Land is carried at cost. Leasehold improvements are amortized on a straight-line basis over the terms of the leases or the estimated useful lives, whichever is shorter. Gains and losses on dispositions are included in other noninterest income.

Goodwill - Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. The goodwill will be assessed annually for impairment or when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. At December 31, 2017 and 2016 the Company had $4,264,878 in goodwill recorded, and management has determined the goodwill is not impaired.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Core Deposit Intangible - Core deposit intangibles are amortized using a straight-line amortization method over the estimated useful life of 5 years.

Bank Owned Life Insurance - The Company owns cash value life insurance policies which pay benefits to the Company upon the death of certain employees and former employees for which an insurable interest existed at the date of purchase. Increases to the cash surrender value of the policies are noncash earnings and are recorded in noninterest income.

Other Real Estate Owned - Real estate acquired by foreclosure is held for sale and is initially recorded at the fair value of the property less any selling costs, establishing a new cost basis. Outstanding loan balances are reduced to reflect this value through charges to the allowance for possible credit losses. Subsequent to foreclosure, real estate is carried at the lower of its new cost basis or fair value, less estimated costs to sell. Subsequent adjustments to reflect declines in value below the recorded amounts are recognized and are charged to income in the period such determination is assessed. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating income of such properties, related expenses, and gains and losses on their disposition are included in other noninterest income and other noninterest expense.

Prepaid Expenses - Prepaid expenses are amortized into noninterest expense over the estimated useful life of the expenditure.

Income Taxes - The Company prepares and reports income tax returns on a consolidated basis. Income taxes are provided for the tax effects of the transactions reported in the financial statements, and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for possible credit losses, the amortization of identifiable intangibles, and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. State franchise tax is recorded in other noninterest expense, and amounted to $84,294 and $45,095 for the years ending December 31, 2017 and 2016, respectively.

A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. In addition, management does not believe there are any unrecorded deferred tax liabilities that are material to the consolidated financial statements.

The Company believes that all significant tax positions utilized by the Company will more likely than not be sustained upon examination. As of December 31, 2017, the tax years that remain subject to examination for the Company and the Bank by the major tax jurisdictions under the statute of limitations are from the year 2014 forward (with limited exceptions). Tax penalties and interest, if any, would be accrued as incurred and would be classified as tax expense in the consolidated statements of income.

Preferred Stock - The Company’s Certificate of Formation authorizes the issuance of 5,000,000 shares of preferred stock and sets forth the terms and conditions for the issuance of preferred stock.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

No shares of preferred stock are presently outstanding. Authority has been expressly vested in the Company’s Board of Directors to amend the Certificate of Formation to divide into and issue shares of preferred stock in different series, and to fix and determine certain of the relative rights and preferences of the shares of any series so established, to the extent those rights and preferences are not prescribed by the Certificate of Formation of the Company. Because the Certificate of Formation of the Company does not prescribe rights and preferences, the Board of Directors of the Company has virtually unlimited authority to set rights and preferences of any series established.

Accounting for Stock-Based Compensation - All stock-based incentives are recognized as compensation cost in the consolidated income statement based on the fair value on the date of the grant.

Comprehensive Income - Comprehensive income includes all changes in shareholders’ equity during a period, except those resulting from transactions with shareholders. The Company’s comprehensive income includes net income and the effect of changes in the net unrealized gain or loss on securities available for sale.

Fair Value Measurements - In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the entity’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

The Company has not elected to account for any financial assets or liabilities as trading instruments, for which changes in market value on these instruments would be recorded in the Company’s consolidated statements of income.

Transfers of Financial Assets - Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

If a transfer of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset does not meet the conditions for sale treatment, or if a transfer of a portion of an entire financial interest does not meet the definition of a participating interest, the transferor and the transferee shall account for the transfer as a secured borrowing with pledge of collateral. The transferor shall continue to report the transferred financial assets in its financial statements with no change in their measurement.

At December 31, 2017 and 2016, there were no material loan participations sold subject to this guidance that did not meet the conditions to be treated as a sale.

Recent Accounting Standards and Disclosure Requirements - Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 was originally going to be effective for the Company January 1, 2017; however, ASU 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date deferred the effective date of ASU 2014-09 by one year to January 1, 2019. Management does not feel that ASU 2014-09 impacts the Company’s consolidated financial statements.

ASU 2015-16, Business Combinations (Topic 805) - Simplifying the Accounting for Measurement-Period Adjustments. ASU 2015-16 requires that adjustments to provisional amounts that are identified during the measurement period of a business combination be recognized in the reporting period in which the adjustment amounts are determined. Furthermore, the income statement effects of such adjustments, if any, must be calculated as if the accounting had been completed at the acquisition date. Any amounts that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date should be recorded in current-period earnings. Under previous guidance, adjustments to provisional amounts identified during the measurement period were to be recognized retrospectively. ASU 2015-16 was implemented by the Company on January 1, 2016.

ASU 2016-02, Leases (Topic 842). ASU 2016-02 will, among other things, require lessees to recognize a lease liability for virtually all significant leases, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, Revenue from Contracts with Customers. ASU 2016-02 will be effective for the Company beginning January 1, 2020 and will require transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Management is currently evaluating the potential impact of ASU 2016-02 on the Company’s consolidated financial statements.

ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. Under ASU 2016-09 all excess tax benefits and tax deficiencies related to share-based payment awards should be recognized as income tax expense or benefit in the income statement during the period in which they occur. Additionally, excess tax benefits should be classified along with other income tax cash flows as an operating activity rather than a financing activity, as was previously the case. ASU 2016-09 also provides that an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest (current GAAP) or account for forfeitures when they occur. ASU 2016-09 changes the threshold to qualify for equity classification (rather than as a liability) to permit withholding up to the maximum statutory tax rates (rather than the minimum as was previously the case) in the applicable jurisdictions. ASU 2016-09 was implemented by the Company on January 1, 2017, with no material impact to the financial statements.

ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of all expected credit losses for

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE A	SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 will be effective for the Company beginning January 1, 2021. Management is currently evaluating the potential impact of ASU 2016-13 on the Company’s consolidated financial statements.

ASU 2017-08, Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. ASU 2017-08 shortens the amortization period for certain callable debt securities held at a premium to require such premiums to be amortized to the earliest call date unless applicable guidance related to certain pools of securities is applied to consider estimated prepayments. Under prior guidance, entities were generally required to amortize premiums on individual, non-pooled callable debt securities as a yield adjustment over the contractual life of the security. ASU 2017-08 does not change the accounting for callable debt securities held at a discount. ASU 2017-08 will be effective for the Company on January 1, 2020, with early adoption permitted. The Company is currently evaluating the potential impact on the Company’s consolidated financial statements.

NOTE B	ACQUISITION

On March 31, 2017, the Company completed the acquisition of The State Bank of Texas (TSBOT), an independent community bank headquartered in Houston, Texas. TSBOT operated two branches in Houston. The consideration was paid out with 70% in Company common stock and 30% in cash. The Company issued 630,788 shares of its common stock to the stockholders of TSBOT, with the number of shares determined as a multiple of the Company’s tangible book value per share. The Company acquired 100% of the issued and outstanding common stock of TSBOT. The consideration was determined based upon the equity of TSBOT at a 1.20 multiple and after applying adjustments as agreed upon by both parties.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE B	ACQUISITON (CONTINUED)

The acquisition was accounted for using the acquisition method with all cash consideration funded through internal sources. The operating results of TSBOT are included with the Company’s results of operations since the date of acquisition. The total purchase price paid for the acquisition of TSBOT was allocated based on the estimated fair values of the assets acquired and liabilities assumed as follows:

Fair value of consideration paid:
Estimated fair value of common shares issued	$11,824,678
Cash consideration	4,895,241

Total consideration paid to TSBOT shareholders	$16,719,919

Fair value of assets acquired:
Cash and cash equivalents	59,058,958
Securities available for sale	27,882,838
Loans	86,149,228
Premises and equipment	5,652,227
Core deposit intangible (CDI)	1,355,000
Deferred tax assets, net	156,218
Accrued interest receivable	305,248
Prepaid assets	69,082

Total assets acquired	180,628,799

Fair value of liabilities assumed:
Deposits	161,695,223
Accrued interest payable	25,475
Deferred Liability on CDI	474,250
Other liabilities	493,932

Total liabilities assumed	162,688,880

Fair value of assets acquired, net	$17,939,919

The Company recorded a bargain purchase gain of $1,220,000 as a result of the acquisition, which was primarily due to the excess in appraised value of the acquired premises in excess of TSBOT’s amortized cost, net of deferred tax adjustments.

Cash payments of $87,684 due to the shareholders of TSBOT are included in the stock redemption liability at December 31, 2017.

Loans acquired in this transaction were recorded at book value which management determined to reasonably reflect fair value with no carryover of any existing allowance for possible credit losses.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE C	CASH AND CASH EQUIVALENTS

Cash and due from banks at December 31, 2017 and 2016 includes the following:

	2017	2016
Cash in vaults and teller drawers or machines	$3,278,285	$2,482,839
Noninterest-bearing demand deposit accounts with other banks	50,994,231	31,946,073
Interest-bearing demand deposit accounts with other banks	89,462,914	36,421,000

	$143,735,430	$70,849,912

Reserve Requirements

The Company, as a correspondent of the Federal Reserve System, is required to maintain reserves for the purpose of facilitating the implementation of monetary policy. These reserves may be maintained in the form of account balances at the FRB or by vault cash maintained at the Bank. The Company’s reserve requirements were $33,124,000 and $30,756,000 on December 31, 2017 and 2016, respectively. Accordingly, “cash and due from banks” balances were restricted to that extent.

Uninsured Cash

The majority of the Company’s cash and cash equivalents are maintained with major financial institutions in the United States. Deposits with these financial institutions may not be insured or may exceed the amount of insurance provided; however, these deposits typically may be redeemed upon demand and therefore, bear minimal risk. In monitoring this credit risk, the Company periodically evaluates the stability of the financial institutions with which it has deposits.

At December 31, 2017 and 2016, the Company had cash deposits in correspondent financial institutions in excess of the amount insured by the FDIC in the amount of $90,887,736 and $82,768,950, respectively. At December 31, 2017 and 2016, the Company had $20,639 and $100,584, respectively, in cash deposits at the FHLB which were not insured by the FDIC. The Company also carries uninsured balances at the FRB which were not considered at a risk for loss.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE D	SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair values of securities available for sale at December 31, 2017 and 2016 are summarized in the following table.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2017
U.S. Government Agency:
Bonds	$16,461,483	$11,707	$(51,000)	$16,422,190
Mortgaged-backed securities	17,217,120	3,013	(238,742)	16,981,391
Municipal Bonds	16,171,358	455	(129,074)	16,042,739

	$49,849,961	$15,175	$(418,816)	$49,446,320

2016
U.S. Government Agency:
Bonds	$6,993,200	$4,152	$(23,062)	$6,974,290
Mortgaged-backed securities	19,459,179	11,854	(384,101)	19,086,932
Municipal Bonds	12,568,919	1,035	(147,469)	12,422,485

	$39,021,298	$17,041	$(554,632)	$38,483,707

Maturities

The amortized cost and estimated fair value of securities at December 31, 2017, by contractual maturities, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Amounts Maturing In:
1 year or less	$15,610,106	$15,584,340
After 1 year through 5 years	9,138,690	9,034,705
After 5 years through 10 years	8,987,070	8,935,959
After 10 years	16,114,095	15,891,316

	$49,849,961	$49,446,320

Pledged Securities

At December 31, 2017 and 2016, certain securities available for sale with market values of $16,933,049 and $17,182,753, respectively, were pledged to secure deposits from municipalities.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE D	SECURITIES AVAILABLE FOR SALE (CONTINUED)

Unrealized Losses

For securities in an unrealized loss position, the following table shows gross unrealized losses and fair value by length of time that individual securities have been in a continuous unrealized loss position. At December 31, 2017 and 2016, there were 79 and 71 securities, respectively, in a continuous loss position as follows:

	Less Than Twelve Months		Twelve Months or More
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
2017
U.S. Government Agency:
Bonds	$37,751	$8,432,145	$13,249	$2,992,820
Mortgage-backed securities	62,446	7,253,199	176,296	8,984,295
Municipal Bonds	70,674	10,843,064	58,400	4,228,829

	$170,871	$26,528,408	$247,945	$16,205,944

2016
U.S. Government Agency:
Bonds	$23,062	$5,971,360	$—	$—
Mortgage-backed securities	384,101	18,096,375	—	4,131
Municipal Bonds	133,691	9,953,421	13,778	1,266,537

	$540,854	$34,021,156	$13,778	$1,270,668

Management does not have the intent to sell any of the securities classified as available for sale while in a loss position and believes that it is not likely that the Company will have to sell any of these securities before a recovery of cost. The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the securities were acquired. The fair value of these securities is expected to recover as the securities reach their maturity or re-pricing date, or if market rates for such investments decline.

Management does not believe that any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2017 and 2016, management believes the impairments were temporary, and no impairment loss has been realized in the Company’s consolidated statements of income for the years then ended.

NOTE E	OTHER INVESTMENTS

Restricted Investments in FRB, FHLB, and TIB Stock

At December 31, 2017 and 2016, the Company held $2,667,100 and $2,177,650, respectively, of FRB stock. Banks that are members of the Federal Reserve System are required to subscribe to FRB stock in specific ratios to the Bank’s equity. Although the par value of the stock is $100 per share, member banks pay only $50 per share at the time of purchase with an understanding that the other half of the subscription amount is subject to call at any time. The stock does not provide the owner with control or financial interest in the FRB, is not transferable, and cannot be used as collateral.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE E	OTHER INVESTMENTS (CONTINUED)

At December 31, 2017 and 2016, the Company held $1,688,300 and $438,800, respectively, of FHLB stock. Banks that are members of the FHLB are required to maintain a stock investment in the FHLB calculated as a percentage of aggregate outstanding mortgages, outstanding FHLB advances, and other financial instruments. FHLB stock is capital stock that is bought from and sold to the FHLB at $100 par value.

At December 31, 2017 and 2016, the Company held $310,353 of TIB stock. Dividends received in the form of stock are reinvested.

Community Reinvestment Act Investment

During 2011, the Board of Directors of the Bank authorized an investment up to $500,000 in the Small Business Investment Company (the SBIC). During 2016, the Board of Directors authorized an additional investment up to $1,500,000 in the SBIC. The SBIC makes mezzanine loans with terms ranging from 3 to 7 years with the average loan being approximately $2,000,000. The investment in the SBIC is a qualified investment under the Community Reinvestment Act. This investment is recorded at cost as management believes the cost and fair value are not significantly different.

At December 31, 2017 and 2016, the Company had SBIC investment activity as follows:

	2017	2016
Balance, beginning of year	$247,461	$256,005
Purchases	137,629	97,854
Return of capital	(54,489)	(106,398)

Balance, end of year	$330,601	$247,461

NOTE F	LOANS

Loans at December 31, 2017 and 2016 are summarized by portfolio segment as follows:

	2017	2016
Real estate	$890,846,357	$744,407,180
Commercial and industrial	205,574,905	142,512,570
Agriculture	8,280,303	9,323,609
Consumer	33,028,588	11,519,401
Other loans	9,880,897	18,331,430

	1,147,611,050	926,094,190
Less deferred loan fees, net	(609,359)	(446,021)
Less allowance for possible credit losses	(12,029,724)	(11,239,043)

	$1,134,971,967	$914,409,126

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE F	LOANS (CONTINUED)

Loan Participations

The Company purchases participations in loans originated by other financial institutions and sells participations in loans originated by the Company. Loan participation balances outstanding at December 31, 2017 and 2016 are as follows:

	2017	2016
Participations purchased, end of year	$22,104,164	$19,290,345

Participations sold, end of year	$9,294,134	$8,833,679

Portfolio Segments and Loan Classes

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. The Company’s loans are segmented by type as noted in the preceding tables. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.

In order to manage the diversification of the portfolio, the Company sub-segments loans into classes. The real estate loan segment is sub-segmented into classes that primarily include commercial real estate mortgage loans, construction and land development loans, farmland loans, 1-4 family residential loans, and multi-family residential loans. The Company sub-segments consumer loans into classes that primarily include automobiles and other consumer loans, which include revolving credit plans. Information and risk management practices specific to the Company’s loan segments and classes follows.

Real estate - The Company makes commercial real estate mortgage loans which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing the Company’s commercial real estate loans can be owner occupied or nonowner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio.

The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. The Company seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition.

Construction and land development loans are generally nonowner occupied and are subject to certain risks attributable to the fact that loan funds are advanced over the construction phase and the project is of uncertain value prior to its completion. Construction loans are generally based upon estimates of costs and value associated with the completed project with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay the loan. The Company has underwriting and funding procedures designed to address what it believes to be the risks associated with such loans; however, no assurance can be given the procedures will prevent losses resulting from the risks described above.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE F	LOANS (CONTINUED)

Farmland loans are extended to borrowers to finance the purchase of land and make improvements thereon. The Company’s real estate lending activities also include the origination of 1-4 family residential and multi-family residential loans. The terms of these loans typically range from three to ten years and are secured by the properties financed. The Company requires the borrowers to maintain mortgage title insurance and hazard insurance. The Company retains all 1-4 family residential loans for its own portfolio rather than selling such loans into the secondary market.

Agriculture - The Company provides crop production and farm equipment loans to local area farmers. The Company evaluates these borrowers primarily based on their historical profitability, level of experience in their particular agricultural industry, overall financial capacity and the secondary collateral, including crop insurance, to withstand economic and national variations common to the industry.

Commercial and industrial - The Company’s commercial and industrial loans represent credit extended to small to medium sized businesses generally for the purpose of providing working capital and equipment purchase financing. Commercial and industrial loans often are dependent on the profitable operations of the borrower. These credits are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may also incorporate a personal guarantee. Some shorter term loans may be extended on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans.

Consumer - The Company’s consumer loans include automobile loans and other loans to include home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 1 to 7 years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness, or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by management.

Other loans - Other loans consist primarily of amounts funded to mortgage companies which are secured by the assignment of various notes receivables representing mortgages on single family residences. In addition, other loans consists of smaller loans to business entities and individuals for various personal and business purposes and overdraft lines of credit principally extended to individuals.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE G	LOAN PERFORMANCE

The following is an analysis of past due and nonaccrual loans, segregated by loan class, as of December 31, 2017 and 2016.

	Current and accruing	30 - 89 days past due and still accruing	Nonaccrual loans	Total loans
2017
Commercial real estate mortgage	$402,505,115	$3,090,148	$620,124	$406,215,387
Construction and land development	177,069,562	151,474	3,857	177,224,893
Farmland	25,995,497	—	—	25,995,497
1-4 family residential	261,231,854	4,206,832	3,193,147	268,631,833
Multi-family residential	12,679,987	98,760	—	12,778,747
Agriculture	8,280,303	—	—	8,280,303
Commercial and industrial	205,013,104	149,250	412,551	205,574,905
Consumer - automobile	2,416,499	—	—	2,416,499
Consumer - other	30,452,944	—	159,145	30,612,089
Other loans	9,880,897	—	—	9,880,897

	$1,135,525,762	$7,696,464	$4,388,824	$1,147,611,050

2016
Commercial real estate mortgage	$343,168,347	$50,306	$1,228,926	$344,447,579
Construction and land development	128,220,302	—	5,045	128,225,347
Farmland	30,520,559	—	375,632	30,896,191
1-4 family residential	222,852,961	119,403	3,170,236	226,142,600
Multi-family residential	14,695,463	—	—	14,695,463
Agriculture	8,939,651	383,958	—	9,323,609
Commercial and industrial	142,028,835	—	483,735	142,512,570
Consumer - automobile	1,590,832	19,870	—	1,610,702
Consumer - other	9,735,356	173,343	—	9,908,699
Other loans	18,331,430	—	—	18,331,430

	$920,083,736	$746,880	$5,263,574	$926,094,190

The Company had no loans 90 days or more past due and still accruing interest at December 31, 2017 and 2016. Interest foregone on nonaccrual loans is $235,444 and $476,161 for the years ended December 31, 2017 and 2016, respectively. Interest income on nonaccrual loans was reversed when the loan was placed on nonaccrual during the years ended December 31, 2017 and 2016. Interest income recorded on a cash basis is $13,594 and $11,679 for the years ended December 31, 2017 and 2016.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE G	LOAN PERFORMANCE (CONTINUED)

Purchased Credit-Impaired Loans

As a result of the 2015 acquisition of Security State Bank, the Company purchased impaired loans and a discount has been recorded to reflect management’s estimate of impairment. Based on conditions existing at the acquisition date but not known to Company management, additional impairment was recorded on purchased loans during 2016. As of December 31, 2017 and 2016, the Company’s purchased credit-impaired loans were recorded as follows:

	2017	2016
Principal balance of identified purchased credit-impaired loans	$3,589,471	$6,446,461
Impairment	(1,341,655)	(3,181,595)

Net principal balance of identified purchased credit-impaired loans	$2,247,816	$3,264,866

At December 31, 2017 and 2016, $84,860 and $415,881, respectively, of the Company’s purchased credit-impaired loans were on nonaccrual. The Company recorded $889,865 and $235,147 in income related to payments received on purchased credit-impaired loans during 2017 and 2016, respectively.

Troubled Debt Restructurings

The following table presents loans modified under troubled debt restructuring, segregated by loan class, as of December 31, 2017 and 2016:

	2017		2016
	Outstanding loan balance	Number of contracts	Outstanding loan balance	Number of contracts
Commercial real estate mortgage	$993,332	1	$2,269,656	3
Construction and land development	163,709	2	5,045	1
Commercial and industrial	84,860	1	—	—
1-4 family residential	2,621,400	2	2,621,400	2
Consumer - other	13,265	1	19,733	1

	$3,876,566	7	$4,915,834	7

At December 31, 2017 and 2016, the Company did not have any balances previously charged off on the loans included above.

At December 31, 2017 the Company had one borrower with 2 loans in default on troubled debt restructurings in the amount of $2,621,400 and no borrowers in default at December 31, 2016.

One loan in the amount of $157,081 was restructured during 2017, and no loans were restructured in 2016. The modifications were primarily related to extending the amortization periods of the loans. The Company did not grant principal reductions on any restructured loans, and the pre-modification outstanding recorded investment was the same as the post-modification outstanding recorded investment.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE H	ALLOWANCE FOR POSSIBLE CREDIT LOSSES

At December 31, 2017 and 2016, $2,710,117 and $2,626,445, respectively, in restructured loans were on nonaccrual status. All restructured loans were taken into consideration by management when estimating the allowance for possible credit losses. These modifications did not have a material impact on the Company’s determination of the allowance for possible credit losses.

For purposes of determining the allowance for possible credit losses, the Company considers the loans in its portfolio by segment, class, and risk grade. Management uses judgment to determine the estimation method that fits the credit risk characteristics of each portfolio segment or loan class. To assist in the assessment of risk, management reviews reports related to loan production, loan quality, concentrations of credit, loan delinquencies, and nonperforming and potential problem loans. The Company utilizes an independent third party loan review service to review the credit risk assigned to loans on a periodic basis and the results are presented to management for review.

Rollforward of the Allowance for Possible Credit Losses

The following table presents a detail of the activity in the allowance for possible credit losses segregated by portfolio segment for the years ended December 31, 2017 and 2016. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

	Balance, beginning of year	Provisions	Charge-offs	Recoveries	Balance, end of year
2017
Real estate	$9,034,097	$319,321	$(15,206)	$—	$9,338,212
Commercial and industrial	1,729,527	400,534	(19,926)	44,784	2,154,919
Agriculture	113,151	(17,382)	(8,971)	—	86,798
Consumer	139,799	206,420	—	—	346,219
Other loans	222,469	(118,893)	—	—	103,576

Total	$11,239,043	$790,000	$(44,103)	$44,784	$12,029,724

2016
Real estate	$7,374,578	$1,717,519	$(58,000)	$—	$9,034,097
Commercial and industrial	2,231,604	46,818	(572,155)	23,260	1,729,527
Agriculture	2,076	111,075	—	—	113,151
Consumer	116,512	23,287	—	—	139,799
Other loans	169,168	53,301	—	—	222,469

Total	$9,893,938	$1,952,000	$(630,155)	$23,260	$11,239,043

In addition to the allowance for possible credit losses at December 31, 2017 and 2016, the Company held $22,000 in reserve in other liabilities for unfunded loan commitments to provide for the risk of loss inherent in its unfunded lending related commitments.

Risk Grading

As part of the on-going monitoring of the credit quality of the Company’s loan portfolio and methodology for calculating the allowance for possible credit losses, management assigns and tracks

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE H	ALLOWANCE FOR POSSIBLE CREDIT LOSSES (CONTINUED)

loan grades to be used as credit quality indicators. The following is a general description of the loan grades used as of December 31, 2017 and 2016.

Grades 1 through 4 - This category of assets are considered “pass” which indicates prudent underwriting and a normal amount of risk. The range of risk within these credits can vary from little to no risk with cash securing a credit, to a level of risk that requires a strong secondary source of repayment on the debt. Pass credits with a higher level of risk may be to borrowers that are highly leveraged, under-capitalized or in an industry or economic area that is known to carry a higher level of risk, volatility, or susceptibility to weaknesses in the economy.

In addition to the above, an asset may be graded “Pass/Watch” which indicates acceptable credit risk but warrants more than the normal level of supervision due to circumstances and related events that raise doubts about performance prospects or that could have an adverse effect on the obligor’s financial position.

Grade 5 - Assets in this category contain more than the normal amount of risk and are referred to as “other assets especially mentioned”, or OAEM, in accordance with regulatory guidelines. These assets possess clearly identifiable temporary weaknesses or trends that, if not corrected or revised, will result in a condition that exposes the Company to a higher level of risk of loss.

Grade 6 - Assets in this category are “substandard” in accordance with regulatory guidelines and of unsatisfactory credit quality with well-defined weaknesses or weaknesses that jeopardize the liquidation of the debt. Assets in this category are inadequately protected by the current sound worth and paying capacity of the obligor or the collateral pledged, if any. These credits are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Often, the assets in this category will have a valuation allowance representative of management’s estimated loss that is probable to be incurred.

Grade 7 - Assets in this category are considered “doubtful” in accordance with regulatory guidelines, are placed on nonaccrual status and may be dependent upon collateral having a value that is difficult to determine or upon some near-term event which lacks certainty. Generally, these credits will have a valuation allowance based upon management’s best estimate of the losses probable to occur in the liquidation of the debt.

Grade 8 - Assets in this category are considered ”loss” in accordance with regulatory guidelines and are considered uncollectible and of such little value as to question their continued existence as assets on the Company’s consolidated financial statements. Such assets are to be charged off or charged down when payment is acknowledged to be uncertain or when the timing or value of payments cannot be determined. This category does not intend to imply that the debt, or some portion of it will never be paid, nor does it in any way imply that the debt will be forgiven.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE H	ALLOWANCE FOR POSSIBLE CREDIT LOSSES (CONTINUED)

The following table presents loans by risk grade and loan class at December 31, 2017 and 2016:

	Grades 1-4	Grade 5	Grade 6	Total loans
2017
Commercial real estate mortgage	$390,228,771	$3,141,068	$12,845,548	$406,215,387
Construction and land development	176,859,176	128,537	237,180	177,224,893
Farmland	24,767,613	1,227,884	—	25,995,497
1-4 family residential	258,504,391	635,351	9,492,091	268,631,833
Multi-family residential	12,636,561	142,186	—	12,778,747
Agriculture	7,537,712	742,591	—	8,280,303
Commercial and industrial	195,468,371	1,432,616	8,673,918	205,574,905
Consumer - automobile	2,374,987	—	41,512	2,416,499
Consumer - other	30,378,188	61,491	172,410	30,612,089
Other loans	9,880,897	—	—	9,880,897

Total	$1,108,636,667	$7,511,724	$31,462,659	$1,147,611,050

2016
Commercial real estate mortgage	$327,779,568	$4,377,595	$12,290,416	$344,447,579
Construction and land development	128,000,135	—	225,212	128,225,347
Farmland	28,750,530	1,282,970	862,691	30,896,191
1-4 family residential	217,275,576	593,815	8,273,209	226,142,600
Multi-family residential	13,850,493	844,970	—	14,695,463
Agriculture	8,821,640	501,969	—	9,323,609
Commercial and industrial	130,731,155	2,526,415	9,255,000	142,512,570
Consumer - automobile	1,561,666	—	49,036	1,610,702
Consumer - other	9,681,660	33,963	193,076	9,908,699
Other loans	18,331,430	—	—	18,331,430

Total	$884,783,853	$10,161,697	$31,148,640	$926,094,190

At December 31, 2017 and 2016, the Company had no loans graded 7 or 8 (doubtful or loss).

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE H	ALLOWANCE FOR POSSIBLE CREDIT LOSSES (CONTINUED)

Specific and General Allowance

Loans, by portfolio segment, evaluated for impairment at December 31, 2017 and 2016 are as follows:

	Individually evaluated for impairment	Purchased credit-impaired loans	Collectively evaluated for impairment	Total loans
2017
Real estate	$4,652,509	$—	$886,193,848	$890,846,357
Commercial and industrial	274,162	2,247,816	203,052,927	205,574,905
Agriculture	—	—	8,280,303	8,280,303
Consumer	159,145	—	32,869,443	33,028,588
Other loans	—	—	9,880,897	9,880,897

Total loans	$5,085,816	$2,247,816	$1,140,277,418	$1,147,611,050

2016
Real estate	$6,510,553	$375,632	$737,520,995	$744,407,180
Commercial and industrial	443,486	2,889,234	139,179,850	142,512,570
Agriculture	—	—	9,323,609	9,323,609
Consumer	—	—	11,519,401	11,519,401
Other loans	—	—	18,331,430	18,331,430

Total loans	$6,954,039	$3,264,866	$915,875,285	$926,094,190

Impaired Loans

The recorded investment in impaired loans includes the Company’s outstanding principal balance, accrued interest, and net deferred loan fees. The unpaid principal balance for impaired loans represents the outstanding principal balance under the original terms of the loan, including any amounts charged off by the Company.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE H	ALLOWANCE FOR POSSIBLE CREDIT LOSSES (CONTINUED)

At December 31, 2017 and 2016, the Company’s unpaid principal balance and recorded investment in impaired loans, by loan class, is as follows:

	Unpaid Principal Balance	Recorded Investment	Specific Allowance
2017
Commercial real estate mortgage	$1,682,851	$1,613,456	$—
Construction and land development	169,756	163,709	—
Farmland	—	—	—
1-4 family residential	3,359,388	3,193,146	—
Commercial and industrial	857,897	412,551	(92,912)
Consumer - other	181,020	172,410	—

Total loans	$6,250,912	$5,555,272	$(92,912)

2016
Commercial real estate mortgage	$3,567,222	$3,498,582	$(102,701)
Construction and land development	10,448	5,045	—
Farmland	780,227	375,632	—
1-4 family residential	3,335,896	3,170,236	—
Commercial and industrial	2,896,217	483,735	(16,073)
Consumer - other	19,733	19,733	—

Total loans	$10,609,743	$7,552,963	$(118,774)

For the years ended December 31, 2017 and 2016, interest income recorded on impaired loans was not considered material. For the years ended December 31, 2017 and 2016, the approximate average recorded investment in impaired loans is $6,554,118 and $7,663,000, respectively. At December 31, 2017 and 2016, the Company had no commitments to loan additional funds to borrowers whose loans were classified as impaired.

NOTE I	PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2017 and 2016 are summarized below:

	2017	2016
Land	$7,014,538	$4,685,383
Buildings	17,784,918	12,534,685
Leasehold improvements	2,123,774	1,627,431
Furniture and equipment	4,335,919	3,770,418
Software	420,194	404,358
Automobiles	41,303	159,403

	31,720,646	23,181,678
Less accumulated depreciation and amortization	(9,815,328)	(6,188,003)

	$21,905,318	$16,993,675

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE J	CORE DEPOSIT INTANGIBLE

At December 31, 2017 and 2016 the Company recorded aggregate gross core deposit intangibles in the amount of $2,550,000 and $1,195,000, respectively, which are being amortized over management’s estimate of the useful life of approximately five years. At December 31, 2017 and 2016, the accumulated amortization was $625,366 and $243,051 and the net carrying amounts were $1,924,634 and $951,949, respectively.

The Company expects to record future amortization expense related to these intangible assets as follows:

2018	$529,106
2019	529,106
2020	508,852
2021	286,056
2022	71,514

$1,924,634

NOTE K	BANK OWNED LIFE INSURANCE

The Company owns life insurance policies covering employees and former employees for which an insurable interest existed at the date of purchase. The life insurance policies are a general, unsecured obligation of the carriers. The increase in cash surrender value at December 31, 2017 and 2016 is summarized as follows:

	2017	2016
Balance, beginning of year	$3,307,307	$3,207,877
Increase in cash surrender value	98,429	99,430

Balance, end of year	$3,405,736	$3,307,307

NOTE L	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following at December 31, 2017 and 2016:

	2017	2016
Loans	$3,802,843	$2,933,232
Cash equivalents, securities available for sale, and other investments	321,503	235,334

	$4,124,346	$3,168,566

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE M	OTHER REAL ESTATE OWNED

An analysis of activity in other real estate owned and acquired by foreclosure for the years ended December 31, 2017 and 2016 is as follows:

	2017	2016
Balance, beginning of year	$1,087,032	$981,479
Noncash foreclosure and repossession of real estate in partial satisfaction of debt	153,526	1,124,780
Sales	(1,247,247)	(1,160,365)
Capitalized costs, net of writedowns	6,689	141,138

Balance, end of year	$—	$1,087,032

During 2017 and 2016, the Company recorded a net loss on sales of other real estate as follows:

	2017	2016
Proceeds from sale	$1,106,919	$1,097,301
Carrying value recorded	(1,247,247)	(1,160,365)

Loss on sale of other real estate owned, net	$(140,328)	$(63,064)

Expenses related to other real estate owned that were charged against earnings amounted to $32,898 and $24,750 for the years ended December 31, 2017 and 2016, respectively.

NOTE N	DEPOSITS

The following table presents information relating to deposits at December 31, 2017 and 2016:

	2017	2016
Time deposits in denominations of $250,000 or more	$201,692,097	$121,326,375

Deposits brokered through a reciprocal depository	$11,211,937	$7,689,879

Other brokered deposits	$25,752,965	$15,810,000

Overdraft deposits reclassified as loan balances	$33,358	$8,294

At December 31, 2017, the scheduled maturities of all certificates of deposit are as follows:

2018	$274,932,908
2019	28,871,067
2020	16,518,125
2021	9,705,830
2022	4,786,111

$334,814,041

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE O	AVAILABLE BORROWINGS

At December 31, 2017 and 2016, the Company had available unsecured Federal Funds lines of credit totaling $45,500,000. The Company had no borrowings outstanding on these credit facilities during 2017 and 2016.

At December 31, 2017 and 2016, the Company had an available line of credit with the FHLB, which allows the Company to borrow up to $483,816,900 and $399,235,900, respectively, on a collateralized basis. Any borrowings would be collateralized by a blanket lien on eligible commercial loans and loans secured by real estate. As of December 31, 2017, outstanding balances with the FHLB were $15,000,000 borrowed for 2 months at a fixed rate of 1.36%. At December 31, 2016, there were no funds borrowed from the FHLB.

NOTE P	INCOME TAXES

The components of the provision for federal income tax expense at December 2017 and 2016 are as follows:

	2017	2016
Current tax expense	$5,608,558	$7,234,316
Deferred tax expense (benefit)	3,261,896	(1,538,906)

Net tax expense	$8,870,454	$5,695,410

Income tax expense at the applicable statutory rate for the years ended December 31, 2017 and 2016 differed from federal income tax for financial reporting purposes as follows:

	2017	2016
Tax expense calculated at statutory rate	$8,364,063	$5,653,031
Increase (decrease) resulting from:
Nontaxable interest and other income	(128,808)	(66,283)
Nondeductible travel, entertainment, dues and other	(242,044)	108,662
Non-taxable bargain purchase gain	(427,000)	—
Reduction in statutory income tax rate	1,304,243	—

Net tax expense	$8,870,454	$5,695,410

Income tax expense was impacted by the adjustment of our deferred tax assets and liabilities related to the reduction in the U.S. federal statutory income tax rate to 21% under the Tax Cuts and Jobs Act, which was enacted on December 22, 2017. The change in statutory rate will be effective for our current tax provision starting on January 1, 2018.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE P	INCOME TAXES (CONTINUED)

Deferred income taxes are provided for differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are as follows at December 31, 2017 and 2016:

	2017	2016
Deferred Tax Assets
Allowance for possible credit losses	$2,526,242	$3,821,275
Market value discount on acquired loans	281,748	1,081,742
Unrealized loss on securities	84,765	182,781
Goodwill tax asset purchased	266,531	431,526
Depreciation	—	55,974
Other	285,394	182,407

	3,444,680	5,755,705

Deferred Tax Liabilities
Other	(20,249)	—
Depreciation	(799,127)	—
Prepaid Expenses	(149,000)	—
Core deposit intangible	(404,173)	(323,663)

	(1,372,549)	(323,663)

Net Deferred Tax Asset	$2,072,131	$5,432,042

NOTE Q	COMMON STOCK AND TREASURY STOCK

At December 31, 2017 and 2016, the Company had 20,000,000 shares of common stock authorized at a par value of $.01 per share. Shares issued, shares held in treasury, and shares outstanding at December 31, 2017 and 2016 are as follows:

	2017	2016
Common stock issued
Shares issued, beginning of the year	11,534,944	11,359,419
Shares issued for acquisition of TSBOT (see Note B)	630,788	—
Options exercised	175,000	129,600
Restricted stock grants (see Note S)	45,925	45,925

Shares issued, end of year	12,386,657	11,534,944

Treasury stock
Shares held in treasury, beginning of year	642,856	253,367
Shares purchased during the year	31,419	389,489

Shares held in treasury, end of year	674,275	642,856

Common shares outstanding, end of year	11,712,382	10,892,088

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE R	EMPLOYEE BENEFIT PLANS

401(k) Plan

The Company provides a defined contribution 401(k) employee benefit plan in which substantially all employees may participate. Participants may elect to contribute a portion of their salary to the plan, subject to certain Federal Tax Code limitations. Additionally, the Company has agreed to match a percentage of each participant’s contribution based on the percentage of salary contributed by each participant. Benefit plan matching contributions for the years ended December 31, 2017 and 2016 amounted to $470,216 and $447,168, respectively. The Company may also make discretionary contributions to the plan; however no discretionary contributions were made during the years ended December 31, 2017 and 2016.

Employee Stock Ownership Plan

On January 1, 2011, the Company adopted an Employee Stock Ownership Plan (ESOP). Employees are subject to eligibility requirements and are prohibited from making contributions. Employer contributions are fully discretionary and are made in cash and shares of the Company. Contributions are allocated to participant accounts based on compensation.

In 2016, the Company transferred $420,000 to the ESOP trust, which was used to purchase 35,000 shares of Company stock from a shareholder. No contribution was made in 2017.

Participants vest 20% for each year of service, and fully vest upon death, disability, attainment of normal retirement age, or sale of the Company. Distributions may be made following death, disability, retirement, or one year after the close of the plan year following the plan year in which the participant separates from service. Distributions are made in Company stock or cash, and participants are given the right to sell their shares to the Company or the ESOP at the time of distribution or annually thereafter.

During 2017 and 2016, the Company purchased 3,369 and 3,044 shares, respectively, from terminated employees and retained the shares in treasury stock. The Company paid $63,168 and $41,871 in 2017 and 2016, respectively, in exchange for the shares.

The number of shares in the ESOP at December 31, 2017 and 2016 is 145,635 and 149,004, respectively.

NOTE S	STOCK-BASED COMPENSATION

Shares Authorized for Stock-based Compensation

At December 31, 2017, the Company has reserved 1,800,000 shares of authorized and unissued common stock for stock-based compensation, including restricted stock grants and stock options. At December 31, 2017, 250,015 shares remain available for future grant.

Restricted Stock Grants

Restricted stock grants are awarded to employees and directors, and have vesting restrictions on rights of sale or transfer of the associated shares of stock. The restrictions are removed after one or five years for Company Directors, and after three or five years for employees. Rights for voting and dividends are not restricted.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE S	STOCK-BASED COMPENSATION (CONTINUED)

The following table summarizes information about restricted stock grants outstanding at December 31, 2017 and 2016.

	2017		2016
	# Shares Granted	Weighted Average Grant Date Fair Value	# Shares Granted	Weighted Average Grant Date Fair Value
Outstanding at beginning of year	148,185	$13.27	102,260	$13.05
Granted	45,925	$18.75	45,925	$13.75

Outstanding at end of year	194,110	$14.57	148,185	$13.27

Vested at end of year	86,710	$13.00	55,730	$12.86

Unvested at end of year	107,400	$15.83	92,455	$13.51

During 2017 and 2016, the Company recorded $409,956 and $378,790, of compensation expense related to vesting based upon management’s estimate of fair value at the date of grant. The Company expects to record future expenses annually for these grants as follows:

2018	$409,820
2019	409,820
2020	326,339
2021	203,792
2022	43,055

$1,392,826

Stock Options

The Company adopted a stock option plan under which options to purchase shares of the Company’s common stock may be granted to key employees and directors at a price established at the date of grant. The options granted must be exercised within ten years from the date granted. Options vest over a period of five years with the exception of a portion of options granted to directors which vested immediately. At December 31, 2017, the Company had no current plans to grant more options to purchase shares of the Company’s common stock.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE S	STOCK-BASED COMPENSATION (CONTINUED)

The following table summarizes information about stock options outstanding at December 31, 2017 and 2016.

	2017		2016
	# Shares Underlying Options	Weighted Average Exercise Price	# Shares Underlying Options	Weighted Average Exercise Price
Outstanding at beginning of year	797,200	$8.65	926,800	$8.49
Exercised	(175,000)	$7.62	(129,600)	$7.51
Forfeited	(400)	$9.56	—	$—

Outstanding at end of year	621,800	$8.93	797,200	$8.65

Vested at end of year	621,800	$8.93	761,680	$8.57

Unvested at end of year	—	$—	35,520	$10.25

During the years ended December 31, 2017 and 2016, the Company received proceeds of $1,332,963 and $973,925, respectively, for options exercised, which had an intrinsic value of $2,473,288 and $1,456,075, respectively.

The following table summarizes additional information about stock options outstanding and options exercisable at December 31, 2017.

Exercise Price	Options Outstanding	Intrinsic Value per Option	Intrinsic Value of Options Outstanding	Weighted Average Remaining Contractual Life	Options Exercisable
$7.50	1,000	$14.25	$14,250	5 months	1,000
$7.60	72,250	$14.15	1,022,338	1 year	72,250
$8.00	110,000	$13.75	1,512,500	2 years	110,000
$8.50	134,700	$13.25	1,784,775	3 years	134,700
$9.25	140,050	$12.50	1,750,625	4 years	140,050
$10.00	7,500	$11.75	88,125	5 years	7,500
$10.25	156,300	$11.50	1,797,450	5 years	156,300

	621,800		$7,970,063		621,800

At December 31, 2017, management estimated the fair value of each common share to be $21.75, and the aggregate intrinsic value of options exercisable is approximately $7,970,063.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE S	STOCK-BASED COMPENSATION (CONTINUED)

A summary of changes in unvested options for the years ended December 31, 2017 and 2016 is as follows:

	2017		2016
	Number of Options	Weighted Average Grant Date Fair Value	Number of Options	Weighted Average Grant Date Fair Value
Unvested options outstanding, beginning of year	35,520	$1.49	105,010	$1.47
Vested	(35,520)	$1.49	(69,490)	$1.46

Unvested options outstanding, end of year	—	$—	35,520	$1.49

For the years ended December 31, 2017 and 2016, the estimated compensation cost for the awards that vested during the year is $52,493 and $98,903, respectively, and was recorded as noninterest expense. As of December 31, 2017, $358 in compensation expense related to unvested stock-based compensation remains to be recognized in 2018.

NOTE T	RELATED PARTY TRANSACTIONS

Related parties are defined as executive officers and directors of the Bank and Company, and significant shareholders of the Company. Shareholders are considered significant if they and their affiliates own 5% or more of the Company’s stock. In the ordinary course of business, the Company has and expects to continue to conduct routine banking business with related parties. Such activities with related parties are identified as follows:

Loans - In the opinion of management, loans to related parties were made on the same terms and conditions as similar transactions with unaffiliated persons. Loans to such borrowers are summarized as follows:

	2017	2016
Balance, beginning of year	$4,779,909	$5,372,309
New loans during the year	659,842	2,104,274
Loan repayments during the year	(413,757)	(2,690,554)
Net changes in lines of credit	(250,300)	(6,120)

Balance, end of year	$4,775,694	$4,779,909

Unfunded Loan Commitments - At December 31, 2017 and 2016, the Company had $1,533,639 and $2,393,012, respectively, in unfunded loan commitments to related parties.

Deposits - The Company held deposits from related parties of $10,015,417 and $10,582,213 at December 31, 2017 and 2016, respectively.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE U	COMMITMENTS AND CONTINGENCIES

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under commercial lines of credit, revolving credit lines, overdraft protection agreements, and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of the instruments reflect the extent of the Company’s involvement in particular classes of financial instruments. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

The following is a summary of the various financial instruments entered into by the Company as of December 31, 2017 and 2016:

	2017	2016
Commitments to extend credit - Fixed Rate	$56,268,928	$28,774,820

Commitments to extend credit - Variable Rate	$180,532,702	$144,530,524

Standby letters of credit	$6,331,740	$4,611,808

Commitment for additional investment in SBIC (Note E)	$1,669,399	$1,752,539

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Some of the loans that have outstanding commitments may be subject to participation agreements in which the Company will sell off a percentage of the commitment when funded, pursuant to the participation agreement.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company’s credit risk involved in issuing letters of credit is essentially the same as that involved in funding loans facilities.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE U	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Lease Commitments

The Company leases office facilities and equipment under operating leases. Rent expense for the years ended December 31, 2017 and 2016 relating to operating leases amounted to $1,249,467 and $1,188,636, respectively. Future minimum lease payments under the noncancelable operating leases at December 31, 2017 are as follows:

2018	$1,127,348
2019	1,159,435
2020	1,126,963
2021	952,040
2022	585,656
Thereafter	147,707

$5,099,149

It is expected that in the normal course of business, most leases that expire will be renewed or replaced by leases on other property or equipment.

NOTE V	REGULATORY MATTERS

Regulatory Capital

The Company and the Bank are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures and risk weighting of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors.

Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Management believes, as of December 31, 2017, that the Company and the Bank meet all the capital adequacy requirements to which they are subject.

As of September 30, 2017, the most recent notification from the Office of the Comptroller of the Currency, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank must maintain certain minimum Total risk-based, Tier I risk-based, Common Equity Tier I and Tier I leverage capital ratios. There are no conditions or events since that notification that management believes have changed the Bank’s prompt corrective action category.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE V	REGULATORY MATTERS (CONTINUED)

The following is a summary of capital ratios for the Company and Bank at December 31, 2017 and 2016.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2017
The Company
Total capital to risk weighted assets	$162,300,000	14.1%	$91,967,000	8.0%	N/A
Tier I capital to risk weighted assets	$150,248,000	13.1%	$68,975,000	6.0%	N/A
Common equity tier 1 capital	$150,248,000	13.1%	$51,731,000	4.5%	N/A
Tier I capital to average assets	$150,248,000	10.6%	$56,531,000	4.0%	N/A
The Bank
Total capital to risk weighted assets	$159,537,788	13.9%	$91,819,000	8.0%	$114,774,000	10.0%
Tier I capital to risk weighted assets	$147,485,000	12.9%	$68,864,000	6.0%	$91,819,000	8.0%
Common equity tier 1 capital	$147,485,000	12.9%	$51,648,000	4.5%	$74,603,000	6.5%
Tier I capital to average assets	$147,485,000	10.5%	$56,258,000	4.0%	$70,323,000	5.0%
2016
The Company
Total capital to risk weighted assets	$136,797,000	14.4%	$75,878,000	8.0%	N/A
Tier I capital to risk weighted assets	$125,536,000	13.2%	$56,908,000	6.0%	N/A
Common equity tier 1 capital	$125,536,000	13.2%	$42,681,000	4.5%	N/A
Tier I capital to average assets	$125,536,000	10.9%	$45,945,000	4.0%	N/A
The Bank
Total capital to risk weighted assets	$129,936,000	13.7%	$75,805,000	8.0%	$94,756,000	10.0%
Tier I capital to risk weighted assets	$118,675,000	12.5%	$56,854,000	6.0%	$75,805,000	8.0%
Common equity tier 1 capital	$118,675,000	12.5%	$42,640,000	4.5%	$61,591,000	6.5%
Tier I capital to average assets	$118,675,000	10.4%	$45,785,000	4.0%	$57,232,000	5.0%

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE V	REGULATORY MATTERS (CONTINUED)

Dividend Restrictions

In the ordinary course of business, the Company may be dependent upon dividends from the Bank to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits for that year combined with the retained net profits for the preceding two years.

NOTE W	FAIR VALUE DISCLOSURES

Financial Instruments Recorded at Fair Value

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach, and or/the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability.

Fair Value Hierarchy

U.S. GAAP specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques are observable or unobservable. These inputs are summarized in the three broad levels listed below.

Level 1 - Level 1 inputs are based upon quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 inputs are based upon other significant observable inputs (including quoted prices in active or inactive markets for similar assets or liabilities), or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Level 3 inputs are based upon unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets or liabilities include those whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as the use of significant management judgment or estimation.

During the years ended December 31, 2017 and 2016, there were no transfers between levels of the fair value hierarchy.

Fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use observable market-based parameters as inputs. Valuation adjustments may be made to ensure that assets or liabilities are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and creditworthiness, the underlying value of collateral pledged to loans, and other unobservable parameters. Any such valuation adjustments are applied consistently over time.

POST OAK BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE W	FAIR VALUE DISCLOSURES (CONTINUED)

The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain assets or liabilities could result in a different estimate of fair value at the reporting date.

Financial Assets and Liabilities Recorded at Fair Value

Recurring - The following table summarizes financial assets measured at fair value on a recurring basis as of December 31, 2017 and 2016. There were no financial instruments measured at fair value on a recurring basis using Level 1 or Level 3 valuations as inputs at December 31, 2017 and 2016.

	2017	2016
Level 2:
Securities available for sale	$49,446,320	$38,483,707

Nonrecurring - Certain financial instruments are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment. The following table summarizes financial assets measured at fair value on a nonrecurring basis as of December 31, 2017 and 2016. There were no financial instruments measured at fair value on a nonrecurring basis using Level 1 or Level 2 valuations as inputs at December 31, 2017 and 2016.

	2017	2016
Level 3:
Impaired loans	$5,555,272	$7,552,963

Purchased credit-impaired loans	$2,247,816	$3,264,866

Nonfinancial Assets and Liabilities Recorded at Fair Value

Recurring - At December 31, 2017 and 2016, the Company has no nonfinancial assets or liabilities measured at fair value on a recurring basis.

Nonrecurring - The Company has certain nonfinancial assets that are recorded at fair value on a nonrecurring basis. At December 31, 2017 and 2016, the fair value of other real estate owned disclosed in Note K was measured on a nonrecurring basis using Level 2 inputs. At December 31, 2017 and 2016, the Company had no nonfinancial instruments measured at fair value on a nonrecurring basis with Level 1 valuation inputs. At December 31, 2017 and 2016, the Company’s goodwill and core deposit intangible were measured at fair value on a nonrecurring basis with Level 3 valuation inputs.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and between

ALLEGIANCE BANCSHARES, INC.

and

POST OAK BANCSHARES, INC.

Dated as of April 30, 2018

A-i

(Continued)

A-ii

(Continued)

A-iii

DISCLOSURE SCHEDULES

Section 2.3(a)	Minimum Equity
Section 3.1(e)	Subsidiaries
Section 3.2(c)	Options and Warrants
Section 3.2(d)	Repurchase Obligations
Section 3.3(c)	Regulatory Approvals
Section 3.4(a)	Conflicts
Section 3.4(b)	Required Consents
Section 3.5	Proceedings
Section 3.6(a)	Company Financial Statements
Section 3.7(b)	Proceedings by Governmental Bodies
Section 3.8	Absence of Certain Changes
Section 3.9	Investment Securities
Section 3.11(a)	Past Due Loans
Section 3.11(b)	Watch List
Section 3.13(a)	Real Property
Section 3.14	Personal Property
Section 3.15	Environmental Laws
Section 3.16(c)	Income Tax Returns
Section 3.16(e)	Tax Allocation Agreement
Section 3.17(a)	Company Contracts
Section 3.18(a)	Insurance
Section 3.20(a)	Employees
Section 3.20(b)	Independent Contractors
Section 3.21(a)	Compensation and Benefit Plans
Section 3.21(e)	ESOP Shares
Section 3.21(f)	Change of Control Payments
Section 3.21(g)	Section 280G Calculations
Section 3.21(h)	Equity Incentive Plans
Section 3.22	Deferred Compensation and Salary Continuation Arrangements
Section 3.23	Brokers, Finders and Financial Advisors
Section 3.26	Deposits
Section 3.27(a)	Intellectual Property Rights
Section 3.28	Shareholders’ List
Section 5.2(b)(ii)	Loan Commitments
Section 5.6	Data Processing Contracts
Section 5.9	Impaired Loans
Section 10.1(d)(i)	Employment Agreements

EXHIBITS

Exhibit A	-	Form of Bank Merger Agreement
Exhibit B	-	Form of Voting Agreement
Exhibit C	-	Form of Director Support Agreement
Exhibit D	-	Form of Director and Officer Release

A-iv

INDEX OF TERMS

Acquisition Agreement	59
Acquisition Proposal	59
Acquisition Transaction	59
Affiliate	60
Affiliate Agreements	21
Affiliated Group	60
Aggregate Merger Consideration	5
Aggregate Stock Consideration	5
Agreement	1
Allegiance	1
Allegiance Annual Financial Statements	30
Allegiance Bank	1
Allegiance Bank Stock	29
Allegiance Common Stock	4
Allegiance Disclosure Letter	28
Allegiance Expenses	55
Allegiance SEC Reports	28
Allegiance Shareholder Approval	45
Allegiance Shareholder Meeting	45
Allegiance Tax Representation Letter	50
Average Closing Price	6
Bank	1
Bank Merger	1
Bank Merger Agreement	1
Banking Laws	13
BHC Act	1
BOLI	21
Borrower	60
Business Day	60
Call Reports	12
Certificates	8
Change in Recommendation	34
Closing	50
Closing Date	50
Code	1
Company	1
Company Annual Financial Statements	12
Company Contracts	20
Company Employee Plan	24
Company Employees	46
Company Financial Statements	13
Company PEO	24
Company PEO Plan	24
Company Personal Property	17
Company Plan	24
Company Real Property	16
Company Shareholder Approval	34
Company Shareholder Meeting	34
Company Stock	1
Company Stock Option	4

Company Stock Option Plan	4
Company Tax Representation Letter	50
Continuing Corporation	2
Controlled Group Liability	60
Converted Stock Option	4
Director Support Agreements	1
Disclosure Schedules	9
Dissenting Share	7
Effective Time	51
Employment Agreements	56
Environmental Inspections	42
Environmental Laws	60
ERISA	24
ERISA Affiliates	60
ESOP	60
Exchange Act	27
Exchange Agent	7
Exchange Fund	8
Exchange Ratio	6
FDIC	3
Federal Reserve Board	3
Financial Advisor	39
GAAP	6
Governmental Body	61
Hazardous Materials	61
Intellectual Property	27
knowledge	61
Letter of Intent	49
Liability	61
Loan	15
Loans	15
Material Adverse Effect	61
Merger	1
Minimum Allowance Amount	41
Minimum Equity	6
Multiemployer Plans	25
NASDAQ	6
Notice Period	53
OCC	3
Organizational Documents	62
Per Share Merger Consideration	4
Person	62
Preferred Stock	10
Proceeding	62
Proxy Statement	45
Registration Statement	45
Regulatory Approvals	11
Required Consent	12
SEC	3
Secondary Investigation	42

A-v

INDEX OF TERMS

(Continued)

Securities Act	27
Securities Portfolio	14
Security Interest	62
Subsidiaries	62
Subsidiary	62
Superior Proposal	63
Tangible Equity Capital	6
Tax	63
Tax Return	63
Taxes	63

TDB	3
Termination Fee	54
Transmittal Materials	8
Treasury Regulation	63
Treasury Shares	4
Union	63
Unresolved Response Action	42
Voting Agreement	1
WARN Act	63
Watch List	16

A-vi

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of April 30, 2018, is by and between Allegiance Bancshares, Inc. (“Allegiance”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Post Oak Bancshares, Inc. (the “Company”), a Texas corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the Company desires to affiliate with Allegiance, and Allegiance desires to affiliate with the Company in the manner provided in this Agreement;

WHEREAS, the respective boards of directors of Allegiance and the Company believe that the merger of the Company with and into Allegiance, with Allegiance continuing as the surviving entity (the “Merger”), in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders;

WHEREAS, immediately following the Merger, and pursuant to a separate agreement and plan of merger in a form attached hereto as Exhibit A (the “Bank Merger Agreement”), Allegiance Bank, a Texas banking association and wholly-owned subsidiary of Allegiance (“Allegiance Bank”), and Post Oak Bank, N.A. (the “Bank”), a national banking association and wholly-owned subsidiary of the Company, shall be combined through merger, with Allegiance Bank continuing as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, the respective boards of directors of Allegiance and the Company have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Allegiance’s willingness to enter into this Agreement, (i) each member of the board of directors and certain officers of the Company and the Bank have entered into an agreement, in the form attached hereto as Exhibit B, dated as of the date hereof pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), and (ii) each director of the Company or the Bank that did not enter into an Employment Agreement (as defined herein) has entered into a support agreement in the form attached hereto as Exhibit C (the “Director Support Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), the Company shall be merged with and into Allegiance, with Allegiance continuing as the surviving corporation (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effect provided for in, the applicable provisions of the Texas Business Organizations Code.

Section 1.2 Organizational Documents and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents of Continuing Corporation shall be the Organizational Documents (as defined herein) of Allegiance as in effect at the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Allegiance as of the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Organizational Documents of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Allegiance and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Allegiance, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. Subject to Section 6.9, at the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the members of the board of directors of Allegiance at the Effective Time shall be the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the senior officers of Allegiance immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Allegiance shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Allegiance. All rights, franchises and interests of the Company and Allegiance, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the Texas Business Organizations Code.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of the Company and Allegiance. All Liabilities and obligations of the Company and of Allegiance, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Allegiance, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Allegiance shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the shareholders of the Company and Allegiance in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of the Company and Allegiance. The Company and Allegiance shall proceed with commercially reasonable efforts and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the Securities and Exchange Commission (the “SEC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (the “FDIC”), the Texas Department of Banking (the “TDB”), and the Office of the Comptroller of the Currency (the “OCC”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Allegiance may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) No effect on outstanding Allegiance Common Stock. Each share of common stock, par value $1.00 per share, of Allegiance (“Allegiance Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) Conversion of Company Stock. At the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time (excluding any Treasury Shares and Dissenting Shares (as such terms are defined herein)) shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent only the right to receive from Allegiance, without interest, a number of shares of Allegiance Common Stock equal to the number set forth as the Exchange Ratio in Section 2.1(f)(iii), plus cash in lieu of any fractional share of Allegiance Common Stock as determined in accordance with Section 2.1(e) (the “Per Share Merger Consideration”).

(c) Cancellation of Treasury Shares. Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary (as defined herein) of the Company immediately prior to the Effective Time (the “Treasury Shares”) (other than (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Company Stock held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(d) Assumption of Company Stock Options.

(i) At the Effective Time, each option to acquire shares of Company Stock that is unexpired, outstanding and unexercised under the Post Oak Bancshares, Inc. Stock Option Plan (the “Company Stock Option Plan”) or any individual stock option award agreement to purchase shares of Company Stock immediately prior to the Effective Time (each, a “Company Stock Option”), whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, assumed by Allegiance and converted into an option to purchase shares of Allegiance Common Stock (each, a “Converted Stock Option”). Each Converted Stock Option shall continue to have and be subject to substantially the same terms and conditions after the Effective Time as were applicable to such Company Stock Option immediately prior to the Effective Time, including the terms and conditions relating to vesting and the post-termination exercise period, provided that a Converted Stock Option shall not give the optionee additional benefits that the optionee did not have under the applicable Company Stock Option, with the intention that such assumption satisfy the requirements of Treasury Regulations Sections 1.424-1 and 1.409A-1(b)(5)(v)(D) so as not to be considered a modification of the Company Stock Option, to retain, where applicable and possible, the tax and accounting treatment of each such Company Stock Option (including any Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code) and not to be treated as a change in the form of payment or as nonqualified deferred compensation under Section 409A of the Code (the “Per Option Merger Consideration”). Section 2.1(d)(i) of the Disclosure Schedules (as defined below) sets forth an example of how an existing Company Stock Option will be converted into a Converted Stock Option based on the foregoing.

(ii) The exercise price and number of shares of Allegiance Common Stock to be issued pursuant to each such Converted Stock Option shall be determined as follows: (A) the number of shares of Allegiance Common Stock subject to each such Converted Stock Option shall be equal to the product of (1) the number of shares of Company Stock subject to the Company Stock Option immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, and (B) the per-share exercise price of each such Converted Stock Option shall be equal to the quotient, rounded to the nearest cent, of (1) the exercise price per share of Company Stock of such Company Stock Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio.

(iii) Notwithstanding anything in this Agreement to the contrary, Allegiance will not assume and convert a Company Stock Option into a Converted Stock Option representing the right to purchase any fractional share of Allegiance Common Stock. In lieu of the assumption and conversion of a Converted Stock Option to purchase such fractional share, Allegiance shall pay a cash payment determined by multiplying (A) the difference between (1) the Average Closing Price and (2) the exercise price of such Converted Stock Option by (B) the fraction of a share of Allegiance Common Stock which such holder would otherwise be entitled to receive upon the exercise of such Converted Stock Option.

(e) No Fractional Shares of Allegiance Common Stock. Notwithstanding anything in this Agreement to the contrary, Allegiance will not issue any fractional shares of Allegiance Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Allegiance shall pay to each former holder of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Allegiance Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

(f) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Aggregate Merger Consideration” means the Aggregate Stock Consideration plus all cash paid in lieu of any fractional shares of Allegiance Common Stock as determined in accordance with Section 2.1(e).

(ii) “Aggregate Stock Consideration” means the sum of (A) the number of shares of Allegiance Common Stock to be issued pursuant to Section 2.1(b) plus (B) the number of shares of Allegiance Common Stock to be issued pursuant to the Converted Stock Options provided for by Section 2.1(d), unless adjusted pursuant to Section 9.1(g).

(iii) “Average Closing Price” means the average of the closing price per share of Allegiance Common Stock on The NASDAQ Global Market (“NASDAQ”) (as reported by Bloomberg or, if not reported thereby, another alternative source as chosen by Allegiance and reasonably acceptable to the Company) for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day preceding the Closing Date.

(iv) “Exchange Ratio” means 0.7017. The parties acknowledge and agree that the Exchange Ratio was determined using (A) the number of outstanding shares of Company Stock, (B) the number of outstanding Company Stock Options and (C) the average weighted price of outstanding Company Stock Options as of the date of this Agreement. If any of (A)-(C) is inaccurate in any respect, the parties agree that the Exchange Ratio will be revised to correct for such inaccuracy.

Section 2.2 Anti-Dilutive Adjustment. The aggregate number of shares of Allegiance Common Stock to be exchanged for each share of Company Stock shall be adjusted appropriately to reflect any change in the number of shares of Allegiance Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Allegiance Common Stock, received or to be received by holders of Allegiance Common Stock, when the record date or payment therefor occurs prior to the Effective Time; provided, however, this Section 2.2 shall not apply to the issuance of Allegiance Common Stock in exchange for the payment of cash consideration.

Section 2.3 Adjustment to Merger Consideration for Tangible Equity Capital.

(a) If the Tangible Equity Capital (as defined below) as of the fifth (5th) Business Day preceding the Closing Date (the “Calculation Date”) is less than the amount (“Minimum Equity”) indicated for such date in Section 2.3(a) of the Disclosure Schedules, the Aggregate Merger Consideration will be reduced on a dollar-by-dollar basis by an amount equal to the difference between the Minimum Equity and the Tangible Equity Capital on the Calculation Date. The reduction will be made by subtracting (i) the number of shares of Allegiance Common Stock equal to the value of the quotient of such deficiency divided by the Average Closing Price (rounded to the nearest whole number) from (ii) the Aggregate Stock Consideration.

(b) For purposes of this Agreement, “Tangible Equity Capital” shall equal the sum of the common stock, capital surplus and retained earnings of the Company as determined pursuant to generally accepted accounting principles (“GAAP”) minus goodwill and core deposit intangibles, net of accumulated amortization, on a consolidated basis. For purposes of calculating Tangible Equity Capital, the Company shall include adjustments made for certain extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including deductions for (i) the after-tax amount of all costs, expenses and fees related to the Merger, this Agreement and the transactions contemplated hereby, (ii) any amounts required to be added to the Company’s allowance for loan losses pursuant to Section 5.9, (iii) the after-tax amount of the premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.8, (iv) the after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services prior to or following the Closing Date pursuant to Section 5.6, (v) the amount of the accrual through the Closing Date in accordance with GAAP, and confirmed by a third-party consultant mutually acceptable to the Company and Allegiance, of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements, (vi) the after-tax amount of any cost to fully fund and liquidate any Company Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by Allegiance pursuant to Section 7.4, (vii) the after-tax amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, retention or bonus arrangements between the Company or the Bank and any other Person, (viii) the after-tax amount of any capitalized, unaccrued or prepaid software contracts, (ix) the after-tax amount of the accrual for outstanding litigation contemplated by Section 10.1(i), (x) the after-tax amount of the accrual required to address or remediate any Unresolved Response Action pursuant to Section 5.12(c), (xi) the after-tax amount of the accrual required to address or remediate a finding or request of a Governmental Body pursuant to Section 5.16 and (xii) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby. In addition, for purposes of calculating Tangible Equity Capital, the Company will deduct the amount of any cash paid upon the exercise of a Company Stock Option between the date hereof and the Calculation Date. If a Company Stock Option is exercised after the Calculation Date but prior to the Closing Date, the Tangible Equity Capital will be recalculated to reflect such exercise.

Section 2.4 Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the Texas Business Organizations Code is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to this ARTICLE II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the Texas Business Organizations Code. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the Texas Business Organizations Code; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the Texas Business Organizations Code. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the Texas Business Organizations Code, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, only the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the provisions of this ARTICLE II.

Section 2.5 Exchange of Shares.

(a) Allegiance shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc. (the “Exchange Agent”) (i) book entry shares of Allegiance Common Stock in an amount sufficient to satisfy the Aggregate Stock Consideration and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) to holders of Dissenting Shares pursuant to Section 2.4, if any, and (B) to holders of a fraction of a share of Allegiance Common Stock pursuant to Section 2.1(e) (such shares and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates, which as of the Effective Time represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, include standard representations and warranties on behalf of the record holder, and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which the shares of Company Stock represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange therefor the allocable portion of the Aggregate Merger Consideration as provided in Section 2.1, as may be adjusted pursuant to Section 2.3, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of Allegiance Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, after the Effective Time, each Certificate (other than Certificates representing Treasury Shares, which shall be treated as provided in Section 2.1(c), or Dissenting Shares, which shall be treated as provided in Section 2.4) shall represent for all purposes only the right to receive the allocable portion of the Aggregate Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Allegiance Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly completed and executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate and duly completed and executed

Transmittal Materials in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Allegiance Common Stock issuable in respect of such Certificate.

(d) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Allegiance, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.5.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.5 shall be returned to Allegiance upon demand, and any shareholders of the Company who have not theretofore complied with the exchange procedures in this Section 2.5 shall look to Allegiance only, and not the Exchange Agent, for the payment of any Per Share Merger Consideration in respect of such shares.

(f) If any shares of Allegiance Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Allegiance) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of shares of Allegiance Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(g) None of Allegiance, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any Allegiance Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Allegiance or the Exchange Agent, the posting by such person of a bond in such amount as Allegiance or the Exchange Agent may reasonably request as indemnity against any claim that may be made against Allegiance with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the allocable portion of the Aggregate Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Allegiance as set forth below. On the date hereof, the Company delivered to Allegiance schedules (the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this ARTICLE III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement.

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. The Bank is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America. Other than the Bank, the Company has no other Subsidiary.

(b) The Company and each of its Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them. To the Company’s knowledge, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OCC.

(d) True and complete copies of the Organizational Documents of the Company and each Subsidiary, each as amended to date, have been delivered to Allegiance.

(e) Section 3.1(e) of the Disclosure Schedules lists each of the Subsidiaries of the Company and any other Person in which the Company or any of the Company’s Subsidiaries own or have the right to acquire capital stock. Other than as set forth in Section 3.1(e) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates, (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(f) The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.01 par value, 11,784,149 of which are issued and outstanding and 654,275 of which are held in treasury as of the date of this Agreement, and 5,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”), none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.

(b) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries. The outstanding capital stock and other securities of the Company’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable (except as provided in 12 U.S.C. § 55) and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.

(c) Other than as set forth on Section 3.2(c) of the Disclosure Schedules, there are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Stock or Preferred Stock.

(d) Other than as set forth on Section 3.2(d) of the Disclosure Schedules, the Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities. Other than the Voting Agreement, to the knowledge of the Company, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Stock.

(e) The Company has not paid any dividends on the Company Stock since January 1, 2015.

Section 3.3 Authority; Approvals.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of the Company. The board of directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, (ii) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and (iii) resolved to recommend to the Company’s shareholders that they approve this Agreement. Except for the approval of the shareholders of the Company, no further corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c) Section 3.3(c) of the Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by the Company or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “Regulatory Approvals”). Other than federal and state securities laws and the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body (as defined herein) or with any other Person are necessary in connection with the execution and delivery by (i) the Company of this Agreement and the related documents to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby, or (ii)  the Bank of the Bank Merger Agreement.

Section 3.4 No Conflicts; Consents.

(a) Neither the execution and delivery by the Company of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals and Company shareholder approvals are duly obtained, (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of the Company or any of its Subsidiaries or (ii) except as set forth in Section 3.4(a) of the Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, or (b) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

(b) Except for the Regulatory Approvals, Company shareholder approvals and as set forth in Section 3.4(b) of the Disclosure Schedules (each item so set forth therein a “Required Consent”), no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Person is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.5 Proceedings. Except as set forth in Section 3.5 of the Disclosure Schedules, there are no Proceedings (as defined herein) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, and the Company has no knowledge of any basis on which any such Proceedings could be brought, which could reasonably be expected to result in a Material Adverse Effect on the Company or which could question the validity of any action taken or to be taken in connection with this Agreement or the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 3.6 Financial Statements.

(a) Attached in Section 3.6(a) of the Disclosure Schedules are true, correct and complete copies of the Company’s audited consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015, accompanied by the report thereon of the Company’s independent auditors (the “Company Annual Financial Statements”). The Company has also furnished or made available to Allegiance a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2017. The Company Annual Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Company Annual Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated. The Call Reports fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities.

(c) As of the dates of the Company Financial Statements and as of the date of this Agreement, neither the Company nor any Subsidiary had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such Company Financial Statements.

Section 3.7 Compliance with Laws and Regulatory Filings.

(a) The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to the Company or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). Neither the Company nor the Bank has had nor suspected any material incidents of fraud or defalcation involving the Company, the Bank or any of their respective officers, directors or Affiliates during the last two years. Each of the Company and the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). The Bank is designated as a intermediate small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b) The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB, the OCC or any other Governmental Body having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business or as set forth in Section 3.7(b) of the Disclosure Schedules, no Governmental Body has initiated any Proceeding or, to the Company’s knowledge, investigation into the business or operations of the Company or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of the Bank or the Company.

(c) The Company has no knowledge of any fact or circumstance relating to the Company or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger.

(d) None of the Company, or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

Section 3.8 Absence of Certain Changes. Since December 31, 2017, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) except as set forth in Section 3.8 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b) and (c)  no Material Adverse Effect on the Company or the Bank has occurred.

Section 3.9 Investments. The Company has furnished to Allegiance a true, correct and complete list, as of December 31, 2017, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Section 3.9 of the Disclosure Schedules, all such securities are owned by the Company (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 3.9 of the Disclosure Schedules also discloses any Person in which the ownership interest of the Company, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To the Company’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.10 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Company or any of its Subsidiaries (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither the Company nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Company has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Company and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Company or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of the Company or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on the Company Financial Statements as of December 31, 2017, was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Consolidated Reports of Condition and Income of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Company or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 3.11 Certain Loans and Related Matters.

(a) Except as set forth in Section 3.11(a) of the Disclosure Schedules, as of March 31, 2018, neither the Company nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or any of its Subsidiaries, or any ten percent (10%) or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company or any of its Subsidiaries.

(b) Section 3.11(b) of the Disclosure Schedules contains the “watch list of loans” of the Bank (“Watch List”) as of March 31, 2018. To the knowledge of the Company, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List based on the Company’s or the Bank’s ordinary course of business and safe and sound banking principles.

Section 3.12 Trust Business. Neither the Company nor any of its Subsidiaries has been appointed in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity. Neither the Company nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.

Section 3.13 Real Property Owned or Leased.

(a) Section 3.13(a) of the Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by the Company or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the Company Real Property, title insurance policies for the Company Real Property that is owned by the Company or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Allegiance.

(b) No lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary purpose.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant Company Real Property. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Company Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.14 Personal Property. Except as set forth in Section 3.14 of the Disclosure Schedules, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Company Financial Statements and (ii) such other liens, charges imperfections of title and encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personal Property. Subject to ordinary wear and tear, the Company Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.15 Environmental Laws. The Company and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither the Company nor any of its Subsidiaries has received written notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. No Company Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or owned, operated or leased by the Company or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of the Company, has been the site of any release of any Hazardous Materials. To the Company’s knowledge, (a) no asbestos was used in the construction of any Company Real Property (or any improvements thereon), (b) no real property currently or previously owned by the Company or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and, except as set forth on Section 3.15 of the Disclosure Schedules, no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries. The Company has made available to Allegiance all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to the Company Real Property, any real property formerly owned or operated by the Company or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of the Company or any of its Subsidiaries.

Section 3.16 Taxes.

(a) Subject to applicable extension periods, the Company and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(b) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any Subsidiary has knowledge based upon contact with any agent of such authority. Section 3.16(c) of the Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Allegiance correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company has not been a United States real property holding corporation within the meaning of § 897(c)(2) of the Code during the applicable period specified in § 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under §§ 6011 and 6111 of the Code and Treasury Regulation § 1.6011-4. Other than as set forth on Section 3.16(e) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of § 6662 of the Code.

(g) None of the Company, any of its Subsidiaries, Allegiance or any Affiliate of Allegiance will be required to include any item of income in, and none of the Company, any of its Subsidiaries, Allegiance or any Affiliate of Allegiance will be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under § 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in § 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under § 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of § 355(a)(1)(A) of the Code) in a distribution of stock under § 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of § 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2017, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

(j) Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company has not taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.17 Contracts and Commitments.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules (the “Company Contracts”), neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment, services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;

(ii) collective bargaining agreements, memorandums of understanding, or other contracts with any Union;

(iii) bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iv) any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(v) contract or commitment for capital expenditures in excess of $50,000 in the aggregate;

(vi) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement or not terminable upon notice of sixty (60) days or less;

(vii) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(viii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any Governmental Body having supervisory jurisdiction over the Company or the Bank;

(ix) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any Subsidiary of money other than those entered into in the ordinary course of business;

(x) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xi) agreement with or extension of credit to any executive officer or director of the Company or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding Company Stock, or any affiliate of such person;

(xii) agreement with any executive officer or director of the Company or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding Company Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xiii) lease of real property;

(xiv) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);

(xv) any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;

(xvi) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvii) any agreement between the Bank, on the one hand, and a Person listed on Section 3.1(e) of the Disclosure Schedules, on the other hand (the “Affiliate Agreements”); or

(xviii) contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.

(b) Each Company Contract is legal, valid and binding on the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto, enforceable by the Company or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles) and is in full force and effect. Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Company Contract and there are no existing material defaults by the Company or its Subsidiary, as the case may be, or, to the knowledge of the Company, the other party thereunder and, to the knowledge of the Company, there are no allegations or assertions of such by any party under such Company Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Company Contract has been delivered or made available to Allegiance.

Section 3.18 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 3.18(a) of the Disclosure Schedules.

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of the Company, no insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3)  fiscal years.

Section 3.19 Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary by or before any Governmental Body or arbitrator having jurisdiction over the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. Neither the Company nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Regulatory Approvals, the Merger, the Bank Merger, or the other transactions contemplated by this Agreement, nor does the Company or any Subsidiary have any reason to believe that it will not be able to obtain all Regulatory Approvals.

Section 3.20 Employee Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a list of all current employees of the Company or any of its Subsidiaries—including, without limitation, those individuals for whom the Company or any of its Subsidiaries is a joint employer—as of the date hereof, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) pay-rolling entity. As of the date hereof, all compensation payable to all employees of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Company’s interim financial statements) and there are no outstanding agreements, understandings or commitments of the Company or its Subsidiaries with respect to any compensation.

(b) Section 3.20(b) of the Disclosure Schedules contains a list of all Persons who, as of the date hereof, are parties to an independent contract or consulting agreement directly with the Company or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the date hereof, all compensation payable to all independent contractors and consultants of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Company’s interim financial statements) and there are no outstanding agreements, understandings or commitments of the Company or its Subsidiaries with respect to any compensation.

(c) Neither the Company nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing or purporting to represent any employee of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has a duty to bargain with any Union. As of the date hereof, there is not any unfair labor practice charge or complaint or any other Proceedings pending before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to the Company’s knowledge, no such complaint has been threatened. Neither the Company nor any of its Subsidiaries has received any written notice concerning, and, to the Company’s knowledge, there is not and has never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees.

(d) The Company and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of the Company, no person has asserted to the Company or any Subsidiary that the Company or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and the Company has no knowledge of any basis on which any such Proceedings could be brought.

(e) Neither the Company nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act.

Section 3.21 Compensation and Benefit Plans.

(a) Section 3.21(a) of the Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices, or agreements (i) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of the Company or any of its ERISA Affiliates (as defined herein) (including service providers provided to the Company or any of its ERISA Affiliates through a contractual arrangement with a third-party professional employer organization (“Company PEO”)), or (ii) that are sponsored or maintained by the Company or any of its ERISA Affiliates, or (iii) to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of the Company or any of its ERISA Affiliates, or (iv) with respect to which the Company or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of § 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of § 3(2) of ERISA or any employment or consulting agreement, collective bargaining agreement, or employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, equity or phantom equity compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, paid time off or fringe benefit plan, policy, arrangement, program, practice, or agreement (each of the foregoing, a “Company Employee Plan”). Section 3.21(a) of the Disclosure Schedules designates the Company Employee Plans for which the Company or an ERISA Affiliate is the plan sponsor (“Company Plan”) and the plans, arrangements or agreements for which a Company PEO is the plan sponsor (“Company PEO Plan”). Neither the Company nor any ERISA Affiliate has any liability or contingent liability with respect to any Company PEO Plan except to the extent that the Company or the ERISA Affiliate is contractually obligated to make payments to the Company PEO for coverage under such Company PEO Plan. As of the date of this Agreement, all such payments have been made or accrued for. There are no pending or, to the knowledge of the Company, threatened Proceedings, audits or other claims (except routine claims for benefits) relating to any Company Plan. All of the Company Plans comply and have been administered in all material respects with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in § 406 of ERISA or § 4975 of the Code) with respect to the Company Plans which is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under § 502(i) of ERISA or § 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Plan have been made by the due date thereof.

(b) Neither the Company nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment welfare benefits under any Company Plan, except for coverage required by Part 6 of Title I of ERISA or § 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such Company Plan. The Company has provided or made available copies of (i) each Company Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each Company Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any Company Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each Company Plan, (v) the most recent determination letter issued by the IRS with respect to each Company Plan that is intended to qualify under § 401 of the Code, (vi) the most recent available financial statements for each Company Plan, and (vii) the most recent audited financial statements for each Company Plan for which audited statements are required by ERISA.

(c) Neither the Company nor any ERISA Affiliate has any Liability with respect to a “multiemployer plan” within the meaning of § 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither the Company nor any ERISA Affiliate has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither the Company, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined herein) of the Company or any of its Subsidiaries now or following the Closing.

(e) Except as set forth in Section 3.21(e) of the Disclosure Schedules, there are no outstanding shares of capital stock of the Company which were distributed to any current shareholder from the ESOP, or if such shares were distributed and are now outstanding, the holder thereof no longer has any “put” rights with respect to such shares under the ESOP entitling the holder to require the Company to purchase such shares.

(f) Except as set forth in Section 3.21(f) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any Company Plan on or following the Effective Time. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of § 162(m) or § 280G of the Code.

(g) Section 3.21(g) of the Disclosure Schedules lists each Person who (i) as of the Closing Date, could be reasonably expected to be a “disqualified individual” (within the meaning of § 280G of the Code and the regulations promulgated thereunder) with respect to the Company or any of its Subsidiaries and (ii) who could reasonably be expected to receive an “excess parachute payment” within the meaning of § 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). The Company has made available to Allegiance calculations prepared by Longnecker & Associates, using reasonable good faith assumptions, which estimates potential “parachute payments” (within the meaning of § 280G(b)(2)(A) of the Code) to “disqualified individuals” (within the meaning of § 280G(c) of the Code) with respect to any payment or benefit made in connection with the transactions contemplated by this Agreement.

(h) Section 3.21(h) of the Disclosure Schedules lists each plan under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation may be granted to any employee, director or other service provider of the Company or any ERISA Affiliate and the holders and corresponding number of awards issued and outstanding under each such plan.

Section 3.22 Deferred Compensation, Salary Continuation, and Other Post-Retirement Benefit Arrangements. Neither the Company nor the Bank is a party to or bound by any nonqualified deferred compensation or salary continuation arrangement or any other arrangement that provides for post-retirement or post-employment benefits to any director, officer, employee or contractor of the Company or the Bank.

Section 3.23 Brokers, Finders and Financial Advisors. Other than as set forth in Section 3.23 of the Disclosure Schedules, neither the Company, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.24 Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of the properties and assets of the Company and its Subsidiaries is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.25 Derivative Contracts. Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26 Deposits. Except as listed in Section 3.26 of the Disclosure Schedules, no deposit of the Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27 Intellectual Property Rights.

(a) Section 3.27(a) of the Disclosure Schedules contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to the Company’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.28 Shareholders’ List. Section 3.28 of the Disclosure Schedules contains a true, correct and complete list of the record holders of shares of Company Stock as of a date within ten (10) Business Days prior to the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated not more than five (5) Business Days prior to Closing.

Section 3.29 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.30 Dissenting Shareholders. The Company has no knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s shares of Company Stock in the manner provided in Section 2.4.

Section 3.31 Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company.

Section 3.32 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from Performance Trust Capital Partners, LLC, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Aggregate Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ALLEGIANCE

Except as disclosed to the Company in a letter (the “Allegiance Disclosure Letter”) delivered to the Company by Allegiance prior to the execution of this Agreement (with reference to the section numbers of the representations and warranties in this ARTICLE IV to which the information in such letter relates, unless it is reasonably apparent from a reading of such disclosure that the disclosure is applicable to other representations and warranties), or as disclosed in Allegiance’s annual report on Form 10-K for the fiscal year ended December 31, 2017, Allegiance’s Definitive Proxy Statement for the 2018 Annual Meeting of Shareholders of Allegiance and any Current Reports on Form 8-K filed prior to the date hereof with respect to events occurring since December 31, 2017 (collectively, “Allegiance SEC Reports”) (it being understood that (i) nothing disclosed in the Allegiance SEC Reports shall be deemed disclosed for purposes of any subsection of this ARTICLE IV unless it is reasonably apparent that the matters so disclosed in such Allegiance SEC Report are applicable to such subsection and (ii) disclosure in the “Risk Factors” Section in a Allegiance SEC Report shall be ignored for purposes of this Agreement), Allegiance hereby represents and warrants to the Company as follows:

Section 4.1 Organization.

(a) Allegiance is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Allegiance Bank is a Texas state chartered bank duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Allegiance and Allegiance Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Allegiance. Allegiance engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act, and the rules and regulations promulgated thereunder.

(c) Allegiance Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2 Capitalization.

(a) The authorized capital stock of Allegiance consists of 40,000,000 shares of Allegiance Common Stock, $1.00 par value, 13,305,556 shares of which are outstanding as of April 24, 2018, and 1,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding as of the date of this Agreement. Allegiance owns all of the issued and outstanding shares of common stock, $1.00 par value, of Allegiance Bank (“Allegiance Bank Stock”). All of the issued and outstanding shares of Allegiance Common Stock and Allegiance Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

(b) At the Effective Time, the shares of Allegiance Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3 Authority; Approvals.

(a) Allegiance has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Allegiance and is a duly authorized, valid, legally binding agreement of Allegiance enforceable against Allegiance in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Allegiance. The board of directors of Allegiance has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Allegiance and its shareholders, (ii) directed that this Agreement be submitted to Allegiance’s shareholders for approval and adoption, and (iii) resolved to recommend to Allegiance’s shareholders that they approve this Agreement. Except for the approval of the shareholders of Allegiance, no further corporate proceedings on the part of Allegiance are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c) Other than the federal and state securities laws and the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) Allegiance of this Agreement and the related documents to which it is a party or the consummation by Allegiance of the transactions contemplated hereby or thereby, or (ii) Allegiance Bank of the agreement pursuant to which the Bank Merger shall occur.

Section 4.4 No Conflicts; Consents. Neither the execution and delivery by Allegiance of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Allegiance with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Allegiance or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of Allegiance or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Allegiance or any of its Subsidiaries is a party or by which it may be bound, or to which Allegiance or any of its Subsidiaries or any of the properties or assets of Allegiance or any of its Subsidiaries may be subject, or (b) assuming that the Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Allegiance or any of its Subsidiaries or any of their respective properties or assets.

Section 4.5 Proceedings. There are no Proceedings pending or, to Allegiance’s knowledge, threatened against Allegiance or any of its Subsidiaries, and Allegiance has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on Allegiance or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Allegiance nor Allegiance Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 4.6 Financial Statements.

(a) Allegiance has furnished or made available to the Company true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, which contains Allegiance’s audited consolidated balance sheet (which includes the allowance for loan losses) as of December 31, 2017, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2017 (the “Allegiance Annual Financial Statements”)

(b) The Allegiance Annual Financial Statements have been prepared from the books and records of Allegiance and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Allegiance at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.

(c) As of the dates of the Allegiance Annual Financial Statements, neither Allegiance nor any Subsidiary had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such Allegiance Annual Financial Statements.

(d) Allegiance and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Allegiance and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Allegiance, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Allegiance’s and its Subsidiaries’ assets that could have a material effect on Allegiance’s financial statements.

(e) Allegiance’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Allegiance in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Allegiance’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Allegiance required under the Exchange Act with respect to such reports. Allegiance has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Allegiance’s auditors and the audit committee of the board of directors of Allegiance (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Allegiance’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Allegiance’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

Section 4.7 Compliance with Laws and Regulatory Filings.

(a) Allegiance and Allegiance Bank have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to Allegiance or Allegiance Bank, including all Banking Laws and Environmental Laws. Allegiance and Allegiance Bank have neither had nor suspected any material incidents of fraud or defalcation involving Allegiance, Allegiance Bank or any of their respective officers, directors or Affiliates during the last two years. Each of Allegiance and Allegiance Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has

systems customarily used by financial institutions of a similar size to Allegiance Bank that are designed to properly monitor transaction activity (including wire transfers). Allegiance Bank is designated as a large bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b) Allegiance and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other Governmental Body having supervisory jurisdiction over Allegiance and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Allegiance’s knowledge, investigation into the business or operations of Allegiance or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Allegiance or Allegiance Bank.

(c) Allegiance has no knowledge of any fact or circumstance relating to Allegiance or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does Allegiance have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger and the Bank Merger.

Section 4.8 SEC Reports.

(a) Allegiance has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since October 7, 2015. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (a) complied in all material respects as to form with the applicable requirements under the Exchange Act and (b) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Allegiance is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Allegiance.

Section 4.9 Absence of Certain Changes. Since December 31, 2017, (a) Allegiance and Allegiance Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on Allegiance or Allegiance Bank has occurred.

Section 4.10 Taxes.

(a) Subject to applicable extension periods, Allegiance and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Allegiance or any Subsidiary is or was a member. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Allegiance or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either Allegiance or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither Allegiance nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Allegiance or any Subsidiary does not file Tax Returns that Allegiance or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security

Interests on any of the assets of Allegiance or any Subsidiary that arose in connection with any failure (or alleged failure) of Allegiance or any Subsidiary to pay any Tax.

(b) Allegiance and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Allegiance or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which Allegiance or any Subsidiary has knowledge based upon contact with any agent of such authority.

(d) Neither Allegiance nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under §§ 6011 and 6111 of the Code and Treasury Regulation § 1.6011-4. Neither Allegiance nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which Allegiance is the common parent) or (iii) has any Liability for the Taxes of any Person (other than Allegiance and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e) Neither Allegiance nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of § 6662 of the Code.

(f) Neither Allegiance nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Allegiance has not taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11 Brokers, Finders and Financial Advisors. Other than fees payable by Allegiance to Raymond James & Associates, Inc., neither Allegiance, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 4.12 Fairness Opinion. Prior to the execution of this Agreement, Allegiance has received a written opinion from Raymond James & Associates, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Aggregate Merger Consideration to be paid by Allegiance to the shareholders of the Company pursuant to this Agreement is fair, from a financial point of view, to Allegiance. Such opinion has not been amended or rescinded.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company covenants and agrees with Allegiance as follows:

Section 5.1 Approval of Shareholders of the Company; Efforts.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Shareholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The board of directors of the Company shall recommend to the shareholders of the Company the approval and adoption of this Agreement and the transactions contemplated hereby, and shall not withdraw, amend or modify such recommendation in a manner adverse to Allegiance (a “Change in Recommendation”) and shall use commercially reasonable efforts to obtain the necessary approvals by the Company’s shareholders of this Agreement and the transactions contemplated hereby (the “Company Shareholder Approval”). Notwithstanding the foregoing, if the Company has complied with Section 5.5(a), the board of directors of the Company may effect a Change in Recommendation if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Company Shareholder Approval that the board of directors of the Company has (i) determined in its good faith judgment (after consultation with the Financial Advisor (as defined herein) and the Company’s outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with the Company’s outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law.

(b) If this Agreement is approved by the Company’s shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Allegiance reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, and unless Allegiance has consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement (including in Section 5.2 of the Disclosure Schedules) or except as may be required by applicable law or an order or policy of a Governmental Body, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Allegiance of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any Proceeding against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on the Company or the Bank; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Allegiance to obtain the Regulatory

Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (1) as expressly permitted by this Agreement (including in Section 5.2 of the Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Allegiance:

(i) adjust, split, combine or reclassify any of the Company Stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $10,000,000 individually or in the aggregate to any new Borrower with respect to any new loan to be made or acquired, or (D) would exceed $15,000,000 individually or in the aggregate to any existing Borrower with respect to any existing loan to be modified or renewed (except (1) pursuant to commitments made before the date of this Agreement that are listed in Section 5.2(b)(ii) of the Disclosure Schedules and not covered by items (A) or (B) of this clause or (2) loans fully secured by a certificate of deposit at the Bank); provided, that in the event that the Bank desires to make or renew any such loan which would exceed the applicable $10,000,000 or $15,000,000 limitations set forth above, it shall so advise Allegiance via e-mail transmission. Allegiance shall notify the Bank via e-mail transmission within two (2) Business Days of receipt of such notice whether Allegiance consents to such loan or extension of credit, provided that if Allegiance fails to notify the Bank with such time frame, Allegiance shall be deemed to have consented to such loan or extension of credit; provided, however, that in no event shall Allegiance or its Affiliates be entitled to control the Company or the Bank prior to the Effective Time;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(iv) (A) grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of incentive compensation, or (B) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.17(a) of the Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) hire any employee or independent contractor with an annual salary in excess of $85,000;

(viii) grant any severance or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any Subsidiary, either individually or as part of a class of similarly situated Persons;

(ix) (A) increase in any manner the compensation or fringe benefits of any of its employees, directors, consultants or other service providers other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or (C) institute any employee welfare, retirement or similar plan or arrangement;

(x) amend any Company Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;

(xi) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock or Preferred Stock, other than the payment of dividends from the Bank to the Company, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock;

(xii) make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xiii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement;

(xiv) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Allegiance of a recent Phase I environmental review thereof;

(xv) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xvi) charge off any loan or other extension of credit greater than $250,000 without two (2) business days’ prior written notice to Allegiance of the amount of such charge off; provided, that if such charge off is made at the request of a Governmental Body, then no prior notice or consent by Allegiance will be required;

(xvii) (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xviii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;

(xix) amend or change any provision of the Organizational Documents of the Company or any Subsidiary;

(xx) make any capital expenditure which would exceed an aggregate of $100,000;

(xxi) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xxii) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxiii) settle any Proceeding (A) involving payment by it of money damages in excess of $50,000 in the aggregate or (B) imposing any restriction on the operations of the Company or any Subsidiary;

(xxiv) make any changes to its investment securities portfolio from that as of December 31, 2017, or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may, to the extent consistent with the Company’s past practices and safe and sound banking practices, sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than three (3) years;

(xxv) make or change any Tax election or Tax method of accounting, settle or compromise any Tax liability, enter into any Tax closing agreement, surrender any right to claim a return of Taxes, file any amended Tax Return, or consent to any extension or waiver of any statute of limitations; or

(xxvi) agree to do any of the foregoing.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Allegiance to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Allegiance full access to the properties, books and records of the Company and its Subsidiaries during normal business hours in order that Allegiance may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries and to conduct the environmental investigations provided in Section 5.12, and (ii) furnish Allegiance with such additional financial and operating data and other information as to the business and properties of the Company as Allegiance shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Company will deliver or make available to Allegiance all unaudited monthly and quarterly financial information prepared for the internal use of management of the Company and all Consolidated Reports of Condition and Income filed by the Bank with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, Allegiance will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law and during the pendency of this Agreement, the Company will furnish Allegiance with all information concerning the Company or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by Allegiance with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with Allegiance in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Company agrees at any time, upon the request of Allegiance, to furnish to Allegiance a written letter or statement confirming the accuracy of the information with respect to the Company or any of its Subsidiaries contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and its Subsidiaries contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined herein) to be prepared in accordance with the Company’s Organizational Documents and applicable law and mailed to the Company’s shareholders in connection with the solicitation of proxies by the board of directors of the Company for use at the Company Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision.

(a) The Company agrees that neither it nor any of its Subsidiaries shall, and they shall instruct their respective directors, officers, agents or representatives not to, directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other party with respect to any Acquisition Proposal (as defined herein) or which could reasonably be expected to lead to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company has complied with Section 5.5(a) and the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Company Shareholder Approval that the Company Board has (i) determined in its good faith judgment (after consultation with the Company’s financial advisors set forth in Section 3.23 of the Disclosure Schedules or a nationally recognized investment firm (the “Financial Advisor”), and the Company’s outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (ii) determined in its good faith judgment (after consultation with the Company’s outside legal counsel) that the failure to take such action would cause, or would be reasonably expected to cause, it to violate its fiduciary duties under applicable law; and (iii) obtained from such Person an executed confidentiality agreement that is no less protective of the Company’s confidential information than the Letter of Intent (as defined herein), then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other Person.

(c) The Company agrees to notify Allegiance in writing within three (3) Business Days, after receipt of any unsolicited Acquisition Proposal and provide reasonable detail as to the identity of the Person making such Acquisition Proposal and the material terms of such Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore that relate to any Acquisition Proposal. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate Persons referred to in this Section 5.5 of the obligations undertaken in this Section  5.5.

Section 5.6 Termination of Data Processing Contracts. The Company will use commercially reasonable efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by Allegiance, each contract listed on Section 5.6 of the Disclosure Schedules will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Allegiance and the Company; provided, however, that until the thirtieth (30th) day prior to Closing, Allegiance shall have the right to add to Section 5.6 of the Disclosure Schedules any data processing contracts and contracts related to the provision of electronic banking services of the Company or the Bank not then listed on Section 5.6 of the Disclosure Schedules. Such notice and actions by the Company will be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “commercially reasonable efforts” by the Company as used in this Section 5.6 shall include the payment of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.

Section 5.7 Conforming Accounting Adjustments. If requested by Allegiance, the Company shall and shall cause the Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Allegiance may reasonably request in order to conform the accounting records of the Company and the Bank to the accounting policies and practices of Allegiance and Allegiance Bank, respectively. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or the Bank (a) of any adverse circumstances for purposes of determining whether the conditions to Allegiance’s obligations under this Agreement have been satisfied or (b) that such adjustment has any bearing on the Aggregate Merger Consideration. No adjustment required by Allegiance shall (y) require any prior filing with any Governmental Body or (z)  violate any law, rule or regulation applicable to the Company or the Bank.

Section 5.8 Liability Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance (or comparable coverage), (b) employment practices liability insurance, (c) current financial institutions bond (or comparable coverage) and (d) bankers professional liability, mortgage errors and omissions and fiduciary liability insurance for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company or its Subsidiaries.

Section 5.9 Allowance for Loan Losses. The Company shall cause the Bank to maintain its allowance for loan losses at a level consistent with the Bank’s historical methodology, past practices, existing policies and in compliance with GAAP and, at a minimum, on the Business Day immediately prior to the Closing Date, the sum of (i) the allowance for loan losses of the Bank and (ii) the ASC 310-30 purchase discount on purchased loans shall be at least 1.0% of total loans (subject to any adjustment for any reduction in the allowance for loan losses specifically allocated to those previously identified impaired loans set forth on Section 5.9 of the Disclosure Schedules) (the “Minimum Allowance Amount”); provided, however, that if the allowance for loan losses is less than the Minimum Allowance Amount on the Calculation Date, the Company shall take or cause to be taken all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Calculation Date and any such increase shall be accounted for in the calculation of Tangible Equity Capital for purposes of Section 2.3(b).

Section 5.10 Third Party Consents. The Company will use commercially reasonable efforts, and Allegiance shall reasonably cooperate with the Company at the Company’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4 of the Disclosure Schedules.

Section 5.11 Coordination; Integration.

(a) The senior officers of the Company and the Bank agree to meet with senior officers of Allegiance and Allegiance Bank, on a weekly basis or as reasonably requested by Allegiance, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Allegiance Bank, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of the Company and the Bank; provided, that Allegiance and Allegiance Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of the Company or the Bank, and to the extent permitted by applicable law, each of the Company and the Bank agrees to give reasonable consideration to Allegiance’s input on such matters, consistent with this Section 5.11, with the understanding that Allegiance shall in no event be permitted to exercise control of the Company or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, the Company and the Bank shall have no obligation to act in accordance with Allegiance’s input.

(b) Commencing after the date hereof and to the extent permitted by applicable law, Allegiance, Allegiance Bank, the Company and the Bank shall use their commercially reasonable efforts to plan the integration of the Company and the Bank with the businesses of Allegiance and their respective Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall Allegiance or its Affiliates be entitled to control the Company or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of the Company and the Bank in the ordinary course of business, the Company’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from the Company’s and the Bank’s outside contractors, and to assist Allegiance in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. Allegiance shall provide such assistance of its personnel as the Company and the Bank shall request to permit the Company and the Bank to comply with their obligations under this Section 5.11.

Section 5.12 Environmental Investigation; Rights to Terminate Agreement.

(a) Allegiance and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Allegiance’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by Allegiance, Allegiance shall (i) notify the Company of any property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, (ii) submit a work plan to the Company for such Secondary Investigation, for which Allegiance agrees to afford the Company the ability to comment on and Allegiance agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such Secondary Investigation, on or prior to sixty (60) days after the date of receipt of the Company’s comments. Allegiance shall give reasonable notice to the Company of such Secondary Investigations, and the Company may place reasonable restrictions on the time and place at which such Secondary Investigations may be carried out.

(b) The Company agrees to indemnify and hold harmless Allegiance for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by Allegiance or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Allegiance agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons made as a result of any Environmental Inspection or Secondary Investigation conducted by Allegiance or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of Allegiance or its agents, representatives or contractors in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Allegiance shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Allegiance. Allegiance shall make no such report prior to Closing unless required to do so by law, and in such case will give the Company reasonable prior written notice of Allegiance’s intentions so as to enable the Company to review and comment on such proposed report.

(c) To the extent that Allegiance identifies any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, the Company shall use all commercially reasonable best efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), the Company shall include the after-tax amount of the costs expected to be incurred by the Continuing Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Tangible Equity Capital pursuant to Section 2.3(b).

(d) Allegiance shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Allegiance because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to result in a Material Adverse Effect on the Company; (ii) any past or present events, conditions or circumstances that would reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected by Allegiance to exceed $1,000,000 or that is reasonably likely to result in a Material Adverse Effect on the Company or the Bank; (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law; or (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material or mold in, on or under any Company Real Property, the removal or abatement of which would reasonably be expected to involve an expenditure in excess of $1,000,000 or that is reasonably likely to result a Material Adverse Effect on the Company. In the event Allegiance terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.12(d), if the Company reimburses Allegiance for the costs of preparing any Environmental Inspections, Allegiance promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Allegiance or any third party with respect to any Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Allegiance to any third party not affiliated with Allegiance, unless Allegiance is required by law to disclose such information.

(e) The Company agrees to make available upon request to Allegiance and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including the results of other environmental inspections and surveys to the extent such documents are in the reasonable control of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Allegiance and, at Allegiance’s cost and expense, shall be entitled to certify the same in favor of Allegiance and its consultants, agents and representatives and make all other data available to Allegiance and its consultants, agents and representatives.

Section 5.13 Bank Transaction. Prior to the Effective Time, the Company shall cause the Bank to cooperate with Allegiance and Allegiance Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

Section 5.14 Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in stockholders’ equity and cash flows of the Company for the periods then ended, which may be provided by the Company to Allegiance subsequent to the date hereof, will be prepared from the books and records of the Company and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by the Bank subsequent to the date hereof will fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

Section 5.15 Change in Control Payments. The Company shall and shall cause the Bank to take all necessary actions to ensure that no payment set forth on Section 3.21(f) of Disclosure Schedules would constitute an “excess parachute payment” within the meaning of § 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law), and be subject to the excise tax imposed by Section  4999 of the Code.

Section 5.16 Regulatory Matters. The Company shall and shall cause the Bank to take all necessary actions to address and remediate any findings of or requests, if any, made by a Governmental Body of the Company or the Bank prior to Closing, or if not possible to address and remediate such findings or requests prior to Closing, the Company shall accrue an amount sufficient to cover expenses reasonably required by Allegiance to timely remediate after the Merger.

ARTICLE VI.

COVENANTS OF ALLEGIANCE

Allegiance covenants and agrees with the Company as follows:

Section 6.1 Regulatory Filings; Efforts. Within thirty (30) days following the date of this Agreement, Allegiance will prepare and file, or will cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the TDB and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger, other than the Federal Reserve Board. Allegiance will prepare and file all necessary applications or other documentation with the Federal Reserve Board as soon as practicable after the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. Allegiance will take all reasonable action to aid and assist in the consummation of the Merger, and will use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. Allegiance will provide the Company with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. Allegiance will pay, or will cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.

Section 6.2 Approval of the Shareholders of Allegiance; Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Allegiance will take all steps under applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold a special meeting of Allegiance’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Allegiance Shareholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The board of directors of Allegiance shall not withdraw, amend or modify in a manner adverse to the Company its recommendation and will use its reasonable best efforts to obtain the necessary approvals by Allegiance’s shareholders of this Agreement and the transactions contemplated hereby (the “Allegiance Shareholder Approval”).

(b) As soon as practicable after the execution of this Agreement, Allegiance will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the shares of Allegiance Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its commercially reasonable efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(c) None of the information relating to Allegiance and its Subsidiaries that is provided by Allegiance for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Allegiance Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3 NASDAQ Listing. Allegiance shall file all documents required to be filed to have the shares of Allegiance Common Stock to be issued pursuant to this Agreement included for listing on NASDAQ and use its commercially reasonable efforts to effect said listing.

Section 6.4 Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, Allegiance shall and shall cause each of its Subsidiaries to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use commercially reasonable efforts to preserve its business organization intact.

Section 6.5 Negative Covenants. Allegiance shall not, nor shall it permit any of its Subsidiaries to, (a) amend its Organizational Documents in a manner that would adversely affect the Company, (b) take, or knowingly fail to take, any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of Allegiance, would adversely affect or delay (i) Allegiance’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) Allegiance’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.

Section 6.6 Employee Matters.

(a) Each employee of the Company and its Subsidiaries who remains in the active employment of Allegiance or its Subsidiaries after the Closing Date (the “Company Employees”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of Allegiance and Allegiance Bank with credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans) sponsored by Allegiance or Allegiance Bank in which such Company Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable Company Plan immediately prior to the Closing, to the extent permitted by such Allegiance plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. Notwithstanding the preceding sentence, each Converted Stock Option described in Section 2.1(d) shall be vested as of the Effective Time to the same extent that the corresponding assumed Company Stock Option was vested immediately prior to the Effective Time. To the extent permitted by such Allegiance plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents. To the extent permitted by the applicable Allegiance plans and applicable law, Allegiance further agrees to credit each Company Employee and his eligible dependents for the year during which coverage under Allegiance’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Company Employee during such year under the Company’s group health plan. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Allegiance’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Allegiance vacation benefit available to such Company Employee for such calendar year.

(b) The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 amends, or will be deemed to amend (or prevent the amendment or termination of), any Company Plan or any employee benefit plan of Allegiance or any of its Affiliates. Allegiance and its Affiliates shall have no obligation to continue to employ or retain the services of any Company Employee for any period of time following the Effective Time and Allegiance and its Affiliates will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

Section 6.7 Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of Allegiance for the periods then ended, which may be filed by Allegiance with the SEC subsequent to the date hereof, will be prepared from the books and records of Allegiance and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Allegiance at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP.

Section 6.8 Issuance of Allegiance Common Stock; Stock Reserves. The shares of Allegiance Common Stock to be issued by Allegiance to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Allegiance Common Stock to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Allegiance or any other Person. Allegiance agrees at all times from the date of this Agreement until the Aggregate Merger Consideration has been paid in full to reserve a sufficient number of shares of Allegiance Common Stock to fulfill its obligations under this Agreement.

Section 6.9 Director and Officer Indemnification.

(a) For a period of four (4) years after the date hereof, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Certificate of Formation of the Company or the Articles of Association of the Bank, Allegiance will indemnify and hold harmless each present director and officer of the Company or the Bank, as applicable, determined as of the Effective Time (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the Company or the Bank to the fullest extent that the Indemnified Party would be entitled under the Articles of Incorporation of the Company or the Articles of Association of the Bank, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Allegiance, but the failure to so notify will not relieve Allegiance of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Allegiance. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Allegiance will have the right to assume the defense thereof and bear the costs incurred in connection therewith and Allegiance will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Allegiance elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Allegiance and the Indemnified Party, the

Indemnified Party may retain counsel reasonably satisfactory to Allegiance, and Allegiance will promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such Indemnified Party (which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) Allegiance will not be liable for any settlement effected without its prior written consent and (iv) Allegiance will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) If Allegiance fails promptly to pay the amounts due pursuant to this Section 6.9, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against Allegiance for failure to provide indemnification, Allegiance shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding.

Section 6.10 Director Nomination. Contemporaneously with Closing, the board of directors of Allegiance shall expand the board by three, with one new vacancy created in each class of Allegiance’s staggered board, and fill such newly created vacancies with Mr. Roland L. Williams and two (2) of the outside directors of the board of directors of the Company selected by the Company and reasonably acceptable to Allegiance.

ARTICLE VII.

MUTUAL COVENANTS OF ALLEGIANCE

AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Schedules.

(a) The Company shall give prompt written notice to Allegiance, and Allegiance shall give prompt written notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in a Schedule, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.1(c), with respect to the Company, and in Section 10.2(c), with respect to Allegiance, incapable of being satisfied.

(b) At least five (5) Business Days prior to the Closing Date, the Company shall provide Allegiance with supplemental Disclosure Schedules and Allegiance shall provide the Company with an updated Allegiance Disclosure Letter reflecting any material changes to the Disclosure Schedules and the Allegiance Disclosure Letter, respectively, between the date of this Agreement and the date thereof. Delivery of such supplemental Disclosure Schedules and updated Allegiance Disclosure Letter shall not cure a breach or modify a representation or warranty of this Agreement.

Section 7.2 Confidentiality. Allegiance and the Company agree that terms of the Confidentiality provisions of the Letter of Intent dated March 16, 2018 between Allegiance and the Company (the “Letter of Intent”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Allegiance and the Company and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Allegiance nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans. To the extent requested by Allegiance, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Allegiance may reasonably require in order to cause the amendment or termination of any Company Plan on terms satisfactory to Allegiance and in accordance with applicable law and effective prior to the Closing Date, except that the winding up of any such plan may be completed following the Closing Date.

Section 7.5 Certain Tax Matters.

(a) Each of the Company and Allegiance shall take any actions required to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, none of the Company or Allegiance shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) Allegiance shall deliver to Bracewell LLP and Fenimore Kay Harrison & Ford, LLP an officer’s certificate, dated as of the Closing Date, and signed by an officer of Allegiance, containing representations of Allegiance as shall be reasonably necessary or appropriate to enable Bracewell LLP and Fenimore Kay Harrison & Ford, LLP to render the opinions described in Section 10.3(c), on the Closing Date (an “Allegiance Tax Representation Letter”). Allegiance shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Allegiance Tax Representation Letter.

(c) The Company shall deliver to Bracewell LLP and Fenimore Kay Harrison & Ford, LLP an officer’s certificate, dated as of the Closing Date, and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Bracewell LLP and Fenimore Kay Harrison & Ford, LLP to render the opinions described in Section 10.3(c) on the Closing Date, (a “Company Tax Representation Letter”). The Company shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Company Tax Representation Letter.

(d) Without limiting the provisions of this Section 7.5, the Company and Allegiance shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

ARTICLE VIII.

CLOSING

Section 8.1 Closing. The closing of the transactions contemplated by this Agreement (“Closing”) will take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. The Closing will take place as soon as practicable once the conditions of ARTICLE X have been satisfied or waived but in any event within the thirty (30) day period commencing on the later of the following dates, unless the parties otherwise agree (“Closing Date”):

(a) the receipt of shareholder approvals and the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any Proceeding and Allegiance or the Company, pursuant to Section 10.3(a), has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the reasonable judgment of each of Allegiance and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Allegiance and the Company shall elect whether or not such proceeding has been brought to a conclusion.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the approval of the shareholders of the Company and of Allegiance and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of Allegiance or the Company at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or other Person whose approval is required to consummate any of such transactions;

(iii) the Effective Time has not occurred on or before the one hundred eightieth (180th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which case the Effective Time has not occurred on or before the two hundred tenth (210th) day following the date of this Agreement, or such later date as has been approved in writing by the boards of directors of Allegiance and the Company; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;

(iv) the Allegiance Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Allegiance Shareholder Meeting; or

(v) the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholder Meeting.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of the Company if Allegiance shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Allegiance contained herein shall be inaccurate in any material respect. If the board of directors of the Company desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify Allegiance in writing of its intent to terminate stating the reason therefor. Allegiance shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Allegiance if (i) the Company fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Allegiance or Allegiance Bank that, in the reasonable judgment of Allegiance, materially and adversely impairs the value of the Company and its Subsidiaries, taken as a whole, to Allegiance, that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to Allegiance or otherwise would, in the reasonable judgment of Allegiance, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, or (iii) any of the conditions set forth in Section 5.12(d) shall have occurred. In the event the board of directors of Allegiance desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the board of directors must notify the Company in writing of its intent to terminate stating the reason therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d) This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of Allegiance and the Company and the approval of such action by their respective boards of directors.

(e) This Agreement may be terminated at any time before the Company Shareholder Approval by the board of directors of the Company if before such time, the Company receives an unsolicited bona fide Acquisition Proposal and the board of directors of the Company determines in its good faith judgment (after consultation with the Financial Advisor and the Company’s outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) unless:

(i) the Company has provided prior written notice to Allegiance at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Allegiance that the board of directors of the Company has received a Superior Proposal and specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company shall have, and shall have caused the Financial Advisor and the Company’s outside counsel to, negotiate with Allegiance in good faith (to the extent Allegiance desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the board of directors of the Company shall have considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concluded in good faith based upon consultations with the Financial Advisor and the advice of the Company’s outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Allegiance.

If during the Notice Period any revisions are made to the Superior Proposal and the board of directors of the Company in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Allegiance and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) Business Days. Termination under this Section 9.1(e) shall not be deemed effective until payment of the Termination Fee as required by Section 9.3.

(f) This Agreement may be terminated at any time before the Closing by the board of directors of Allegiance if (i) the Company has breached the covenant contained in Section 5.5 in a manner adverse to Allegiance; (ii) the board of directors of the Company resolves to accept a Superior Proposal; or (iii) the board of directors of the Company effects a Change in Recommendation.

(g) This Agreement may be terminated at any time before the Closing by the Company, if:

(i) the Average Closing Price is less than $32.52; and

(ii) the number obtained by dividing the Average Closing Price by $40.65 is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.20 from such quotient; provided, however, that a termination by the Company pursuant to this Section 9.1(g) will have no force and effect if Allegiance agrees in writing (within two (2) Business Days after receipt of the Company’s written notice of such termination) to increase the number of shares of Allegiance Common Stock in the Aggregate Merger Consideration (as may be adjusted pursuant to Section 2.3(a)) such that the Aggregate Merger Consideration is equal to $278,564,572 (valuing the Aggregate Stock Consideration based on the Average Closing Price). If within such two (2)-Business Day period, Allegiance delivers written notice to the Company that Allegiance intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company in writing of the revised Aggregate Merger Consideration, then no termination will occur pursuant to this Section 9.1(g), and this Agreement will remain in full force and effect in accordance with its terms (except that the Aggregate Merger Consideration will be modified in accordance with this Section 9.1(g)).

(iii) For purposes of this Section 9.1(g), the following terms will have the meanings indicated below:

(i) “Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

(ii) “Index” means the financial institutions with the following trading symbols on an equal weighted basis: CBTX, FFIN, GNBC, GNTY, IBTX, IBOC, LTXB, PB, SBSI and VBTX.

(iii) “Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Allegiance or the Company as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.12, Section 7.2, this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3 Termination Fee and Expenses. To compensate Allegiance for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Allegiance, the Company and Allegiance agree as follows:

(a) Provided that Allegiance is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(e), then the Company shall pay to Allegiance the sum of $14,272,000 (the “Termination Fee”);

(ii) Allegiance under the provisions of Section 9.1(f), then the Company shall pay to Allegiance the Termination Fee; or

(iii) either Allegiance or the Company under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective for at least twenty-five (25) Business Days prior to such termination and the Company shall have failed to call, give notice of, convene and hold the Company Shareholder Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(v), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company, then the Company shall pay to Allegiance an amount in immediately available funds equal to the out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Allegiance) incurred by Allegiance in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement (“Allegiance Expenses”); provided, however, that the Company’s reimbursement obligation hereunder shall not exceed $775,000 in the aggregate; or

(iv) either Allegiance or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the Company Shareholder Approval has not occurred, or (B) Section 9.1(a)(v), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any Person with respect to any Acquisition Proposal, then the Company shall pay to Allegiance the Termination Fee in immediately available funds, which shall be net of the Allegiance Expenses previously paid to Allegiance by the Company pursuant to Section 9.3(a)(iii).

(b) The payment of the Termination Fee and/or the Allegiance Expenses shall be Allegiance’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3. For the avoidance of doubt, in no event shall the Termination Fee under the circumstances described in this Section 9.3 be payable on more than one occasion.

(c) Any payment required by this Section 9.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iii), then such payment shall become payable on or before the second (2nd) Business Day following the execution by the Company of an Acquisition Agreement.

ARTICLE X.

CONDITIONS PRECEDENT

Section 10.1 Conditions Precedent to Obligations of Allegiance. The obligation of Allegiance under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Allegiance in its sole discretion, to the extent permitted by applicable law:

(a) Compliance with Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.2 (other than inaccuracies that are de minimis in amount and effect) and Section 3.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (ii) each of the other representations and warranties made by the Company in this Agreement shall be true and correct in all respects as of the date of this Agreement (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); provided, however, that the Company may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to Allegiance or taking lawful action to cure within 30 days’ of the Company having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by the Company in this Agreement, other than set forth in Section 3.2 and Section 3.8, is true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date). Allegiance shall have received a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Allegiance shall have received a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

(c) Absence of Material Adverse Change. No Material Adverse Effect on the Company or the Bank shall have occurred since the date hereof.

(d) Certain Agreements.

(i) Each of the employment agreements entered into by those certain individuals listed on Section 10.1(d)(i) of the Disclosure Schedules (the “Employment Agreements”), shall remain in full force and effect as of the Effective Time.

(ii) Each of the Director Support Agreements shall remain in full force and effect.

(iii) Each agreement entered into by each director or officer of the Company or the Bank as a condition and inducement to Allegiance’s willingness to enter into this Agreement, releasing the Company and the Bank from any and all claims by such directors and officers (except as described in such instrument), which shall each be in substantially the form attached hereto as Exhibit D, remain in full force and effect.

(e) Dissenters’ Rights. Holders of shares representing no more than five percent (5.0%) of the issued and outstanding Company Stock shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.

(f) Consents and Approvals. The Required Consents shall have been obtained, and Allegiance shall have received evidence thereof in form and substance reasonably satisfactory to Allegiance and all applicable waiting periods shall have expired.

(g) Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

(h) Minimum Equity. As of the Closing Date, the Company’s Tangible Equity Capital shall not be less than the Minimum Equity.

(i) Outstanding Litigation. The Company will accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Section 3.5 of the Disclosure Schedules, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as jointly determined by the Company and Allegiance. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by the Company or any Subsidiary.

(j) Termination of Company Plans. The Company shall have amended or terminated any Company Plans as requested by Allegiance in accordance with Section 7.4.

(k) Other Documents. The Company shall have delivered to Allegiance all other instruments and documents which Allegiance or its counsel may reasonably request to effectuate the transactions contemplated hereby.

Section 10.2 Conditions Precedent to Obligations of the Company. The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion, to the extent permitted by applicable law:

(a) Compliance with Representations and Warranties. (i) Each of the representations and warranties of Allegiance set forth in Section 4.2 (other than inaccuracies that are de minimis in amount and effect) and

Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (ii) each of the other representations and warranties made by Allegiance in this Agreement shall be true and correct in all respects as of the date of this Agreement (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); provided, however, that Allegiance may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to the Company or taking lawful action to cure within 30 days’ of Allegiance having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by Allegiance in this Agreement, other than set forth in Section 4.2 and Section 4.9, is true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date). The Company shall have received a certificate, executed by an appropriate representative of Allegiance and dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations. Allegiance shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate, executed by an appropriate representative of Allegiance and dated as of the Closing Date, to the foregoing effect.

(c) Absence of Material Adverse Change. No Material Adverse Effect on Allegiance or Allegiance Bank shall have occurred since the date hereof.

(d) Consents and Approvals. The consents set forth in the Allegiance Disclosure Letter shall have been obtained, and the Company shall have received evidence thereof in form and substance reasonably satisfactory to the Company and all applicable waiting period shall have expired.

Section 10.3 Conditions Precedent to Obligations of Allegiance and the Company. The respective obligations of Allegiance and the Company under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by Allegiance and the Company, respectively, in their sole discretion, to the extent permitted by applicable law:

(a) Government Approvals. Allegiance shall (a) have received the Regulatory Approvals, which approvals shall not impose any restrictions on the operations of Allegiance or the Continuing Corporation that, in the reasonable judgment of Allegiance, materially and adversely impairs the value of the Company and its Subsidiaries, taken as a whole, to Allegiance or that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to Allegiance or otherwise would, in the reasonable judgment of Allegiance, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Allegiance or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

(b) Shareholder Approval. The shareholders of each of the Company and Allegiance shall have approved this Agreement and the transactions contemplated hereby by the requisite votes.

(c) Tax Opinions. The Company shall have received an opinion of Fenimore Kay Harrison & Ford, LLP, and Allegiance shall have received an opinion of Bracewell LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including (without limitation) those contained in the Allegiance Tax Representation Letter and the Company Tax Representation Letter.

(d) Registration of Allegiance Common Stock. The Registration Statement covering the shares of Allegiance Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Allegiance Common Stock to be issued in the Merger shall have been received and such approval shall not have been withdrawn or revoked.

(e) Listing of Allegiance Common Stock. The shares of Allegiance Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

ARTICLE XI.

MISCELLANEOUS

Section 11.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase agreement, share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(b) “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s shareholders) by any Person (other than Allegiance or any of its Affiliates) for an Acquisition Transaction involving the Company, any Subsidiary or any future Subsidiary of the Company, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Allegiance or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of the Company or the Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Allegiance or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of the Company or the Bank, or any merger, consolidation, business combination or similar transaction involving the Company or the Bank pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of the Company or the Bank; or (iii) any liquidation or dissolution of the Company or the Bank.

(d) “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(e) “Affiliated Group” means any affiliated group within the meaning of § 1504(a) of the Code.

(f) “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;

(g) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas.

(h) “Controlled Group Liability” means any and all Liabilities (1) under Title IV of ERISA, (2) under § 302 of ERISA, (3) under §§ 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of § 601 et seq. of ERISA and § 4980B of the Code or similar state law, and (5) under corresponding or similar provisions of foreign laws or regulations.

(i) “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

(j) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in §§ 414(b), (c), (m) or (o) of the Code or § 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to § 4001(a)(14) of ERISA.

(k) “ESOP” means the Post Oak Bancshares, Inc. Employee Stock Ownership Plan.

(l) “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(m) “Hazardous Materials,” includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company or any Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(n) “knowledge” and phrases of similar import means, as to the Company, the actual knowledge of any executive officer of the Bank designated by the Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to Allegiance, the actual knowledge of any executive officer of Allegiance after reasonable inquiry.

(o) “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(p) “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such changes in the foregoing (A) through (F) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger to which such Person is a party.

(q) “Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity, (b) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (c) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (d) with respect to any foreign entity, equivalent constituent and governance documents.

(r) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.

(s) “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(t) “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(u) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) has fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(v) “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of the Company reasonably determines, in its good faith judgment based on, among other things, the advice of the Company’s outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of the Company’s outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”

(w) “Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

(x) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(y) “Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(z) “Union” means a union, works council or other labor organization.

(aa) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 11.2 Other Definitional Provisions.

(a) All references in this Agreement to Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i) References herein to documents being “made available” to Allegiance mean that such documents, prior to the date of this Agreement, have been uploaded to the Company’s virtual data room maintained by the Company’s financial advisor and to which representatives of Allegiance have access.

Section 11.3 Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

Section 11.4 Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors, at any time before or after approval of the Merger by the shareholders of the Company; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of the Company’s shareholders as contemplated by this Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of the Company and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

Section 11.5 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or Liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 11.6 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Allegiance:

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway, N., Suite 200

Houston, Texas 77040

Attention: Mr. Steven F. Retzloff, President

Email: steve.retzloff@allegiancebank.com

With copies to:

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway, N., Suite 200

Houston, Texas 77040

Attention: Ms. Shanna Kuzdzal, General Counsel

Email: shanna.kuzdzal@allegiancebank.com

Bracewell LLP

1445 Ross Avenue, Suite 3800

Dallas, Texas 75201

Attention: Mr. Josh McNulty

Email: josh.mcnulty@bracewell.com

If to the Company:

Post Oak Bancshares, Inc.

2000 West Loop South, Suite 100

Houston, Texas 77027

Attention: Mr. Roland Williams, President, Chairman & Chief Executive Officer

Email: roland.williams@postoakbank.com

With copies to:

Post Oak Bancshares, Inc.

2000 West Loop South, Suite 100

Houston, Texas 77027

Attention: Mr. Charles Carmouche, General Counsel

Email: charles.carmouche@postoakbank.com

Fenimore Kay Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Mr. Chet Fenimore

Email: cfenimore@fkhpartners.com

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

Section 11.7 Controlling Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b) Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11.7 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 11.8 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 11.10 Entire Agreement. Except for the confidential provisions of the Letter of Intent, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.11 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 11.13 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ALLEGIANCE BANCSHARES, INC.

By:	/s/ Steven F. Retzloff

Name:	Steven F. Retzloff
Title:	President

POST OAK BANCSHARES, INC.

By:	/s/ Roland L. Williams

Name:	Roland L. Williams
Title:	President, Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Annex B

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Voting Agreement”), dated as of April 30, 2018, is executed by and among Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), Post Oak Bancshares, Inc., a Texas corporation (the “Company”), and the other persons who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

WHEREAS, concurrently herewith, Allegiance and the Company are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which the Company will merge with and into Allegiance, with Allegiance as the surviving entity (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Stock”) (other than any Dissenting Shares or Treasury Shares, each as defined in the Reorganization Agreement) will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, as a condition and inducement to Allegiance’s willingness to enter into the Reorganization Agreement, each member of the board of directors and certain officers of the Company and Post Oak Bank, N.A., a national banking association and wholly-owned subsidiary of the Company (the “Bank”), in each case as set forth following their name on the Shareholder signature page hereto, have agreed to vote his or her shares of Company Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and

WHEREAS, the Company and Allegiance are relying on this Voting Agreement in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger.

NOW, THEREFORE, in consideration of the substantial expenses that Allegiance will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce Allegiance to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:

1.    Each of the Shareholders hereby severally, but not jointly, represents and warrants to Allegiance and the Company that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of Company Stock set forth below such Shareholder’s name on the Shareholder signature page to this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Company’s special meeting of shareholders referred to in Section 5.1(a) of the Reorganization Agreement (the “Company Shareholder Meeting”) any or all of his or her Shares or (b) deposit any shares of Company Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Company Stock or grant any proxy with respect thereto, other than to other members of the board of directors of the Company for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby; provided, however, that the following transfers shall be permitted: (w) transfers to any member of the Shareholder’s family, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (x) transfers for estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (y) transfers to any other shareholder of the Company who has executed a copy of this Voting Agreement on the date hereof, and (z) such transfers as Allegiance may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void.

2.    Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Company Stock or other voting securities of the Company acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the Company Shareholder Meeting and (b) against approval of any Acquisition Proposal (as defined in the Reorganization Agreement) made in opposition to or competition with such proposals (an “Opposing Proposal”) presented at the Company Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the Company Shareholder Meeting. If there has been a modification or amendment to the Reorganization Agreement that reduces the Aggregate Merger Consideration (as defined in the Reorganization Agreement), other than any adjustment to the Aggregate Merger Consideration provided for in the Reorganization Agreement, then this Section 2 shall be inapplicable.

3.    Each Shareholder shall not invite or seek any Opposing Proposal, support (or publicly suggest that anyone else should support) any Opposing Proposal that may be made, or ask the board of directors of the Company to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person (as defined in the Reorganization Agreement) that makes or is considering making an Opposing Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise the Company of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Opposing Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Opposing Proposal and will provide the Company with all information Allegiance reasonably requests that is available to the Shareholder regarding any such Opposing Proposal or possible Opposing Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the board of directors of the Company is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Allegiance’s ability to exercise any of the rights granted by the Reorganization Agreement.

4.    Each Shareholder acknowledges that Allegiance and the Company are relying on this Voting Agreement in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and the Company acknowledge that the performance of this Voting Agreement is intended to benefit Allegiance.

5.    This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the consummation of the Merger.

6.    Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of the Company that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of the Company.

7.    Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and his or her Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

8.    Each Shareholder hereby (a) confirms his knowledge of the availability of the rights of dissenting shareholders under the Texas Business Organizations Code (“TBOC”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders attached hereto as Annex A. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates (as defined in the Reorganization Agreement) who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Company that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.

9.    This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Allegiance and the Shareholder.

10.    This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.    This Voting Agreement, together with the Reorganization Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

12.    All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

13.    Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause Allegiance to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Allegiance shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

14.    From time to time, at Allegiance’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Allegiance as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

15.    This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

ALLEGIANCE:

ALLEGIANCE BANCSHARES, INC.

By:
Name:	Steven F. Retzloff
Title:	President

Address:

Allegiance Bancshares, Inc. 8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040 Attention: Mr. Steven F. Retzloff

COMPANY:

POST OAK BANCSHARES, INC.

By:
Name:	Roland L. Williams
Title:	Chairman, President and Chief Executive Officer

Address:

Post Oak Bancshares, Inc. 2000 West Loop South, Suite 600
Houston, Texas 77027 Attention: Roland Williams

SHAREHOLDERS:

Address for Shareholder:

[ ] Number of Shares:

Spouse

ANNEX A

[See attached copy of TBOC Chapter 10, Subchapter H]

Annex C

FORM OF DIRECTOR SUPPORT AGREEMENT

THIS DIRECTOR SUPPORT AGREEMENT (this “Agreement”), dated as of April 30, 2018 (the “Execution Date”), is made and entered into by and among, Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), Post Oak Bancshares, Inc., a Texas corporation (the “Company”), and                                          , an individual residing in the State of Texas (the “Undersigned”).

WHEREAS, in connection with the execution of this Agreement, Allegiance and the Company are entering into that certain Agreement and Plan of Reorganization, dated as of the date hereof (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which, among other things, the Company will merge with and into Allegiance, with Allegiance continuing as the surviving entity (the “Merger”);

WHEREAS, the term “Company” as used in this Agreement with respect to time periods after the day and time the Merger is completed pursuant to the terms of the Reorganization Agreement (the “Effective Time”) shall mean Allegiance, as successor to the Company in the Merger;

WHEREAS, the Undersigned is a director of the Company and/or Post Oak Bank, N.A., a national banking association and wholly-owned subsidiary of the Company (the “Bank”), which, pursuant to the transactions contemplated by the Reorganization Agreement, will, among other things, merge with Allegiance Bank, a Texas banking association and wholly-owned subsidiary of Allegiance (“Allegiance Bank”);

WHEREAS, the Undersigned, as a director of the Company and/or the Bank, as the case may be, has had access to certain Confidential Information (as defined below), including, without limitation, information concerning the Company’s and the Bank’s business and the relationships between the Company and the Bank, their respective subsidiaries, vendors, and customers, and the Company’s and/or the Bank’s status and relationship with peer institutions that compete with the Bank, the Company, and/or Allegiance Bank, and has had access to trade secrets, customer goodwill and proprietary information of the Company and/or the Bank and their respective businesses that constitute a substantial asset to be acquired by Allegiance;

WHEREAS, the Undersigned recognizes that Allegiance’s willingness to enter into the Reorganization Agreement is dependent on the Undersigned entering into this Agreement (including the anti-piracy/non-solicitation/non-competition covenants below) and therefore this Agreement is incident thereto; and

WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.

NOW, THEREFORE, for the new Confidential Information the Undersigned will be provided and for other good and valuable consideration contained herein and in the Reorganization Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Director Support. The Undersigned agrees to use his or her best efforts to refrain from harming the goodwill of Allegiance, the Company, the Bank, Allegiance Bank and their respective subsidiaries, and their respective customer and client relationships during the term of this Agreement.

2.    Non-Disclosure Obligations. The Undersigned agrees that he or she will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Allegiance, the Company, the Bank or Allegiance Bank to third parties, or make any use thereof, directly or indirectly. The Undersigned also agrees that he or she shall deliver promptly to the Company or Allegiance at any time at its reasonable request, without retaining any copies, all documents and other material in the Undersigned’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of Allegiance, Allegiance Bank, the Company or the Bank, or Confidential Information or other information regarding third parties, learned in such person’s position as a director, officer or shareholder of the Company or the Bank.

For purposes of this Agreement, “Confidential Information” means and includes Allegiance’s, the Company’s, Allegiance Bank’s and the Bank’s confidential and/or proprietary information and/or trade secrets, including those of their respective subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries, and other material prepared by or for Allegiance, the Company, Allegiance Bank, the Bank or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party; (ii) was available to the disclosing party, prior to disclosure by Allegiance, the Company, Allegiance Bank or the Bank, on a non-confidential basis from a source other than the Undersigned and is not known by the Undersigned, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (iii) was independently acquired or developed by the Undersigned without violating any obligations of this Agreement. The Undersigned acknowledges that Allegiance’s, the Company’s, Allegiance Bank’s and the Bank’s respective businesses are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by Allegiance in the Merger and constitutes existing valuable, special, and unique assets held by the Company pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Allegiance.

3.    Non-Competition Obligations. The Undersigned agrees that, for the period beginning on the Execution Date and continuing until the date that is three (3) years after the Effective Time of the Merger (the “Non-Competition Period”), the Undersigned will not, except as a director or officer of the Company or the Bank prior to the Effective Time of the Merger, in any capacity, directly or indirectly:

a)

compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of the Bank or Allegiance Bank banking centers that were formerly locations of the Bank at the Effective Time (the “Market Area”), in a business as a federally insured depository institution;

b)

take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, be a director of, or otherwise be connected in any manner with any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body (each a “Person”) engaging in a business similar to that of Allegiance, Allegiance Bank, the Company or the Bank anywhere within the Market Area. Notwithstanding the foregoing, the Undersigned is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

c)

(i) call on, service or solicit competing business from customers of Allegiance, Allegiance Bank, the Company or the Bank or any of their respective affiliates if, within the twelve (12) months before the date of this Agreement, the Undersigned had or made contact with the customer, or had access to information and files about the customer or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Allegiance, the Company or the Bank or any of their respective affiliates and any such customer; or

d)

call on, solicit or induce any employee of Allegiance, Allegiance Bank, the Company or the Bank or any of their respective affiliates whom the Undersigned had contact with, knowledge of, or association with in the course of service with the Company or the Bank (whether as an employee or a contractor) to terminate his or her employment from or contract with Allegiance, Allegiance Bank, the Company or the Bank or any of their respective affiliates, and will not assist any other Person in such activities.

4.    Non-Competition Covenant Reasonable. The Undersigned acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Allegiance’s acquisition of the Company and the goodwill thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of the Company and/or the Bank and the Undersigned’s relationship with the customers of the Company and/or the Bank. The Undersigned further acknowledges that the restrictions contained herein are not burdensome to the Undersigned in light of the other opportunities that remain open to the Undersigned. Moreover, the Undersigned acknowledges that he or she has and will have other means available to him or her for the pursuit of his or her livelihood after the Effective Time of the Merger.

5.    Consideration. In consideration for the above obligations of the Undersigned, in addition to those matters set forth in the Recitals to this Agreement, the Company agrees to provide the Undersigned with access to new Confidential Information relating to the Company’s business, which will become Allegiance’s business after the Effective Time of the Merger, in a greater quantity and/or expanded nature than that already provided to the Undersigned. The Undersigned also will have access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc., of the Company and/or the Bank prior to the Merger and of Allegiance after the Effective Time of the Merger.

6.    Injunctive Relief and Additional Remedies. The Undersigned acknowledges that the injury that would be suffered by Allegiance or the Company as a result of a breach of the provisions of this Agreement (including any provision of Section 3) would be irreparable and that an award of monetary damages to Allegiance or the Company, as the case may be, for such a breach would be an inadequate remedy. Consequently, each of Allegiance and the Company will have the right, in addition to any other rights it may have, to seek specific performance, to obtain injunctive relief to restrain any proposed or actual breach or threatened breach or otherwise to specifically enforce any provision of this Agreement without the obligation to post bond or other security in seeking such relief. Such equitable remedies are in addition to the right to obtain compensatory and punitive damages, and attorney’s fees, and, notwithstanding Allegiance’s or the Company’s, as the case may be, right to so seek damages, the Undersigned waives any defense that an adequate remedy for Allegiance or the Company, as the case may be, exists under law. If the Undersigned, on the one hand, or Allegiance or the Company, on the other hand, must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

7.    Extension of Restrictive Covenant Period. In the event that the Company or Allegiance shall file a lawsuit in any court of competent jurisdiction alleging a breach of Section 3 of this Agreement by the Undersigned and the Company or Allegiance is successful on the merits of such lawsuit, then any time period set forth in this Agreement including the time periods set forth in Section 3, will be extended one month for each month the Undersigned was in breach of this Agreement, so that the Company or Allegiance is provided the benefit of the full Non-Competition Period.

8.    Effectiveness of this Agreement. This Agreement shall become effective on the Execution Date. This Agreement shall automatically terminate and be of no further force or effect if (a) the Reorganization Agreement is not executed on or prior to the Execution Date, or (b) the Reorganization Agreement (once executed) is terminated in accordance with its terms and the Merger does not occur.

9.    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, Allegiance and their respective successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of the Company, Allegiance and any Person that acquires all or substantially all of the assets of the Company or Allegiance.

11.    Notices. All notices, consents, waiver, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail, provided, that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and electronic mail addresses set forth below (or to such other address or to such other Person as any party hereto has last designated by notice to the other parties in accordance herewith):

If to Allegiance:

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway, N., Suite 200

Houston, Texas 77040

Attention: Mr. George Martinez

Email: george.martinez@allegiancebank.com

With a copy to:

Bracewell LLP

1445 Ross Avenue, Suite 3800

Dallas, Texas 75202

Attention: Mr. Joshua T. McNulty

Email: josh.mcnulty@bracewell.com

If to the Company (prior to the Closing Date):

Post Oak Bancshares, Inc.

2000 West Loop South, Suite 100

Houston, Texas 77027

Attention: Mr. Roland Williams, President, Chairman & Chief Executive Officer

Email: roland.williams@postoakbank.com

With copies to:

Post Oak Bancshares, Inc.

2000 West Loop South, Suite 100

Houston, Texas 77027

Attention: Mr. Charles Carmouche, General Counsel

Email: charles.carmouche@postoakbank.com

Fenimore Kay Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Mr. Chet Fenimore

Email: cfenimore@fkhpartners.com

If to the Undersigned:

At the address set forth under the Undersigned’s signature page hereto.

12.    Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

13.    Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

14.    Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in a United States District Court of the Southern District of Texas located in Houston, Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world. Notwithstanding the foregoing a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

15.    Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

16.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. If any restriction in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, it is the intention of the parties that the restrictions be reformed by such court in such a manner that protects the business and Confidential Information of Allegiance, the Company, Allegiance Bank and the Bank to the maximum extent permissible.

17.    Representation by Counsel; Interpretation. Each party to this Agreement acknowledges that it has had the opportunity to be represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

18.    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

POST OAK BANCSHARES, INC.

By:
Name:	Roland L. Williams
Title:	Chairman, President and Chief Executive Officer

ALLEGIANCE:

ALLEGIANCE BANCSHARES, INC.

By:
Name:	Steven F. Retzloff
Title:	President

UNDERSIGNED:

Name:

Notice address:

Email:

Annex D

April 30, 2018

Post Oak Bancshares, Inc.

2000 West Loop South, Suite 100

Houston, TX 77027

Members of the Board of Directors:

We understand that Post Oak Bancshares, Inc. (“Post Oak”) intends to enter into an Agreement and Plan of Reorganization (the “Merger Agreement”) by and between Post Oak and Allegiance Bancshares, Inc. (“Allegiance”), (the “Merger”). At the Effective Time, by virtue of the Merger and subject to the terms and conditions of the Merger Agreement, each share of Post Oak common stock issued and outstanding shall be converted into the right 0.7017 shares of Allegiance common stock plus cash in lieu of any fractional shares of Allegiance common stock (the “Per Share Merger Consideration”). At the Effective Time, each outstanding and unexercised option of Post Oak shall be converted into an option to purchase Allegiance common stock, subject to adjustments based upon the exchange ratio as more fully described in the Merger Agreement. Aggregate Merger Consideration shall mean the Per Share Merger Consideration plus the assumption and conversion of Post Oak stock options, including any cash paid in lieu of fractional shares. Based upon Allegiance’s closing stock price on April 27, 2018 of $40.80, the implied value of the Aggregate Merger Consideration was $350 million as of such date.

You have requested that Performance Trust Capital Partners, LLC (“Performance Trust” or “we”) render an opinion as of the date hereof (this “Opinion”) to the Board of Directors of Post Oak (the “Board”) as to whether the Aggregate Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Post Oak Common Stock.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

(i)	reviewed the Merger Agreement dated April 30th;

(ii)	reviewed certain publicly available business and financial information relating to Post Oak and its subsidiary Post Oak Bank and Allegiance and its subsidiary Allegiance Bank;

(iii)

reviewed certain other business, financial, and operating information relating to Post Oak, Post Oak Bank, Allegiance, and Allegiance Bank provided to Performance Trust by the management of Post Oak and Allegiance, including financial forecasts for Post Oak for the 2018 to 2022 fiscal years ending December 31, and financial forecasts for Allegiance for the 2018 to 2022 fiscal years ending December 31;

(iv)	met with, either by phone or in person, certain members of the management of Post Oak and Allegiance to discuss the business and prospects of Post Oak and Allegiance and the proposed Merger;

(v)

reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced;

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(vi)	reviewed certain financial data of Post Oak and Allegiance, and compared that data with similar data for companies with publicly traded equity securities that we deemed relevant;

(vii)	reviewed the stock price performance of Allegiance since January 1, 2018 and since its IPO and compared that to the performance of selected companies and indexes;

(viii)	reviewed and compared certain financial metrics of Post Oak with certain financial metrics of Allegiance that we deemed relevant; and

(ix)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not independently verified any information, including the foregoing information, and we have assumed and relied upon all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, being complete and accurate in all material respects and we do not assume any responsibility with respect to such data, material and other information. With respect to the financial forecasts and projections for Post Oak that we have used in our analyses, the management of Post Oak have advised us, and we have assumed, that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Post Oak as to the future financial performance of Post Oak and we express no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Merger Agreement provided to us, without any amendments or modifications thereto or any adjustments to the consideration. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Post Oak and Allegiance since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have also relied upon and assumed without independent verification, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Post Oak, Allegiance or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have relied upon and assumed, with your consent, that the Merger Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

This Opinion only addresses the fairness, from a financial point of view, of the Aggregate Merger Consideration to the holders of Post Oak Common Stock pursuant to the Merger Agreement in the manner set forth above and this Opinion does not address any other aspect or implication of the Merger or any agreement, arrangement or

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understanding entered into in connection with the Merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Merger, class of such persons or shareholders of Allegiance, relative to the Aggregate Merger Consideration or otherwise.

This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Post Oak, Allegiance or the Merger. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. This Opinion does not address the relative merits of the Merger as compared to alternative strategies that might be available to Post Oak, nor does it address the underlying business decision of Post Oak or the Board to approve, recommend or proceed with the Merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied on, with your consent, advice of the outside counsel and the independent accountants of Post Oak, and on the assumptions of the management of Post Oak and Allegiance, as to all legal, regulatory, accounting, insurance and tax matters with respect to Post Oak, Allegiance and the Merger.

We have not been requested to make, and have not made, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Post Oak or Allegiance, nor have we been furnished with any such evaluations or appraisals, with the exception of a third party loan review of Post Oak and Allegiance. In addition, we are not experts in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of Post Oak’s or Allegiance’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that Post Oak’s and Allegiance’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of Post Oak or Allegiance or the solvency or fair value of Post Oak, Allegiance or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We and our affiliates have in the past provided, may currently be providing and may in the future provide investment banking and other financial services to Post Oak, Allegiance and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. We are a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Post Oak, Allegiance and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. Performance Trust has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised Post Oak.

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We have acted as financial advisor to Post Oak in connection with the Merger and will receive customary investment banking fees for our services equal to one percent (1.00%) of the aggregate consideration to be received in the Merger, a significant portion of which is contingent upon the consummation of the Merger. Post Oak previously paid Performance Trust a $25,000 retainer, and it will pay Performance Trust a fee of $250,000 upon delivery of this Opinion, which, if the merger is completed, will be credited against Performance Trust’s investment banking fee. In addition, Post Oak has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.

This Opinion and any other advice or analyses (written or oral) provided by Performance Trust were provided solely for the use and benefit of the Board (in its capacity as such) in connection with the Board’s consideration of the Merger and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of Performance Trust. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Performance Trust or any of its affiliates be made by any recipient of this Opinion, without the prior, written consent of Performance Trust, except as required by law. This Opinion should not be construed as creating, and Performance Trust shall not be deemed to have, any fiduciary duty to the Board, Post Oak, any security holder or creditor of Post Oak or any other person, regardless of any prior or ongoing advice or relationships. This Opinion does not constitute advice or a recommendation to any security holder of Post Oak or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Merger. The issuance of this Opinion was approved by an authorized internal committee of Performance Trust.

In connection with the Merger, the undersigned, acting as an independent financial advisor to Post Oak, hereby consents to the inclusion of our opinion letter to the Board of Directors of Post Oak as an Annex to, and the references to our firm and such opinion in, the Joint Proxy Statement / Prospectus relating to the proposed Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Joint Proxy Statement / Prospectus within the meaning of the term “experts” as used in the Act or the Regulations.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Post Oak Common Stock.

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

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Annex E

April 30, 2018

Board of Directors

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway, North

Suite 200

Houston, TX 77040

Members of the Board of Directors:

We understand that Allegiance Bancshares, Inc. (the “Company”) and Post Oak Bancshares, Inc. (“Post Oak”) propose to enter into the Agreement (defined below) pursuant to which, among other things, Post Oak will be merged with and into the Company, and that Post Oak Bank will merge with and into Allegiance Bank (the “Transaction”) and that, in connection with the Transaction, each share of common stock, par value $0.01 per share, of Post Oak (the “Common Shares”) issued and outstanding immediately prior to the Effective Time, excluding any Common Shares held by Post Oak as treasury stock and Common Shares that properly perfect dissenters’ rights, will be converted into the right to receive 0.7017 shares of Company common stock (the “Exchange Ratio”), subject to possible adjustment as set forth in the Agreement. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair from a financial point of view to the Company.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.

reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Reorganization by and between Allegiance Bancshares, Inc. and Post Oak Bancshares, Inc. dated as of April 30, 2018 (the “Agreement”);

2.

reviewed certain information related to the historical, current and future operations, financial condition and prospects of Post Oak and the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to Post Oak and the Company for the periods ending December 31, 2018 through December 31, 2023, as approved for our use by the Company (the “Projections”);

3.

reviewed certain pro forma financial adjustments made available to us by the Company that are expected to occur as a result of the Transaction and that are reflected in the Projections, as approved for our use by the Company (the “Pro Forma Financial Adjustments”);

4.	reviewed Post Oak and the Company’s recent public filings and certain other publicly available information regarding Post Oak and the Company;

5.	reviewed financial, operating and other information regarding Post Oak and the Company and the industry in which they operate;

6.	reviewed the financial and operating performance of Post Oak and the Company and those of other selected public companies that we deemed to be relevant;

4000 WestChase Boulevard, Suite 500 // Raleigh, NC 27607 T 919.755.2600 // F 919.424.0110 // rjfinancialbanking.com Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

Allegiance Bancshares, Inc.

April 30, 2018

7.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

8.

reviewed the current and historical market prices and trading volume for the Company’s common stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

10.

reviewed a certificate, dated April 30, 2018, addressed to Raymond James from an executive officer of the Company regarding, among other things, the accuracy of financial information and data provided to, or discussed with, Raymond James by or on behalf of the Company, including, but not limited to, the Projections and the Pro Forma Financial Adjustments; and

11.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Post Oak or the Company or any of their respective subsidiaries. We are not experts in generally accepted accounting principles (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With respect to the Projections, Pro Forma Financial Adjustments and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Pro Forma Financial Adjustments and such other information and data have been reasonably prepared in good faith on assumptions reflecting the best currently available estimates and judgments of senior management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto and without adjustment to the Aggregate Stock Consideration (as defined in the Agreement). Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct as of the dates indicated, and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that the conditions precedent in the Agreement will not be waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 27, 2018 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed,

Board of Directors

Allegiance Bancshares, Inc.

April 30, 2018

without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Post Oak since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. This letter does not express any opinion as to the likely trading range of the Company’s common stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid by the Company.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction including, without limitation, that Post Oak’s and the Company’s financial statements have been prepared in accordance with GAAP and that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating our opinion, we have considered only what we understand to be the consideration to be paid by the Company as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of Post Oak’s officers, directors or employees, or class of such persons, whether relative to the compensation paid by the Company or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of Post Oak or the Company or the ability of Post Oak or the Company to pay its respective obligations when they come due.

The delivery of this Opinion was approved by an opinion committee of Raymond James.

Raymond James will receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

Board of Directors

Allegiance Bancshares, Inc.

April 30, 2018

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to Post Oak and/or the Company or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this Opinion is for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board in connection with the Transaction or a recommendation to any shareholder of the Company or Post Oak regarding how said shareholder should vote on the proposed Transaction. Furthermore, our engagement in the rendering of this Opinion does not create any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a joint proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such joint proxy statement/prospectus.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ RAYMOND JAMES & ASSOCIATES, INC.

Annex F

Rights of Dissenting Owners: Texas Business Organizations Code § 10.351 et. seq.

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTERESTS EXCHANGES,

CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351 APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352 DEFINITIONS. IN THIS SUBCHAPTER:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

Sec. 10.353 FORM AND VALIDITY OF NOTICE. (A) NOTICE REQUIRED UNDER THIS SUBCHAPTER:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354 RIGHTS OF DISSENT AND APPRAISAL. (A) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged;

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:

(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply either to a domestic entity that is a subsidiary with respect to a merger under Section 10.006 or to a corporation with respect to a merger under Section 21.459(c).

(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1) listed on a national securities exchange; or

(2) held of record by at least 2,000 owners.

Sec. 10.355 NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(a-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the tender or exchange offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

Sec. 10.356 PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the tender or exchange offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357 WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358 RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359 RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360 RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST. A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361 PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) (e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362 COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363 POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364 OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365 COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366 STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367 RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368 EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL. In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.